As filed with the Securities and Exchange Commission on October 7, 2011
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IPALCO ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Indiana	4911	35-1575582
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	One Monument Circle Indianapolis , IN 46204 (317) 261-8261
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

	William P. Marsan, Esq. IPALCO Enterprises, Inc. One Monument Circle Indianapolis, IN 46204 (317) 261-8261
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐  __________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
New 5.00% Senior Secured Notes due 2018	$400,000,000	100%	$400,000,000	$45,840

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange  Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION, DATED OCTOBER 7, 2011)

IPALCO Enterprises, Inc.

Offer to Exchange

5.00% Senior Secured Notes due 2018
for
New 5.00% Senior Secured Notes due 2018

We are offering to exchange up to $400,000,000 of our new registered 5.00% Senior Secured Notes due 2018 (the “new notes”) for up to $400,000,000 of our existing unregistered 5.00% Senior Secured Notes due 2018 (the “old notes”).  The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The new notes will represent the same debt as the old notes and we will issue the new notes under the same indenture.

To exchange your old notes for new notes:

•	you are required to make the representations described on page 3 to us; and

•	you should read the section called “The Exchange Offer” on page 108 for further information on how to exchange your old notes for new notes.

The exchange offer will expire at midnight New York City time on          , 2011 unless it is extended.

See “Risk Factors” beginning on page 6 of this prospectus for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

, 2011

i

You should rely only on the information contained in this prospectus or any other information to which we have referred you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the notes, including the merits and risks involved.

We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1995, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GAVE APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information that may be important to you. You should read this entire prospectus before making a decision to exchange your old notes for new notes, including the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Unless otherwise indicated or the context otherwise requires, the terms “IPALCO,” we,” “our,” “us,” and “the Company” refer to IPALCO Enterprises, Inc., including all of its subsidiaries and affiliates, collectively.  The term “IPALCO Enterprises, Inc.” or “Parent Company” refers only to the parent company, IPALCO Enterprises, Inc., excluding its subsidiaries and affiliates.

Our Company

IPALCO Enterprises, Inc. is a holding company incorporated under the laws of the state of Indiana. Our principal subsidiary is Indianapolis Power & Light Company (together with its subsidiaries, “IPL”), a regulated electric utility operating in the state of Indiana. Substantially all of our business consists of the generation, transmission, distribution and sale of electric energy conducted through IPL. Our business segments are electric and “all other.” Our total electric revenues and net income for the fiscal year ended December 31, 2010 were $1.1 billion and $79.9 million, respectively, and for the six months ended June 30, 2011 were $569.1 million and $26.0 million, respectively. The book value of our total assets as of June 30, 2011 was $3.2 billion. All of our operations are conducted within the United States of America and principally within the state of Indiana.

IPL is engaged primarily in generating, transmitting, distributing and selling electric energy to approximately 470,000 retail customers in the city of Indianapolis and neighboring areas within the state of Indiana. IPL has an exclusive right to provide electric service to those customers. IPL’s service area covers about 528 square miles with an estimated population of approximately 895,000. IPL owns and operates four generating stations. Two of the generating stations are primarily coal-fired stations. A third station has a combination of units that use coal (base load capacity) and natural gas and/or oil (peaking capacity) for fuel to produce electricity. The fourth station is a small peaking station that uses gas-fired combustion turbine technology for the production of electricity. IPL’s net winter and summer electric generation design capability is 3,492 Megawatts (“MW”) and 3,353 MW, respectively.

Our principal executive offices are located at One Monument Circle, Indianapolis, Indiana 46204 and our telephone number is (317) 261-8261. Our internet website address is www.iplpower.com. The information on our website is not a part of this prospectus.

IPALCO Enterprises, Inc. is a wholly owned subsidiary of The AES Corporation (“AES”). AES is a global power company with operations in 28 countries. AES’s executive offices are located at 4300 Wilson Boulevard, Arlington, VA, 22203 and its telephone number is (703) 522-1315.

THE EXCHANGE OFFER

Securities Offered	We are offering up to $400,000,000 aggregate principal amount of new 5.00% Senior Secured Notes due 2018 (the “new notes”), which will be registered under the Securities Act.
The Exchange Offer
We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal
The exchange offer will expire at midnight New York City time on          , 2011 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to           , 2011. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires. You may only exchange old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Federal Income Tax Consequences
Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See  “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.
Exchange Agent	D.F. King & Co., Inc. is the exchange agent for the exchange offer.
Failure to Tender Your Old Notes
If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest or liquidated damages. All untendered old notes will continue to be subject  to the restrictions on transfer set forth in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register such untendered old notes under the Securities Act and, following this exchange offer, will be under no obligation to do so.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for the old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of IPALCO Enterprises, Inc., or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•
you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•
you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NOTES

The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to old notes do not apply to the new notes. The new notes will represent the same debt as the old notes and will be governed by the same indenture under which the old notes were issued.

Issuer	IPALCO Enterprises, Inc.
Notes Offered	$400 million aggregate principal amount of new 5.00% senior secured notes due 2018.
Maturity	May 1, 2018.
Interest Payment Dates
Interest will be payable semiannually on May 1 and November 1 of each year commencing on November 1, 2011 (or on the interest payment date next occurring after issuance of the new notes). Interest will accrue from the most recent date to which interest has been paid.

Denominations	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Collateral
The notes will be secured by our pledge of all of the outstanding common stock of Indianapolis Power & Light Company. The lien on the pledged shares will be shared equally and ratably with our existing senior secured notes, and, subject to certain limitations, we may secure other Indebtedness (as defined herein) equally and ratably with the notes.

Ranking
The notes will be secured and rank equally with our senior secured indebtedness secured by a pledge of the same assets. The notes will rank senior, to the extent of the assets securing such indebtedness, to our senior unsecured indebtedness and senior to our subordinated indebtedness. The notes will effectively rank junior to our subsidiaries’ liabilities.

As of June 30, 2011:

•  IPALCO had outstanding $800 million of senior secured indebtedness; and

•  IPL had total long-term debt, current liabilities and preferred stock of approximately $1.3 billion.

Optional Redemption	We may redeem some or all of the notes at any time or from time to time at a redemption price as described under the caption “Description of Notes—Optional Redemption.”

Change of Control
When a Change of Control Triggering Event (as defined herein) occurs, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest. See “Description of Notes—Repurchase at the Option of Holders.”

Covenants
The indenture governing the notes contains covenants that, among other things, will limit our ability and, in the case of restrictions on liens, the ability of our significant subsidiaries to:

•     create certain liens on assets and properties; and

•     consolidate or merge, or convey, transfer or lease substantially all of our consolidated properties and assets.

These covenants are subject to important exceptions and qualifications, which are described in “Description of Notes—Covenants.” The indenture does not in any way restrict or prevent IPL or any other subsidiary from incurring indebtedness.

Book-Entry Form
The notes will be issued in registered book-entry form represented by one or more global notes to be deposited with or on behalf of The Depository Trust Company (“DTC”) or its nominee. Transfers of the notes will be effected only through the facilities of DTC. Beneficial interests in the global notes may not be exchanged for certificated notes except in limited circumstances. See “Description of Notes—Global Notes.”

Further Issues
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities under the indenture governing the notes having the same terms as, and ranking equally with, the notes in all respects (except for the offering price and issue date), as described more fully in “Description of Notes—Basic Terms of Notes.”

Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

If any of the following risks occur, our business, results of operations or financial condition could be materially adversely affected. You should read the section captioned “Forward-looking Statements” for a discussion of what types of statements are forward-looking as well as the significance of such statements in the context of this prospectus. The risks described below are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business, results of operations or financial condition.

Risks Related to the Exchange Offer

If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.

If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offering of the old notes, we do not intend to register resales of the old notes under the Securities Act.  The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the new notes.

If you do not follow the procedures described in this prospectus, you will not receive any new notes. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of old notes for exchange. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

There are state securities law restrictions on the resale of the new notes.

In order to comply with the securities laws of certain jurisdictions, the new notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the new notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Risks Related to the Notes

The notes will be structurally subordinated to claims of creditors of our current and future subsidiaries.

The notes will be structurally subordinated to indebtedness and other liabilities of our subsidiaries, including IPL. Our subsidiaries may also incur additional indebtedness in the future. Any right that we have to receive any assets of any of our subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of the notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of their preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. The security interest in the pledged stock of IPL will not alter the effective subordination of the notes to the creditors of our subsidiaries.

We may incur additional indebtedness, which may affect our financial health and our ability to repay the notes.

As of June 30, 2011, we had on a consolidated basis $1.7 billion of long-term indebtedness and total common shareholder’s deficit of $(31.1) million. IPL had $837.7 million of First Mortgage Bonds outstanding as of June 30, 2011, which are secured by the pledge of substantially all of the assets of IPL under the terms of IPL’s mortgage and deed of trust. IPL also had $100.0 million of unsecured long-term indebtedness. This level of indebtedness and related security could have important consequences, including the following:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund other corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds, as needed.

We expect to incur additional debt in the future, subject to the terms of our debt agreements and we expect that IPL will incur additional debt in the future, subject to the terms of its debt agreements and regulatory approvals. To the extent we or IPL become more leveraged, the risks described above would increase. Further, our actual cash requirements in the future may be greater than expected. Accordingly, our cash flow from operations may not be sufficient to repay at maturity all of the outstanding debt as it becomes due and, in that event, we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms or at all to refinance our debt as it becomes due.

We are a holding company and are dependent on Indianapolis Power & Light Company for dividends to meet our debt service obligations.

We are a holding company with no material assets other than the common stock of our subsidiaries, and accordingly substantially all cash is generated by the operating activities of our subsidiaries, principally IPL. None of our subsidiaries, including IPL, is obligated to make any payments with respect to the notes, and none of our subsidiaries will guarantee the notes; however, the common stock of Indianapolis Power & Light Company is pledged to secure payment of these notes. Accordingly, our ability to make payments on the notes is dependent not only on the ability of our subsidiaries to generate cash in the future, but also on the ability of our subsidiaries to distribute cash to us. Indianapolis Power & Light Company’s mortgage and deed of trust, its amended articles of incorporation and its Credit Agreement contain restrictions on Indianapolis Power & Light Company’s ability to issue certain securities or pay cash dividends to us under certain circumstances.

We may not be able to repurchase the notes upon a change of control triggering event.

Upon the occurrence of specific kinds of change of control triggering events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest (see “Description of Notes—Repurchase at the Option of Holders”). The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligations to repurchase the notes upon a change of control triggering event because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control triggering event.

Regulatory considerations may affect the ability of the collateral agent to exercise certain rights with respect to the collateral securing the notes.

Regulatory considerations may affect the ability of the collateral agent to exercise certain rights with respect to the Pledged Stock (as defined herein) upon the occurrence of an Event of Default (as defined herein). Because IPL is a regulated public utility, foreclosure proceedings and the enforcement of the pledge agreement and the right to take other actions with respect to the pledged shares of Indianapolis Power & Light Company common stock may be limited and subject to regulatory approval. IPL is subject to regulation at the state level by the Indiana Utility Regulatory Commission (“IURC”). At the federal level, it is subject to regulation by the Federal Energy Regulatory Commission (“FERC”). See “Business—Regulatory Matters.” Regulation by the IURC and FERC includes regulation with respect to the change of control, transfer or ownership of utility property. In particular, foreclosure proceedings and the enforcement of the pledge agreement and the right to take other actions with respect to the pledged shares of Indianapolis Power & Light Company common stock would require (1) FERC approval to the extent such actions resulted in a change in control or a transfer of the ownership of the pledged shares of Indianapolis Power & Light Company common stock and (2) IURC approval to the extent such actions resulted in a transfer of the ownership of the Pledged Stock to another Indiana utility. There can be no assurance that any such regulatory approval can be obtained on a timely basis, or at all.

Credit rating downgrades could adversely affect the trading price of the notes.

The trading price for the notes may be affected by our credit rating, and our credit rating may be affected by the credit rating of our parent company, AES. Credit ratings are continually revised. Any downgrade in our credit rating or the credit rating of AES could adversely affect the trading price of the notes or the trading markets for the notes to the extent trading markets for the notes develop.

Risks Related to Our Business

Our electric generating facilities are subject to operational risks that could result in: unscheduled plant outages, unanticipated operation and/or maintenance expenses, increased fuel or purchased power costs, and other significant liabilities for which we may or may not have adequate insurance coverage.

We operate coal, oil and natural gas generating facilities, which involve certain risks that can adversely affect energy costs, output and efficiency levels. These risks include:

•	increased prices for fuel and fuel transportation as existing contracts expire or as such contracts are adjusted through price re-opener provisions;

•	unit or facility shutdowns due to a breakdown or failure of equipment or processes;

•	disruptions in the availability or delivery of fuel and lack of adequate inventories;

•	labor disputes;

•	reliability of our suppliers;

•	inability to comply with regulatory or permit requirements;

•	disruptions in the delivery of electricity;

•	the availability of qualified personnel;

•	operator error; and

•
catastrophic events such as fires, explosions, terrorist acts, acts of war, pandemic events, or natural disasters such as floods, earthquakes, tornadoes, ice storms, or other similar occurrences affecting our generating facilities.

The above risks could result in unscheduled plant outages, unanticipated operation and/or maintenance expenses, increased capital expenditures, and/or increased fuel and purchased power costs, any of which could have a material adverse effect on our operations. If unexpected plant outages occur frequently and/or for extended periods of time, this could result in adverse regulatory action.

Additionally, as a result of the above risks and other potential hazards associated with the power generation industries, we may from time to time become exposed to significant liabilities for which we may not have adequate insurance coverage. Power generation involves hazardous activities, including acquiring, transporting and unloading fuel, operating large pieces of rotating equipment and delivering electricity to transmission and distribution systems. In addition to natural risks, such as earthquakes, floods, lightning, tornadoes, ice storms and wind, hazards, such as fire, explosion, collapse and machinery failure are inherent risks in our operations which may occur as a result of inadequate internal processes, technological flaws, human error or certain external events. The control and management of these risks depend upon adequate development and training of personnel and on the existence of operational procedures, preventative maintenance plans and specific programs supported by quality control systems which reduce, but do not eliminate the possibility of the occurrence and impact of these risks.

The hazardous activities described above can also cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment, contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in us being named as a defendant in lawsuits asserting claims for substantial damages, environmental cleanup costs, personal injury and fines and/or penalties. We maintain an amount of insurance protection that we believe is adequate, but there can be no assurance that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. A successful claim for which we are not fully insured could hurt our financial results and materially harm our financial condition. Further, due to rising insurance costs and changes in the insurance markets, we cannot provide assurance that insurance coverage will continue to be available on terms similar to those presently available to us or at all. Any such losses not covered by insurance could have a material adverse effect on our financial condition, results of operations or cash flows.

We may not always be able to recover our costs to provide electricity to our retail customers.

We are currently obligated to supply electric energy to retail customers in our service territory. From time to time and because of unforeseen circumstances, the demand for electric energy required to meet these obligations could exceed our available electric generating capability. When our retail customer demand exceeds our generating capacity for units operating under Midwest Independent Transmission System Operator, Inc. (“Midwest ISO”) economic dispatch, recovery of our cost to purchase electric energy in the Midwest ISO market to meet that demand is subject to a stipulation and settlement agreement. The agreement includes a benchmark which compares hourly purchased power costs to daily natural gas prices. Purchased power costs above the benchmark must meet certain criteria in order for us to fully recover them from our retail customers, such as consideration of the capacity of units available but not selected by the Midwest ISO economic dispatch. As a result, we may not always have the ability to pass all of the purchased power costs on to our customers, and even if we are able to do so, there may be a significant delay between the time the costs are incurred and the time the costs are recovered. Since these situations most often occur during periods of peak demand, the market price for electric energy at the time we purchase it could be very high under these circumstances, and we may not be allowed to recover all of such costs through our FAC. Even if a supply shortage was brief, we could suffer substantial losses that could adversely affect our results of operations, financial condition, and cash flows. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Regulatory Matters—Fuel Adjustment Charge and Authorized Annual Jurisdictional Net Operating Income” for additional details regarding the benchmark and the process to recover fuel costs.

Our transmission and distribution system is subject to reliability and capacity risks.

The ongoing reliable performance of our transmission and distribution system is subject to risks due to, among other things, weather damage, intentional or unintentional damage, plant outages, labor disputes, operator error, or inoperability of key infrastructure internal or external to us. The failure of our transmission and distribution system to fully deliver the energy demanded by customers could have a material adverse effect on our results of operations, financial condition, and cash flows, and if such failures occur frequently and/or for extended periods of time, could result in adverse regulatory action. In addition, the advent and quick adaptation of new products and services that require increased levels of electrical energy cannot be predicted and could result in insufficient transmission and distribution system capacity. As with all utilities, potential concern over transmission capacity could result in the Midwest ISO, the North American Electric Reliability Corporation (“NERC”) or the FERC requiring us to upgrade or expand our transmission system through additional capital expenditures.

Substantially all of our electricity is generated by coal and approximately 45% of our supply of coal comes from one supplier.

More than 99% of the total kilowatt hours (“kWh”) IPL produced was generated from coal in each of 2010, 2009 and 2008, as well as for the first half of 2011. Our existing coal contracts provide for nearly all of our current projected requirements in 2011 and approximately 85% for the three-year period ending December 31, 2013.  We have long-term coal contracts with five suppliers.  Pricing provisions in some of our long-term coal contracts allow for price changes under certain circumstances.

Substantially all of the coal is currently mined in the State of Indiana.  All coal currently burned by us and under purchase contracts is mined by third parties.  Our goal is to carry a 25- to 50-day system supply of coal to offset unforeseen occurrences such as equipment breakdowns and transportation or mine delays.  Approximately 45% of our existing coal under contract comes from one supplier.  Any significant disruption in the delivery of coal from this supplier, or any failure on the part of this supplier to fulfill its contractual obligation to deliver coal, could have a material adverse effect on our business.  In the event of such disruption, there can be no assurance that we would be able to purchase power or find another supplier of coal on similarly favorable terms, which could also limit our ability to recover fuel costs through the fuel adjustment charge proceedings.

Catastrophic events could adversely affect our facilities, systems and operations.

Catastrophic events such as fires, explosions, terrorist acts, acts of war, pandemic events, or natural disasters such as floods, earthquakes, tornadoes, ice storms or other similar occurrences could adversely affect our generation facilities, transmission and distribution systems, operations, earnings and cash flow. Our Petersburg Plant, which is our largest source of generating capacity, is located in the Wabash Valley seismic zone, adjacent to the New Madrid seismic zone, areas of significant seismic activity in the central United States.

Our business is sensitive to weather and seasonal variations.

Our business is affected by variations in general weather conditions and unusually severe weather. As a result of these factors, the operating revenues and associated operating expenses are not generated evenly by month during the year. We forecast electric sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather (such as warmer winters and cooler summers) could have a material impact on our revenue, operating income and net income and cash flows. Storms that interrupt services to our customers have required us in the past, and may require us in the future, to incur significant costs to restore services.

The electricity business is highly regulated and any changes in regulations, or adverse regulatory action, could reduce revenues and/or increase costs.

As an electric utility, we are subject to extensive regulation at both the federal and state level. At the federal level, we are regulated by the FERC and the NERC and, at the state level, we are regulated by the IURC. The regulatory power of the IURC over IPL is both comprehensive and typical of the traditional form of regulation generally imposed by state public utility commissions. We face the risk of unexpected or adverse regulatory action. Regulatory discretion is reasonably broad in Indiana. We are subject to regulation by the IURC as to our services and facilities, the valuation of property, the construction, purchase, or lease of electric generating facilities, the classification of accounts, rates of depreciation, the increase or decrease in retail rates and charges, the issuance of securities (other than evidences of indebtedness payable less than twelve months after the date of issue), the acquisition and sale of some public utility properties or securities and certain other matters.

Our tariff rates for electric service to retail customers consist of basic rates and charges and various adjustment mechanisms which are set and approved by the IURC after public hearings. Pursuant to statute, the IURC is to conduct a periodic review of the basic rates and charges of all Indiana utilities at least once every four years, but the IURC has the authority to review the rates of any Indiana utility at any time. Proceedings to review our basic rates and charges, which were last adjusted in 1996, involve IPL, the staff of the IURC, the Indiana Office of Utility Consumer Counselor and other interested consumer groups and customers. In addition, we must seek approval from the IURC through such public proceedings of our tracking mechanism factors to reflect changes in our fuel costs to generate electricity or purchased power costs and for the timely recovery of costs incurred during construction and operation of Clean Coal Technology (“CCT”) facilities constructed to comply with environmental laws and regulations and for certain other costs. There can be no assurance that we will be granted approval of tracking mechanism factors that we request from the IURC. The failure of the IURC to approve any requested relief, or any other adverse rate determination by the IURC could have a material adverse effect on our results of operations, financial condition, and cash flows.

In recent years, federal and state regulation of electric utilities has changed dramatically, and the pace of regulatory change is likely to pick up in coming years. As a result of the Energy Policy Act of 2005 (“EPAct”) and subsequent legislation affecting the electric utility industry, we have been required to comply with new rules and regulations in areas including mandatory reliability standards, cyber security, transmission expansion and energy efficiency. These rules and regulations are, for the most part, still in their infancy. Regulatory agencies at the state and federal level are in the process of implementation. While we have complied with these rules and regulations to date without significant impact on our business, we are currently unable to predict the long-term impact, if any, to our results of operations, financial condition, and cash flows.

Independent of the IURC’s ability to review basic rates and charges, Indiana law requires electric utilities under the jurisdiction of the IURC to meet operating expense and income test requirements as a condition for approval of requested changes in the FAC. Additionally, customer refunds may result if a utility’s rolling twelve month operating income, determined at quarterly measurement dates, exceeds a utility’s authorized annual jurisdictional net operating income and there are not sufficient applicable cumulative net operating income deficiencies against which the excess rolling twelve month jurisdictional net operating income can be offset.

Over the past few years, IPL has received correspondence from the IURC on a few occasions expressing concern for IPL’s level of earnings and inquiring about IPL’s depreciation rates. In response, IPL provided additional information to the IURC relevant to IPL’s earnings as well as the results of a depreciation analysis that IPL conducted. In the fourth quarter of 2010, IPL received a letter from the IURC stating that they did not have any additional questions.

In February 2009, an IPL customer filed a formal complaint claiming our tree trimming practices were unreasonable and expressed concerns with language contained in our tariff that addressed our tree trimming and tree removal rights.  Subsequently, the IURC initiated a generic investigation into electric utility tree trimming practices and tariffs in Indiana.  In November 2010, the IURC issued an order in the investigation, which imposed additional requirements on the conduct of tree trimming.  The order included requirements on utilities to provide advance customer notice and obtain customer consent or additional easements if existing easements and rights of way are insufficient to permit pruning in accordance with the required industry standards or in the event that a tree would need to have more than 25% of its canopy removed.  The order also directed that a rulemaking would be initiated to further address vegetation management practices.  In December 2010, notices of appeal and petitions for reconsideration, clarification and/or rehearing were filed by multiple parties, including IPL.

On July 7, 2011, the IURC issued an additional tree trimming order which did not provide the relief we were seeking, but clarified utility customer notice requirements and the relationship of the order to property rights and tariff requirements.  It also clarified that in cases of emergency or public safety, utilities may, without customer consent, remove more than 25% of a tree or trim beyond existing easement or right of way boundaries to remedy the situation.  The IURC is currently in the process of promulgating formal rules to implement the order. IPL and other interested parties will participate in this rulemaking process. It is not possible to predict the outcome of this matter, but these proceedings could significantly increase our vegetation management costs and the costs of defending our vegetation management program in litigation, which could have a material impact on our consolidated financial statements.

Our participation in the Midwest ISO involves risks.

We are a member of the Midwest ISO, a FERC approved regional transmission organization. The Midwest ISO serves the electrical transmission needs of much of the Midwest and maintains functional operational control over our electric transmission facilities as well as that of the other Midwest utility members of the Midwest ISO. We retain control over our distribution facilities. As a result of membership in the Midwest ISO and their operational control, our continued ability to import power, when necessary, and export power to the wholesale market has been, and may continue to be, impacted. We offer our generation and bid our load into this market on a day-ahead basis and settle differences in real time. Given the nature of the Midwest ISO’s policies regarding use of transmission facilities, and its administration of the energy and ancillary services markets, it is difficult to predict near term operational impacts. We cannot assure the Midwest ISO’s reliable operation of the regional transmission system, nor the impact of its operation of the energy and ancillary services markets.

At the federal level, there are business risks for us associated with multiple proceedings pending before the FERC related to our membership and participation in the Midwest ISO. These proceedings involve such issues as transmission rates, construction of new transmission facilities, the allocation of costs of transmission expansion due to the renewable mandates of other states, and the evolving tariff requirements for resource adequacy.

To the extent that we rely, at least in part, on the performance of the Midwest ISO to maintain the reliability of our transmission system, it puts us at some risk for the performance of the Midwest ISO. In addition, actions taken by the Midwest ISO to secure the reliable operation of the entire transmission system operated by the Midwest ISO could result in voltage reductions, rolling blackouts, or sustained system wide blackouts on IPL’s transmission and distribution system, any of which could have a material adverse effect on our results of operations, financial condition, or cash flows. (See also

“Business—Industry Matters—Midwest ISO Operations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Regulatory Matters.”)

Our ownership by AES subjects us to potential risks that are beyond our control.

All of IPL’s common stock is owned by IPALCO, all of whose common stock is owned by AES. The interests of AES may differ from the interests of IPALCO, IPL or any of their creditors or other stakeholders. Further, due to our relationship with AES, any adverse developments and announcements concerning them may affect our ability to access the capital markets and to otherwise conduct business. In particular, downgrades in AES’s credit ratings could likely result in IPL or IPALCO’s credit ratings being downgraded. IPL’s common stock is pledged to secure certain indebtedness of IPALCO, and IPALCO’s common stock is pledged to secure certain indebtedness of AES.

IPALCO is a holding company and is dependent on IPL for dividends to meet its debt service obligations.

IPALCO is a holding company with no material assets other than the common stock of its subsidiaries, and accordingly all cash is generated by the operating activities of our subsidiaries, principally IPL. None of IPALCO’s subsidiaries, including IPL, is obligated to make any payments with respect to its $400 million of 7.25% Senior Secured Notes due April 1, 2016 (“2016 IPALCO Notes”) or its $400 million of 5.00% Senior Secured Notes due May 1, 2018 (“2018 IPALCO Notes”); however, the common stock of IPL is pledged to secure payment of these notes. Accordingly, IPALCO’s ability to make payments on the 2016 IPALCO Notes and 2018 IPALCO Notes is dependent not only on the ability of IPL to generate cash in the future, but also on the ability of IPL to distribute cash to IPALCO. IPL’s mortgage and deed of trust, its amended articles of incorporation and its Credit Agreement contain restrictions on IPL’s ability to issue certain securities or pay cash dividends to IPALCO. For example, there are restrictions on the maintenance of a leverage ratio and interest coverage ratio which could limit the ability of IPL or IPALCO to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of these restrictions. See Note 10, “Indebtedness” to the 2010 Audited Consolidated Financial Statements of IPALCO in “Financial Statements and Supplementary Data” included in this prospectus for information regarding indebtedness.

We rely on access to the capital markets. General economic conditions and disruptions in the financial markets could adversely affect our ability to raise capital on favorable terms or at all, and cause increases in our interest expense.

From time to time we rely on access to capital markets as a source of liquidity for capital requirements not satisfied by operating cash flows. In recent years conditions in the financial markets have deteriorated, including unprecedented volatility, which has reduced the availability of capital and credit. In 2010, the financial markets stabilized, but volatility has returned during 2011. It is not possible to predict if and when and to what extent conditions may improve, or if they could worsen. It is possible that our ability to raise capital on favorable terms or at all could be adversely affected, and we may be unable to access adequate funding to refinance our debt as it becomes due or finance capital expenditures. The extent of any impact will depend on several factors, including our operating cash flows, the overall demand in the credit markets, our credit ratings and the credit ratings of IPL, credit capacity, the cost of financing, and other general economic and business conditions. It may also depend on the performance of credit counterparties and financial institutions with which we do business.

See Note 10, “Indebtedness” to the 2010 Audited Consolidated Financial Statements of IPALCO in “Financial Statements and Supplementary Data” included in this prospectus for information regarding indebtedness. See also “Quantitative and Qualitative Disclosure about Market Risk—Credit Market Risk” for information related to credit market risks.

The level of our indebtedness, and the security provided for this indebtedness, could adversely affect our financial flexibility.

As of June 30, 2011, we had on a consolidated basis $1.8 billion of indebtedness and total common shareholder’s deficit of $(31.1) million. IPL had $837.7 million of First Mortgage Bonds outstanding as of June 30, 2011, which are secured by the pledge of substantially all of the assets of IPL under the terms of IPL’s mortgage and deed of trust. IPL also had $100 million of unsecured long-term indebtedness. This level of indebtedness and related security could have important consequences, including the following:

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund other corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds, as needed.

We expect to incur additional debt in the future, subject to the terms of our debt agreements and regulatory approvals for any IPL debt. To the extent we become more leveraged, the risks described above would increase. Further, our actual cash requirements in the future may be greater than expected. Accordingly, our cash flow from operations may not be sufficient to repay at maturity all of the outstanding debt as it becomes due and, in that event, we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms or at all to refinance our debt as it becomes due. For a further discussion of outstanding debt, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Current and future conditions in the economy may adversely affect our customers, suppliers and counterparties, which may adversely affect our results of operations, financial condition, and cash flows.

Our business, results of operations, financial condition, and cash flows have been and will continue to be affected by general economic conditions. As a result of slowing global economic growth, the credit market crisis, declining consumer and business confidence, fluctuating commodity prices, and other challenges currently affecting the general economy, some of our customers have experienced and may continue to experience deterioration of their businesses, cash flow shortages, and difficulty obtaining financing. As a result, existing customers may reduce their electricity consumption and may not be able to fulfill their payment obligations to us in the normal, timely fashion. In addition, some existing commercial and industrial customers may discontinue their operations. Projects which may result in potential new customers will likely be delayed until economic conditions improve.

At times, we may utilize forward contracts to manage the risk associated with power purchases and wholesale power sales, and could be exposed to counterparty credit risk in these contracts. Further, some of our suppliers, customers and other counterparties, and others with whom we transact business may be experiencing financial difficulties, which may impact their ability to fulfill their obligations to us. For example, our counterparties on the interest rate swap, forward purchase contracts, and financial institutions involved in our credit facility may become unable to fulfill their contractual obligations. We may not be able to enter into replacement agreements on terms as favorable as our existing agreements. If the general economic slowdown continues for significant periods or deteriorates significantly, our results of operations, financial condition, and cash flows could be materially adversely affected. In particular, the projected economic growth and total employment in Indianapolis are important to the realization of our forecasts for annual energy sales.

Wholesale power marketing activities may add volatility to earnings.

We engage in wholesale power marketing activities that primarily involve the offering of utility-owned or contracted generation into the MISO day ahead and real time markets. As part of these strategies, we may also execute energy contracts that are integrated with portfolio requirements around power supply and delivery. The earnings from wholesale marketing activities may vary based on fluctuating prices for electricity and the amount of electric generating capacity or purchased power available, beyond that needed to meet firm service requirements. In order to reduce the risk of volatility in earnings from wholesale marketing activities, we may at times enter into forward contracts to hedge such risk. If we do not accurately forecast future commodities prices or if our hedging procedures do not operate as planned we may experience losses. We used such hedges on a fairly limited basis in 2010 with no material impact to earnings, and as of June 30, 2011, December 31, 2010 and December 31, 2009, no such hedges were in place.

In addition, under the current Midwest ISO market rules, the introduction of additional renewable energy into the Midwest ISO market could have the effect of reducing the demand for wholesale energy from other sources. The additional generation produced by renewable energy sources could have the impact of reducing market prices for energy and could reduce our opportunity to sell coal fired and gas generation into the Midwest ISO market, thereby reducing our wholesale sales.

Parties providing construction materials or services may fail to perform their obligations, which could harm our results of operations, financial condition, and cash flows.

Our construction program calls for extensive expenditures for capital improvements and additions, including the installation of environmental upgrades, improvements to transmission and distribution facilities as well as other initiatives. As a result, we have engaged, and will continue to engage, numerous contractors and have entered into a number of agreements to acquire the necessary materials and/or obtain the required construction related services. This exposes us to the risk that these contractors and other counterparties could fail to perform. In addition, some contracts provide for us to assume the risk of price escalation and availability of certain metals and key components. This could force us to enter into alternative arrangements at then-current market prices that may exceed our contractual prices and cause construction delays. It could also subject us to enforcement action by regulatory authorities to the extent that such a failure resulted in a failure to comply with requirements or expectations. Although our agreements are designed to mitigate the consequences of a potential default by the counterparty, our actual exposure may be greater than these mitigation provisions. This would adversely affect our financial results, and we might incur losses or delays in completing construction.

We could incur significant capital expenditures to comply with environmental laws and regulations and/or material fines for noncompliance with environmental laws and regulations.

We are subject to various federal, state, regional and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. A violation of these laws, regulations or permits can result in substantial fines, other sanctions, permit revocation and/or facility shutdowns. The amount of capital expenditures required to comply with environmental laws or regulations could be impacted by the outcome of the U.S. Environmental Protection Agency’s (“EPA”) Notice of Violation (“NOV”) described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters,” in which the EPA alleges that several physical changes to IPL’s generating stations were made in noncompliance with existing environmental laws. This NOV from the EPA may also result in a fine, which could be material.

The combination of existing and expected environmental regulations make it likely that we will retire several of our existing, primarily coal-fired, smaller and older generating units over the next several years. These units are not equipped with the advanced environmental control technologies needed to comply with expected regulations, and collectively make up less than 15% of our net electricity generation over the last several years. We are continuing to evaluate available options for replacing this generation, which includes building new units, purchasing existing units, joint ownership of generating units, purchasing electricity in the wholesale market, or some combination of these options. There is currently an excess of capacity in the MISO footprint, and this excess is projected to remain for several years. Our decision on which replacement options to pursue will be impacted by EPA’s final hazardous pollutants (“HAPs”) maximum achievable control technology (“MACT”) rule, which is expected to be released in November 2011, as well as the ultimate timetable for implementation of the rule. We will seek and expect to recover our costs associated with replacing the retired units, but no assurance can be given as to whether the IURC would approve such a request.

From time to time the Company is subject to enforcement actions for claims of noncompliance with environmental laws and regulations. IPL cannot assure that it will be successful in defending against any claim of noncompliance. Under certain environmental laws, we could be held responsible for costs relating to contamination at our past or present facilities and at third-party waste disposal sites. We could also be held liable for human exposure to such hazardous substances or for other environmental damage. We cannot assure that our costs of complying with current and future environmental and health and safety laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not adversely affect our business, results of operations, financial condition, and cash flows. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters” for a more comprehensive discussion of environmental matters impacting IPL and IPALCO.

Regulators, politicians, non-governmental organizations and other private parties have expressed concern about greenhouse gas, or GHG, emissions and are taking actions which, in addition to the potential physical risks associated with climate change, could have a material adverse impact on our consolidated results of operations, financial condition, and cash flows.

One by-product of burning coal and other fossil fuels is the emission of GHGs, including carbon dioxide (“CO2”). At the federal, state and regional levels, policies are under development or have been developed to regulate GHG emissions, thereby effectively putting a cost on such emissions to create financial incentives to reduce them. In 2010, IPL emitted 17.4 million tons of carbon dioxide from our power plants. IPL uses CO2 emission estimation methodologies supported by “The Greenhouse Gas Protocol” reporting standard on GHG emissions. Our CO2 emissions are calculated from actual fuel heat inputs and fuel type CO2 emission factors.

Any existing or future federal, state or regional legislation or regulation of GHG emissions could have a material adverse impact on our financial performance. The actual impact on our financial performance will depend on a number of factors, including among others, the degree and timing of GHG emissions reductions required under any such legislation or regulations, the price and availability of offsets, the extent to which market-based compliance options are available, the extent to which we would be entitled to receive GHG emissions allowances without having to purchase them in an auction or on the open market and the impact of such legislation or regulation on our ability to recover costs incurred through rate increases or otherwise. As a result of these factors, our cost of compliance could be substantial and could have a material impact on our results of operations.

Legislators, including the U.S. Congress, have at times considered the passage of laws to limit the emission of GHGs.  In 2009 the U.S. House of Representatives passed, and the U.S. Senate considered but did not pass, legislation that proposed, among other things, a nationwide cap on CO2 and other GHG emissions and a requirement that major sources of air emissions, including coal-fueled power plants, obtain “emission allowances” to meet that cap.  It is possible that federal legislation related to GHG emissions will be considered by Congress in the future.  The EPA is using the Federal Clean Air Act (“CAA”) to limit CO2 and other GHG emissions, and other measures are being imposed or offered by individual states, municipalities and regional agreements, such as the Midwestern Greenhouse Gas Reduction Accord (described below), with the ultimate goal of reducing GHG emissions.

Under EPA regulations finalized in May 2010 (referred to as the “Tailoring Rule”), the EPA began regulating GHG emissions from certain stationary sources in January 2011.  The regulations are being implemented pursuant to two CAA programs: the Title V Operating Permit program and the program requiring a permit if undergoing construction or major modifications (referred to as the “Prevention of Significant Deterioration”, or “PSD” program).  Obligations relating to Title V permits include recordkeeping and monitoring requirements.  With respect to PSD permits, new construction or modification projects that result in GHG emissions above certain regulatory thresholds may be required to implement “best available control technology”, or “BACT”.  The EPA has issued guidance on what BACT entails for the control of GHGs and individual states are now required to determine what controls are required for facilities within their jurisdiction on a case-by-case basis. The ultimate impact of the Tailoring Rule on our operations cannot be determined at this time, but the cost of compliance could be material.

In addition to the Tailoring Rule, EPA has announced it will propose GHG New Source Performance Standards for new or modified electric generating units, and GHG emission standards for existing electric generating units.  The ultimate impact of these regulations on our operations cannot be determined at this time, but the cost of compliance with new regulations could be material.

In the absence of federal legislation or regulation, certain states, regions and local authorities have developed GHG initiatives.  In November 2007, the governors of Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Ohio, South Dakota and Wisconsin and the Premier of Manitoba signed the Midwestern Greenhouse Gas Reduction Accord to develop and implement steps to reduce GHG emissions. In May 2010, the Midwestern Greenhouse Gas Reduction Accord Advisory Group finalized their recommendations for emissions reductions targets and targeted sectors for GHG reductions in their jurisdiction.  These include a recommended reduction in GHG emissions of 20% below 2005 emissions levels by 2020.  These recommendations are from the advisory committee only and have not been endorsed by the respective states or provinces.  If Indiana were to implement the recommended, or other, targets the impact on our business, financial condition and results of operations could be material.

In addition to government regulators, other groups such as politicians, environmentalists and other private parties have expressed increasing concern about GHG emissions. For example, certain financial institutions have expressed concern about providing financing for facilities which would emit GHGs, which can affect our ability to obtain capital, or if we can obtain capital, to receive it on commercially viable terms. In addition, rating agencies may decide to downgrade our credit ratings based on our emissions or increased compliance costs which could make financing unattractive. In addition, environmental groups and other private plaintiffs are actively seeking to bring private lawsuits against electric utility companies with the goal of obtaining court orders requiring reductions in GHG emissions.  One popular legal theory asserted by environmental groups included the common law theory of nuisance.  However, in June 2011, the U.S. Supreme Court found that the CAA preempted federal common law claims such as nuisance.  (See American Electric Power v. Connecticut, No. 10-174, Slip Opinion June 20, 2011).  Despite this ruling, environmental groups will likely seek to pursue other theories and state law claims to impose GHG emission reductions.  It is impossible to determine whether any such lawsuit will have a material adverse effect on our consolidated results of operations, financial condition, and cash flows.

Furthermore, according to the Intergovernmental Panel on Climate Change, physical risks from climate change could include, but are not limited to, increased runoff and earlier spring peak discharge in many glacier and snow fed rivers, warming of lakes and rivers, an increase in sea level, changes and variability in precipitation and in the intensity and frequency of extreme weather events. Physical impacts may have the potential to significantly affect our business and operations. For example, extreme weather events could result in increased downtime and operation and maintenance costs at our electric power generation facilities and our support facilities. Variations in weather conditions, primarily temperature and humidity, also would be expected to affect the energy needs of customers. A decrease in energy consumption could decrease our revenues. In addition, while revenues would be expected to increase if the energy consumption of customers increased, such increase could prompt the need for additional investment in generation capacity. Changes in the temperature of lakes and rivers and changes in precipitation that result in drought could adversely affect the operations of our fossil-fuel fired electric power generation facilities. Any such potential impact may render it more difficult to obtain financing. If any of the foregoing risks materialize, costs may increase or revenues may decrease and there could be a material adverse effect on our consolidated results of operations, financial condition, and cash flows.

In addition to the rules already in effect, regulatory initiatives regarding GHG emissions may be implemented in the future, although at this time we cannot predict if, how, or to what extent such initiatives would affect us. Generally, we believe costs to comply with any regulations implemented to reduce GHG emissions, including those already promulgated, would be deemed as part of the costs of providing electricity to our customers and as such, we would seek recovery for such costs in our rates. However, no assurance can be given as to whether the IURC will approve such requests. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters” for a more comprehensive discussion of environmental matters impacting IPL and IPALCO.

Commodity price changes may affect the operating costs and competitive position of our business.

Our business is sensitive to changes in the price of coal, the primary fuel we use to produce electricity, and to a lesser extent, to the changes in the prices of natural gas, purchased power and emissions allowances. In addition, changes in the prices of steel, copper and other raw materials can have a significant impact on our costs. Any changes in coal prices could affect the prices we charge, our operating costs and our competitive position with respect to our products and services. While we have approximately 85% of our current coal requirements for the three-year period ending December 31, 2013 under long-term contracts, the balance is yet to be purchased and will be purchased under a combination of long-term contracts, short-term contracts and on the spot market. Prices can be highly volatile in both short-term market and on the spot market. Pricing provisions in some of our long-term coal contracts allow for price changes under certain circumstances. We are also dependent on purchased power, in part, to meet our seasonal planning reserve margins. Our exposure to fluctuations in the price of coal is limited because pursuant to Indiana law, we may apply to the IURC for a change in our FAC every three months to recover our estimated fuel costs, which may be above or below the levels included in our basic rates. In addition, we may recover the energy portion of our purchased power costs in these quarterly FAC proceedings. We must present evidence in each proceeding that we have made every reasonable effort to acquire fuel and generate or purchase power or both so as to provide electricity to our retail customers at the lowest fuel cost reasonably possible.

We are subject to employee workforce factors that could affect our business, results of operations, financial condition, and cash flows.

We are subject to employee workforce factors, including, among other things, loss or retirement of key personnel (over 50% of our employees are over the age of 50), availability of qualified personnel, and collective bargaining agreements with employees who are members of a union. Approximately 63% of our employees are represented by the International Brotherhood of Electrical Workers. We may not be able to successfully train new personnel as current workers with significant knowledge and expertise retire. We also may be unable to staff our business with qualified personnel in the event of significant absenteeism related to a pandemic illness. Work stoppages or other workforce issues could affect our business, results of operations, financial condition, and cash flows.

Economic conditions relating to the asset performance and interest rates of the Employees’ Retirement Plan of Indianapolis Power & Light Company and Supplemental Retirement Plan of Indianapolis Power & Light Company (“Pension Plans”) could materially impact our results of operations, financial condition, and cash flows.

Pension costs are based upon a number of actuarial assumptions, including an expected long-term rate of return on pension plan assets, level of employer contributions, the expected life span of pension plan beneficiaries and the discount rate used to determine the present value of future pension obligations. Any of these assumptions could prove to be wrong, resulting in a shortfall of our Pension Plans’ assets compared to pension obligations under the Pension Plans. We are responsible for funding any shortfall of Pension Plans’ assets compared to pension obligations under the Pension Plans, and a significant increase in our pension liabilities could materially impact our results of operations, financial condition, and cash flows. The Pension Protection Act of 2006, which contains comprehensive pension funding reform legislation, was enacted into law during the third quarter of 2006. The pension funding provisions were effective January 1, 2008. The Pension Protection Act of 2006 requires plans that are less than 100% funded to fully fund any funding shortfall in amortized level installments over seven years, beginning in the year of the shortfall. In addition, we must also contribute the normal service cost earned by active participants during the plan year. Then, each year thereafter, if the plan’s underfunding increases to more than the present value of the remaining annual installments, the excess is separately amortized over a new seven year period.

Please see Note 12, “Pension and Other Postretirement Benefits” to the 2010 Audited Consolidated Financial Statements of IPALCO in “Financial Statements and Supplementary Data” included in this prospectus for further discussion.

From time to time, we are subject to material litigation and regulatory proceedings

We may be subject to material litigation, regulatory proceedings, administrative proceedings, settlements, investigations and claims from time to time. There can be no assurance that the outcome of these matters will not have a material adverse effect on our business, results of operations, financial condition, and cash flows.  Please refer to the attached financial statements for a summary of significant regulatory matters and legal proceedings involving IPL.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference certain “forward-looking statements” that involve many risks and uncertainties.  Forward-looking statements express an expectation or belief and contain a projection, plan or assumption with regard to, among other things, our future revenues, income, expenses or capital structure. Such statements of future events or performance are not guarantees of future performance and involve estimates, assumptions and uncertainties. The words “could,” “may,” “predict,” “anticipate,” “would,” “believe,” “estimate,” “expect,” “forecast,” “project,” “objective,” “intend,” “continue,” “should,” “plan,” and similar expressions, or the negatives thereof, are intended to identify forward-looking statements unless the context requires otherwise.  These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter the forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our (including our affiliates) outlook include, but are not limited to, the following:

•	fluctuations in customer growth and demand;

•	impacts of weather on retail sales and wholesale prices;

•	weather-related damage to the our electrical system;

•	fuel and other input costs;

•	generating unit availability and capacity;

•	transmission and distribution system reliability and capacity;

•	purchased power costs and availability;

•	regulatory action, including, but not limited to, the review of our basic rates and charges by the Indiana Utility Regulatory Commission (“IURC”);

•	federal and state legislation and regulations;

•	our ownership by AES;

•	changes in our credit ratings or the credit ratings of AES;

•	fluctuations in the value of pension plan assets, fluctuations in pension plan expenses and our ability to fund defined benefit pension and other post-retirement plans;

•	changes in financial or regulatory accounting policies;

•	environmental matters, including costs of compliance with current and future environmental requirements;

•	interest rates and other costs of capital;

•	the availability of capital;

•	labor strikes or other workforce factors;

•	facility or equipment maintenance, repairs and capital expenditures;

•	local economic conditions, including the fact that the local and regional economies have struggled through the recession and weak economic climate the past few years and continue to face uncertainty for the foreseeable future;

•	acts of terrorism, acts of war, pandemic events or natural disasters such as floods, earthquakes, tornadoes, ice storms or other catastrophic events;

•	costs and effects of legal and administrative proceedings, audits, settlements, investigations and claims and the ultimate disposition of litigation;

•	issues related to our participation in the Midwest ISO, including the cost associated with membership and recovery of costs incurred; and

•	product development and technology changes.

Most of these factors affect us through our consolidated subsidiary IPL. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and many are beyond our control. See “Risk Factors” for a more detailed discussion of the foregoing and certain other factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes.  The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

Our net proceeds from the sale of the old notes were approximately $394.7 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used such net proceeds to repurchase all of our outstanding 8.625% Senior Secured Notes due 2011 (original coupon 7.625%) (“2011 IPALCO Notes”), of which $375 million were outstanding, through a tender offer and a subsequent redemption of the remaining notes not tendered.  The proceeds were also used to pay the early tender premium of $14.4 million and other fees and expenses related to the tender offer.

 RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the periods indicated:

	Rolling Twelve Months Ended June 30, 2011	Year Ended December 31,
		2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	1.75	1.97	1.90	1.81	2.59	2.21

For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges (less capitalized interest) and the preferred dividend requirement of our subsidiary. Fixed charges consist of interest on all indebtedness, amortization of debt discount, the preferred dividend requirement of our subsidiary and that portion of rental expense which we believe to be representative of an interest factor.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2011. This table should be read in conjunction with the discussions under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements and notes thereto included in this prospectus.

(Unaudited)	June 30, 2011
(in thousands)
Common shareholders’ equity:
Paid in capital	11,194
Accumulated deficit	(42,318)
Total common shareholders’ deficit	(31,124)
Cumulative preferred stock of subsidiary	59,784
Existing long-term debt	1,732,420
Total capitalization	1,761,080

In September 2011, the Indiana Finance Authority (“IFA”) issued on behalf of IPL an aggregate principal amount of $55.0 million of 3.875% Environmental Facilities Revenue Bonds (Indianapolis Power & Light Company Project) due August 2021.  Also in September 2011, the IFA issued on behalf of IPL an aggregate principal amount of $40.0 million of 3.875% Environmental Facilities Refunding Revenue Bonds (Indianapolis Power & Light Company Project) due August 2021.  IPL issued $95.0 million aggregate principal amount of first mortgage bonds to the IFA to secure the loan of proceeds from these series of bonds issued by the IFA.  Proceeds of these bonds were used to retire $40.0 million of existing IPL first mortgage bonds, and for the construction, installation and equipping of pollution control facilities, solid waste disposal facilities and industrial development projects at IPL’s Petersburg Generating Station. Such transactions are not reflected in the table presented as of June 30, 2011 above.

SELECTED CONSOLIDATED FINANCIAL DATA

The table below presents our selected consolidated financial and other data for the periods presented which should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

The selected consolidated statement of operations data for each of the years ended December 31, 2010, 2009 and 2008 and selected consolidated balance sheet data as of December 31, 2010 and 2009 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data and consolidated statement of cash flows data for each of the years ended December 31, 2007 and 2006 and selected consolidated balance sheet data as of December 31, 2008, 2007 and 2006 are derived from our audited consolidated financial statements not included in this prospectus. The selected statement of condensed consolidated income data and consolidated statement of cash flows data for each of the three month and six month periods ended June 30, 2011 and 2010 and selected condensed consolidated balance sheet data as of June 30, 2011 and 2010 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for the period.

The historical results of consolidated operations are not necessarily indicative of results to be expected for any subsequent period.

	Year Ended December 31,					Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2008	2007	2006	2011	2010	2011	2010
						(unaudited)		(unaudited)
	(dollars in thousands)
Operating Data:
Total utility operating revenues	$1,114,903	$1,068,081	$1,079,113	$1,052,627	$1,032,051	$279,943	$275,047	$569,108	$563,084
Utility operating income	172,438	169,957	181,893	210,418	179,503	36,137	38,038	71,863	87,643
Allowance for funds used during construction	6,427	3,632	2,292	7,445	5,350	1,396	1,368	3,721	2,498
Net income	79,947	73,768	74,665	125,329	95,629	12,534	14,273	25,964	41,021
Balance Sheet Data (end of period):
Utility plant - net	2,361,509	2,321,676	2,341,072	2,347,406	2,248,045	2,405,612	2,317,825	2,405,612	2,317,825
Total assets	3,137,980	3,035,345	3,102,411	2,841,941	2,807,965	3,183,450	3,071,689	3,183,450	3,071,689
Common shareholder’s deficit	(4,730)	(9,058)	(9,909)	(11,238)	(50,682)	(31,124)	(31,764)	(31,124)	(31,764)
Cumulative preferred stock of subsidiary	59,784	59,784	59,784	59,784	59,135	59,784	59,784	59,784	59,784
Long-term debt (less current maturities)	1,332,353	1,706,695	1,666,085	1,271,558	1,481,516	1,732,420	1,667,024	1,732,420	1,667,024
Long-term capital lease obligations	38	28	301	729	1,546	15	11	15	11
Other Data:
Utility capital expenditures	$176,440	$115,363	$106,906	$201,060	$195,009	$58,484	$35,118	$109,187	$61,982

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited and unaudited consolidated financial statements included elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ materially from the results suggested by these forward-looking statements. Please see “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors” in this prospectus.

Executive Overview

The most important matters on which we focus in evaluating our financial condition and operating performance and allocating our resources include: (i) recurring factors which have significant impacts on operating performance such as: regulatory action, environmental matters, weather and weather-related damage in our service area, our ability to sell power in the wholesale market at a profit, and the local economy; (ii) our progress on performance improvement strategies designed to maintain high standards in several operating areas (including safety, environmental, reliability, and customer service) simultaneously; and (iii) our short-term and long-term financial and operating strategies. For a discussion of how we are impacted by regulation and environmental matters, please see “Liquidity and Capital Resources—Regulatory Matters” and “Liquidity and Capital Resources—Environmental Matters” later in this section and “Business.”

Weather and weather-related damage in our service area.

Extreme high and low temperatures in our service area have a significant impact on revenues as many of our retail customers use electricity to power air conditioners, electric furnaces and heat pumps. The effect is generally more significant with high temperatures than with low temperatures as many of our customers use gas heat. To illustrate, during the third fiscal quarter of 2010, when our service territory experienced an 83.7% increase in cooling degree days as compared to the same period in 2009, we realized a $19.8 million increase in net retail revenues (excluding revenues from tracker mechanisms such as fuel and environmental costs − see “Liquidity and Capital Resources—Regulatory Matters”) primarily due to weather. In addition, because extreme temperatures have the effect of increasing demand for electricity, the wholesale price for electricity generally increases during periods of extreme hot or cold weather and, therefore, if we have available capacity not needed to serve our retail load, we may be able to generate additional income by selling power on the wholesale market (see below).

Storm activity can also have an adverse effect on our operating performance. Severe storms often damage transmission and distribution equipment, which can cause power outages, which reduce revenues and increase repair costs. To illustrate, storm related operating expenses (primarily repairs and maintenance) were $0.8 million, $1.8 million and $5.3 million in 2010, 2009 and 2008, respectively, and were $1.4 million and $0.4 million for the six month periods ended June 30, 2011 and 2010, respectively. During 2008, we experienced unusually high severe storm activity, while 2009, 2010 and the first half of 2011 had more normal storm activity.

Our ability to sell power in the wholesale market at a profit.

At times, we will purchase power in the wholesale markets, and at other times we will have electric generation available for sale in the wholesale market in competition with other utilities and power generators. During the past five years, wholesale revenues represented 5.5% of our total electric revenues on average. Our ability to be dispatched in the Midwest ISO market to sell power is primarily impacted by the locational market price of electricity and our variable generation costs. The amount of electricity we have available for wholesale sales is impacted by our retail load requirements, our generation capacity and our unit availability. From time to time, we must shut generating units down to perform maintenance or repairs. Generally, maintenance is scheduled during the spring and fall months when demand for power is lowest. Occasionally, it is necessary to shut units down for maintenance or repair during periods of high power demand. For example, during June of 2008, we had outages at a large coal fired unit related to performance issues related to CCT placed in service in 2007. See also, “Liquidity and Capital Resources—Regulatory Matters” for information about our participation in the Midwest ISO that impacts both revenues and costs associated with our energy service to our utility customers. The price of wholesale power in the Midwest ISO market as well as IPL’s variable generating costs can be volatile and therefore our revenues from wholesale sales can fluctuate significantly from year to year. The weighted average price of wholesale MWhs we sold was $31.62, $26.62, and $48.31 in 2010, 2009 and 2008, respectively. The weighted average price of wholesale MWhs IPL sold in the first half of 2010 and 2011 was $32.12 and $31.68, respectively.

Local Economy.

The local economy is currently suffering from the economic slowdown as evidenced by an elevated unemployment rate in Indianapolis, Indiana which approximates the national average. During 2010, 40% of our revenues came from large commercial and industrial customers. For the ten years ending 2010, our total retail Kilowatt hours (“kWh”) sales have grown at a compound annual rate of 0.4%. For the ten years ending 2008 the compound annual rate was 1.2%. This decline illustrates the impact of the economic recession. Please see also, “Impact of Weak Economic Conditions,” below for further discussion of current economic conditions.

Operational Excellence.

Our objective is to optimize performance in the United States utility industry by focusing on performance in seven key areas: safety, commitment to compliance, customer satisfaction, reliability (production and delivery), financial performance (retail rates and shareholder value), our people and community leadership. We set and measure these objectives carefully, balancing them in a way and to a degree necessary to ensure a sustainable high level of performance in these areas simultaneously as compared to our peers. We monitor our performance in these areas, and where practical and meaningful, compare performance in some areas to peer utilities. Because employee engagement and community leadership are company specific performance goals, they are not benchmarked.

During 2010 and 2009 our safety performance as measured by our OSHA recordable incident rate has improved and is near our goal of top quartile in our industry. However, both lost work day and severity rates worsened in 2010 and are worse than our goal of being within the top quartile in our industry. We are committed to improving our safety performance and have implemented various programs in recent years to increase awareness and improve safety policies and practices. Our customer satisfaction rating, as measured through the annual JD Power residential electric survey, improved to put us in the top 15% among our midwestern peer utilities, which we believe reflects our relatively low rates, strong reliability and a focus on excellence in customer service.

Our performance in reliability (delivery and production) was slightly worse than our target in 2010. We experienced a significant improvement in the unplanned outage rate associated with our generation plants in 2010, which was partially offset by an increase in planned outages. The planned outage increase was primarily due to a major overhaul on a 427 MW unit at Harding Street Station that lasted 83 days during 2010. Planned and unplanned outages increased in the first six months of 2011. The planned outage increase in 2011 was primarily due to a major overhaul on a 232 MW unit at Petersburg that lasted 86 days, coupled with a 22-day outage on a 540 MW unit at Petersburg. These planned outages are part of our plan to improve production reliability performance by performing major generating unit overhauls on four of our five largest units over the next few years. As a result, our planned outage rate will continue to be higher than normal in 2011 and 2013, but this should reduce unplanned outages in future years.

Short-term and long-term financial and operating strategies.

Our financial management plan is closely integrated with our operating strategies. Our objective is to maintain stand-alone credit statistics at IPL that are comparable to investment grade credit ratings. Key aspects of our financial planning include rigorous budgeting and analysis, maintaining sufficient levels of liquidity and a prudent dividend policy at both our subsidiary and holding company levels. This strategy allows us to remain flexible in the face of evolving environmental legislation and regulatory initiatives in our industry, as well as weak economic conditions.

Impacts of Weak Economic Conditions

The United States and global economies have experienced significant turmoil, including an economic recession, a tightening of the credit markets, and significant volatility in the equity markets since 2008. While there have been signs of a partial recovery in late 2010 and continuing into 2011, the timing and extent of a full recovery is unknown, and uncertainty still exists in the Unites States and global economies and the credit and equity markets. While currently not material to our liquidity or ability to service our debts, we have been affected by the weak economic conditions on several fronts. The following discussion illustrates some of those impacts and the signs of recovery in 2010.

There has been a significant decrease in average wholesale electric prices in our region since the recession began, due primarily to the decline in demand for power and the decline in market prices of fuel (primarily natural gas and coal). Over the past five years, wholesale revenues represented 5.5% of our total electric revenue on average. Because most of our nonfuel costs are fixed in the short term, a decline in wholesale prices can have a significant impact on earnings. The weighted average price of wholesale MWhs we sold was $31.62, $26.62, and $48.31 in 2010, 2009 and 2008, respectively, and $32.12 through the first six months of 2011, which illustrates the sharp decline in 2009 followed by a partial recovery since then. While some of the price recovery was likely driven by economic recovery, we believe much of it was a result of higher demand in our region due to weather.

The economic recession and, to a lesser extent, the mild temperatures of 2009 led to a 6.1% decrease in retail energy sales volume during 2009 as compared to 2008, which resulted in a $49.4 million unfavorable retail volume variance in revenues in the comparable periods. While retail sales improved substantially in 2010, we believe most of that increase is attributable to favorable weather. IPL is generally able to sell excess energy in the wholesale markets; but wholesale prices are typically lower than retail prices and therefore decreases in retail demand are only partially mitigated by increased wholesale sales volume. We believe demand for energy will continue to increase over time, but we do not expect it to return to 2008 levels quickly.

During the years 2010, 2009 and 2008, our Pension Plans realized net actuarial gains (losses) of ($22 million), $35 million and ($186 million), respectively. The 2010 net actuarial loss of $22.0 million is comprised of two parts: (1) $17.2 million of pension asset actuarial gain is primarily due to the higher than expected return on assets, and (2) $39.2 million of pension liability actuarial loss is primarily due to a decrease in the discount rate that is used to value pension liabilities. Due to pension accounting rules, the 2010 loss began impacting our results in 2011 and will continue to be amortized into earnings over the next eleven years, which is the estimated average remaining working lifetime of plan participants. Primarily as a result of steep pension losses in 2008, pension expense in 2009 and 2010 was significantly higher than the 2008 level. Net periodic benefit cost (net of amount capitalized) was $22.1 million, $31.8 million and $8.1 million in 2010, 2009 and 2008, respectively and was $12.3 million for the first half of 2011.

The Pension Plans cumulative unrecognized net loss of $207.9 million as of December 31, 2010 has arisen over time primarily due to the long-term declining trend in corporate bond rates, the lower than expected return on assets during the year 2008, and the adoption of new mortality tables which increased the expected benefit obligation due to the longer expected lives of participants, since Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 715 was adopted. The unrecognized net loss, to the extent that it exceeds 10% of the greater of the benefit obligation or the assets, will be amortized and included as a component of net periodic benefit cost in future years.

The projected benefit obligation of $607.4 million, less the fair value of assets of $412.6 million results in a funded status of ($194.8 million) at December 31, 2010, which was primarily due to the poor performance of the pension assets in 2008. The funding shortfall, which is estimated to be approximately $152 million as of January 1, 2011, must be funded over seven years. In addition, normal service cost must be funded each year. The normal service cost is estimated to be about $5.1 million in 2011.

On a positive note, during 2009 the recession had the effect of halting the rapid inflation on certain raw materials, including steel, copper and other commodities that we experienced over the previous few years to the point where some costs have even declined. Inflation on raw materials remained low in 2010 and through the first half of 2011, but could increase in 2012 if demand for these raw materials increases. These and other raw materials serve as inputs to many operating and maintenance processes fundamental to the electric utility industry. Lower prices reduce our operating and maintenance costs and improve our liquidity.

For other impacts on our business caused by the recent recession in the local and global economy and the crisis in the financial markets, see “Risk Factors—Current and future conditions in the economy may adversely affect our results of operations, financial condition, and cash flows.”

Results of Operations

In addition to the discussion on operations below, please see the statistical information table included under “Business” for additional data such as kWh sales and number of customers by customer class.

The electric utility business is affected by seasonal weather patterns throughout the year and, therefore, the operating revenues and associated expenses are not generated evenly by month during the year.

Comparison of year ended December 31, 2010 and year ended December 31, 2009

Utility Operating Revenues

Utility operating revenues increased in 2010 from the prior year by $76.8 million, which resulted from the following changes (dollars in thousands):

	2010	2009	Change	Percent Change
Utility Operating Revenue
Retail Revenues	$1,064,559	$1,000,148	$64,411	6.4%
Wholesale Revenues	60,964	50,155	10,809	21.6%
Miscellaneous Revenues	19,380	17,778	1,602	9.0%
Total Utility Operating Revenues	$1,144,903	$1,068,081	$76,822	7.2%
Heating Degree Days
Actual	5,267	5,195	72	1.4%
30-year Average	5,519	5,519
Cooling Degree Days
Actual	1,619	968	651	67.3%
30-year Average	1,041	1,041

The increase in retail revenues was due to a 3.7% increase in the quantity of kWh sold ($32.3 million) and a 2.6% increase in the weighted average price per kWh sold ($32.1 million). The increase in the volume of electricity sold to retail customers in the comparable periods was primarily due to the hotter temperatures in our service territory in 2010 as demonstrated by the 67.3% increase in cooling degree days. The increase in the weighted average price of kWhs sold was primarily due to a $43.0 million increase in fuel revenues, partially offset by a $11.1 million decrease in the base rate charged to our retail customers. The increase in fuel revenues is offset by increases in fuel and purchased power costs as described below. The decrease in the base rates is primarily due to our declining block rate structure, which generally provides for residential and commercial customers to be charged a lower per kWh rate at higher consumption levels. Therefore, as volumes increase, the weighted average price per kWh decreases. Also impacting the decrease in base rates is a decrease in charges to commercial and industrial customers based on their peak demand, which was primarily driven by substantial reductions in operations by two of our previous ten largest customers.

The increase in wholesale revenues of $10.8 million was due to an 18.6% increase in the weighted average price per kWh sold ($9.6 million) and a 2.5% increase in the quantity of kWh sold ($1.2 million). The quantity and price of wholesale kWh sales are impacted by the ability of our generation to be dispatched by the Midwest ISO at wholesale prices that are above our variable costs and the amount of electricity we have available to sell in the wholesale market. Our ability to be dispatched in the Midwest ISO market is primarily impacted by the locational market price of electricity and variable generation costs. The amount of electricity available for wholesale sales is impacted by our retail load requirements, our generation capacity and unit availability. We believe the increase in wholesale prices was primarily caused by an increase in demand for wholesale power and natural gas in the Midwest ISO Market caused by the hotter temperatures in the Midwestern United States in the third quarter of 2010 as demonstrated by the 67.3% increase in cooling degree days in our service territory during such period. The increase in wholesale volumes during the comparable periods was primarily due to improved performance of our coal fired units resulting in a lower forced outage rate and because the higher wholesale market prices resulted in our units being called upon more often.

Utility Operating Expenses

The following table illustrates our primary operating expense changes from 2009 to 2010 (in millions):

2009 Operating Expenses	$898.1
Increase in fuel costs	80.7
Increase in maintenance expense	16.6

Increase in power purchased	8.8
Decrease in deferred fuel costs	(34.6)
Decrease in Pension Plan expenses (net of amount capitalized)	(9.7)
Increase in property tax expense	3.2
Other miscellaneous variances − individually immaterial	9.4
2010 Operating Expenses	$972.5

The $80.7 million increase in fuel costs is primarily due to a 26% increase in the price per ton of coal we consumed during the comparable periods ($62.7 million) and a $17.9 million increase in the quantity of fuel consumed due primarily to a 3.6% increase in total electricity sales volume in the comparable periods. These increases were partially offset by a $34.6 million decrease in deferred fuel costs as the result of variances between estimated fuel and purchased power costs in our fuel adjustment charges and actual fuel and purchased power costs. We are generally permitted to recover underestimated fuel and purchased power costs to serve our retail customers in future rates through the fuel adjustment charges proceedings and, therefore, the costs are deferred and amortized into expense in the same period that our rates are adjusted. Deferred fuel costs are recorded in Fuel on the accompanying Consolidated Statements of Income. (See also “Liquidity and Capital Resources − Regulatory Matters—Fuel Adjustment Charge and Authorized Annual Jurisdictional Net Operating Income.”)

The $16.6 million increase in maintenance expense is primarily related to the timing and duration of major generating unit overhauls. We expect maintenance expenses to continue to be higher through 2011 and in 2013 as we continue to perform major generating unit overhauls and implement a plan to increase the level of maintenance activities on our five largest coal fired generating units to correct reliability problems encountered in the past two years as described previously in “Operational Excellence.”

The increase in power purchased was primarily due to a 15.5% increase in the market price of purchased power ($7.4 million) and a 14.4% increase in the volume of power purchased during the period ($6.0 million), partially offset by a $4.6 million decrease in capacity purchases, primarily due to lower capacity prices. The volume of power we purchase each period is primarily influenced by our retail demand, our generating unit capacity and outages and because at times it is less expensive for us to buy power in the market than to produce it ourselves. The market price of purchased power is influenced primarily by changes in the market price of delivered fuel (primarily natural gas), the price of environmental emissions allowances, the supply of and demand for electricity, and the time of day in which power is purchased.

Pension expense (net periodic benefit cost − net of amount capitalized) for our defined benefit Pension Plans decreased from $31.8 million in 2009 to $22.1 million in 2010. This decrease was primarily due to a $5.1 million increase in the expected return on plan assets and a decrease of $4.4 million in recognized actuarial loss. Both of these favorable variances are primarily the result of the approximately $47 million actuarial gain in market value of our pension assets in 2009, which is being amortized into expense over 11 years in accordance with accounting principles generally accepted in the United States of America. Pension expense is included in Other operating expenses in the accompanying audited Consolidated Statements of Income. During 2010, we experienced a net actuarial loss of $22 million in the Pension Plans as a result of decreasing the discount rate used to value pension liabilities, partially offset by our Pension Plan assets performing above the expected rate of return during 2010. Our pension expense for the Pension Plans is expected to remain relatively the same in 2011 as a result of the increase in expected long-term rate of return on pension assets offsetting the amortization of the actuarial loss in 2010 and the increase in amortization of prior service cost as a result of increasing benefits for non-union employees in 2010.

The increase in property tax expense was primarily due to adjustments recorded in 2009 that reduced expense relating to 2008 taxes payable in 2009, as a result of having updated information regarding assessed values and tax rates that was not available to us in 2008.

Other Income and Deductions

Other income and deductions increased from income of $24.3 million in 2009 to income of $26.1 million in 2010 reflecting an increase of $1.8 million, or 7.4%. This increase was primarily due to a $2.0 million increase in the allowance for equity funds used during construction as a result of increased construction activity.

Interest and Other Charges

Interest and other charges decreased $2.0 million during 2010 primarily due to our refinancing of $131.9 million of auction rate securities to a fixed rate of 4.9% in June of 2009 ($0.9 million), and a $0.8 million increase in the allowance for borrowed funds used during construction as a result of increased construction activity.

Comparison of year ended December 31, 2009 and year ended December 31, 2008

Utility Operating Revenues

Utility operating revenues decreased in 2009 from the prior year by $11.0 million, which resulted from the following changes (dollars in thousands):

	2009	2008	Change	Percent Change
Utility Operating Revenue
Retail Revenues	$1,000,148	$1,003,103	$(2,955)	(0.3%)
Wholesale Revenues	50,155	57,456	(7,301)	(12.7%)
Miscellaneous Revenues	17,778	18,554	(776)	(4.2%)
Total Utility Operating Revenues	$1,068,081	$1,079,113	$(11,032)	(1.0%)
Heating Degree Days
Actual	5,195	5,463	(268)	(4.9%)
30-year Average	5,519	5,551
Cooling Degree Days
Actual	968	1,086	(118)	(10.9%)
30-year Average	1,041	1,042

The 1.0% decrease in utility operating revenues was primarily due to a 12.7% ($7.3 million) decrease in wholesale revenues and a 0.3% ($3.0 million) decrease in retail revenues. The decrease was partially offset by a $32.0 million decrease in 2008 revenues associated with $32 million of credits to our retail customers recorded in 2008 as a deferred fuel regulatory liability to be paid out through the fuel adjustment charge. See “Liquidity and Capital Resources—Regulatory Matters − Fuel Adjustment Charge and Authorized Annual Jurisdictional Net Operating Income” for further information regarding the credit.

The 12.7% ($7.3 million) decrease in wholesale revenues is primarily due to a 44.9% decrease in the weighted average price per kWh sold ($40.9 million), partially offset by a 58.4% increase in the quantity of kWh sold ($33.6 million). The decreased market price of purchased power is influenced primarily by changes in the market price of delivered fuel (primarily natural gas), the price of environmental emissions allowances, the supply of and demand for electricity, and the time of day in which power is purchased. The amount of electricity available for wholesale sales is impacted by our retail load requirements, our generation capacity and unit availability. The increase in quantity was primarily due to the timing and duration of scheduled and forced generating unit maintenance outages. The quantity and price of wholesale kWh sales are also impacted by the ability of our generation to be dispatched by the Midwest ISO at wholesale prices that are above our variable costs and the amount of electricity we have available to sell in the wholesale market. Our ability to be dispatched in the Midwest ISO market is primarily impacted by the locational market price of electricity and variable generation costs.

Excluding the effect of the $32.0 million of credits in 2008, retail revenues decreased by 3.4% ($35.0 million). This decrease was primarily due to a 6.1% decrease in the quantity of kWh sold ($49.4 million), partially offset by a 2.9% increase in the weighted average price per kWh sold ($14.4 million). The decrease in the quantity of retail kWhs sold was primarily due to the economic recession and milder weather conditions (approximately $49.4 million) in 2009 compared to 2008. There was a 10.9% decrease in cooling degree days during the comparable periods and a 4.9% decrease in heating degree days during the comparable periods. The increase in the weighted average price of kWhs sold was primarily due to a (i) a $16.8 million increase in the rate charged to our retail customers primarily due to higher prices associated with our declining block rate structure and (ii) $1.2 million increase in fuel revenues, which is offset by increased fuel and purchased power expenses attributable to serving our jurisdictional retail customers as described below in “Utility Operating Expenses.” These increases were partially offset by a $4.7 million decrease in revenues related to our CCT projects.

Utility Operating Expenses

The following table illustrates our primary operating expense changes from 2008 to 2009 (in millions):

2008 Operating Expenses	$897.2
Increase in deferred fuel costs	21.1
Increase in other operating expenses	10.0
Decrease in fuel costs	(13.7)
Decrease in power purchased	(10.6)
Decrease in income taxes − net	(7.2)
Other miscellaneous variances	1.3
2009 Operating Expenses	$898.1

The $21.1 million increase in deferred fuel costs is the result of variances between estimated fuel and purchased power costs in our Fuel Adjustment Charges (“FAC”) and actual fuel and purchased power costs for meeting our retail load.

The $10.0 million increase in other operating expenses was primarily due to an increase in pension expenses, partially offset by: decreased wages and benefits excluding pension expense ($4.3 million); contractor and consulting services ($3.8 million); operating expenses related to our CCT projects ($3.4 million); and various other individually immaterial items. Net periodic benefit cost after amounts capitalized (pension expense) increased from $8.1 million during 2008 to $31.8 million during 2009. This increase was primarily due to an increase of $14.9 million in amortization of actuarial loss and a $7.3 million decrease in the expected return on plan assets. Both of these unfavorable variances are primarily the result of the significant decline in market value of our pension assets in 2008. This decline coupled with a decrease in the discount rate used to value pension liabilities resulted in a $185.9 million net actuarial loss in 2008, which is being amortized into expense over 12 years in accordance with accounting principles generally accepted in the United States of America. The decrease in wages and benefits excluding pension expense was primarily the result of staffing reductions.

The decrease in fuel costs was primarily due to a 3.6% decrease in the quantity of coal consumed as a result of a 2.5% decrease in the amount of electricity we generated.

The decrease in power purchased was primarily due to a decrease in the market price of purchased power ($21.7 million), partially offset by a 15.8% increase in the volume of power purchased during the period ($8.7 million) and a $2.4 million increase in capacity purchases. The volume of power we purchase each period is primarily influenced by our retail demand, our generating unit capacity and outages and because at times it is less expensive for us to buy power in the market than to produce it ourselves. The market price of purchased power is influenced primarily by changes in the market price of delivered fuel (primarily natural gas), the price of environmental emissions allowances, the supply of and demand for electricity, and the time of day in which power is purchased.

The $7.2 million decrease in income tax expense was primarily due to the decrease in pretax net operating income for the reasons previously described.

Other Income and Deductions

Other income and deductions decreased from income of $30.2 million in 2008 to income of $24.3 million in 2009, primarily due to a $6.7 million decrease in the income tax benefit, and a $1.8 million impairment recorded on a minority ownership investment, partially offset by decreases in charitable donations ($1.2 million), contracted services ($0.9 million) and a $0.9 million increase in the allowance for equity funds used during construction. The decrease in the income tax benefit was primarily due to a $16.3 million decrease in interest expense on long-term debt. The increase in allowance for equity funds used during construction was primarily due to the higher average balance of construction work in progress during 2009 as compared to 2008.

Interest and Other Charges

Interest and other charges decreased $16.9 million in 2009 as compared to 2008. The decrease is primarily due to a $13.9 million early tender premium related to the refinancing in April 2008 of the 2008 IPALCO’s Notes with the proceeds from the issuance of the 2016 IPALCO Notes. The decrease is partially offset by increased interest related to the $40 Million City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds Adjustable Rate Tender Securities Series 1995B, Indianapolis Power & Light Company Project (“1995B Bonds”). See Note 3, “Investment in Long-Term Debt Securities” to the 2010 Audited Consolidated Financial Statements of IPALCO for further discussion on the 1995B Bonds.

Comparison of three months ended June 30, 2011 and six months ended June 30, 2010

Utility Operating Revenues

Utility operating revenues during the three months ended June 30, 2011 increased by $4.9 million compared to the same period in 2010, which resulted from the following changes (dollars in thousands):

	Three Months Ended June 30,
	2011	2010	Change	Percentage Change
Utility Operating Revenue:
Retail Revenues	$258,911	$250,414	$8,497	3.4%
Wholesale Revenues	16,544	20,536	(3,992)	(19.4%)
Miscellaneous Revenues	4,488	4,097	391	9.5%
Total Utility Operating Revenues	$279,943	$275,047	$4,896	1.8%
Heating Degree Days:
Actual	407	284	123	43.3%
30-year Average	551	551
Cooling Degree Days:
Actual	429	511	(82)	(16.0)%
30-year Average	302	302

While the increase in Utility Operating Revenues in the comparable periods was only 1.8%, or $4.9 million, it included a 3.4%, or $8.5 million increase in retail revenues, partially offset by a 19.4% or $4.0 million decrease in wholesale revenues. The $8.5 million increase in retail revenues was due to a 5.8% increase in the weighted average price per Kilowatt hours (“kWh”) sold ($13.0 million), partially offset by a 2.2% decrease in the volume of kWh sold ($4.5 million). The $13.0 million increase in the weighted average price of kWh sold was primarily due to a $10.2 million increase in Fuel Adjustment Clause (“FAC”) revenues. We believe the $4.5 million decrease in the volume of electricity sold was due to the milder temperatures in our service territory in 2011 and the effect of local economic conditions. The $4.0 million decrease in wholesale revenues was primarily due to an 18.9% decrease in the quantity of kWh sold ($3.8 million), which was primarily due to the timing of major generating unit overhauls and, to a lesser extent, unscheduled outages.

Utility Operating Expenses

The following table illustrates our primary operating expense changes from the three months ended June 30, 2010 to the three months ended June 30, 2011 (in millions):

Operating Expenses for the Three Months Ended June 30, 2010	$237.0
Increase in fuel	6.1
Increase in other operating expenses	2.1
Increase in purchased power costs	2.0
Decrease in maintenance costs	(2.4)
Decrease in income taxes – net	(2.9)
Other miscellaneous variances – individually immaterial	1.9
Operating Expenses for the Three Months Ended June 30, 2011	$243.8

The $6.1 million increase in fuel costs was primarily due to an 11% increase in the price per ton of coal we consumed during the comparable periods ($8.1 million) and a $2.0 million increase in deferred fuel costs as the result of variances between estimated fuel and purchased power costs in our fuel adjustment charges and actual fuel and purchased power costs. These increases were partially offset by a $4.9 million decrease in the quantity of fuel consumed due primarily to a decrease in total electricity sales volume in the comparable periods.

Other operating expenses for the three months ended June 30, 2011 increased $2.1 million or 4.2% compared to the same period in 2010 primarily due to an increase of $1.2 million in demand side management costs versus the comparable period.

The $2.0 million increase in purchased power costs was primarily due to a 25% increase in the volume of power purchased during the period ($2.0 million), primarily due to the timing of major generating unit overhauls and, to a lesser extent, unscheduled outages.

Maintenance expenses for the three months ended June 30, 2011 decreased $2.4 million or 7.7% compared to the same period in 2010 due to a decrease in scheduled outages versus the comparable period.

The $2.9 million decrease in income taxes-net was primarily due to the decrease in pretax net operating income described above and partially due to the benefit recorded related to the gradual decreases in enacted Indiana tax rates from 8.5% to 6.5% beginning July 1, 2012 through July 1, 2015. This decrease in tax rates will probably not cause a reduction in future base customer rates. IPALCO’s effective combined state and federal income tax rates were 33.2% for the three months ended June 30, 2011 as compared to 41.4% for the three months ended June 30, 2010 (as discussed in Note 9, “Income Taxes” to the June 30, 2011 Unaudited Financial Statements of IPALCO).

Other Income and Deductions

Other income and deductions decreased $0.5 million for the three months ended June 30, 2011 as compared to the same period in 2010. This decrease is primarily due to the $15.4 million loss on early extinguishment of debt related to the repurchase of the 2011 IPALCO Notes, including a $14.4 million early tender premium. This decrease was partially offset by a $13.3 million gain on sale of our Oatsville coal reserve (as discussed in Note 8, “Sale of Oatsville Coal Reserve” to the June 30, 2011 Unaudited Financial Statements of IPALCO).

Interest and Other Charges

Interest and other charges decreased $0.7 million during 2011 primarily due to lower interest on long-term debt due to the refinancing of $375 million of 8.625% 2011 IPALCO Notes with $400 million of 2018 IPALCO Notes in May of 2011.

Comparison of six months ended June 30, 2011 and three months ended June 30, 2010

Utility Operating Revenues

Utility operating revenues during the six months ended June 30, 2011 increased by $6.0 million compared to the same period in 2010, which resulted from the following changes (dollars in thousands):

	Six Months Ended June 30,
	2011	2010	Change	Percentage Change
Utility Operating Revenue:
Retail Revenues	$530,756	$510,815	$19,941	3.9%
Wholesale Revenues	28,589	43,577	(14,988)	(34.4)%
Miscellaneous Revenues	9,763	8,692	1,071	12.3%
Total Utility Operating Revenues	$569,108	$563,084	$6,024	1.1%
Heating Degree Days:
Actual	3,214	3,197	17	0.5%
30-year Average	3,424	3,424

Cooling Degree Days:
Actual	432	511	(79)	(15.5)%
30-year Average	302	302

While the increase in Utility Operating Revenues in the comparable periods was only 1.1%, or $6.0 million, it included a 3.9%, or $19.9 million increase in retail revenues, partially offset by a 34.4%, or $15.0 million, decrease in wholesale revenues. The increase in retail revenues was due to a 7.1% increase in the weighted average price per Kilowatt hours (“kWh”) sold ($33.4 million), partially offset by a 2.1% decrease in the volume of kWh sold ($8.5 million) and a nonrecurring charge against retail revenues related to prior periods ($5.0 million). The $33.4 million increase in the weighted average price of kWh sold was primarily due to a $28.3 million increase in FAC revenues and another $3.4 million in other recoverable costs such as demand side management and environmental costs. We believe the $8.5 million decrease in the volume of electricity sold was primarily due to milder temperatures in our service territory in 2011 as demonstrated by the 15.5% decrease in cooling degree days as well as local economic conditions. The $15.0 million decrease in wholesale revenues was primarily due to a 33.5% decrease in the quantity of kWh sold ($14.6 million), which was primarily due to the timing of scheduled generating unit outages and, to a lesser extent, unscheduled outages.

Utility Operating Expenses

The following table illustrates our primary operating expense changes from the six months ended June 30, 2010 to the six months ended June 30, 2011 (in millions):

Operating Expenses for the Six Months Ended June 30, 2010	$475.4
Increase in fuel costs	6.5
Increase in other operating expenses	3.9
Increase in purchased power costs	14.2
Increase in maintenance expenses	6.4
Decrease in income taxes – net	(11.9)
Other miscellaneous variances – individually immaterial	2.7
Operating Expenses for the Six Months Ended June 30, 2011	$497.2

The $6.5 million increase in fuel costs is primarily due to an 18% increase in the price per ton of coal we consumed during the comparable periods ($24.7 million) partially offset by (i) a $15.6 million decrease in the quantity of fuel consumed due primarily to a decrease in total electricity sales volume in the comparable periods and (ii) a $3.8 million decrease in deferred fuel costs as the result of variances between estimated fuel and purchased power costs in our fuel adjustment charges and actual fuel and purchased power costs.

Other operating expenses for the six months ended June 30, 2011 increased $3.9 million or 4.0% compared to the same period in 2010, primarily due to an increase of $2.5 million in demand side management costs versus the comparable period.

The $14.2 million increase in purchased power costs was primarily due to a 116% increase in the volume of power purchased during the period ($17.2 million), primarily due to the timing of scheduled generating unit outages and, to a lesser extent, unscheduled outages.

Maintenance expenses for the six months ended June 30, 2011 increased $6.4 million or 11.7% compared to the same period in 2010. We expect maintenance expenses to continue to be higher through 2011 and in 2013 as we continue to perform major generating unit overhauls and implement a plan to increase the level of maintenance activities on our five largest coal fired generating units to correct reliability problems encountered in the past two years as described under “Operating Excellence” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The $11.9 million decrease in income taxes - net was primarily due to a decrease in pretax net operating income for the reasons previously described and, to a lesser extent, the benefit recorded related to the gradual decreases in enacted Indiana tax rates from 8.5% to 6.5% beginning July 1, 2012 through July 1, 2015 which are not probable to cause a reduction in future base customer rates. IPALCO’s effective combined state and federal income tax rates were 36.8% for the six months ended June 30, 2011 as compared to 40.4% for the six months ended June 30, 2010 (as discussed in Note 9, “Income Taxes” to the June 30, 2011 Unaudited Financial Statements of IPALCO).

Other Income and Deductions

Other income and deductions decreased $0.4 million for the six months ended June 30, 2011 as compared to the same period in 2010. This decrease is primarily due to a $15.4 million loss on early extinguishment of debt related to the repurchase of the 2011 IPALCO Notes, including a $14.4 million early tender premium. This decrease was partially offset by a $13.3 million gain on sale of our Oatsville coal reserve (as discussed in Note 8, “Sale of Oatsville Coal Reserve” to the June 30, 2011 Unaudited Financial Statements of IPALCO) and a $0.7 million increase in the allowance for equity funds used during construction as a result of increased construction activity.

Interest and Other Charges

Interest and other charges decreased $1.1 million during 2011 primarily due to (i) lower interest on long-term debt of $0.6 million due to the refinancing of $375 million of 2011 IPALCO Notes with $400 million of 2018 IPALCO Notes in May of 2011 and (ii) a $0.5 million increase in the allowance for borrowed funds used during construction as a result of increased construction activity.

Liquidity and Capital Resources

As of June 30, 2011, we had unrestricted cash and cash equivalents of $36.2 million. As of June 30, 2011, we also had available borrowing capacity of $154.3 million under our $250.0 million committed revolving credit facilities after outstanding borrowings, existing letters of credit and liquidity support for the 1995B Bonds. All of IPL’s long-term borrowings must first be approved by the IURC and the aggregate amount of IPL’s short-term indebtedness must be approved by the FERC. We have approval from FERC to borrow up to $500 million of short-term indebtedness outstanding at any time through July 27, 2012. We also have authority from the IURC to, among other things, issue up to $200 million in aggregate principal amount of long-term debt and refinance up to $277.4 million in existing indebtedness through December 31, 2013, and to have up to $250 million of long-term credit agreements and liquidity facilities outstanding at any one time. We also have restrictions on the amount of new debt that may be issued due to contractual obligations of AES and by financial covenant restrictions under our existing debt obligations. We do not believe such restrictions will currently be a limiting factor in our ability to issue debt in the ordinary course of prudent business operations.

We believe that existing cash balances, cash generated from operating activities and borrowing capacity on our committed credit facilities will be adequate for the foreseeable future to meet anticipated operating expenses, interest expense on outstanding indebtedness, recurring capital expenditures and to pay dividends to AES. Sources for principal payments on outstanding indebtedness and nonrecurring capital expenditures are expected to be obtained from: (i) existing cash balances; (ii) cash generated from operating activities; (iii) borrowing capacity on our committed credit facilities; and (iv) additional debt financing.

Historical Cash Flow Analysis

Our principal sources of funds for the six months ended June 30, 2011 were: long-term debt borrowings of $399.7 million (net of discounts); net cash provided by operating activities of $93.9 million; and net short term borrowings of $55.0 million. The long-term borrowings were primarily used to repurchase all of our outstanding 2011 IPALCO Notes and to pay the early tender premium of $14.4 million and other related fees and expenses. Net cash provided by operating activities for the first six months of 2011 was comparable to the same period in 2010 and is net of cash paid for interest of $57.3 million and pension funding of $13.0 million. The principal uses of funds in the first six months of 2011 included: the aforementioned repurchase of all of our outstanding 2011 IPALCO Notes and related fees; capital expenditures of $109.2 million; and dividends to AES of $51.3 million. The principal uses of funds in the first six months of 2010 included capital expenditures of $62.0 million and dividends to AES of $52.3 million.

Our principal source of funds in 2010 was net cash provided by operating activities of $228.9 million. Net cash provided by operating activities is net of cash paid for interest of $113.5 million and pension funding of $28.7 million. Net cash provided by operating activities in 2010 was $12.8 million less than in 2009 primarily due to changes in our accounts receivable portfolio. The principal uses of funds in 2010 included capital expenditures of $176.4 million and dividends to AES of $73.2 million.

Our principal source of funds in 2009 was net cash provided by operating activities of $241.7 million. Net cash provided by operating activities is net of cash paid for interest of $115.3 million and pension funding of $20.1 million. Net cash provided by operating activities in 2009 was $57.9 million more than in 2008 primarily due to a decrease in pension funding of $36.6 million and the change in deferred fuel of $21.7 million. At the end of 2008, we had an asset for under recovered fuel costs of $15.2 million and at the end of 2009, we had a liability for the over collection of fuel costs of $8.2 million. The principal uses of funds in 2009 included capital expenditures of $115.4 million, dividends to AES of $70.9 million, and net debt repayments of $12.7 million.

Our principal sources of funds in 2008 were net cash provided by operating activities of $183.8 million, net proceeds of approximately $394.1 million from the sale of $400 million of the 2016 IPALCO Notes and net borrowings of $51.7 million on our committed credit facility. Net cash provided by operating activities is net of cash paid for interest of $130.0 million and pension funding of $56.7 million. The principal uses of funds in 2008 included capital expenditures of $106.9 million, dividends to AES of $71.6 million, the retirement in April 2008, of the 2008 IPALCO Notes, and net purchases of short-term investments of $39.5 million.

Capital Requirements

Capital Expenditures

Our construction program is composed of capital expenditures necessary for prudent utility operations and compliance with environmental laws and regulations, along with discretionary investments designed to improve overall performance. Our capital expenditures totaled $109.2 million and $62.0 million for the six months ended June 30, 2011 and 2010, respectively. Construction expenditures during the first six months of 2011 and 2010 were financed primarily with internally generated cash provided by operations, borrowings on IPL’s credit facility and Federal grants for IPL’s Smart Energy Project.

Our capital expenditure program, including development and permitting costs, for the three year period 2011-2013 is currently estimated to cost approximately $489 million, including amounts already spent in the first six months of 2011. It includes approximately $184 million for additions, improvements and extensions to transmission and distribution lines, substations, power factor and voltage regulating equipment, distribution transformers and street lighting facilities. The capital expenditure program also includes approximately $244 million for power plant related projects (including $64 million for construction projects designed to reduce sulfur dioxide); $31 million for IPL’s Smart Energy Projects; and $30 million for other miscellaneous equipment. The majority of the expenditures for construction projects designed to reduce sulfur dioxide and mercury emissions are recoverable through jurisdictional retail rate revenue through our ECCRA filings, subject to regulatory approval. These estimates do not include any additional amounts we may be required to spend in connection with resolution of the NOV described in “Environmental Matters” and, due to the uncertainty of future environmental regulations, they also do not include any costs related to compliance with other potential future regulations such as those described in “Environmental Matters” nor any costs for new generation that might be required when existing units are retired. Capital expenditures are generally financed with a contribution of internally generated funds and short-term and long-term borrowings.

The combination of existing and expected environmental regulations make it likely that we will retire several of our existing, primarily coal-fired, smaller and older generating units over the next several years. These units are not equipped with the advanced environmental control technologies needed to comply with expected regulations, and collectively make up less than 15% of our net electricity generation over the last several years. We are continuing to evaluate available options for replacing this generation, which includes building new units, purchasing existing units, joint ownership of generating units, purchasing electricity in the wholesale market, or some combination of these options. There is currently an excess of capacity in the MISO footprint, and this excess is projected to remain for several years. Our decision on which replacement options to pursue will be impacted by EPA’s final HAPS MACT rule, which is expected to be released in November 2011, as well as the ultimate timetable for implementation of the rule. We will seek and expect to recover our costs associated with replacing the retired units, but no assurance can be given as to whether the IURC would approve such a request.

Contractual Cash Obligations

Our non-contingent contractual obligations as of June 30, 2011 are set forth below:

	Payment Due
	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
	(in millions)
Long-term debt	$$1,737.7	$-	$$110.0	$$40.0	$$1,587.7
Capital lease obligations	-	-	-	-	-
Operating lease obligations	-	-	-	-	-
Interest obligations(1)	1,175.3	105.5	202.8	184.2	682.8
Purchase obligations(2): Coal, gas, purchased power and related transportation	1,100.4	276.6	459.0	110.9	253.9
Other	45.1	7.8	13.0	12.2	12.1
Pension Funding(3)	23.7	23.7	-	-	-
Total(4)	$$4,082.2	$$413.6	$$784.8	$$347.3	$$2,536.5

(1)	Represents interest payment obligations related to fixed and variable rate debt. Interest related to variable rate debt is calculated using the rate in effect at June 30, 2011.

(2)
Does not include purchase orders or normal purchases for goods or services: (1) for which there is not also an enforceable contract; or (2) which does not specify all significant terms, including fixed or minimum quantities. Also, does not included contractual commitments that can be terminated by us without penalty on notice of 90 days or less.

(3)
IPL will fund approximately $37 million during 2011, and has funded $13.0 million through June 30, 2011.  IPL funded an additional $7.4 million to the Pension Plans on July 14, 2011 and another $9.5 million on September 15, 2011.  For years 2012 and thereafter, our contractual obligation for pension funding can fluctuate due to various factors and are not included in this table. Please see “Pension Funding” below and Note 12, “Pension and Other Postretirement Benefits” to the 2010 Audited Consolidated Financial Statements of IPL in “Financial Statements and Supplementary Data” included in this prospectus for further discussion.

(4)
Does not include an uncertain tax liability of $4.9 million (tax and related interest) as of June 30, 2011 because it is not possible to determine in which future period or periods that the non-current income tax liability for uncertain tax positions might be paid.

Common Stock Dividends

All of IPALCO’s outstanding common stock is held by AES.  During the first six months of 2011 and 2010, we paid $51.3 million and $52.3 million, respectively, in dividends to AES.  During 2010, 2009 and 2008, we paid $73.2 million, $70.9 million, and $71.6 million, respectively, in dividends to AES. Future distributions will be determined at the discretion of our board of directors and will depend primarily on dividends received from IPL. Dividends from IPL are affected by IPL’s actual results of operations, financial condition, cash flows, capital requirements, regulatory considerations, and such other factors as IPL’s board of directors deems relevant.

Pension Funding

We contributed $13.0 million and $10.5 million to the Pension Plans during the first six months of 2011 and 2010, respectively.  We contributed $28.7 million, $20.1 million, and $56.7 million to the Pension Plans in 2010, 2009, and 2008, respectively.  We contributed an additional $7.4 million to the Pension Plans on July 14, 2011 and another $9.5 million on September 15, 2011.  Funding for the qualified Defined Benefit Pension Plan is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under Employee Retirement Income Security Act of 1974, as amended by the Pension Protection Act of 2006, as well as consideration of targeted funding levels necessary to meet certain thresholds. Management does not currently expect any of the pension assets to be returned to IPL during 2011.

From a funding perspective, IPL’s funding target liability shortfall is estimated to be approximately $152 million as of January 1, 2011. The shortfall must be funded over seven years. In addition, IPL must also contribute the normal service cost earned by active participants during the plan year. The service cost is expected to be about $5.1 million in 2011. Then, each year thereafter, if the plan’s underfunding increases to more than the present value of the remaining annual installments, the excess is separately amortized over a new seven year period. IPL is expected to fund approximately $37 million during 2011, and had funded $13.0 million through June 30, 2011, $7.4 million on July 14, 2011 and another $9.5 million on September 15, 2011. Benefit payments made from the Pension Plans for the years ended December 31, 2010 and 2009 were $29.7 million and $28.5 million respectively.  Benefit payments made from the Pension Plans through June 30, 2011 were $14.9 million.  Benefit payments made by IPL for other postretirement obligations were $0.6 million and $0.4 million for the years ended December 31, 2010 and 2009, respectively and $0.2 million through June 30, 2011.

See also “Critical Accounting Policies” for further discussion of Pension Plans.

Dividend and Capital Structure Restrictions

IPL’s mortgage and deed of trust and its amended articles of incorporation contain restrictions on IPL’s ability to issue certain securities or pay cash dividends. So long as any of the several series of bonds of IPL issued under its mortgage remains outstanding, and subject to certain exceptions, IPL is restricted in the declaration and payment of dividends, or other distribution on shares of its capital stock of any class, or in the purchase or redemption of such shares, to the aggregate of its net income, as defined in the mortgage, after December 31, 1939. The amount which these mortgage provisions would have permitted IPL to declare and pay as dividends at June 30, 2011, exceeded IPL’s retained earnings at that date. In addition, pursuant to IPL’s articles, no dividends may be paid or accrued and no other distribution may be made on IPL’s common stock unless dividends on all outstanding shares of IPL preferred stock have been paid or declared and set apart for payment.

IPL is also restricted in its ability to pay dividends if it is in default under the terms of its credit facility, which could happen if IPL fails to comply with certain covenants. These covenants, among other things, require IPL to maintain total debt to total capitalization not in excess of 0.65 to 1, in order to pay dividends. As of June 30, 2011 and as of the filing of this prospectus, IPL was in compliance with all financial covenants and no event of default existed.

IPALCO is also restricted in its ability to pay dividends under the terms of its amended articles of incorporation if it is not in compliance with certain financial covenants. These covenants require IPALCO to maintain a minimum ratio of earnings before taxes, interest, depreciation and amortization to interest expense of not less than 2.5 to 1.0, and a ratio of total debt to total adjusted capitalization, as defined in the terms of its 2011 IPALCO Notes documents, not in excess of 0.67 to 1, in order to pay dividends. As of June 30, 2011 and as of the filing of this prospectus, IPALCO was in compliance with all financial covenants and no event of default existed.

IPL’s amended articles of incorporation also require that, so long as any shares of preferred stock are outstanding, the net income of IPL, as specified in the articles, be at least one and one-half times the total interest on the funded debt and the pro forma dividend requirements on the outstanding, and any proposed, preferred stock before any additional preferred stock is issued. IPL’s mortgage and deed of trust requires that net earnings as calculated thereunder be at least two and one-half times the annual interest requirements before additional bonds can be authenticated on the basis of property additions. As of June 30, 2011, these requirements would not materially restrict IPL’s ability to issue additional preferred stock or first mortgage bonds in the ordinary course of prudent business operations.

Capital Resources

IPALCO is a holding company, and accordingly substantially all of its cash is generated by the operating activities of its subsidiaries, principally IPL. None of its subsidiaries, including IPL, is obligated under or has guaranteed to make payments with respect to the notes or the 2016 IPALCO Notes, however, all of IPL’s common stock is pledged to secure these notes. Accordingly, IPALCO’s ability to make payments on the notes and the 2016 IPALCO Notes depends on the ability of IPL to generate cash and distribute it to IPALCO.

While we believe that our sources of liquidity will be adequate to meet our needs, this belief is based on a number of material assumptions, including, without limitation, assumptions about revenues, weather, economic conditions, our credit ratings and those of AES and IPL, regulatory constraints, environmental regulation and pension obligations. If and to the extent these assumptions prove to be inaccurate, our sources of liquidity may be affected. Moreover, changes in these factors or in the bank or other credit markets could reduce available credit or our ability to renew existing credit or liquidity facilities on acceptable terms. The absence of adequate liquidity could adversely affect our ability to operate our business, and our results of operations, financial condition, and cash flows.

Line of Credit

In December 2010, IPL entered into a $250 million unsecured revolving credit agreement, as discussed in Note 10, “Indebtedness – Line of Credit” to the 2010 Audited Consolidated Financial Statements of IPALCO. This credit agreement includes two facilities: (i) a $209.4 million committed line of credit for letters of credit, working capital and general corporate purposes and (ii) a $40.6 million liquidity facility, which is dedicated for the sole purpose of providing liquidity for certain variable rate unsecured debt issued on behalf of IPL. The newly executed credit agreement was entered into to replace IPL’s previously existing $150 million credit agreement.

Accounts Receivable Securitization

During 2011, we amended our receivable sale agreement to extend the maturity date to April 25, 2012.

IPL First Mortgage Bonds

In June 2009, the Indiana Finance Authority issued on behalf of IPL an aggregate principal amount of $131.9 million of 4.90% Environmental Facilities Refunding Revenue Bonds (Indianapolis Power & Light Company Project) due January 2016. These bonds were issued in three series: $41.9 million Series 2009A Bonds, $30 million Series 2009B Bonds, and $60 million 2009C Bonds. IPL issued $131.9 million aggregate principal amount of first mortgage bonds to the Indiana Finance Authority to secure the loan of proceeds from these series of bonds issued by the Indiana Finance Authority. Proceeds of these bonds were used to retire $131.9 million of existing IPL first mortgage bonds issued in the form of auction rate securities.

In September 2011, the Indiana Finance Authority (“IFA”) issued on behalf of IPL an aggregate principal amount of $55.0 million of 3.875% Environmental Facilities Revenue Bonds (Indianapolis Power & Light Company Project) due August 2021.  Also in September 2011, the IFA also issued on behalf of IPL an aggregate principal amount of $40.0 million of 3.875% Environmental Facilities Refunding Revenue Bonds (Indianapolis Power & Light Company Project) due August 2021.  IPL issued $95.0 million aggregate principal amount of first mortgage bonds to the IFA to secure the loan of proceeds from these series of bonds issued by the IFA.  Proceeds of these bonds were used to retire $40.0 million of existing IPL first mortgage bonds, and for the construction, installation and equipping of pollution control facilities, solid waste disposal facilities and industrial development projects at IPL’s Petersburg Generating Station.

IPALCO’s Senior Secured Notes

In April 2008, IPALCO completed the sale of the 2016 IPALCO Notes pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The 2016 IPALCO Notes were sold at 98.526% of par resulting in net proceeds of $394.1 million. The $5.9 million discount is being amortized through 2016 using the effective interest method. We used these net proceeds to repurchase or redeem all of the 2008 IPALCO Notes. The proceeds were also used to pay the early tender premium of $13.9 million (included in Interest on long-term debt in the accompanying Consolidated Statements of Income) and other fees and expenses related to the tender offer and the redemption of the 2008 IPALCO Notes and the issuance of the 2016 IPALCO Notes.

In May 2011, IPALCO completed the sale of $400 million aggregate principal amount of 2018 IPALCO Notes pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The 2018 IPALCO Notes were issued pursuant to an Indenture dated May 18, 2011, by and between IPALCO and The Bank of New York Mellon Trust Company, N.A., as trustee. In connection with this issuance, IPALCO conducted a tender offer to repurchase for cash any and all of IPALCO’s then outstanding $375 million of 2011 IPALCO Notes. As a result, IPALCO no longer has indebtedness with an interest rate that changes due to changes in its credit ratings, although IPL’s credit facilities continue to have certain fees that can be affected by its credit ratings.  Additionally, IPALCO no longer has any debt with financial ratio maintenance covenants; although its articles of incorporation continue to contain the same financial ratios restricting dividend payments and intercompany loans to AES as were included in the 2011 IPALCO Notes.

The 2018 IPALCO Notes were priced to the public at 99.927% of par. Net proceeds to IPALCO were $394.7 million after deducting initial costs and the discount.  These costs and other related financing costs are being amortized through 2018 using the effective interest method.  We used the net proceeds to repurchase all of the outstanding 2011 IPALCO Notes through the tender offer and to subsequently redeem all of the remaining 2011 IPALCO Notes not tendered.  The proceeds were also used to pay the early tender premium of $14.4 million and other fees and expenses related to the tender offer and the redemption of the 2011 IPALCO Notes, as well as other fees and expenses related to the issuance of the 2018 IPALCO Notes. The total loss on early extinguishment of debt of $15.4 million was included as a separate line item within Other Income and Deductions in the accompanying Unaudited Condensed Consolidated Statements of Income.

The 2018 IPALCO Notes are secured by the Company’s pledge of all of the outstanding common stock of IPL.  The lien on the pledged shares will be shared equally and ratably with the 2016 IPALCO Notes.  IPALCO has entered into a Pledge Agreement Supplement with The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, dated May 18, 2011 to the Pledge Agreement between IPALCO and The Bank of New York Mellon Trust Company, N.A. as successor Collateral Agent dated November 14, 2001.

Credit Ratings

Our ability to borrow money or to refinance existing indebtedness and the interest rates at which we can borrow money or refinance existing indebtedness are affected by our credit ratings. In addition, the applicable interest rates on IPL’s credit facility (as well as the amount of certain other fees on the credit facility) are dependent upon the credit ratings of IPL. In the event IPL’s credit ratings are downgraded or upgraded, the interest rates and certain other fees charged to IPL could increase, or decrease, respectively. Downgrades in the credit ratings of AES could result in IPL’s and/or IPALCO’s credit ratings being downgraded.

The credit ratings of IPALCO and IPL as of June 30, 2011 are as follows:

	Moody’s	S&P	Fitch

IPALCO Issuer Rating/Corporate Credit Rating/Long-term Issuer Default Rating	-	BBB-	BBB-
IPALCO Senior Secured Notes	Ba1	BB+	BBB-
IPL Issuer Rating/Corporate Credit Rating/Long-term Issuer Default Rating	Baa2	BBB-	BBB-
IPL Senior Secured	A3	BBB	BBB+
IPL Senior Unsecured	Baa2	BBB-	BBB

We cannot predict whether our current credit ratings or the credit ratings of IPL will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. A security rating is not a recommendation to buy, sell or hold securities. The rating may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

Related Party Transactions

We participate in a property insurance program in which we buy insurance from AES Global Insurance Company, a wholly-owned subsidiary of AES. We are not self-insured on property insurance with the exception of a $5 million self-insured retention per occurrence. We do not carry insurance on transmission and distribution assets, which are considered to be outside the scope of property insurance. AES and other AES subsidiaries also participate in the AES global insurance program. We pay premiums for a policy that is written and administered by a third party insurance company. The premiums paid to this third party administrator by the participants are deposited into a trust fund owned by AES Global Insurance Company, but controlled by the third party administrator. This trust fund pays aggregate claims up to $30 million. Claims above the $30 million aggregate will be covered by separate insurance policies issued by a syndicate of third party carriers. These policies provide coverage of $1 billion per occurrence. The cost to us of coverage under this program was approximately $4.0 million, $3.9 million, and $3.6 million in 2010, 2009, and 2008, respectively, and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. As of June 30, 2011, December 31, 2010 and

2009, we had prepaid approximately $2.1 million, $1.7 million and $1.7 million, respectively, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

We are party to an agreement with Health and Welfare Benefit Plans LLC, an affiliate of AES, to participate in a group benefits program, including but not limited to, health, dental, vision and life benefits. Health and Welfare Benefit Plans LLC administers the financial aspects of the group insurance program, receives all premium payments from the participating affiliates, and makes all vendor payments. We believe that, though our insurance costs will likely continue to rise, cost savings can be realized through participation in this group benefits program with AES. The cost of coverage under this program was approximately $11.5 million, $21.0 million, $20.5 million and $21.0 million for the six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008, respectively, and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. For coverage under this plan we had prepaid approximately $2.7 million, $2.8 million and $0.5 million as of June 30, 2011 and December 31, 2010 and 2009, respectively, which is recorded in Prepayments and other current assets in the accompanying Consolidated Balance Sheets.

AES files federal and state income tax returns which consolidate IPALCO and its subsidiaries. Under a tax sharing agreement with AES, IPALCO is responsible for the income taxes associated with its own taxable income and records the provision for income taxes using a separate return method. IPALCO had a receivable balance under this agreement of $1.6 million, $6.0 million and $1.2 million as of June 30, 2011, December 31, 2010, and 2009, respectively.

During 2010, 2009, and 2008, some of IPL’s non-union employees received benefits under the AES Long-term Compensation Plan, a deferred compensation program, and this will continue in 2011. This type of plan is a common employee retention tool used in our industry. Benefits under this plan are granted in the form of performance units payable in cash and AES restricted stock units. In 2008, the plan also included options to purchase shares of AES common stock. All three of such components vest in thirds over a three year period and the terms of the AES restricted stock units also include a five year minimum holding period. In addition, the performance units payable in cash are subject to certain AES performance criteria. Total deferred compensation expense recorded during 2010, 2009 and 2008 was $1.7 million, $1.4 million and $3.0 million, respectively, and was $0.6 million for the six months ended June 30, 2011, and was included in Other Operating Expenses on IPALCO’s Consolidated Statements of Income. The value of these benefits is being recognized over the 36 month vesting period and a portion is recorded as miscellaneous deferred credits with the remainder recorded as paid in capital on IPALCO’s Consolidated Balance Sheets in accordance with ASC 718 “Compensation – Stock Compensation.”

See also “The AES Retirement Savings Plan” included in Note 12, “Pension and Other Postretirement Benefits” to the 2010 Audited Consolidated Financial Statements of IPALCO for a description of benefits awarded to IPL employees by AES under the AES Retirement Savings Plan.

REGULATORY MATTERS

General

IPL is a regulated public utility principally engaged in providing electric service to the Indianapolis metropolitan area. As a regulated entity, we are required to use certain accounting methods prescribed by regulatory bodies which may differ from accounting methods required to be used by nonregulated entities.

An inherent business risk facing any regulated public utility is that of unexpected or adverse regulatory action. Regulatory discretion is reasonably broad in Indiana, as it is elsewhere. We attempt to work cooperatively with regulators and those who participate in the regulatory process, while remaining vigilant in protecting or asserting our legal rights in the regulatory process. We take an active role in addressing regulatory policy issues in the current regulatory environment. Additionally, there is increased activity by environmental regulators. (See “Environmental Matters.”)

Basic Rates and Charges

Our basic rates and charges represent the largest component of our annual revenues. Our basic rates and charges are determined after giving consideration, on a pro-forma basis, to all allowable costs for ratemaking purposes including a fair return on the fair value of the utility property used and useful in providing service to customers. These basic rates and charges are set and approved by the IURC after public hearings. Such proceedings, which have occurred at irregular intervals, involve IPL, the Indiana Office of Utility Consumer Counselor, and other interested consumer groups and certain customers. Pursuant to statute, the IURC is to conduct a periodic review of the basic rates and charges of all Indiana utilities at least once every four years, but the IURC has the authority to review the rates of any Indiana utility at any time. Once set, the basic rates and charges authorized do not assure the realization of a fair return on the fair value of property. Our basic rates and charges were last adjusted in 1996. Our declining block rate structure generally provides for residential and commercial customers to be charged a lower per kWh rate at higher consumption levels. Therefore, as volumes increase, the weighted average price per kWh decreases. Numerous factors including, but not limited to, weather, inflation, customer growth and usage, the level of actual operating and maintenance expenditures, capital expenditures including those required by environmental regulations, fuel costs, generating unit availability and purchased power costs, can affect the return realized.

Fuel Adjustment Charge and Authorized Annual Jurisdictional Net Operating Income

IPL may apply to the IURC for a change in IPL’s fuel charge every three months to recover IPL’s estimated fuel costs, including the energy portion of purchased power costs, which may be above or below the levels included in IPL’s basic rates and charges. Independent of the IURC’s ability to review basic rates and charges, Indiana law requires electric utilities under the jurisdiction of the IURC to meet operating expense and income test requirements as a condition for approval of requested changes in the FAC. Additionally, customer refunds may result if a utility’s rolling twelve month operating income, determined at quarterly measurement dates, exceeds a utility’s authorized annual jurisdictional net operating income and there are not sufficient applicable cumulative net operating income deficiencies against which the excess rolling twelve month jurisdictional net operating income can be offset.

In IPL’s twelve most recently approved FAC filings (FAC 81 through 92), the IURC found that IPL’s rolling annual jurisdictional retail electric net operating income was lower than the authorized annual jurisdictional net operating income. FAC 92 includes the twelve months ended April 30, 2011. In IPL’s FAC 76 through 80 filings, the IURC found that IPL’s rolling annual jurisdictional retail electric net operating income was greater than the authorized annual jurisdictional net operating income. Because IPL has a cumulative net operating income deficiency, it has not been required to make customer refunds in its FAC proceedings.

In December 2007, IPL received a letter from the staff of the IURC requesting information relevant to the IURC’s periodic review of IPL’s basic rates and charges and IPL subsequently provided information to the staff. Since IPL’s cumulative net operating income deficiency (described above) requires no customer refunds in the FAC process, the IURC staff was concerned that the higher than usual 2007 earnings may continue in the future. In an effort to allay staff’s concerns, in IPL’s IURC approved FAC 79 and 80, IPL provided voluntary credits to its retail customers totaling $30 million and $2 million, respectively. IPL recorded a $30 million deferred fuel regulatory liability in March 2008 and a $2 million deferred fuel regulatory liability in June 2008, with corresponding and respective reductions against revenues for these voluntary credits. All of these credits have been applied in the form of offsets against fuel charges that customers would have otherwise been billed during June 1, 2008 through February 28, 2009.

Over the past few years, IPL has received correspondence from the IURC on a few occasions expressing concern for IPL’s level of earnings and inquiring about IPL’s depreciation rates. In response, IPL provided additional information to the IURC relevant to IPL’s earnings as well as the results of a depreciation analysis that IPL conducted. In the fourth quarter of 2010, IPL received a letter from the IURC stating that they did not have any additional questions.

Purchased power costs below an established benchmark are presumed to be recoverable fuel costs. The current benchmark is based on natural gas prices. Purchased power costs over the benchmark not recovered from our customers have not had a material impact on our results of operations, financial condition, or cash flows to date.

Tree Trimming Practices Investigation

In February 2009, an IPL customer filed a formal complaint claiming IPL’s tree trimming practices were unreasonable and expressed concerns with language contained in our tariff that addressed our tree trimming and tree removal rights. Subsequently, the IURC initiated a generic investigation into electric utility tree trimming practices and tariffs in Indiana. In November 2010, the IURC issued an order in the investigation, which imposed additional requirements on the conduct of tree trimming. The order included requirements on utilities to provide advance customer notice and obtain customer consent or additional easements if existing easements and rights of way are insufficient to permit pruning in accordance with the required industry standards or in the event that a tree would need to have more than 25% of its canopy removed. The order also directed that a rulemaking would be initiated to further address vegetation management practices. In December 2010, notices of appeal and petitions for reconsideration, clarification and/or rehearing were filed by multiple parties, including IPL.

On July 7, 2011, the IURC issued an additional tree trimming order which did not provide the relief we were seeking, but clarified utility customer notice requirements and the relationship of the order to property rights and tariff requirements. It also clarified that in cases of emergency or public safety, utilities may, without customer consent, remove more than 25% of a tree or trim beyond existing easement or right of way boundaries to remedy the situation. The IURC is currently in the process of promulgating formal rules to implement the order. IPL and other interested parties will participate in this rulemaking process. It is not possible to predict the outcome of this matter, but these proceedings could significantly increase our vegetation management costs and the costs of defending our vegetation management program in litigation, which could have a material impact on our consolidated financial statements.

Clean Coal Technology Filings

In April 2008, in response to a petition we filed, the IURC issued an order approving recovery of capital expenditures of approximately $92.7 million over three years through our ECCRA filings. The $92.7 million approved by the IURC includes $90.0 million to install and/or upgrade CCT to further reduce Sulfur Dioxide (“SO2”) and mercury emissions at our Petersburg generating station and $2.7 million for mercury emissions monitoring equipment at our coal-fired power plants. In February 2010, and July 2011, the IURC issued orders approving recovery of an additional $29.9 million and $8.1 million, respectively, for the installation and/or upgrade of CCT technology at our Petersburg generating station, for a total of $128 million of capital expenditure recovery approved for this project.

The targeted in service date of CCT to further reduce SO2 and mercury emissions at our Petersburg generating station is the fourth quarter of 2011, with the majority of the construction expenditures occurring in 2010 and 2011. The EPA proposed a new rule in March, 2011, to address hazardous air pollutant emissions from certain electric generating power plants, including mercury, as discussed in “Environmental Matters—Clean Air Mercury Rule.”  We suspended our plan to install the mercury emissions monitoring equipment and are now in the process of determining to what extent such equipment is a prudent investment.  A final rule is expected in November, 2011.

During the years ended December 31, 2010, 2009 and 2008, we made $53.1million, $21.5 million, and $23.3 million, respectively, in CCT expenditures. The majority of such costs are recoverable as a result of the filings described above.  CCT expenditures through June 30, 2011 were $27.5 million.

Demand-Side Management and IPL’s Smart Energy Project

In 2004, the IURC initiated an investigation to examine the overall effectiveness of Demand Side Management (“DSM”) programs throughout the State of Indiana and to consider any alternatives to improve DSM performance statewide. On December 9, 2009, the IURC issued a Generic DSM Order that found that electric utilities subject to its jurisdiction must meet an overall goal of annual cost-effective DSM programs that reduce retail kWh sales (as compared to what sales would have been excluding the DSM programs) of 2% per year by 2019 (beginning in 2010 at 0.3% and growing to 2.0% in 2019, and subject to certain adjustments). The IURC also found that all jurisdictional electric utilities have to participate in five initial, statewide core DSM programs, which will be administered by a third party administrator. Consequently, our DSM spending, both capital and operating, will increase significantly going forward, which will likely reduce our retail energy sales and the associated revenues.

Prior to the issuance of the Generic DSM Order, IPL filed a petition seeking relief for substantive DSM programs. IPL proposed a DSM plan to be considered in two phases. The first phase (Phase I) sought recovery for traditional-type DSM programs such as residential home weatherization and energy efficiency education programs. The IURC issued an Order in February 2010 that approved the programs included in IPL’s Phase I request. In addition to IPL’s recovery of the direct costs of the DSM program, the Order also included an opportunity for IPL to receive performance based incentives. The second phase (Phase II) sought recovery for “Advanced” DSM programs and was coincident with IPL’s application for a smart grid funding grant from the Department of Energy. The Advanced DSM programs included an Advanced Metering Infrastructure communication backbone as well as two-way meters and home area network devices for certain of IPL’s customers. In February 2010, the IURC issued an Order that approved IPL’s Phase II program, but denied IPL’s request to timely recover its expenditures. Instead, IPL would need to seek recovery of the costs incurred under its Phase II program during its next basic rate case proceeding.

In June 2010, IPL filed a petition with the IURC seeking authority for an additional DSM program and to recover the lost revenue resulting from decreased kWh consumption and kW demand beginning June 11, 2010 as a result of the implementation of all approved DSM programs. The IURC granted IPL’s request related to the additional DSM program, but denied the request to recover lost revenue. Additionally, in October 2010, IPL filed a petition with the IURC for approval of its plan to comply with the IURC’s Generic DSM Order, which petition includes estimated DSM spending of approximately $65 million from 2011 to 2013. It is not possible to predict at this time what the IURC’s response will be to this petition.

The American Recovery and Reinvestment Act of 2009 includes various provisions that fund the development of the electric power industry at the federal and state level. These provisions include, but are not limited to, improving energy efficiency and reliability; electricity delivery (including smart grid technology); energy research and development; renewable energy; and demand response management. In August 2009, IPL submitted an application for a smart grid investment grant for $20 million as part of its $48.9 million Smart Energy Project, which will provide its customers with tools to help them more efficiently use electricity and upgrade IPL’s electric delivery system infrastructure. IPL’s application was approved and the agreement with the U.S. Department of Energy was executed in April 2010. Under the grant, the U.S. Department of Energy is providing nontaxable reimbursements to IPL for up to $20 million of capitalized costs associated with IPL’s Smart Energy Project. These reimbursements are being accounted for as a reduction of the capitalized Smart Energy Project costs. Through June 30, 2011, we have received total grant reimbursements of $9.8 million.

The impacts of the additional DSM and Smart Energy Project spending on our financial statements will be partially mitigated by the following: (i) as described above, IPL will receive recovery of its spending on its Phase I programs, plus the potential for performance based incentives; (ii) IPL is utilizing a portion of the funds from the $20 million federal grant to offset the part of the cost of implementing its Smart Energy Project; (iii) IPL’s petition to seek recovery (which we cannot assure will be successful) of any additional DSM program spending necessary to meet the IURC’s recently ordered energy savings goals described above, along with appropriate shareholder incentives; and (iv) the IURC approved IPL’s Smart Energy Project and found that it was reasonable, just and in the public interest. We believe this finding will be supportive of future cost recovery proposals before the IURC.

Wind Power Purchase Agreements

IPL is committed under a power purchase agreement to purchase approximately 100 MW of wind generated electricity through 2029 from a wind project in Indiana.  IPL is also committed under another agreement to purchase approximately 200 MW of wind generated electricity per year for 20 years from a project in Minnesota, which began commercial operation in October, 2011. IPL has authority from the IURC to recover the costs for both of these agreement through an adjustment mechanism administered within the FAC.

Reliability Standards Audit

IPL has been, and will continue to be, subject to routine audits with respect to its compliance with applicable reliability standards. In March 2010, one of the FERC-certified reliability organizations responsible for developing and maintaining reliability standards, RFC, conducted a compliance audit of IPL’s operations. In July 2010, RFC issued a Compliance Audit Report to IPL in which it alleged certain Possible Violations of reliability standards.  IPL entered into a Settlement Agreement with RFC, which has been approved by both NERC and FERC, and agreed to a $70,000 settlement payment pursuant to the terms of the Settlement Agreement.   IPL is in the process of implementing mitigation plans for each of the alleged violations, also pursuant to the terms of the Settlement Agreement.

Midwest ISO Real Time Revenue Sufficiency Guarantee

The Midwest ISO collects Revenue Sufficiency Guarantee (“RSG”) charges from market participants to pay for generation dispatched when the costs of such generation are not recovered in the market clearing price. Over the past several years, there have been disagreements between interested parties regarding the calculation methodology for RSG charges and how such charges should be allocated to the individual Midwest ISO participants. The Midwest ISO has changed their methodology multiple times. Per past FERC orders, in December 2008, the Midwest ISO filed with the FERC its proposed revisions and clarifications to the calculation of the RSG charges and had begun to use its new methodology in January 2009, including making resettlements of previous calculations. In the second quarter of 2009, the FERC withdrew its previous orders related to RSG charges and further directed Midwest ISO to cease the ongoing market resettlements and refund process and to reconcile the amounts paid and collected in order to return each market participant to the financial state it was in before the refund process began. This has the potential implication that IPL would no longer be entitled to refunds that were due to IPL under the previous order for periods between April 1, 2005 and November 4, 2007.

In July 2009, IPL filed a Request for Clarification or alternately a Request for Rehearing on this issue alone. In addition to our requests, other interested parties have expressed interest in a different model of allocating RSG charges. Another factor that affects how RSG charges impact IPL is our ability to recover such costs from our customers through our FAC and/or in a future basic rate case proceeding. Under the methodology currently in effect, RSG charges have little effect on IPL’s financial statements as the vast majority of such charges are considered to be fuel costs and are recoverable through IPL’s FAC, while the remainder are being deferred for future recovery in accordance with generally accepted accounting principles in the United States. However, the IURC’s orders in IPL’s FAC 77, 78 and 79 proceedings approved IPL’s FAC factor on an interim basis, subject to refund, pending the outcome of the FERC proceeding regarding RSG charges and any subsequent appeals therefrom.  On August 30, 2010, FERC issued an order approving the RSG Redesign as previously filed under Section 206 on February 23, 2009 and required Midwest ISO to make a compliance filing with the changes.  On October 29, 2010 the Midwest ISO made its compliance filing regarding the RSG Redesign, and indicated that it would subsequently file under Section 205 modifications to the RSG Redesign rate.   The Midwest ISO also indicated it expected to be ready to implement the RSG Redesign rate on March 1, 2011. On February 15, 2011, the Midwest ISO filed to amend its December 1, 2010 filing modifying the RSG Redesign rate, to change the effective date of the proposed modifications to April 1, 2011.  FERC issued its order partially accepting the filings on March 31, 2011.  On May 2, 2011, Midwest ISO submitted a request for rehearing or clarification of FERC’s March 31, 2011 order regarding the allocation of the cost of RSG.  As a result, it is not possible to predict how these proceedings will ultimately impact IPL, but we do not believe they will have a material impact on our financial statements.

Midwest ISO Transmission Expansion Cost Sharing

Beginning in 2007, Midwest ISO transmission owners including IPL began to share the costs of transmission expansion projects with other transmission owners after such projects were approved by the Midwest ISO Board of Directors. Upon approval by the Midwest ISO Board of Directors the transmission owners must make a good faith effort to build and/or pay for the projects. Costs allocated to IPL for the projects of other transmission owners are collected by the Midwest ISO per their tariff. We believe it is probable, but not certain, that IPL will ultimately be able to recover from its customers the money it pays to the Midwest ISO for its share of transmission expansion projects of other utilities, but such recovery is subject to IURC approval.  Such costs have been deferred as long term regulatory assets. To date, such costs have not been material to IPL, however, given the magnitude of the costs anticipated to enable conformance with renewables mandates in the Midwest ISO footprint, it is probable that such costs will become material in the next few years.

FERC Order 1000

On July 21, 2011, the FERC issued Order No. 1000, the Final Rule on Transmission Planning and Cost Allocation (“Order 1000”), amending the transmission planning and cost allocation requirements established in Order No. 890.  Through Order 1000, the FERC:

(1)  requires public utility transmission providers to participate in a regional transmission planning process and produce a regional transmission plan;

(2)  requires public utility transmission providers to amend their open access transmission tariffs to describe how public policy requirements will be considered in local and regional transmission planning processes;

(3)  removes the federal right of first refusal for certain transmission facilities; and

(4)  seeks to improve coordination between neighboring transmission planning regions for interregional facilities.

The Midwest ISO’s approved tariff in part already complies with Order 1000.  The costs associated with the amendments to open access transmission tariffs related to public policy requirements, such as renewable mandates of other states within the regional transmission organization footprint, are anticipated to be material to IPL’s financial statements within a few years.  As discussed above with regard to Midwest ISO transmission expansion cost sharing, it is probable, but not certain, that these costs will be recoverable, subject to IURC approval.  Compliance with Order 1000 by the Midwest ISO with respect to neighboring regions will elevate the financial impact to IPL; however IPL cannot predict the magnitude or timing of that future impact. IPL will continue to monitor any developments related to Order 1000 and changes to the Midwest ISO tariff as it complies with Order 1000.

ENVIRONMENTAL MATTERS

We are subject to various federal, state, regional and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. Violation of these laws, regulations or permits can result in substantial fines, other sanctions and permit revocation and/or facility shutdowns.

The combination of existing and expected environmental regulations make it likely that we will retire several of our existing, primarily coal-fired, smaller and older generating units over the next several years. These units are not equipped with the advanced environmental control technologies needed to comply with expected regulations, and collectively make up less than 15% of our net electricity generation over the last several years. We are continuing to evaluate available options for replacing this generation, which includes building new units, purchasing existing units, joint ownership of generating units, purchasing electricity in the wholesale market, or some combination of these options. There is currently an excess of capacity in the MISO footprint, and this excess is projected to remain for several years. Our decision on which replacement options to pursue will be impacted by EPA’s final HAPS MACT rule, which is expected to be released in November 2011, as well as the ultimate timetable for implementation of the rule. We will seek and expect to recover our costs associated with replacing the retired units, but no assurance can be given as to whether the IURC would approve such a request.

From time to time the company is subject to enforcement actions for claims of noncompliance with environmental laws and regulations. IPL cannot assure that it will be successful in defending against any claim of noncompliance. However, other than the NOV from the EPA (see “New Source Review” below), we do not believe any currently open environmental investigations will result in fines material to our results of operations, financial condition, or cash flows.

Under certain environmental laws, we could be held responsible for costs relating to contamination at our past or present facilities and at third party waste disposal sites. We could also be held liable for human exposure to such hazardous substances or for other environmental damage. Our costs of complying with current and future environmental and health and safety laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances may adversely affect our business, results of operations, financial condition, and cash flows. A discussion of the legislative and regulatory initiatives most likely to affect us follows.

Climate Change Legislation or Regulation

One by-product of burning coal and other fossil fuels is the emission of GHGs, including CO2. We face certain risks related to potential federal, state, regional and local GHG legislation or regulations, including risks related to increased capital expenditures or other compliance costs which could have a material adverse effect on our results of operations, financial condition or cash flows.

Legislators, including the U.S. Congress, have at times considered the passage of laws to limit the emission of GHGs.  In 2009 the U.S. House of Representatives passed, and the U.S. Senate considered but did not pass, legislation that proposed, among other things, a nationwide cap on CO2 and other GHG emissions and a requirement that major sources, including coal-fueled power plants, obtain “emission allowances” to meet that cap.  It is possible that federal legislation related to GHG emissions will be considered by Congress in the future.

The possible impact of any existing or future federal GHG legislation or regulations or any regional or state proposal will depend on various factors, including but not limited to:

•
The geographic scope of legislation and/or regulation (e.g., federal, regional, state), which entities are subject to the legislation and/or regulation (e.g., electricity generators, load serving entities, electricity deliverers, etc.), the enactment date of the legislation and/or regulation and the compliance deadlines set forth therein;

•
The level of reductions of GHGs being sought by the regulation and/or legislation (e.g., 10%, 20%, 50%, etc.) and the year selected as a baseline for determining the amount or percentage of mandated GHG reduction (e.g., 10% reduction from 1990 emission levels, 20% reduction from 2000 emission levels, etc.);

•	The legislative structure (e.g., a GHG cap-and-trade program, a carbon tax, GHG emission limits, etc.);

•	In any cap-and-trade program, the mechanism used to determine the price of emission allowances or offsets to be auctioned by designated governmental authorities or representatives;

•
The price of offsets and emission allowances in the secondary market, including any price floors on the costs of offsets and emission allowances and price caps on the cost of offsets and emission allowances;

•	The operation of and emissions from regulated units;

•
The permissibility of using offsets to meet reduction requirements (e.g., type of offset projects allowed, the amount of offsets that can be used for compliance purposes, any geographic limitations regarding the origin or location of creditable offset projects) and the methods required to determine whether the offsets have resulted in reductions in GHG emissions and that those reductions are permanent (i.e., the verification method);

•
Whether the use of proceeds of any auction conducted by responsible governmental authorities is reinvested in developing new energy technologies, is used to offset any cost impact on certain energy consumers or is used to address issues unrelated to power;

•
How the price of electricity is determined, including whether the price includes any costs resulting from any new climate change legislation and the potential to transfer compliance costs pursuant to legislation, market or contract, to other parties;

•	Any impact on fuel demand and volatility that may affect the market clearing price for power;

•	The effects of any legislation or regulation on the operation of power generation facilities that may in turn affect reliability;

•	The availability and cost of carbon control technology;

•	Whether legislation regulating GHG emissions will preclude the EPA from regulating GHG emissions under the CAA or preempt private suits by third parties;

•	Any opportunities to change the use of fuel at the generation facilities or opportunities to increase efficiency; and

•	Our ability to recover any resulting costs from our consumers and the timing of such recovery.

In addition, in November 2007, six Midwestern state governors (including the governor of Indiana) and the premier of Manitoba, Canada signed the Midwestern Greenhouse Gas Reduction Accord committing the participating states and province to reduce GHG emissions through the implementation of a cap-and-trade program. Three states (including Indiana) and the province of Ontario, Canada have signed as observers. In May 2010, the advisory group finalized a set of recommendations for the establishment of targets for emissions reductions in the region and for the design of a regional cap-and-trade program. The recommendations are from the advisory group only, and have not been endorsed or approved by individual governors, including the governor of Indiana.

At this time, we cannot estimate the costs of compliance with existing or potential federal, state or regional GHG emissions reductions legislation or initiatives due in part to the fact that many of these proposals are in earlier stages of development or implementation and any final laws, if adopted, could vary drastically from current proposals. Any federal, state or regional legislation adopted in the U.S. that would require the reduction of GHG emissions could have a material adverse effect on our business and/or results of operations, financial condition, and cash flows.

Climate Change Regulations

In January 2011, the EPA began regulating GHG emissions from certain stationary sources under the so-called “Tailoring Rule.” The regulations are being implemented pursuant to two CAA programs: the Title V Operating Permit program and the program requiring a permit if undergoing construction or major modifications (referred to as the “Prevention of Significant Deterioration” or “PSD” program).  Obligations relating to Title V permits include recordkeeping and monitoring requirements.  GHG emissions are measured in tons of each particular GHG emitted and are adjusted to be equivalent to one ton of CO2 emissions.  These units are referenced as CO2 equivalents (“CO2e”).  PSD will apply to a new source that will emit or have the potential to emit 100,000 tons per year of CO2e and to any existing source that undergoes a modification that causes a significant increase in GHG emissions (currently defines to be 75,000 tons per year or more of CO2e).  Sources subject to PSD can be required to implement “best available control technology”, or “BACT”.  The EPA has issued guidance on what BACT entails for the control of GHG and individual states are now required to determine what controls are required for facilities within their jurisdiction on a case-by-case basis. The ultimate impact of such regulations on our operations cannot be determined at this time, but the cost of compliance could be material.  In December 2010, the Indiana Air Pollution Control Board adopted a final rule implementing the EPA’s Tailoring Rule in Indiana, and the rule was published in the Indiana Register in March 2011. The ultimate impact of the Tailoring Rule on IPL’s operations cannot be determined at this time.

In addition to the Tailoring Rule, in December 2010, the EPA announced that it had entered into a settlement agreement with various states and environmental groups that requires the EPA to promulgate New Source Performance Standards (NSPS) for GHG emissions from electric generating units (EGUs) and certain emissions units from refineries. Under the Settlement Agreements entered between the EPA and the States of New York, California, Connecticut, Delaware, Maine, New Mexico, Oregon, Rhode Island, Vermont, and Washington, the Commonwealth of Massachusetts, the District of Columbia, and the City of New York; Natural Resources Defense Council (NRDC), Sierra Club, and Environmental Defense Fund (EDF), the EPA agreed to issue proposed NSPS regulations for new and existing EGUs.  Proposed regulations are expected to be issued in 2011.  At this time, it is unclear what the substantive requirements of the NSPS regulations will be and what the impact of these new standards will be on our business, but it could be material.

There is substantial uncertainty with respect to EPA’s rules regulating GHG emissions. Currently, both the EPA’s December 2009 Endangerment Finding and the Tailoring Rule are subject to ongoing litigation which may result in the modification or vacation of the EPA’s actions. Further, since the Tailoring Rule will not require IPL to implement BACT until IPL constructs a new major source or makes a major modification of an existing major source, and since it is not clear when IPL’s next major modification or construction of a new major source will be, it is unclear when the Tailoring Rule BACT requirements will ultimately apply, if at all. In addition, Congress may take action that impacts EPA’s current regulations, including but not limited to enacting a law to vacate or minimize the regulatory impacts of the Tailoring Rule, or enacting a cap-and-trade law similar to that approved by the House of Representatives in 2009, which would preclude the EPA from regulating GHG under existing CAA regulatory programs, such as PSD or NSPS. In light of these uncertainties, we cannot predict the impact on our consolidated results of operations, cash flows, or financial condition, but it could be material.

New Source Review

In October 2009, IPL received an NOV and Finding of Violation from the EPA pursuant to the CAA Section 113(a). The NOV alleges violations of the CAA at IPL’s three coal-fired electric generating facilities dating back to 1986. The alleged violations primarily pertain to the Prevention of Significant Deterioration and nonattainment New Source Review requirements under the CAA. Since receiving the letter, IPL management has met with the EPA staff regarding possible resolutions of the NOV. At this time, we cannot predict the ultimate resolution of this matter. However, settlements and litigated outcomes of similar cases have required companies to pay civil penalties, install additional pollution control technology on coal-fired electric generating units, retire existing generating units, and invest in additional environmental projects. A similar outcome in this case could have a material impact on our business. We would seek recovery of any operating or capital expenditures related to air pollution control technology to reduce regulated air emissions; however, there can be no assurances that we would be successful in that regard.

Clean Air Interstate Rule and the Cross-State Air Pollution Control Rule

In March 2005 the EPA signed the federal Clean Air Interstate Rule (“CAIR”), which imposes restrictions against polluting the air of downwind states. The federal CAIR established a two-phase regional “cap and trade” program for Sulfur Dioxide and Nitrogen Oxide emissions that requires the largest reduction in air pollution in more than a decade. Federal CAIR covers 28 states, including Indiana, and the District of Columbia.

In July 2008, the U.S. Court of Appeals for the D.C. Circuit vacated and remanded the federal CAIR to the EPA. However, in December 2008, in response to motions from the EPA and other petitioners, the Court issued an opinion and remanded the rule to the EPA without vacating federal CAIR to allow the EPA to remedy CAIR’s flaws in accordance with the Court’s July 2008 opinion.

Phase I of federal for CAIR Nitrogen Oxides (“the program for NOx emissions”) became effective on January 1, 2009 and requires reductions of NOx emissions by 1.7 million tons or 53% from 2003 levels, and requires year-round compliance with the NOx emissions reduction requirements. Phase I of the program for SO2 emissions required reductions in SO2 emissions by 4.3 million tons, or 45% lower than 2003 levels beginning with 2010. We have thus far been able to comply with federal CAIR Phase I for NOx without any material additional capital expenditures. Installation of CCT at our Harding Street Unit 7 generating station completed in 2007 and the upgrade at our Petersburg Unit 3 generating station completed in 2006, along with our ongoing construction project to upgrade existing CCT at our Petersburg Unit 4 generating station, is enabling us to meet the requirements of federal CAIR Phase I for SO2.

On July 6, 2011, the EPA announced a new rule that will require the further reduction of SO2 and NOx emissions from power plants in 27 states, including Indiana, that contribute to ozone and/or fine particle pollution in other states. This rule replaces the Clean Air Interstate Rule that was remanded by the D.C. Circuit Court of Appeals in 2008.  This rule, which was formerly identified in proposed regulations as the “Clean Air Transport Rule” and is now known as the U.S. Cross-State Air Pollution Rule (“CSAPR”), requires initial compliance by January 1, 2012 for SO2 and annual NOx reductions, and May 1, 2012 for ozone season reductions. Once fully implemented in January 2014, the rule requires SO2 emission reductions of 73% and NOx reductions of 54% from 2005 levels. The new CSAPR rule was published in the Federal Register on August 8, 2011.

IPL is still evaluating the impacts of this final rule; however, the impacts could be material.  Currently, IPL plans to operate previously-installed pollution control equipment, use low-sulfur coal, and purchase allowances when necessary to comply with CSAPR.

Clean Air Mercury Rule and Hazardous Air Pollutants

Through the combustion of coal at our facilities, our operations emit mercury into the air. The Clean Air Mercury Rule (“CAMR”) was promulgated in March 2005 and required reductions of mercury emissions from coal-fired power plants in two phases. However, in February 2008, the U.S. Court of Appeals for the District of Columbia Circuit ruled that CAMR as promulgated violated the CAA and vacated the rule.

As a result of this ruling, the EPA is obligated under Section 112 of the CAA, and the District of Columbia Circuit court ruling, to develop a rule requiring pollution controls for hazardous air pollutants, including mercury, hydrogen chloride, hydrogen fluoride, and nickel species from coal and oil-fired power plants.  Section 112 of the CAA requires that the rule establish maximum achievable control technology (“MACT”) standards for each pollutant regulated under the rule. MACT is defined as the emission limitation achieved by the “best performing 12%” of sources in the source category.  The EPA entered into a consent decree under which it is obligated to finalize the rule by November 2011.

The EPA announced a proposed rule in March 2011 that was published in the Federal Register on May 3, 2011 and, if adopted, would establish national emissions standards for hazardous air pollutants from coal- and oil-fired electric utility steam generating units.  The rule, as currently proposed, may require all coal-fired power plants to install acid gas control technology, upgrade particulate control devices and/or install some other type of mercury control technology, such as sorbent injection.  The rule may also require installation of new emission monitoring equipment and/or implementation of additional monitoring methodologies. The EPA is reviewing public comments on the proposed rule, and such public comments will be considered by the EPA prior to promulgating a final rule.

Most of IPL’s coal-fired capacity has acid gas scrubbers or comparable control technologies, but as proposed there are other improvements to such control technologies that may be needed at some of our generators. Under the CAA, compliance is required within three years of the effective date of the rule; however, the compliance period for a unit, or group of units, may be extended by state permitting authorities (for one additional year) or through a determination by the President (for up to two additional years). At this time, we cannot predict the extent of the final regulations for hazardous air pollutants, but the cost of compliance with any such regulations could be material.  We would seek recovery of any operating or capital expenditures related to air pollution control technology to reduce regulated air emissions; however, there can be no assurances that we would be successful in that regard.

National Ambient Air Quality Standards

Under the CAA, the EPA sets National Ambient Air Quality Standards (“NAAQS”) for six criteria pollutants considered harmful to public health and the environment, including particulate matter, NOx, ozone and SO2, which result from coal combustion.  Areas meeting the NAAQS are designated attainment areas while those that do not meet the NAAQS are considered nonattainment areas.  Each state must develop a plan to bring nonattainment areas into compliance with the NAAQS.  NAAQS must be reviewed by the EPA at five-year intervals.

Ozone.  Over the past several years, the EPA has tightened the NAAQS for ground level ozone by lowering the standard for daily emissions of ozone from 0.080 parts per million to 0.075 parts per million. This standard was challenged by several environmental groups, industry groups and various states, all appeals having been consolidated in the D.C. Circuit Court of Appeals (see Mississippi v. EPA, No. 08-1200). Based on the new ozone daily emission standard, it would be expected that several areas that are currently designated as in attainment for ozone may be redesignated as nonattainment, including areas where IPL’s Eagle Valley and Harding Street plants are located.

In September 2009, the EPA announced it would reconsider the 2008 Ozone NAAQS standard. In January 2010, the EPA proposed a rule that would significantly reduce both the primary and secondary NAAQS for ozone. The proposed rule would have established a primary standard at a level within the range of 0.060 to 0.070 parts per million (“ppm”) and a cumulative, seasonal secondary standard at a level within the range of 7 to 15 ppm-hours.  In September 2011, President Obama withdrew the EPA’s proposed final rule to alter the 2008 Ozone NAAQS. One of the reasons used by the President in his decision to withdraw the standard was that the CAA required reconsideration of NAAQS every five years, and the Ozone NAAQS will be reconsidered as required by the CAA in 2013.  As a result, states are expected to begin implementing the 0.075 parts per million daily ambient ozone standard.

In addition to possible promulgation of new ozone standards, in December 2010, the EPA published a proposed rule that would rescind the Agency’s earlier interpretation of reasonable further progress (“RFP”) requirements for the 1997 eight-hour ozone NAAQS.  It is not clear whether this rule was impacted by President’s decision to withdraw the Ozone NAAQS. If the rule is finalized, states that relied on emissions reductions from sources outside of a nonattainment area to meet RFP requirements would have to submit new RFP demonstrations. This rulemaking could impact several states’ attainment determinations. If Indiana determines that certain areas are in “nonattainment” of the NAAQS, Indiana would be required to develop a plan to reach “attainment” status, which may include requiring our generating facilities to accept limits to reduce our emissions.

Fine Particulate Matter. In 2005, several areas in the state of Indiana were designated as nonattainment for fine particulate matter for the 1997 daily and annual standards, which include the areas where IPL’s Eagle Valley, Petersburg, and Harding Street plants are located.  In 2006, EPA lowered the daily standard fine particulate matter from 65 micrograms per cubic meter to 35 micrograms per cubic meter. With respect to the daily standard, in October 2009, the EPA announced plans to designate areas as nonattainment based on new data, and all areas where IPL plants are located, despite the more stringent standard, will be in attainment according to the EPA.

With respect to the annual standard, in 2009, the D.C. Circuit Court of Appeals rejected the EPA’s 2006 annual fine particulate NAAQS. The court remanded the annual fine particulate matter standard to the EPA for further justification or, if appropriate, modification because the court found that the EPA failed to explain adequately why the annual fine particulate matter standard was sufficient to protect public health. There is no deadline for the EPA to complete its review, and the 2006 NAAQS remains effective until the EPA makes appropriate changes to conform with the Court’s rulings. The IPL plants continue to be in nonattainment areas under the annual fine particulate matter standard.

Additionally, the EPA is scheduled to perform a required five year review of the particulate matter NAAQS in 2011, at which time the EPA could issue more stringent standards. The impact of any new standards cannot be accurately predicted at this time, but could be material.

Nitrogen Oxides and Sulfur Dioxide.  On April 12, 2010 a one-hour primary NAAQS became effective for NOx. Additionally, on August 23, 2010 a new one-hour SO2 primary NAAQS became effective. The final rule implementing the one-hour SO2 NAAQS also requires an increased amount of ambient SO2 monitoring sites. The EPA is considering one-hour secondary NAAQS for NOx and SO2, and plans to promulgate these secondary standards together in a separate rulemaking.

Based on these current and potential ambient standards, the state of Indiana will be required to determine whether certain areas within the state meet the NAAQS. If certain areas are determined to be in “nonattainment,” the state of Indiana would be required to modify its State Implementation Plan to detail how the state will regain its attainment status.  As part of this process, it is possible that the IDEM or the EPA may require reductions of emissions from our generating stations to reach attainment status.  For fine particulate matter, IDEM has drafted plans to reach attainment status, and those plans are pending approval by the EPA. IDEM’s current draft plan for fine particulate matter does not require our plants to install additional controls. However, it remains possible that the IDEM or the EPA may require further efforts by our generating stations to reach attainment status for fine particulate. It is expected that the state will make its attainment demonstrations for Ozone, NO2, and SO2 within the next three years. At this time, we cannot predict what the impact will be to IPL with respect to these new ambient standards, but it could be material.

Waste Management and Coal Combustion Byproducts

In the course of operations, our facilities generate solid and liquid waste materials requiring eventual disposal or processing. Waste materials generated at our electric power and distribution facilities include coal combustion byproducts (“CCB”), oil, scrap metal, rubbish, small quantities of industrial hazardous wastes such as spent solvents, tree and land clearing wastes and polychlorinated biphenyl contaminated liquids and solids. We endeavor to ensure that all our solid and liquid wastes are disposed of in accordance with applicable national, regional, state and local regulations. With the exception of CCB, waste materials are not usually physically disposed of on our property, but are shipped off site for final disposal, treatment or recycling.  A small amount of CCB, which consists of bottom ash, fly ash and air pollution control wastes, is disposed of at our Petersburg coal-fired power generation plant using engineered, permitted landfills; however, approximately half of our CCB are beneficially used off-site as a raw material for production of wallboard, concrete or cement and as a construction material in structural fills and approximately half is disposed of off-site.

In December 2008, a dike at a coal ash containment area at the Tennessee Valley Authority’s plant in Kingston, Tennessee failed and over 1 billion gallons of ash was released into adjacent waterways and properties. Following such incident, there has been heightened focus on the regulation of CCB. On June 21, 2010, the EPA published in the Federal Register a proposed rule that establishes regulation of coal combustion residues under the Resource Conservation and Recovery Act. The proposed rule consists of two options to which coal combustion residues would be regulated. Each option would allow for the continued beneficial use of CCBs. The first option would subject CCBs to regulation as special waste under Subtitle C of RCRA.  The second option would regulate CCBs as non-hazardous solid waste under Subtitle D of RCRA and impose national criteria applicable to CCBs disposed of in landfills and surface impoundments. The public comment period for this proposed regulation expired on November 19, 2010. The EPA will consider any public comments prior to promulgating a final rule. The exact impact and compliance cost associated with future regulation of coal combustion residues cannot be established until such regulations are finalized, but our business, financial condition or results of operations could be materially and adversely affected by such regulations.

Wastewater Effluent

Some water used in our operations is discharged as wastewater effluent.  This wastewater may contain heavy metals and other polluting substances.  The EPA plans to propose revisions to the rules governing pollutants in wastewater effluent from coal-fired power plants by July 2012 with final action on the proposed rules expected to occur by January 2014.  Although the impact of any new regulations cannot be determined at this time, more stringent regulations could have a material impact on our business, financial condition and results of operations.

Cooling Water Intake Regulations

We use water as a coolant at our generating facilities.  Under the federal Clean Water Act (“CWA”), cooling water intake structures are required to reflect the Best Technology Available (“BTA”) for minimizing adverse environmental impact.  In March 2011, the EPA announced its proposal for standards to protect fish and other aquatic organisms drawn into cooling water systems at large power plants and other industrial facilities. The proposal was published in the Federal Register in April 2011. The proposal, based on Section 316(b) of the CWA establishes BTA requirements regarding impingement mortality for all existing facilities that withdraw water from a source water body above a minimum volume and utilize at least 25% of the withdrawn water for cooling purposes. IPL believes in order to meet these BTA requirements, all cooling water intake structures associated with once through cooling processes will need to modify the existing traveling screens and add a fish return and handling system for each cooling system. The proposal would also require owners of facilities that withdraw very large amounts of water to perform comprehensive site-specific studies during the permitting process and/or may require closed-cycle cooling systems (closed-cycle cooling towers), or other technology. The proposal also establishes a public process, with opportunity for public input, by which the appropriate technology to reduce entrainment mortality would be implemented at each facility after considering site-specific factors. Under a consent decree filed in the U.S. District Court for the Southern District of New York, the EPA is required to issue a final rule by July 27, 2012.  It is not possible to predict the total impacts of the final rule at this time, but if additional capital expenditures are necessary, they could be material.

Other

On April 7, 2010, the EPA published an Advanced Notice of Proposed Rulemaking which contemplates a reassessment of the use authorizations under the Toxic Substances Control Act for Polychlorinated Biphenyls containing equipment of greater than 50 parts per million and considers a mandated phase-out of all Polychlorinated Biphenyls-containing equipment. At this time, it is too early to predict whether new regulations for hazardous air pollutants or Polychlorinated Biphenyls will be promulgated or, if promulgated, the extent of such regulations. IPL’s costs of compliance with any such regulations could be material.

Senate Bill 251

In May 2011 Senate Bill 251 became a law in the State of Indiana. Senate Bill 251 is a comprehensive Bill which, among other things, provides Indiana utilities with a means for recovering 80% of costs incurred to comply with federal mandates through a periodic retail rate adjustment mechanism. This includes costs to comply with regulations from EPA, FERC, NERC, Department of Energy, etc., including capital intensive requirements and/or proposals described herein, such as cooling water intake regulations, waste management and coal combustion byproducts, wastewater effluent, MISO transmission expansion costs and polychlorinated biphenyls. It does not change existing legislation that allows for 100% recovery of clean coal technology designed to reduce air pollutants (Senate Bill 29).

Some of the most important features of Senate Bill 251 to IPL are as follows: Any energy utility in Indiana seeking to recover federally mandated costs incurred in connection with a compliance project shall apply to the IURC for a certificate of public convenience and necessity (“CPCN”) for the compliance project. It sets forth certain factors that the IURC must consider in determining whether to grant a CPCN. It further specifies that if the IURC approves a proposed compliance project and the projected federally mandated costs associated with the project, the following apply: (i) 80% of the approved costs shall be recovered by the energy utility through a periodic retail rate adjustment mechanism, (ii) 20% of the approved costs shall be deferred and recovered by the energy utility as part of the next general rate case filed by the energy utility with the IURC, and (iii) actual costs exceeding the projected federally mandated costs of the approved compliance project by more than 25% shall require specific justification and approval before being authorized in the energy utility’s next general rate case. Senate Bill 251 also requires the IURC to adopt rules to establish a voluntary clean energy portfolio standard program. Such program will provide incentives to participating electricity suppliers to obtain specified percentages of electricity from clean energy sources in accordance with clean portfolio standard goals, including requiring at least 50% of the clean energy to originate from Indiana suppliers. The goals can also be met by purchasing clean energy credits.

Summary

Environmental laws and regulations presently require us to incur material capital expenditures and operating costs. Our capital expenditures relating to environmental matters were approximately $54 million in 2010, substantially all of which are related to CCT projects. We currently estimate total additional capital expenditures related to environmental matters of approximately $64 million for the three year period 2011-2013. This estimate could be impacted by the outcome of the EPA’s NOV and various other pending legislation and regulation described previously in this section. In addition, environmental laws are complex, change frequently and have tended to become more stringent over time. As a result, our operating expenses and continuing capital expenditures associated with environmental matters may increase. More stringent standards may also limit our operating flexibility. Because other U.S. electric power plants will have similar restrictions, we believe that compliance with more stringent environmental laws and regulations is not likely to affect our competitive position. However, depending upon the level and timing of recovery allowed by the IURC, these costs could materially and adversely affect our results of operations, financial condition, and cash flows. Please see “Regulatory Matters – Clean Coal Technology Filings” for a discussion of CCT filings.

Risk Management

Please see “Quantitative and Qualitative Disclosure about Market Risk” below for a discussion of market risk and management’s risk management.

CRITICAL ACCOUNTING POLICIES

General

We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period presented. Therefore, the possibility exists for materially different reported amounts under different conditions or assumptions. Significant accounting policies used in the preparation of the consolidated financial statements in this prospectus are described in Note 2, “Summary of Significant Accounting Policies” to the 2010 Audited Consolidated Financial Statements of IPALCO in “Financial Statements and Supplementary Data” included in this prospectus. This section addresses only those accounting policies involving amounts material to our financial statements that require the most estimation, judgment or assumptions and should be read in conjunction with Note 2, “Summary of Significant Accounting Policies” to the 2010 Audited Consolidated Financial Statements of IPALCO in “Financial Statements and Supplementary Data” included in this prospectus.

Regulation

As a regulated utility, we apply the provisions of ASC 980 “Regulated Operations,” which gives recognition to the ratemaking and accounting practices of the IURC and the FERC. In accordance with ASC 980, we have recognized as regulatory assets, deferred costs totaling $398.9 million as of June 30, 2011 that have been included as allowable costs for ratemaking purposes, as authorized by the IURC or established regulatory practices. Specific regulatory assets are disclosed in Note 7, “Regulatory Assets and Liabilities” to the 2010 Audited Consolidated Financial Statements of IPALCO in “Financial Statements and Supplementary Data” included in this prospectus. The deferral of costs (as regulatory assets) is appropriate only when the future recovery of such costs is probable. In assessing probability, we consider such factors as specific orders from the IURC, regulatory precedent and the current regulatory environment. To the extent recovery of costs is no longer deemed probable, related regulatory assets would be required to be expensed in current period earnings. Our regulatory assets have been created pursuant to a specific order of the IURC or established regulatory practices, such as other utilities under the jurisdiction of the IURC being granted recovery of similar costs.

Revenue Recognition

Revenues related to the sale of energy are generally recognized when service is rendered or energy is delivered to customers. However, the determination of the energy sales to individual customers is based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is accrued. In making our estimates of unbilled revenue, we use complex models that consider various factors including daily generation volumes, known amounts of energy usage by certain customers, estimated line losses and estimated customer rates based on prior period billings. Given the use of these models, and that customers are billed on a monthly cycle, we believe it is unlikely that materially different results will occur in future periods when revenue is billed. As part of the estimation of unbilled revenues, we estimate line losses on a monthly basis. The effect on 2010 revenues and ending unbilled revenues of a one percentage point increase and decrease in the estimated line losses for the month of December 2010 is ($0.5 million) and $0.5 million, respectively. At December 31, 2010 and 2009, customer accounts receivable include unbilled energy revenues of $57.4 million and $48.7 million, respectively, on a base of annual revenue of $1.1 billion in each of 2010 and 2009.  Unbilled energy revenues as of June 30, 2011 were $42.7 million.

Pension Costs

We contributed $28.7 million, $20.1 million, and $56.7 million to the Pension Plans in 2010, 2009, and 2008, respectively, and have contributed $13.0 million through June 30, 2011, $7.4 million on July 14, 2011 and $9.5 million on September 15, 2011.

Approximately 90% of IPL’s active employees are covered by the Employees’ Retirement Plan of Indianapolis Power & Light Company (“Defined Benefit Pension Plan”) as well as the Employees’ Thrift Plan of Indianapolis Power & Light Company (“Thrift Plan”). The Defined Benefit Pension Plan is a qualified defined benefit plan, while the Thrift Plan is a qualified defined contribution plan. The remaining 10% of active employees are covered by the AES Retirement Savings Plan (“RSP”). The RSP is a qualified defined contribution plan containing a profit sharing component. All non-union new hires are covered under the RSP, while International Brotherhood of Electrical Workers physical unit union new hires are covered under the Defined Benefit Pension Plan and Thrift Plan. Beginning in 2007, International Brotherhood of Electrical Workers clerical-technical unit new hires are no longer covered under the Defined Benefit Pension Plan but do receive an annual lump sum company contribution into the Thrift Plan. This lump sum is in addition to IPL’s matching of participant contributions up to 5% of base compensation. The Defined Benefit Pension Plan is noncontributory and is funded through a trust. Benefits are based on each individual employee’s pension band and years of service as opposed to their compensation. Pension bands are based primarily on job duties and responsibilities.

Reported expenses relevant to the Defined Benefit Pension Plan are dependant upon numerous factors resulting from actual plan experience and assumptions of future experience, including the performance of plan assets and actual benefits paid out in future years. Pension costs associated with the Defined Benefit Pension Plan are impacted by the level of contributions made to the plan, earnings on plan assets and employee demographics, including age, job responsibilities and employment periods. Changes made to the provisions of the Defined Benefit Pension Plan may impact current and future pension costs. Pension costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the corporate bond discount rates used in determining the projected benefit obligation and pension costs.

Additionally, a small group of former officers and their surviving spouses are covered under a funded non-qualified supplemental pension plan. The total number of participants in the plan as of June 30, 2011 is 28. The plan is closed to new participants.

From a Financial Accounting Standards Board financial statement perspective, IPL’s total underfunded pension liability was approximately $185.2 million as of June 30, 2011 of which the Defined Benefit Pension Plan liability and the Supplemental Retirement Plan of Indianapolis Power & Light Company liability represented $184.7 million and $0.5 million, respectively.

Pension plan assets consist of investments in equities (domestic and international), fixed income securities, alternative investments (hedge funds), and cash. Differences between actual portfolio returns and expected returns may result in increased or decreased pension costs in future periods. Pension costs are determined as of the plan’s measurement date of December 31, 2010. Per ASC 715, IPL elected to change the Pension Plans’ measurement date from November 30 to December 31, effective December 31, 2008. Pension costs are determined for the following year based on the market value of pension plan assets, expected level of employer contributions, a discount rate used to determine the projected benefit obligation and the expected long-term rate of return on plan assets.

For 2010, pension expense was determined using an assumed long-term rate of return on plan assets of 8.0%. As of the December 31, 2010 measurement date, IPL decreased the discount rate from 5.93% to 5.38% for the Defined Benefit Pension Plan and increased the discount rate from 5.08% to 5.09% for the Supplemental Retirement Plan.  The discount rate assumption affects the pension expense determined for 2011.  Due to settlement accounting, the discount rate for the supplemental plan which was initially 5.27% for the period January 1, 2010 through May 31, 2010, was decreased to 5.08% on May 31, 2010.  In addition, IPL decreased the expected long-term rate of return on plan assets from 8.0% to 7.75% effective January 1, 2011.  The expected long-term rate of return assumption affects the pension expense determined for 2011.   The effect on 2011 total pension expense of a 25 basis point increase and decrease in the assumed discount rate is ($1.4 million) and $1.3 million, respectively. The effect on 2011 total pension expense of a one percentage point increase and decrease in the expected long-term rate of return on plan assets is ($4.2 million) and $4.2 million, respectively.

During the year 2010, our pension plans incurred a net actuarial loss of $22.0 million. The net actuarial loss is comprised of two parts (net): (1) $17.2 million of pension asset actuarial gain is primarily due to the higher than expected return on assets, and (2) $39.2 million of pension liability actuarial loss is primarily due to a decrease in the discount rate that is used to value pension liabilities.

In determining the discount rate to use for valuing liabilities we use the market yield curve on high quality fixed income investments as of December 31, 2010. We project the expected benefit payments under the plan based on participant data and based on certain assumptions concerning mortality, retirement rates, termination rates, etc. The expected benefit payments for each year are discounted back to the measurement date using the appropriate spot rate for each half year from the yield curve, thereby obtaining a present value of all expected future benefit payments using the yield curve. Finally, an equivalent single discount rate is determined which produces a present value equal to the present value determined using the full yield curve.

In determining our discount rate, we utilize a yield curve created by deriving the rates for hypothetical zero coupon bonds from high-yield AA-rated coupon bonds of varying maturities between 0.5 and 30 years. Non-callable bonds and outliers (defined as bonds with yields outside of two standard deviations from the mean) are excluded in computing the yield curve. Using the bond universe just described, regression analysis using least squares regression is used to determine the best-fitting regression curve that links yield-to-maturity to time-to maturity. We then convert the regressed coupon yield curve into a spot rate curve using the standard “bootstrapping” technique, which assumes that the price of a coupon bond for a given maturity equals the present value of the underlying bond cash flows using zero-coupon spot rates. In making this conversion, we assume that the regressed coupon yield at each maturity date represents a coupon-paying bond trading at par. We also convert the bond-equivalent (compounded semiannually) yields to effective annual yields during this process. The pension cash flows are produced for each year into the future until no more benefit payments are expected to be paid, and represent the cash flows used to produce the pension benefit obligation for pension valuations. The pension cash flows are matched to the appropriate spot rates and discounted back to the measurement date. The cash flows after 30 years are discounted assuming the 30-year spot rate remains constant beyond 30 years. Once the present value of the cash flows as of the measurement date has been determined using the spot rates from the Mercer Yield Curve, a single equivalent discount rate is developed. This rate is the single uniform discount rate that, when applied to the same cash flows, results in the same present value of the cash flows as of the measurement date.

In establishing our expected long-term rate of return assumption, we utilize a methodology which employs the practice of using a “risk premium building block” approach as the framework. This approach involves using historical performance data to first determine the return differential between a particular asset class and a less risky base index (i.e., the added return provided to investors as compensation for assuming added risk), then applying that premium to the estimate of the base index’s future long-term return. The expected future weighted-average returns for each asset class based on the target asset allocation are taken into account.

The process begins by calculating the long-term return estimate for cash, or the “risk-free rate.” This is the foundation for the building block methodology. Then a long-term inflation rate is estimated based upon certain economic assumptions. For each asset class, the historical annualized return of the asset class is determined, then reduced by the historical annualized return of cash during the same time period, which represents the historical “risk premium.” This calculated risk premium is then added to the long-term return estimate for cash. The calculated estimate is then adjusted to take into account current market conditions and expectations. We conducted an additional analysis of the long-term rate of return on pension assets to validate the results of the “risk premium building block” methodology.

Impairment of Long-lived Assets

Generally accepted accounting principles in the United States require that we measure long-lived assets for impairment when indicators of impairment exist. If an asset is deemed to be impaired, we are required to write down the asset to its fair value with a charge to current earnings. The net book value of our utility plant assets was $2.4 billion, $2.4 billion and $2.3 billion at June 30, 2011, December 31, 2010 and December 31, 2009, respectively. We do not believe any of these assets are currently impaired. In making this assessment, we consider such factors as: the overall condition and generating and distribution capacity of the assets; the expected ability to recover additional expenditures in the assets, such as CCT projects; the anticipated demand and relative pricing of retail electricity in our service territory and wholesale electricity in the region; and the cost of fuel.

Fair Value Measurements

FASB Accounting Standards Codification (“ASC”) 820 defined and established a framework for measuring fair value and expands disclosures about fair value measurements for financial assets and liabilities that are adjusted to fair value on a recurring basis and/or financial assets and liabilities that are measured at fair value on a nonrecurring basis, which have been adjusted to fair value during the period. IPALCO had one financial asset measured at fair value on a nonrecurring basis, which has been adjusted to fair value during the periods covered by this prospectus due to impairment losses. In 2010 and 2009, we recorded impairments on our minority ownership investment in EnerTech Capital Partners II L.P., a venture capital fund (“EnerTech”) of $1.2 million, and $1.8 million, respectively, as the investment was deemed to be other than temporarily impaired. In making this determination, we considered, among other things, the amount and length of time of impairment of the individual investments held by EnerTech as well as the future outlook of such investments. Because the investment is not publicly traded and therefore does not have a quoted market price, the impairment loss was based on our best available estimate of the fair value of the investment, which included primarily unobservable estimates.  In the third quarter of 2011, we recorded an additional impairment in our EnerTech investment of $1.6 million, bringing the book value to $2.0 million.

In accordance with ASC 820, we have categorized our financial assets and liabilities that are adjusted to fair value on a recurring basis, based on the priority of the inputs to the valuation technique, following the three-level fair value hierarchy prescribed by ASC 820, as follows:

Level 1 - unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2 - inputs from quoted prices in markets where trading occurs infrequently or quoted prices of instruments with similar attributes in active markets.

Level 3 - unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

As of June 30, 2011 and December 31, 2010, all (excluding pension assets – see Note 5, “Pension and Other Postretirement Benefits”) of IPALCO’s financial assets or liabilities measured at fair value on a recurring basis were considered Level 3, based on the fair value hierarchy. The following table presents those financial assets and liabilities:

	Fair Value Measurements Using Level 3 at
	June 30, 2011	December 31, 2010
	(In Thousands)
Financial assets:
Investments in debt securities	$40,000	$41,669
Financial transmission rights	8,085	2,158
Total financial assets measured at fair value	$48,085	$43,827

Financial liabilities:
Interest rate swap	$10,030	$9,426
Other derivative liabilities	173	193
Total financial liabilities measured at fair value	$10,203	$9,619

The following tables present a reconciliation of financial instruments classified as Level 3 in the fair value hierarchy for the three and six months ended June 30, 2011:

	Three Months Ended June 30, 2011
	Derivative Financial Instruments, net Asset (Liability)	Investments in Debt Securities	Total
	(In Thousands)
Balance at April 1, 2011	$(8,667)	$40,000	$31,333
Unrealized gain recognized in earnings	23	-	23
Unrealized loss recognized as a regulatory liability	(1,838)	-	(1,838)
Unrealized loss recognized as a regulatory asset	(218)	-	(218)
Issuances	8,085	-	8,085
Settlements	497	-	497
Balance at June 30, 2011	$(2,118)	$40,000	$37,882

	Six Months Ended June 30, 2011
	Derivative Financial Instruments, net Asset (Liability)	Investments in Debt Securities	Total
	(In Thousands)
Balance at January 1, 2011	$(7,461)	$41,669	$34,208
Unrealized gain recognized in Other Comprehensive Income	-	331	331
Unrealized gain recognized in earnings	19	-	19
Unrealized loss recognized as a regulatory liability	(2,158)	-	(2,158)
Unrealized loss recognized as a regulatory asset	(1,594)		(1,594)
Issuances	8,085		8,085
Settlements	991	(2,000)	(1,009)
Balance at June 30, 2011	$(2,118)	$40,000	$37,882

Changes in fair value of the above items did not have a material impact on the financial statements for the periods covered by this prospectus. Changes in fair value for the interest rate swap or financial transmission rights are recorded with an offsetting adjustment to a regulatory asset or regulatory liability and therefore do not impact our earnings. Changes in the fair value of the investments in debt securities are adjusted through other comprehensive income. While we believe that the recorded value of our financial instruments approximates fair value, because the fair values are based primarily from unobservable inputs, it is likely that the actual amount we would receive if we were to sell the assets and/or the amount we would have to pay to transfer these liabilities is different from their book values.

Income Taxes

We are subject to federal and state of Indiana income taxes. Our income tax provision requires significant judgment and is based on calculations and assumptions that are subject to examination by the U.S. Internal Revenue Service and other tax authorities. We regularly assess the potential outcome of tax examinations when determining the adequacy of our income tax provisions by considering the technical merits of the filing position, case law, and results of previous tax examinations. ASC 740 prescribes a more-likely-than-not recognition threshold and measurement requirements for financial statement reporting of our income tax positions. Tax reserves have been established, which we believe to be adequate in relation to the potential for additional assessments. Once established, reserves are adjusted only when there is more information available or when an event occurs necessitating a change to the reserves. While we believe that the amount of the tax reserves is reasonable, it is possible that the ultimate outcome of future examinations may exceed current reserves in amounts that could be material.

Contingencies

We accrue for loss contingencies when the amount of the loss is probable and estimable. We are subject to various environmental regulations, and are involved in certain legal proceedings. If our actual environmental and/or legal obligations are different from our estimates, the recognition of the actual amounts may have a material impact on our results of operations, financial condition, and cash flows; although that has not been the case during the periods covered by this prospectus. Please see Note 13, “Commitments and Contingencies” to the 2010 Audited Consolidated Financial Statements of IPALCO in “Financial Statements and Supplementary Data” included in this prospectus for a summary of significant contingencies involving us. As of June 30, 2011, December 31, 2010 and December 31, 2009, total loss contingencies accrued were $2.3 million, $2.3 million and $2.0 million, respectively, which were included in Other Current Liabilities on the accompanying Consolidated Balance Sheets.

NEW ACCOUNTING STANDARDS

Please see Note 2, “Summary of Significant Accounting Policies” to the 2010 Audited Consolidated Financial Statements of IPALCO in “Financial Statements and Supplementary Data” included in this prospectus for a discussion of new accounting pronouncements and the potential impact to our results of operations, financial condition, and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Overview

The primary market risks to which we are exposed are those associated with fluctuations in interest rates and the prices of fuel, wholesale power, SO2 allowances and certain raw materials, including steel, copper and other commodities. We use financial instruments and other contracts to hedge against such fluctuations, including, on a limited basis, financial and commodity derivatives. We generally do not enter into derivative instruments for trading or speculative purposes.

Interest Rate Risk

We use long-term debt as a significant source of capital in our business, which exposes us to interest rate risk. We do not enter into market risk sensitive instruments for trading purposes. We manage our exposure to interest rate risk through the use of fixed-rate debt, interest rate derivative instruments and by refinancing existing long-term debt at times when it is deemed economic and prudent. In addition, IPL’s credit agreement bears interest at variable rates based either on the Prime interest rate or on the London InterBank Offer Rate. Our fair values relating to financial instruments are dependent upon prevalent market rates of interest, primarily the London InterBank Offer Rate. At June 30, 2011, we had approximately $1,657.7 million principal amount fixed rate debt and $185 million principal amount variable rate debt outstanding.

The variable rate debt included (i) a $40 million IPL unsecured note, which is synthetically fixed at 5.21% through a floating-to-fixed interest rate swap, which expires concurrent with the maturity of the 1995B Bonds in January 2023, (ii) $55 million outstanding on our credit facility which was borrowed in 2011 (iii) $50 million under the accounts receivable securitization facility and (iii) $40 million outstanding on IPL’s credit Facility in support of the 1995B Bonds. The fair value of IPL’s swap agreement was ($10.0 million) at June 30, 2011. Based on amounts outstanding as of June 30, 2011, a 25 basis point increase in the applicable rates on our variable-rate debt would have the effect of increasing our annual interest expense and cash paid for interest (net of changes in interest income on the 1995B Bonds) by $0.1 million. Conversely, a 25 basis point decrease in the applicable rates would have the effect of decreasing our annual interest expense and cash paid for interest by $0.1 million.

Please see Note 3, “Investment in Long-Term Debt Securities” to the 2010 Audited Consolidated Financial Statements of IPALCO for information regarding the 1995B Bonds.

The following table shows our consolidated indebtedness (in millions) by maturity as of June 30, 2011:

	2011		2012	2013	2014	2015	Thereafter	Total	Fair Value
					(In Millions)
Fixed-rate debt	$		$–	$110.0	$–	$–	$1,547.7	$1,657.7	$1,761.3
Variable-rate debt		55.0	50.0	–	–	40.0	40.0	185.0	185.0
Total Indebtedness		$55.0	$50.0	$110.0	$–	$40.0	$1,587.7	$1,842.7	$1,946.3
Weighted Average Interest Rates by Maturity		3.06%	1.108%	6.30%	N/A	2.22%	6.00%	5.72%

For further discussion of our fair value of our indebtedness and book value of our indebtedness please see Note 6, “Fair Value Measurements” and Note 10, “Indebtedness” to the 2010 Audited Consolidated Financial Statements of IPALCO included herein.

Credit Market Risk

In the recent past there has been volatility and a downturn in the credit market in the United States. This situation has impacted volatility and returns in many areas of the economy. Based on our relatively small percentage of unhedged variable rate debt in our capital structure, our interest rate exposure to the credit market crisis was and continues to be limited and has not been material. See “Interest Rate Risk” above.

Equity Market Risk

Our Pension Plans are impacted significantly by the economy as a result of the pension plan being heavily invested in common equity securities. The performance of the Pension Plans investments’ in such common equity securities and other instruments impacts our earnings as well as our funding liability. Our Pension Plans investments’ realized material losses in the recession that began in 2008 followed by partial recoveries in 2009, 2010 and through June 30, 2011. Please see Note 12, “Pension and Other Postretirement Benefits” to the 2010 Audited Consolidated Financial Statements of IPALCO included herein.

Inflation

During 2009 the recession had the effect of halting the rapid inflation on certain raw materials, including steel, copper and other commodities that we experienced over the previous few years to the point where some costs have even declined. Inflation on raw materials remained low in 2010 and through the first half of 2011, but could increase in 2012. These and other raw materials serve as inputs to many operating and maintenance processes fundamental to the electric utility industry. Lower prices reduce our operating and maintenance costs and improve our liquidity. The primary area in which inflation has continued at a steep rate is in the cost of healthcare provided to our employees. This has negatively impacted our results of operations, financial condition, and cash flows in recent years.

Fuel

We have limited exposure to commodity price risk for the purchase of coal, the primary fuel used by us for the production of electricity. We manage this risk by providing for nearly all of our current projected burn through 2011 and approximately 85% of our current projected burn for the three year period ending December 31, 2013, under long-term contracts. Pricing provisions in some of our long-term coal contracts allow for price changes under certain circumstances. Coal purchases made through the first six months of 2011 have been at prices that are almost 11% higher than our weighted average price in 2010. Our exposure to fluctuations in the price of coal is limited because pursuant to Indiana law, we may apply to the IURC for a change in our fuel charge every three months to recover our estimated fuel costs, which may be above or below the levels included in our basic rates. We must present evidence in each FAC proceeding that we have made every reasonable effort to acquire fuel and generate or purchase power or both so as to provide electricity to our retail customers at the lowest fuel cost reasonably possible.

Power Purchases

We depend on purchased power, in part, to meet our retail load obligations. As a result, we also have limited exposure to commodity price risk for the purchase of electric energy for our retail customers. Purchased power costs can be highly volatile. We are generally allowed to recover, through our FAC, the energy portion of purchased power costs incurred to meet jurisdictional retail load. In certain circumstances, we may not be allowed to recover a portion of purchased power costs incurred to meet our jurisdictional retail load. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Regulatory Matters—Fuel Adjustment Charge and Authorized Annual Jurisdictional Net Operating Income.”

Retail Energy Market

The legislatures of several states have enacted laws that would allow various forms of competition or that experiment with allowing some form of customer choice of electricity suppliers for retail sales of electric energy. Indiana has not done so. In Indiana, competition among electric energy providers for sales has focused primarily on the sale of bulk power to other public and municipal utilities. Indiana law provides for electricity suppliers to have exclusive retail service areas. In order to increase sales, we work to attract new customers into our service territory. Although the retail sales of electric energy are regulated, we face competition from other energy sources. For example, customers have a choice of installing electric or natural gas home and hot water heating systems.

Wholesale Sales

We engage in limited wholesale power marketing to earn wholesale revenues after first providing for our projected utility retail load. Our ability to compete effectively in the wholesale market is dependent on a variety of factors, including our generating availability, the supply of wholesale power, and the price, terms and conditions of sales we propose. Our wholesale revenues are generated primarily from sales directly to the Midwest ISO Energy Market, replacing the previous practice of direct wholesale sales to individual wholesale counter-parties using existing interchange agreements. During 2010, the average market price per MWh we sold wholesale increased by 19% to $31.62. During 2009, the average market price per MWh we sold wholesale decreased by 45% to $26.62 when compared to 2008. During the past five years, wholesale revenues represented 5.5% of our total electric revenues on average.

Counterparty Credit Risk

At times, we may utilize forward purchase contracts to manage the risk associated with power purchases, and could be exposed to counterparty credit risk in these contracts. We manage this exposure to counterparty credit risk by entering into contracts with companies that are expected to fully perform under the terms of the contract. Individual credit limits are implemented for each counterparty to further mitigate credit risk. We may also require a counterparty to provide collateral in the event certain credit ratings are not maintained, or certain financial benchmarks are not maintained.

We are also exposed to counterparty credit risk related to our ability to collect electricity sales from our customers, which may be impacted by volatility in the financial markets and the economy. Historically, our write-offs of customer accounts has been immaterial, which is common for the electric utility industry.

BUSINESS

Overview

IPALCO is a holding company incorporated under the laws of the state of Indiana in 1983. Our principal subsidiary is Indianapolis Power & Light Company, a regulated electric utility with its customer base concentrated in Indianapolis, Indiana. Substantially all of our business consists of the generation, transmission, distribution and sale of electric energy conducted through IPL. Our total electric revenues and net income for the fiscal year ended December 31, 2010 were $1.1 billion and $79.9 million, respectively, and for the six months ended June 30, 2011 were $569.1 million and $26.0 million, respectively. The book value of our total assets as of June 30, 2011 was $3.2 billion. All of our operations are conducted within the United States of America and principally within the state of Indiana. Please see Note 15, “Segment Information” to the 2010 Audited Consolidated Financial Statements of IPALCO included herein.

Our principal executive offices are located at One Monument Circle, Indianapolis, Indiana 46204, and our telephone number is (317) 261−8261. Our internet website address is www.iplpower.com. The information on our website is not a part of this prospectus.

Indianapolis Power & Light Company

IPALCO owns all of the outstanding common stock of IPL. IPL was incorporated under the laws of the state of Indiana in 1926. IPL is engaged primarily in generating, transmitting, distributing and selling electric energy to approximately 470,000 retail customers in the city of Indianapolis and neighboring areas within Indiana; the most distant point being approximately 40 miles from Indianapolis. IPL has an exclusive right to provide electric service to those customers. IPL’s service area covers about 528 square miles with an estimated population of approximately 895,000. IPL owns and operates four generating stations. Two of the generating stations are primarily coal-fired stations. A third station has a combination of units that use coal (base load capacity) and natural gas and/or oil (peaking capacity) for fuel to produce electricity. The fourth station is a small peaking station that uses gas-fired combustion turbine technology for the production of electricity. IPL’s net electric generation design capability for winter is 3,492 Megawatt (“MW”) and net summer capability is 3,353 MW. IPL’s generation, transmission and distribution facilities are further described under “—Properties.” There have been no significant changes in the services rendered by IPL during 2010 or the first half of 2011.

The electric utility business is affected by seasonal weather patterns throughout the year and, therefore, the operating revenues and associated operating expenses are not generated evenly by month during the year. IPL’s business is not dependent on any single customer or group of customers. Additionally, retail kilowatt hour sales, after adjustments for weather variations, are impacted by growth in service territory economic activity as well as the number of retail customers we have. For the 10 years ending 2010, IPL’s retail kWh sales have grown at a compound annual rate of 0.4%. During the same period, our number of retail customers grew at a compound annual rate of 0.7%. Going forward, retail kWh sales growth is expected to be negatively impacted by our demand-side management programs. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory Matters—Demand-Side Management” for more details. IPL’s electricity sales for 2006 through 2010, and for the six months ended June 30, 2011 are set forth in the table of statistical information included at the end of this section.

IPL is a transmission company member of ReliabilityFirst Corporation (“RFC”), which began operations on January 1, 2006. RFC is one of eight Regional Reliability Councils under the North American Electric Reliability Corporation, which has been designated as the Electric Reliability Organization under the EPAct. The mission of RFC is to preserve and enhance bulk power system reliability and security for the interconnected electric systems within the RFC geographic area by setting and enforcing electric reliability standards. RFC members cooperate under agreements to augment the reliability of its members’ electricity supply systems in the RFC region through coordination of the planning and operation of the members’ generation and transmission facilities. Small electric utility systems, independent power producers and power marketers can participate as full members of RFC. In addition, we are one of many transmission owners of the Midwest ISO (see “Industry Matters—Midwest ISO Operations”), a regional transmission organization which maintains functional control over the combined transmission systems of its members and manages one of the largest energy markets in the U.S. IPL participates in the Midwest ISO’s energy and operating reserves markets and each asset owner receives separate day-ahead, real-time, and financial transmission rights market settlement statements for each operating day.

Regulatory Matters

Regulation

We are subject to regulation by the IURC with respect to the following: our services and facilities; the valuation of property, the construction, purchase, or lease of electric generating facilities; the classification of accounts; rates of depreciation; retail rates and charges; the issuance of securities (other than evidences of indebtedness payable less than twelve months after the date of issue); the acquisition and sale of some public utility properties or securities; and certain other matters. The regulatory power of the IURC over our business is both comprehensive and typical of the traditional form of regulation generally imposed by state public utility commissions.

In addition, we are subject to the jurisdiction of FERC with respect to, among other things, short-term borrowing not regulated by the IURC, the sale of electricity at wholesale and the transmission of electric energy in interstate commerce, the classification of accounts, reliability standards, and the acquisition and sale of utility property in certain circumstances as provided by the Federal Power Act. As a regulated entity, IPL is required to use certain accounting methods prescribed by regulatory bodies which may differ from those accounting methods required to be used by non-regulated entities. We maintain our books and records consistent with generally accepted accounting principles in the United States reflecting the impact of regulation. See Note 2, “Summary of Significant Accounting Policies” to the 2010 Audited Consolidated Financial Statements of IPALCO included herein.

We are also affected by the regulatory jurisdiction of the EPA, at the federal level, and Indiana Department of Environmental Management, at the state level. Other significant regulatory agencies affecting us include, but are not limited to, the North American Electric Reliability Corporation, the U.S. Department of Labor, and the Indiana Occupational Safety and Health Administration.

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory Matters” for a more comprehensive discussion of regulatory matters impacting us.

Retail Ratemaking

Our tariff rates for electric service to retail customers consist of basic rates and charges which are set and approved by the IURC after public hearings. In addition, our rates include various adjustment mechanisms including, but not limited to, those to reflect changes in fuel costs to generate electricity or purchased power prices, referred to as FAC and for the timely recovery of costs incurred to comply with environmental laws and regulations referred to as ECCRA. Each of our tariff rate components may be set and approved by the IURC in separate proceedings at different points in time. These components function somewhat independently of one another, but would all be subject to review at the time of any review of our basic rates and charges. For example, FAC proceedings occur on a quarterly basis and the ECCRA proceedings occur on a semi-annual basis. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory Matters” for further discussion of our basic rates and the various adjustment mechanisms and for a discussion of a recent review of IPL by the IURC.

Industry Matters

Energy Policy Act of 2005

In 2005, the EPAct was signed into law. Much of the legislation directs the FERC, the Department of Energy and other agencies to develop rules for the implementation of the EPAct. The EPAct implementation process at the FERC and the IURC is ongoing and we are actively engaged in the process. The EPAct contains provisions specifically related to the electric utility industry including, but not limited to, the following: climate change issues, mandatory reliability standards, amendments to the Public Utility Regulatory Policies Act, repeal of the Public Utility Holding Company Act of 1935, establishment of the Public Utility Holding Company Act of 2005, clean power initiatives, and energy efficiency proposals. IPALCO is currently exempt from the Public Utility Holding Company Act of 2005.

The EPAct established the creation of an Electric Reliability Organization and provided the FERC the authority to approve mandatory and enforceable reliability standards. Enforcement of the reliability standards is the responsibility of the North American Electric Reliability Corporation as the designated Electric Reliability Organization. To date, compliance with these standards has not resulted in a material impact to our financial statements, but there can be no guarantee that will be the case in future periods. We will continue to monitor any revisions to the reliability standards and will continue working toward assuring full compliance with all applicable reliability standards.

Midwest ISO Operations

We are a member of the Midwest ISO. Midwest ISO serves as the third-party operator of our transmission system and runs the day-ahead and real-time energy and ancillary services markets (“ASM”) for its members. Midwest ISO policies are developed, in part, through a stakeholder process in which we are an active participant. We focus our participation in this process primarily on items that could impact our customers, results of operations, financial condition, and cash flows. Additionally, we attempt to influence Midwest ISO and FERC policy by filing comments with the FERC.

We have transferred functional control of our transmission facilities to the Midwest ISO and our transmission operations are integrated with those of the Midwest ISO. Our participation and authority to sell wholesale power at market based rates are subject to the FERC jurisdiction. Transmission service over our facilities is now provided through the Midwest ISO’s tariff.

As a member of the Midwest ISO, we offer our generation and bid our demand into the market on a day ahead basis and settles differences in real-time. The Midwest ISO settles energy hourly offers and bids based on locational marginal prices, which is pricing for energy at a given location based on a market clearing price that takes into account physical limitations, generation and demand, throughout the Midwest ISO region. The Midwest ISO evaluates the market participants’ energy offers and demand bids optimizing for energy and ancillary products to economically and reliably dispatch the entire Midwest ISO system. The IURC has authorized IPL to recover the fuel portion of its costs from the Midwest ISO, including all specifically identifiable ASM costs, through FAC proceedings, and to defer certain operational, administrative and other costs from the Midwest ISO and seek recovery in IPL’s next basic rate case proceeding. Total Midwest ISO costs deferred as long-term regulatory assets were $71.0 million and $62.8 million as of December 31, 2010 and December 31, 2009, respectively, and $75.3 million as of June 30, 2011.

We have preserved our right to withdraw from the Midwest ISO by tendering our Notice of Withdrawal (subject to the FERC and the IURC approval). We have made no decision to seek withdrawal from the Midwest ISO at this time. We will continue to assess the relative costs and benefits of being a Midwest ISO member, as well as actively advocate for our positions through the existing Midwest ISO stakeholder process and in filings at FERC.

Please see also, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory Matters.”

Environmental Matters

We are subject to various federal, state, regional and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. Violation of these laws, regulations or permits can result in substantial fines, other sanctions, suspension or revocation of permits and/or facility shutdowns. Environmental Matters in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” describes environmental laws and potential changes in environmental laws that we believe may be significant to our business as well as an NOV and Finding of Violation from the EPA pursuant to the Clean Air Act Section 113(a). This NOV from the EPA may result in a fine and/or costs associated with the installation of additional pollution control technology systems and/or supplemental environmental projects, which could be material. We do not believe any other currently open environmental investigations will result in fines, penalties or other costs material to our results of operations, financial condition, and cash flows.

Fuel

More than 99% of the total kWhs produced by us was generated from coal in each of 2010, 2009 and 2008, as well as for the first half of 2011. Natural gas and fuel oil combined to provide the remaining kWh generation. Natural gas is used in our newer combustion turbines. Fuel oil is used for start up and flame stabilization in coal-fired generating units, as primary fuel in oil-fired steam turbine generating units and three older combustion turbines, and as an alternate fuel in two newer combustion turbines.

Our existing coal contracts provide for nearly all of our current projected requirements in 2011 and approximately 85% for the three year period ending December 31, 2013.  We have long-term coal contracts with five suppliers.  Approximately 45% of our existing coal under contract comes from one supplier.  We have entered into four long-term contracts with this supplier, which employs non-unionized labor, for the provision of coal from four separate mines.  Pricing provisions in some of our long-term coal contracts allow for price changes under certain circumstances. Substantially all of the coal is currently mined in the state of Indiana. All coal currently burned by us and under purchase contracts is mined by third parties.  Our goal is to carry a 25 to 50 day system supply of coal to offset unforeseen occurrences such as equipment breakdowns and transportation or mine delays.

Employees

As of June 30, 2011, IPL had 1,447 employees of whom 1,388 were full time. Of the total employees, 911 were represented by the International Brotherhood of Electrical Workers (“IBEW”) in two bargaining units: a physical unit and a clerical-technical unit.  In 2011, the membership of the IBEW clerical-technical unit ratified a three year labor agreement with IPL that expires on February 10, 2014.  In October 2008, the IBEW physical unit ratified a four year agreement with IPL effective as of December 8, 2008 that expires on December 3, 2012.  Both collective bargaining agreements shall continue in full force and effect from year to year unless either party provides prior written notice at least sixty (60) days prior to the expiration, or anniversary thereof, of its desire to amend or terminate the agreement.  As of June 30, 2011, neither IPALCO nor any of its subsidiaries other than IPL had any employees.

Properties

Our executive offices are located at One Monument Circle, Indianapolis, Indiana. This facility and the remainder of our material properties in our business and operations are owned directly by Indianapolis Power & Light Company. The following is a description of these material properties.

We own two distribution service centers in Indianapolis. We also own the building in Indianapolis which houses our customer service center.

We own and operate four generating stations. Two of the generating stations are primarily coal-fired stations. The third station has a combination of units that use coal (base load capacity) and natural gas and/or oil (peaking capacity) for fuel to produce electricity. The fourth station is a small peaking station that uses gas-fired combustion turbine technology for the production of electricity. For electric generation, the net winter capability is 3,492 MW and net summer capability is 3,353 MW. Our highest summer peak load of 3,139 MW was recorded in August 2007 and the highest winter peak load of 2,971 MW was recorded in January 2009.

Our sources of electric generation are as follows:

			Winter	Summer
		Number of	Capacity	Capacity
Fuel	Name	Units	(MW)	(MW)	Location
Coal	Petersburg	4	1,752	1,752	Pike County, Indiana
	Harding Street	3	645	639	Marion County, Indiana
	Eagle Valley	4	263	260	Morgan County, Indiana
	Total	11	2,660	2,651
Gas	Harding Street	3	385	322	Marion County, Indiana
	Georgetown	2	200	158	Marion County, Indiana
	Total	5	585	480
Oil	Petersburg	3	8	8	Pike County, Indiana
	Harding Street	6	158	133	Marion County, Indiana
	Eagle Valley	3	81	81	Morgan County, Indiana
	Total	12	247	222
Grand Total		28	3,492	3,353

Net electrical generation during 2010, at the Petersburg, Harding Street, Eagle Valley and Georgetown plants, accounted for approximately 72.2%, 20.4%, 7.2% and 0.2%, respectively, of our total net generation.

Our electric system is directly interconnected with the electric systems of Indiana Michigan Power Company, Vectren Corporation, Hoosier Energy Rural Electric Cooperative, Inc., and the electric system jointly owned by Duke Energy Indiana, Indiana Municipal Power Agency and Wabash Valley Power Association, Inc. Our transmission system includes 457 circuit miles of 345,000 volt lines and 377 circuit miles of 138,000 volt lines. The distribution system consists of 4,587 circuit miles underground primary and secondary cables and 5,863 circuit miles of overhead primary and secondary wire. Underground street lighting facilities include 749 circuit miles of underground cable. Also included in the system are a total of 143 substations.  Depending on the voltage levels at the substation, some substations may be considered both a bulk power substation and a distribution substation.  The number of bulk power substations is 73, and the number of distribution substations is 122, reflecting the fact that 52 substations are considered both bulk power and distribution substations.

We hold an option, through 2012, to purchase suitable acreage of land in Switzerland County, Indiana to use as a potential power plant site.

All of our critical facilities are well maintained, in good condition and meet our present needs. Currently, our plants generally have enough capacity to meet the needs of our retail customers when all of our units are available. During periods when our generating capacity is not sufficient to meet our retail demand, we purchase power in the Midwest ISO wholesale market.

MORTGAGE FINANCING ON PROPERTIES

The mortgage and deed of trust of IPL, together with the supplemental indentures to the mortgage, secure first mortgage bonds issued by IPL. Pursuant to the terms of the mortgage, substantially all property owned by IPL is subject to a direct first mortgage lien in the amount of $837.7 million at June 30, 2011. In addition, IPALCO has outstanding $400 million of 7.25% Senior Secured Notes due April 1, 2016 and $400 million of 5.0% Senior Secured Notes due May 1, 2018 which are secured by its pledge of all of the outstanding common stock of IPL.

Statistical Information on Operations

The following table of statistical information presents additional data on our operations:

	Six Months Ended June 30, 2011	Year Ended December 31,
		2010	2009	2008	2007	2006
Operating Revenues (In Thousands):
Residential	$212,517	$427,899	$392,181	$390,892	$377,081	$363,668
Small commercial and industrial	84,558	170,345	160,814	165,660	160,456	155,314
Large commercial and industrial	228,199	455,458	436,060	435,578	416,694	418,782
Public Lighting	5,482	10,857	11,093	10,973	11,221	11,160
Miscellaneous	9,763	19,380	17,778	18,554	18,809	22,678
Revenues − retail customers	540,519	1,083,939	1,017,926	1,021,657	984,261	971,602
Wholesale	28,589	60,964	50,155	57,456	68,366	60,449
Total electric revenues	$569,108	$1,144,903	$1,068,081	$1,079,113	$1,052,627	$1,032,051

kWh Sales (In Millions):
Residential	2,631	5,501	5,085	5,350	5,467	5,027
Small commercial and industrial	939	1,957	1,892	2,030	2,101	1,989

	Six Months Ended June 30, 2011	Year Ended December 31,
		2010	2009	2008	2007	2006
Large commercial and industrial	3,406	7,086	7,041	7,550	7,683	7,627
Public Lighting	31	65	68	73	77	73
Sales – retail customers	7,007	14,609	14,086	15,003	15,328	14,716
Wholesale	902	1,928	1,881	1,189	1,640	1,571
Total kWh sold	7,909	16,537	15,967	16,192	16,968	16,287

Retail Customers at End of Year:
Residential	414,508	416,276	416,500	416,019	417,227	417,249
Small commercial and industrial	46,883	46,844	46,708	46,719	46,749	46,316
Large commercial and industrial	4,632	4,628	4,625	4,610	4,559	4,509
Public Lighting	954	948	940	905	813	793
Total retail customers	466,977	468,696	468,773	468,253	469,348	468,867

Legal Proceedings

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters,” and Note 4, “Regulatory Matters” and Note 13, “Commitments and Contingencies” to the 2010 Audited Consolidated Financial Statements of IPALCO for the year ended December 31, 2010, included in this prospectus for a summary of significant legal proceedings involving us.  We are also subject to routine litigation, claims and administrative proceedings arising in the ordinary course of business.

Market for IPALCO’s Common Equity and Related Stockholder Matters

All of the outstanding common stock of IPALCO is owned by AES and, as a result, is not listed for trading on any stock exchange.

Dividends

During the first six months of 2011 and 2010, we paid $51.3 million and $52.3 million, respectively, in dividends to AES.  During 2010, 2009 and 2008, we paid dividends to AES totaling $73.2 million, $70.9 million and $71.6 million, respectively.   Future distributions will be determined at the discretion of our board of directors and will depend primarily on dividends received from IPL. Dividends from IPL are affected by IPL’s actual results of operations, financial condition, cash flows, capital requirements, regulatory considerations, and such other factors as IPL’s board of directors deems relevant.  Please refer to the Liquidity and Capital Resources section in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of limitations on dividends.

MANAGEMENT

The following table sets forth information regarding IPALCO and IPL’s executive officers and directors as of August 1, 2011:

Name	Age	Position
Edward C. Hall, III	52	Director, Chairman of the Board of IPALCO and IPL
Richard Santoroski	46	Director of IPALCO and IPL
Kenneth J. Uva	61	Director of IPALCO
Kenneth J. Zagzebski	51	Director, Chief Executive Officer and President of IPALCO and IPL
Ronald E. Talbot	50	Director of IPALCO and IPL, Chief Operating Officer of IPL
William H. Henley	60	Director of IPALCO and IPL, Vice President Corporate Affairs of IPL
Kelly M. Huntington	35	Senior Vice President and Chief Financial Officer of IPALCO and IPL
William P. Marsan	48	Vice President, Secretary, and General Counsel of IPALCO and IPL
Barry J. Bentley	46	Vice President Power Delivery of IPL
James A. Sadtler	53	Vice President Power Supply of IPL

Edward C. Hall III joined the board of directors of IPALCO and IPL as Chairman as of June 25, 2008.  Mr. Hall is President of the North America group for AES.  Mr. Hall joined AES in 1988 and has held a variety of development and operating roles for AES, including assignments in the United States, Europe, Asia and Latin America.  In 1993, he moved to Hong Kong where he served as the EVP for the AES China Generating Company.  He moved back to the United States in 1997 and was responsible for business development in North America.  From 2000 to 2003, Mr. Hall was Group Manager responsible for operations and business development in the South Eastern U.S., the Bahamas and Central America, and transitioned to the mid-Atlantic, Puerto Rico and Mexico. In 2003 he relocated to Arlington, Virginia, to focus on Global Business Development where he led the company’s wind efforts as President of AES Wind Generation.  In June 2008, Mr. Hall became President of the North America group for AES.  Mr. Hall holds a BSME degree from Tufts University and an MBA in Finance/Operations Management from the MIT Sloan School of Management.  Mr. Hall is a Registered Professional Engineer in the State of Massachusetts.

Richard Santoroski joined the board of directors of IPALCO and IPL as of June 8, 2006.  Mr. Santoroski became an Executive Vice President of AES in February 2010 and has led its Global Risk & Commodity Organization since February 2008. Since November of 2010, he has also served as co-head of the Development Steering Committee of AES. Prior to his current position, Mr. Santoroski was Vice President, Energy & Natural Resources, a business development group, and Vice President, Risk Management. Mr. Santoroski joined AES in January 1999 to lead AES Eastern Energy’s commodity management. Prior to AES, Mr. Santoroski held various engineering, trading and risk management positions at New York State Electric & Gas, including leading the energy trading group. He graduated from Pennsylvania State University with a Bachelor of Science in Electrical Engineering, and earned an MBA and a Master of Science in Electrical Engineering from Syracuse University. Mr. Santoroski is a Licensed Professional Engineer in the State of New York.

Kenneth J. Uva joined the board of directors of IPALCO as independent director as of April 22, 2003.  Mr. Uva is a vice president of CT Corporation System and has been employed by CT in various legal and business capacities since 1976.  He was admitted to the New York State Bar in 1975.  He has a BA from Adelphi University, an MA from New York University and a JD from Fordham Law School.

Kenneth J. Zagzebski was appointed President and Chief Executive Officer to IPALCO and IPL in April, 2011, and has served on the IPALCO and IPL Boards of Directors since March of 2009.  Mr. Zagzebski joined IPL as Senior Vice President of Customer Operations in September 2007 and was responsible for the Power Delivery, Customer Services and Enterprise Information Systems business groups.  Mr. Zagzebski has more than 25 years’ industry experience in diverse executive management, business development and financial roles, including Vice President and Chief Operating Officer for Field Operations at Xcel Energy.  His background also includes experience in international energy as Executive Director of NRG Energy Asia-Pacific region, from 1997 to September 1999 where he was responsible for the company’s Asia-Pacific investments, including Loy Yang Power, a 2,100 MW capacity brown coal-fired power plant and adjacent coal mine in Australia.  Mr. Zagzebski is a Certified Public Accountant, and has an MBA from the Carlson School of Management at the University of Minnesota and a Bachelor’s degree from the University of Wisconsin, Eau Claire.  Mr. Zagzebski currently serves on the Board of Directors of the YMCA of Greater Indianapolis, the Board of Directors of the Central Indiana Corporate Partnership and the Board of Directors of the Indiana Energy Association.

Ronald E. Talbot was appointed Chief Operating Officer (“COO”) of IPL in June, 2011.  Prior to serving as COO, Mr. Talbot served as Senior Vice President Power Supply beginning in March, 2007, and was responsible for IPL’s generating stations, fuel procurement, generation dispatch, and wholesale trading.  Mr. Talbot joined IPL as Senior Vice President of Customer Operations in August 2003 and was elected to IPALCO and IPL’s Boards of Directors in March 2005.  Previously, he was Vice President of Chicago Region Operations for Commonwealth Edison Company in Chicago from December 1999 to April 2002.  Prior to that, he worked for approximately 15 years in various capacities for Consolidated Edison in New York, including General Manager of Staten Island Electric Operations and later General Manager of Manhattan Electric Operations.  Mr. Talbot has baccalaureate degrees in economics from SUNY Oneonta, New York and in electrical engineering from Clarkson University, as well as a Masters of Science in Electrical Engineering from the New Jersey Institute of Technology.   Mr. Talbot currently serves as the immediate past chairman on the board of Gleaners Food Bank of Indiana, Inc.

Kelly M. Huntington joined IPL in April, 2011, as Senior Vice President and Chief Financial Officer.  Ms. Huntington joined IPL from AES where she held positions of increasing responsibility in finance and operations functions.  At AES, Ms. Huntington held the positions of Vice President, Financial Planning and Analysis (most recent) with global responsibility, Vice President, Special Projects reporting to AES’s President and Chief Executive Officer, Managing Director of Risk Management and Director of Investor Relations.  Prior to joining AES, Ms. Huntington worked in investment banking and private equity investment.  Ms. Huntington holds an SB in management science from Massachusetts Institute of Technology and an MBA from the Kellogg School of Management at Northwestern University.  Ms. Huntington is a CFA charter holder.

William H. Henley joined IPL in 1972 and has held positions of increasing responsibility in power production, rates and regulations, planning, finance and corporate affairs before being appointed to his current position, Vice President Corporate Affairs in February, 2009.  Mr. Henley joined the IPALCO and IPL Board of Directors in April, 2011.  Mr. Henley is responsible for regulatory affairs, forecasting, risk analysis, demand side management, strategic customer account management, and resource planning.  Mr. Henley has a Bachelor of Science degree from Rose-Hulman Institute of Technology and a Masters in Business Administration from Butler University.  He is a registered Professional Engineer in the State of Indiana.  Mr. Henley serves on the Boards of Directors of Indianapolis Downtown, Inc. and the Indiana Energy Association.

William P. Marsan joined IPL in October, 2005 from the Washington office of Troutman Sanders LLP, where he was a partner in the energy practice since 2002 and an associate from 1996 through 2001.  Mr. Marsan is responsible for all legal activities for the Company, and well as the legislative, environmental, and security functions.  Mr. Marsan’s other legal experience includes work as a criminal and civil litigator, as well as counsel to a member of the U.S. House of Representatives.  He also served in the U.S. Navy Judge Advocate General’s Corps.  Mr. Marsan received his Bachelor of Arts degree from Boston College, and his J.D. from George Washington University.

Barry J. Bentley joined IPL in 1988 and has held positions of increasing responsibility in energy production, transmission and distribution, fuel supply, energy marketing before being appointed to his current position, Vice President Power Delivery, in March, 2006.  Mr. Bentley is responsible for IPL’s transmission, substation and distribution systems.  He is also currently leading the purchasing and material management components of Supply Chain.  In addition, Mr. Bentley was a Senior Investment Associate with IPALCO Enterprises, Inc. and Principal with EnerTech Capital Partners, a venture capital firm in Wayne, Pennsylvania, focused on early-stage venture investments in energy and telecommunications.  Mr. Bentley received his Bachelor of Science in Electrical Engineering from Purdue University in 1988.  Mr. Bentley serves on the Board of the Midwest Energy Association and the Indianapolis Symphony Orchestra, and Chairs the IUPUI Dean’s Industrial Advisory Council.

James A. Sadtler currently serves as Vice President Power Supply for IPL.  Mr. Sadtler has held many positions of increasing responsibility since starting with IPL in May of 1980.  He began his current position in May of 2011 and is currently responsible for the operation and maintenance of IPL’s generating fleet, fuel procurement and interfacing real time operations and settlements with the Midwest Independent System Operator.  Mr. Sadtler also serves as the chairperson of the IPL Executive Safety Council.  He holds a Bachelor of Science from Purdue University and is a licensed Professional Engineer.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

IPALCO Enterprises, Inc., or IPALCO,  is a wholly owned subsidiary of The AES Corporation, or AES, and Indianapolis Power & Light Company, or IPL, is our primary operating subsidiary.  In 2010, our NEOs were all executive officers of IPL.  In addition,  Ms. Murtlow was an officer of AES and her 2010 compensation was determined in accordance with AES’s compensation practices and policies.  The purpose of this compensation discussion and analysis is to provide information about the material elements of compensation that are paid or awarded to, or earned by, our named executive officers, or NEOs, whose compensation is set forth in the “Summary Compensation Table” below.  Our named executive officers for 2010 were:

•	Ann Murtlow, our former CEO;

•	Kirk Michael, our former CFO;

•	Kurt Tornquist, our former interim CFO;

•	Kenneth Zagzebski, Senior Vice President Customer Operations, and effective April 1, 2011, President and Chief Executive Officer;

•	Ronald Talbot, Senior Vice President Power Supply, and effective June 1, 2011, Chief Operating Officer; and

•	William Marsan, Vice President, General Counsel and Secretary.

In 2011, Kenneth Zagzebski was appointed as our CEO and Kelly Huntington was appointed as our CFO.

Our Executive Compensation Philosophy and Objectives

Our compensation philosophy is to provide compensation to each of our NEOs that is commensurate with his or her position and experience, furnish incentives sufficient for the NEO to meet and exceed short-term and long-term corporate objectives and to provide executive compensation and incentives that will attract, motivate and retain a highly skilled management team.

Consistent with this philosophy and our goal of aligning our executives’ compensation with company performance, the key features of our executive compensation program include:

•
Our compensation program allocates a significant portion of each NEO’s total compensation to short- and long-term company performance goals.  As such, payouts are dependent upon the strategic, financial and operational performance of IPL, AES North America and AES, and the performance of the AES stock price and performance units;

•	Our compensation program is continually reviewed to ensure that it meets our objectives and executive compensation philosophy and remains competitive in the marketplace.

•	We do not provide any perquisites to our NEOs;

We use a mix of short-term compensation in the form of base salaries and cash bonuses and long-term compensation in the form of parent-equity and cash-based performance awards as the total compensation structure to meet these objectives.

Our Compensation Process

The IPL Board of Directors, or the Board, has delegated to the Chairman the responsibility of designing and reviewing the compensation for our CEO.   The Board has delegated to the Chairman and our CEO the responsibility of designing, reviewing and administering compensation for the other officers of IPL, including our NEOs (other than our CEO). The Chairman and CEO form the Executive Compensation Review Team which, with assistance from internal human resources and compensation professionals, determines the appropriate amount and mix of compensation for our other NEOs based on IPL’s operational performance, individual performance and experience as well as the exercise of discretion. Awards of short-term compensation made to our NEOs under IPL’s performance incentive plan are determined by the Executive Compensation Review Team.  Awards of long-term compensation made to our NEOs under the AES 2003 Long-Term Compensation Plan (“LTC Plan”) are determined by the Board of Directors of AES based upon the recommendations of the Executive Compensation Review Team.

The determination as to the appropriate use and weight of cash vs. non-cash, fixed vs. variable and short- vs.long-term components of executive compensation is subjective, based on our view of the relative importance of each component in meeting our and IPL’s overall objectives and factors relevant to the individual executive.  As a non-public company, we are not required to hold a shareholder advisory vote on “Say-on-Pay”.

Elements of Compensation

The fundamental elements of our compensation program are:

•	base salary;

•	performance-based short-term cash bonuses under IPL’s Performance Incentive Plan, or the PI Plan;

•	cash-based medium-term incentive awards granted under the LTC Plan;

•	long-term equity incentives based on the equity of our parent company, AES, for which there is a public market; and

•	other broad-based benefits.

Base Salary

Base salary represents the “fixed” component of our executive compensation program for our NEOs.  We provide our NEOs with base salaries in order to provide fixed cash compensation that is competitive and reflects the individual’s experience, responsibility and expertise.  Base salaries are reviewed annually and adjusted primarily to reflect market changes. Internal company salary guidance regarding annual base pay adjustments is also taken into consideration and adjustments to base salaries are made when needed to reflect individual performance and address internal equity. Please see the “Salary” column of the Summary Compensation Table below for the base salary amounts paid to our NEOs in 2010.

Performance Incentive Plan Awards

In addition to base salaries, in 2010 we provided performance-based, short-term cash compensation under our PI Plan.  The PI Plan opportunity for each NEO is assessed and approved annually with target ranges from 45% to 75% of base salary. These awards are made based on:

•	AES’s performance;

•	The achievement of IPL company and division financial, operational and strategic objectives; and

•	Considerations relating to individual performance accomplishments and contributions.

AES’s performance is a key factor in the determination of whether awards will be made under our PI Plan for the relevant fiscal year.  In addition, the size of our target annual bonus pool is subject to the ultimate approval of the AES leaders.

The size of the 2010 bonus pool under the PI Plan was determined based on the following IPL performance measures:

•
2010 safety performance (weighted at 10%), measured by safety performance targets and execution of safety programs (such as OSHA Recordable Rate <1.24, a Lost Work Day Rate <0.24, an Accident Severity Rate<3.20 and less than 300 Near Miss Reports);

•	2010 financial performance (weighted at 45%), based on 2010 net income, capital expenditures and cash flow.

•
Improvement in “Be-The-Best”, or BTB, operations (weighted at 25%), performance improvement is calculated relative to established target key performance indicators (such as an equivalent forced outage rate<6.20%, an energy availability factor of >87.9% and customer satisfaction within the top quartile as compared to our competitors);

•
Leadership (weighted at 20%), measured based on the achievement of targets considered to be of strategic importance to IPL, such as meeting financial reporting requirements, managing and developing employees, implementing initiatives aimed at increasing the long-term value of our business as well as reducing costs and other key strategic initiatives.

The achievement of the 2010 performance metrics was determined by the Executive Compensation Review Team to be as follows:  safety (97%), BTB Operations (105%), financial (119%) and leadership (143%) and the size of the 2010 annual bonus pool was $7,493,508, which was 1.17 times the size of the target bonus pool.

In determining the individual bonus amounts for each NEO, other than our CEO, the Executive Compensation Review Team considered a broad range of performance indicators, none of which was determinative, including the NEO’s individual contributions to the success of IPL in achieving the performance objectives outlined above, the performance of the NEO’s respective division, the leadership displayed by the NEO. In determining the bonus amount for Ms. Murtlow, the Chairman considered AES’s operational, strategic and financial performance, including with respect to safety, cash flow, performance improvement and corporate performance measures, for 2010, in addition to the performance indicators described above for our other NEOs.

The following table sets forth the amounts of the awards under the PI Plan earned by our NEOs in 2010.

Name	2010 PI Plan Awards
Ann Murtlow	$370,000
Kirk Michael	—(1)
Kurt Tornquist	$86,881
Kenneth Zagzebski	$129,801
Ronald Talbot	$139,251
William Marsan	$134,605

(1)  As Mr. Michael voluntarily terminated his employment with the Company, effective October 15, 2010, he did not receive any awards under the PI Plan for 2010.

Long-Term Compensation Plan

We provide a mix of cash- and equity-based awards under AES’s LTC Plan.  We provide these awards to attract and retain key individuals critical to the success of our business.  Grants to our NEOs under the LTC Plan vest over a three-year period and are based on a percentage of the individual’s base salary.  In 2010, awards in the form of Performance Units, or PUs, (50%) and Restricted Stock Units, or RSUs, (50%) were granted to our NEOs, other than our CEO, and PUs (50%), PSUs, or Performance Stock Units, (25%) and stock options (25%) to our CEO.

PUs are cash-based performance awards that directly link compensation to the collective long-term performance of AES’s businesses by vesting in equal installments over a three-year period, subject to the achievement of cash value added, or CVA, targets and based on continued service. The payment made, if any, for each PU depends upon the level of CVA achieved over the three-year measurement period. If the required level of CVA is achieved, awards are paid out in the calendar year immediately following the date the performance period ends. CVA is calculated as follows: operating income plus business development and depreciation and amortization; plus or minus unrealized commodity derivatives gains/losses, and equity in earnings; plus intercompany management fees to equal cash EBITDA. The tax charge is subtracted from cash EBITDA to equal after tax cash EBITDA and cumulative mandatory capital expenditure charge is subtracted to equal total CVA. As a final step in the calculation the total CVA is multiplied by AES’s ownership percentage.

A PSU or RSU represents the right to receive a single share of AES common stock or cash of equivalent fair market value, in the case of RSUs subject to certain time-based vesting conditions and in the case of PSUs subject to time and performance based vesting conditions.  PSUs and RSUs vest in equal installments over a three-year period, in the case of PSUs subject to AES’s Total Stockholder Return, or TSR, performance and in both cases based on continued service. TSR performance is defined as AES's three-year cumulative TSR relative to the three-year cumulative TSR of the S&P 500 companies using a 90-day moving average for the beginning and ending stock prices.  These awards are also subject to a two-year holding period after the award vests. However, awards made in 2011 and for subsequent years will not be subject to a two-year holding period.

A stock option represents an individual’s right to purchase shares of AES common stock at a fixed exercise price, once the stock option vests.  Stock options vest in equal installments over a three-year period, subject to continued service. Stock options are granted at an exercise price equal to the fair market value of AES common stock on the grant date.

2010 Long Term Compensation Grants

As in previous years, the allocation of long-term compensation components granted in 2010 was based on a review of market practice conducted by AES and is aligned with the objective of fostering the long-term corporate performance of our parent company and rewarding individual performance.

The following table sets forth the amounts of the awards under the LTC Plan made to our NEOs in 2010.
Name	2010 LTC Plan Awards
Ann Murtlow	$299,255
Kirk Michael	$120,008
Kurt Tornquist	$45,000
Kenneth Zagzebski	$121,805
Ronald Talbot	$135,608
William Marsan	$99,001

Our current CEO and CFO receive the same basic elements of compensation that we provided to our former CEO and CFO in 2010.  As Mr. Zagzebski is not an officer of AES, he may not receive the same level or type of compensation received by Ms. Murtlow.

Perquisites

We do not provide any perquisites to our NEOs, because we believe that our compensation objectives are better achieved as a result of the compensation elements described above.

Retirement and Other Broad-based Employee Benefits

Our NEOs, as well as our other employees, receive the following benefits: participation in the Company’s 401(k) plan, group health insurance (including medical, dental and vision), long- and short-term disability, basic life insurance and paid time off.  IPL maintains a defined benefit pension plan, but our NEOs do not participate in this plan.  Our NEOs are eligible to participate in the AES Restoration Supplemental Retirement Plan, a nonqualified deferred compensation plan.

Compensation Risk

We believe that the Company’s compensation programs and policies are designed and administered with the appropriate balance of risk and reward and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Severance and Change in Control Arrangements

On a change in control of our parent company, unvested PUs, PSUs, stock options and RSUs held by our NEOs would fully vest and become payable.  The PUs and PSUs would both vest based on attainment of target levels of performance.  In addition, Ms. Murtlow would have been entitled to payments and benefits under the AES Corporation Severance Plan, the other NEOs would have been entitled to payments and benefits under the IPL Salaried Employee Severance Plan and Mr. Talbot would have been entitled to payments and benefits under the terms of his offer letter, in each case, in the event of specified terminations of their employment.  Finally, upon a termination of service or in the event of a change in control, participants’ account balances in the Restoration Supplemental Retirement Plan would be paid out, either as a lump sum payment or according to the participant’s election. Please see “Potential Payments on Termination and Change in Control” below for a more detailed summary of these payments and benefits.

Employment Agreements and Other Arrangements

On July 31, 2003 Mr. Talbot and IPL entered into a letter agreement outlining the general terms of Mr. Talbot’s employment, including the base salary, incentive compensation, severance payments and other benefits to which Mr. Talbot is entitled.  Please see “Potential Payments on

Termination and Change in Control” below for a more detailed summary of the payments and benefits provided for in this letter agreement.

SUMMARY COMPENSATION TABLE (2010)

The following table summarizes the compensation of our named executive officers, or NEOs.  In 2010, our NEOs were our former CEO, our former CFO, our Interim CFO during part of 2010, and our next three most highly compensated executive officers.  Ms. Murtlow’s employment with the Company terminated effective June 1, 2011, and Mr. Michael’s employment with the Company terminated effective October 15, 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($):
Ann Murtlow, CEO	2010	$404,410	$71,063	$66,675	$583,500	$67,991	$1,193,639
Kirk Michael, SVP and CFO	2010	$167,831	$59,999	—	—	$32,184	$260,014
Kurt Tornquist, Interim CFO in 2010 VP and Controller	2010	$152,051	$22,496	—	$105,611	$22,992	$303,150
William Marsan, VP, General Counsel and Secretary	2010	$220,002	$49,500	—	$172,501	$25,874	$467,877
Ronald Talbot, SVP Power Supply	2010	$227,931	$67,806	—	$224,651	$30,358	$550,746
Kenneth Zagzebski, SVP Customer Operations	2010	$206,458	$60,900	—	$196,093	$28,491	$491,942

(1)
The amounts in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of PSUs granted in 2010 to Ms. Murtlow and RSUs granted in 2010 to our other NEOs. The aggregate grant date fair value for the PSUs takes into account the market condition (as defined under FASB ASC Topic 718) for vesting (AES’s total stockholder return, or TSR, as compared to the cumulative TSR of the S&P 500 for the three-year period ending December 31, 2012) and the probable outcome of the PSUs’ performance conditions as of the date of grant, but disregards any estimate of forfeitures related to service-based vesting conditions for both the PSUs and RSUs. A discussion of the relevant assumptions made in calculating the amounts of these PSUs and RSUs can be found in footnote 16 to the AES financial statements contained in the AES Annual Report on Form 10-K for the year ended December 31, 2010 (“AES 10-K”).

Based on the share price at grant and assuming the maximum performance conditions are achieved, the maximum value of the PSUs granted to Ms. Murtlow in 2010 is 9,213 units or $112,214.  However, these PSUs were forfeited in connection with Ms. Murtlow’s termination of employment on June 1, 2011.

(2)	The amounts in this column represent the aggregate grant date fair value of stock options granted to Ms. Murtlow in 2010, computed in accordance with FASB ASC Topic 718.

The aggregate grant date fair value disregards any estimates of forfeitures related to service-based vesting conditions (unvested stock options were forfeited in connection with Ms. Murtlow’s termination of employment on June 1, 2011). A discussion of the relevant assumptions made in calculating the value of these stock options can be found in footnote 16 to the AES financial statements contained in AES 10-K.

(3)
The amounts in this column represent the value of all nonequity incentive plan awards earned during the 2010 fiscal year, which includes awards earned under our PI Plan and amounts earned for the three-year performance period ending December 31, 2010 for our cash-based PUs granted under the LTC Plan. The following chart shows the breakdown of awards under these two plans for each NEO.

Name	2010 Annual Incentive Plan Award	2008-2010 Performance Unit Award
Ann Murtlow	$370,000	$213,500
Kirk Michael	—	—
Kurt Tornquist	$86,881	$18,730
William Marsan	$129,801	$42,700
Ronald Talbot	$139,251	$85,400
Kenneth Zagzebski	$134,605	$61,488

(4)
The amounts in this column represent our contributions, including matching contributions, to qualified and nonqualified defined contribution retirement plans.  The following chart shows the breakdown of contributions under these plans for each NEO.  The profit sharing contributions for each of our NEOs were made to qualified defined contribution retirement plans, other than contributions for Ms. Murtlow and Mr. Michael in the amounts of $12,321 and $334, respectively, which were made to a non-qualified defined contribution retirement plan.

Name	401(k) Match	Profit Sharing Contribution	Restoration Supplemental Retirement Plan (“RSRP”) Match
Ann Murtlow	$12,250	$31,921	$23,820
Kirk Michael	$12,250	$19,934	—
Kurt Tornquist	$11,053	$11,939	—
William Marsan	$8,335	$17,539	—
Ronald Talbot	$12,250	$18,081	$27
Kenneth Zagzebski	$12,250	$16,241	—

GRANTS OF PLAN-BASED AWARDS (2010)

The following table contains information concerning the plan-based awards granted to each of our NEOs in 2010.  As discussed in more detail in “—Compensation Discussion and Analysis,” the stock options, PUs, PSUs and RSUs granted to our

NEOs were granted under the LTC Plan.  As a result, the performance conditions for these awards are based on AES’s financial performance.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Number of Units(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ann Murtlow	19-Feb-10 19-Feb-10 19-Feb-10	149,628	$152,022 74,814	$304,044 149,628	$608,088 299,256	3,071	6,142	9,213	—	13,125	$12.18		$71,063 66,675
Kirk Michael	19-Feb-10 — 19-Feb-10	60,004	$68,750 30,002	$137,500 60,004	$275,000 120,008	—	—	—	4,926	—	—	$	— 59,999
Kurt Tornquist	19-Feb-10 — 19-Feb-10	22,500	$34,295 11,250	$68,590 22,500	$137,180 45,000	—	—	—	1,847	—	—	$	— 22,496
William Marsan	19-Feb-10 — 19-Feb-10	49,500	$55,001 24,750	$110,001 49,500	$220,002 99,000	—	—	—	4,064	—	—	$	— 49,500
Ronald Talbot	19-Feb-10 — 19-Feb-10	67,804	$62,777 33,902	$125,554 67,804	$251,108 135,608	—	—	—	5,567	—	—	$	— 67,806
Kenneth Zagzebski	19-Feb-10 — 19-Feb-10	60,902	$56,949 30,451	$113,897 60,902	$227,794 121,804	—	—	—	5,000	—	—	$	— 60,900

(1)	The numbers in this column represent the target number of PUs granted under the LTC Plan.

(2)
Each NEO received two types of non-equity incentive plan awards in 2010: awards under the PI Plan and PUs awarded under the LTC Plan. The first row of data for each NEO shows the threshold, target and maximum award under the PI Plan and the second row shows the threshold, target and maximum award under the awarded PUs.  For the PI Plan, the threshold award is 50% of the target award, and the maximum award is 200% of the target award. The extent to which awards are payable depends upon IPL’s performance against goals established in the first quarter of the fiscal year. This award was paid in the first quarter of 2011.  For the PUs granted under the LTC Plan, the threshold, target and maximum amounts (based on AES’s performance) represent the number of units granted multiplied by the value per unit. The threshold, target and maximum value per unit is $0.50, $1.00 and $2.00, respectively.

(3)
In 2010, Ms. Murtlow received PSUs under the LTC Plan which vest based on two conditions, one of which is a market-based performance condition and another of which is time-based. The market-based condition is based on AES’s TSR as compared to the cumulative TSR of the S&P 500 for the three-year period ending December 31, 2012, see “—Long-Term Compensation Plan.” The threshold award is 50% of the target award and the maximum award is 150% of the target award. The service-based condition provides that one-third of the PSUs become eligible for vesting (but only when and to the extent the performance condition is achieved) on each of the first three anniversaries of the grant date. If the threshold performance condition is not achieved, all PSUs will be forfeited. Upon vesting, settlement of PSUs is automatically deferred for a two-year period.

(4)
In 2010, each NEO (other than our former CEO) was granted RSUs under the LTC Plan.  RSUs vest ratably over three years, subject to continued service.  Upon vesting, settlement of RSUs is automatically deferred for a two-year period.

(5)	The stock options were granted under the LTC Plan and vest ratably over three years, subject to continued service.

(6)
The amounts in this column represent the aggregate grant date fair value of PSUs, stock options, and RSUs granted in fiscal year 2010 (computed in accordance with FASB ASC Topic 718). The aggregate grant date fair value for the PSUs takes into account the performance conditions (as defined under FASB ASC Topic 718) for vesting (AES’s TSR as compared to the cumulative TSR of the S&P 500 for the three-year period ending December 31, 2012) and the probable outcome of the PSUs’ performance conditions as of the date of grant.  The aggregate grant date fair value for the PSUs, stock options and RSUs disregards any estimates of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuations may be found in footnote 16 to the financial statements contained in the AES Form 10-K. Based on the AES share price at grant and assuming the maximum performance conditions are achieved, the maximum value of the PSUs granted to Ms. Murtlow in fiscal year 2010 and payable following completion of the 2010-2012 performance period is 9,213 units or $112,214.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table contains information concerning all unexercised options to purchase shares of AES common stock and stock awards granted to the NEOs under the LTC Plan which had not vested and were outstanding on December 31, 2010.  The market value of stock awards is based on the closing price of a share of AES common stock on December 31, 2010, which was $12.18.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ann Murtlow	18,429	—	$55.61		1/31/11
	118,345	—	$13.19		10/25/11
	22,976	—	$8.97		2/4/14
	15,244	—	$16.81		2/25/15
	23,060	—	$17.58		2/24/16
	17,822	—	$22.28		2/23/17
	11,347	5,674	$18.87	(1)	2/22/18
	9,505	19,010	$6.71	(2)	2/20/19			6,396	$77,903
	—	13,125	$12.18	(3)	2/19/20	—	—	3,071	$37,405
Kirk Michael (6)	—	—	—		—	—	—	—	—
Kurt Tornquist	126	—	$22.28		2/23/17
	995	498	$18.87	(1)	2/22/18	4,971	$60,547	—	—
William Marsan	827	—	$17.58		2/24/16
	2,778	—	$22.28		2/23/17
	2,269	1,135	$18.87	(1)	2/22/18	8,888	$108,256	—	—
Ronald Talbot	5,174	—	$17.22		2/25/15
	7,824	—	$17.58		2/24/16
	6,073	—	$22.28		2/23/17
	4,538	2,270	$18.87	(1)	2/22/18	14,898	$181,458	—	—
Kenneth Zagzebski	3,268	1,634	$18.87	(1)	2/22/18	12,350	$150,423	—	—

(1)	Stock option grants made on February 22, 2008 vest in three equal installments on the following dates: February 22, 2009, February 22, 2010 and February 22, 2011.

(2)	Stock option grants made on February 20, 2009 vest in three equal installments on the following dates: February 20, 2010, February 20, 2011 and February 20, 2012.

(3)	Stock option grants made on February 19, 2010 vest in three equal installments on the following dates: February 19, 2011, February 19, 2012 and February 19, 2013.

(4)
RSUs granted to our NEOs, other than our former CEO, on February 22, 2008, February 20, 2009 and February 19, 2010 vest ratably over three years, subject to continued service.  Upon vesting, settlement of RSUs is automatically deferred for a two-year period. Vesting dates for each outstanding RSU for the named executive officers are as follows:

	Number of Shares Underlying Vesting Awards
Vesting Date	Kirk Michael	Kurt Tornquist	William Marsan	Ronald Talbot	Kenneth Zagzebski
2/19/11	-	615	1,354	1,855	1,666
2/20/11	-	1,441	2,136	4,113	3,277
2/22/11	-	242	552	1,104	795
2/19/12	-	616	1,355	1,856	1,667
2/20/12	-	1,441	2,136	4,114	3,278
2/19/13	-	616	1,355	1,856	1,667

(5)
PSUs were granted to Ms. Murtlow on February 20, 2009 and February 19, 2010.  For both awards, the PSUs vest based on two conditions, one of which is performance-based and another of which is time-based.  The performance-based condition is based on AES’s TSR as compared to the cumulative total return of the S&P 500 for the three-year periods ending December 31, 2011 and December 31, 2012, respectively.  The service-based condition provides that one-third of the PSUs become eligible for vesting (but only when and to the extent the performance conditions are achieved) on each of the first three anniversaries of the grant.  As of December 31, 2010, the entire February 20, 2009 and February 19, 2010 grants were unvested and, therefore, are included in this column.  Based on AES’s performance through the end of fiscal year 2010 relative to the performance criteria, the threshold number of PSUs granted in 2009 and 2010 are included above.

(6)	Effective as of October 15, 2010, Mr. Michael voluntarily terminated his employment with the Company. As a result, all of the unvested equity awards held by Mr. Michael as of that date were forfeited.

OPTION EXERCISES AND STOCK VESTED IN 2010

The following table contains information concerning each exercise of stock options in 2010 and the vesting of our NEOs’ PSU and RSU awards during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)
Ann Murtlow	35,373	$316,113	—	(2)	—	(2)
Kirk Michael	—	—	—		—
Kurt Tornquist	—	—	1,701		$20,667
William Marsan	—	—	3,111		$37,619
Ronald Talbot	—	—	6,141		$74,220
Kenneth Zagzebski	—	—	4,072		$49,454

(1)
Each NEO, other than Ms. Murtlow and Mr. Michael, received RSU grants on one or more of the following grant dates:  February 23, 2007, February 22, 2008, and February 20, 2009. RSUs vest ratably over three years, subject to continued service.  The final one-third of the units granted in 2007 became vested on February 23, 2010.  The second one-third of the units granted in 2008 became vested on February 22, 2010.  The first one-third of the units granted in 2009 became vested on February 20, 2010.  Upon vesting, settlement of RSUs is automatically deferred for a two-year period.  See the “2010 Nonqualified Deferred Compensation Table” for additional details regarding the two-year deferral period.

(2)
The 2008 PSU grant vests based on two conditions, including AES’s TSR as compared to the cumulative total return of the S&P 500 for the three-year periods ending December 31, 2010.  The TSR performance condition for the 2008 PSU grant was not achieved and, therefore, these PSUs were forfeited on December 31, 2010.

NONQUALIFIED DEFERRED COMPENSATION (2010)

The following table contains information for each of the NEOs in respect of our plans that provide for the deferral of compensation that is not tax-qualified.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ ($)(4)	Aggregate Balance at Last FYE ($)(5)
Ann Murtlow	$32,016	$36,141	$25,540	$(156,535)	$517,097
Kirk Michael	—	$334	—	—	$334
Kurt Tornquist	$20,667	—	$(265)	—	$24,129
William Marsan	$37,619	—	$(1,804)	—	$55,771
Ronald Talbot	$74,247	$27	$(7,856)	$(48,310)	$123,176
Kenneth Zagzebski	$49,454	—	$(755)	—	$59,280

(1)
Amounts in this column represent executive contributions to the Restoration Supplemental Retirement Plan (“RSRP”) and the mandatory deferral of RSUs that vested in 2010 for all NEOs, other than for our former CEO.

Name	Executive Contributions to RSRP	Mandatory Deferral of RSUs
Ann Murtlow	$32,016	—
Kirk Michael	—	—
Kurt Tornquist	—	$20,667
William Marsan	—	$37,619
Ronald Talbot	$27	$74,220
Kenneth Zagzebski	—	$49,454

(2)
Amounts in this column represent our contribution to the Restoration Supplemental Retirement Plan.  The amount reported in this column and our additional contribution to the 401(k) Plan are included in the amounts reported in the “All Other Compensation” column of the 2010 Summary Compensation Table.

(3)
Amounts in this column represent investment earnings under the Restoration Supplemental Retirement Plan, investment earnings under the Supplemental Retirement Plan (“SRP”) and earnings on deferred RSUs.

Name	Investment Earnings on RSRP	Investment Earnings on SRP	Earnings on Deferred RSUs
Ann Murtlow	$31,891	$(6,351)	—
Kirk Michael	—	—	—
Kurt Tornquist	—	—	$(265)
William Marsan	$(80)	—	$(1,724)
Ronald Talbot	$(1,145)	—	$(6,711)
Kenneth Zagzebski	—	—	$(755)

(4)
Amounts in this column represent the value of PSUs and RSUs released from the mandatory deferral period as of January 1, 2010 (based on the closing price of a share of AES common stock on the first trading day of 2010, January 4th, which was $13.67).

(5)
Amounts in this column represent the balance of amounts in the Restoration Supplemental Retirement Plan, the Supplemental Retirement Plan and the mandatory deferral of RSUs. The amount of our 2010 contributions to the Restoration Supplemental Retirement Plan is reflected in the “All Other Compensation" column of the 2010 Summary Compensation Table.  The amounts of $40,848 and $4,468 representing our contributions to the Restoration Supplemental Retirement Plan in 2006 were previously reported as compensation to Ms. Murtlow and Mr. Talbot, respectively, in the “All Other Compensation” column of the 2006 Summary Compensation Table.  A breakdown of amounts reported in this column is as follows:

Name	RSRP Account Balance	SRP Account Balance	Fair Market Value of Deferred RSUs
Ann Murtlow	$448,645	$68,452	—
Kirk Michael	$334	—	—
Kurt Tornquist	—	—	$24,129
William Marsan	$864	—	$54,907
Ronald Talbot	$12,423	—	$110,753
Kenneth Zagzebski	—	—	$59,280

The AES Corporation Restoration Supplemental Retirement Plan

Ms. Murtlow and Messrs. Michael, Marsan and Talbot participated in the AES Corporation Restoration Supplemental Retirement Plan (the “RSRP”), which is designed primarily to supplement benefits limited under broad-based retirement plans due to statutory limits imposed by the Code on participant and matching Company contributions.  Individuals who participate in the RSRP may defer up to 50% of their compensation (excluding bonuses) and up to 80% of their annual bonuses.  The Company provides matching contributions and profit sharing contributions to participants in the RSRP.  Individual account balances are always 100% vested.  For a more detailed discussion of this plan, please see the AES proxy statement filed on Schedule 14A with the Securities and Exchange Commission on March 3, 2011 (the “AES Proxy Statement”).

The AES Corporation Supplemental Retirement Plan

Ms. Murtlow participated in the AES Corporation Supplemental Retirement Plan (the “SRP”), which was established to provide deferred compensation for select managers and highly compensated employees of AES.  None of our other NEOs participated in the SRP.  This plan was amended in 2004 to preclude the addition of new participants and additional deferrals after December 31, 2004.  For a more detailed discussion of this plan, please see the AES Proxy Statement filed on Schedule 14A with the Securities and Exchange Commission on March 3, 2011.

Performance Stock Units and Restricted Stock Units

Under the terms of our LTC Plan for 2010, the shares underlying PSU and RSU awards are not issued until two years after they have vested. However, awards made in 2011 and for subsequent years will not be subject to a two-year holding period. A description of the terms of the PSUs and RSUs is contained in “—Compensation Discussion and Analysis.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The narrative and table in this section describe and quantify the estimated payments and benefits that each of our NEOs would have been entitled to receive, had his or her employment terminated under specified circumstances or had IPALCO (or, in the case of Ms. Murtlow, AES) undergone a change in control, in each case on December 31, 2010.  In calculating these amounts we used the closing price of a share of AES common stock on December 31, 2010, which was $12.18.

	Cash Severance ($)	Cash LTIP Awards (PUs) ($)	Unvested Equity Awards (1) ($)	Health and Welfare Continuation (2)($)	Life Insurance Benefits (3) ($)	Disability Benefits ($)	Total ($)
Ann Murtlow
Voluntary without Good Reason	—	—	—	—	—	—	—
For Cause	—	—	—	—	—	—	—
Without Cause	$404,410	—	—	$10,000	—	—	$414,410
Without Cause in connection with a Change in Control of AES or Layoff	$808,820	$321,288	$334,589	$15,000	—	—	$1,479,697
Death	—	$321,288	$334,589		$250,000	—	$905,877
Disability	—	$321,288	$334,589		—	(4)	$655,877
Kurt Tornquist
Voluntary without Good Reason	—	—	—	—	—	—	—
For Cause	—	—	—	—	—	—	—
Without Cause	$152,051	—	—	$10,000	—	—	$162,051
Without Cause in connection with a Change in Control of IPALCO or Layoff	$304,102	—	—	$10,000	—	—	$314,102
Death	—	$51,500	$60,547	—	$250,000	—	$362,047

	Cash Severance ($)	Cash LTIP Awards (PUs) ($)	Unvested Equity Awards (1) ($)	Health and Welfare Continuation (2)($)	Life Insurance Benefits (3) ($)	Disability Benefits ($)	Total ($)
Disability	—	$51,500	$60,547	—	—	(4)	$112,047
William Marsan	—	—	—	—	—	—	—
Voluntary without Good Reason	—	—	—	—	—	—	—
For Cause	—	—	—	—	—	—	—
Without Cause	$220,002	—	—	$10,000	—	—	$230,002
Without Cause in connection with a Change in Control of IPALCO or Layoff	$440,004	—	—	$10,000	—	—	$450,004
Death	—	$92,500	$108,256	—	$250,000	—	$450,756
Disability	—	$92,500	$108,256	—	—	(4)	$200,756
Ronald Talbot
Voluntary without Good Reason	—	—	—	—	—	—	—
For Cause	—	—	—	—	—	—	—
Without Cause	$227,931		—	$10,000	—	—	$237,931
Without Cause in connection with a Change in Control of IPALCO or Layoff	$455,862	—	—	$10,000	—	—	$465,862
For Good Reason in connection with a Change in Control of IPL	$227,931	—	—	—	—	—	$227,931
Death	—	$150,604	$181,458	—	$250,000	—	$582,062
Disability	—	$150,604	$181,458	—	—	(4)	$332,062
Kenneth Zagzebski
Voluntary without Good Reason	—	—	—	—	—	—	—
For Cause	—	—	—	—	—	—	—
Without Cause	$206,458	—	—	$10,000	—	—	$216,458
Without Cause in connection with a Change in Control of IPALCO of Layoff	$412,916	—	—	$10,000		—	$422,916
Death	—	$126,877	$150,423	—	$250,000	—	$527,300
Disability	—	$126,877	$150,423	—	—	(4)	$277,300

(1)
For the aggregate number of unvested stock options, PSUs and RSUs outstanding as of December 31, 2010, see the Outstanding Equity Awards at Year-End Table.  Other than for Ms. Murtlow, we have not included in this table amounts with respect to the acceleration of outstanding and unvested stock options held by our NEOs as these stock options had an exercise price that was higher than $12.18, and as such, the stock options had no intrinsic value as of December 31, 2010.

(2)	The amounts in this column represent an estimate of one year of the company paid portion of continued health and life insurance coverage for the respective NEO, his or her spouse and dependents.

(3)
Basic life insurance is provided to all full-time salaried employees and the maximum benefit amount is $250,000. Additional optional life insurance is also available to all employees up to a maximum total benefit amount of $500,000. Employees are responsible for the cost of additional life insurance premiums, should they choose to elect this optional coverage; therefore, any additional life insurance benefits above the basic benefit are not included in the termination tables.

(4)
Long-term disability benefits are provided to all full-time salaried employees. In the event that an employee should become disabled, this plan would provide the disabled employee with a monthly benefit of 66 2/3% of base pay up to a maximum of $15,000 per month.

Payments under the 2003 Long-Term Compensation Plan

Performance Units

If a NEO’s employment is terminated as a result of his or her death prior to the end of the three-year performance period, the NEO’s PUs would vest on the termination date and an amount equal to $1.00 for each Performance Unit would be paid following such termination.

If a NEOs employment is terminated as a result of his or her disability prior to the end of the three-year performance period, the NEOs PUs would vest on the termination date and an amount equal to $1.00 for each PU is paid following such termination.

If a NEOs employment is terminated for any other reason (including resignation or retirement) prior to the end of the three-year performance period, the unvested PUs would be forfeited and the NEO would be entitled to receive a payment in respect of his or her vested PUs at the end of the performance period.

Performance Stock Units and Restricted Stock Units

If a NEO’s employment is terminated as a result of his or her death or disability prior to the third anniversary of the grant date of a PSU or RSU, the NEO’s PSUs and/or RSUs would immediately accelerate and become fully vested and would be delivered on the delivery date as set forth in the award agreement.

If a NEO’s employment is terminated for any other reason (including resignation or retirement) prior to the third anniversary of the grant date of a PSU or RSU, all PSUs and RSUs not vested at the time of such termination would be forfeited.

Stock Options

If Ms. Murtlow’s employment is terminated as a result of her death or disability, her unvested stock options would be immediately accelerated and become fully vested and exercisable.  However, such stock options would expire one year after the termination date or, if earlier, on the original expiration date of the stock option.

If Ms. Murtlow’s employment is terminated for any other reason (including resignation or retirement), all of her unvested stock options would be forfeited and all vested stock options would expire 180 days after the date of termination or, if earlier, on the original expiration date of such stock option.

Nonqualified Deferred Compensation Distributions

In addition to the amounts shown in the table above, following termination of their employment, Ms. Murtlow and Messrs. Michael, Marsan and Talbot are entitled to receive distribution of their amounts deferred under the AES Corporation Restoration Supplemental Retirement Plan and, in the case of Ms. Murtlow, the AES Corporation Supplemental Retirement Plan.  These amounts, as of December 31, 2010, are set forth above in the “Aggregate Balance at 12/31/10” column of the Nonqualified Deferred Compensation table.

Payments to Ms. Murtlow under the AES Severance Plan

Ms. Murtlow participates in the AES Corporation Severance Plan, which provides for continuation of salary and benefits and severance payments in the event Ms. Murtlow’s employment is involuntarily terminated due to a reduction-in-force, the permanent elimination of a position, the restructuring or reorganization of a business unit, division, department or other business segment, or a termination by mutual consent due to unsatisfactory job performance. If Ms. Murtlow’s job is eliminated and she declines a new position (regardless of location), she would not be entitled to receive benefits in accordance with the Severance Plan.

Upon the termination of her employment under the circumstances described above, Ms. Murtlow would be entitled to receive the following payments and benefits, subject to her execution of a written release of claims against the Company (which may also contain noncompetition, nonsolicitation and nondisclosure obligations):

•
Salary continuation payments equal to one times her annual base salary; provided that if the termination of employment occurs within two years of a Change in Control (as defined in the plan) or due to a layoff Ms. Murtlow shall be entitled to receive an amount equal to two times her annual base salary;

•	An additional payment equal to a pro-rata portion of her bonus, provided that applicable performance conditions are met;

•
COBRA coverage for up to 12 months at the same premium as active employees, provided that if the termination of employment occurs within two years of a Change in Control or due to a layoff, Ms. Murtlow shall be entitled to receive up to 18 months of COBRA coverage at the same premium as active employees;

•	Eligibility for outplacement services.

Payments to Messrs. Tornquist, Marsan, Talbot and Zagzebski under the IPL Salaried Employee Severance Plan

The IPL Salaried Employee Severance Plan provides for the following payments and benefits, subject to the execution of a written release of claims against the Company, in the event that a NEO’s employment is involuntarily terminated pursuant to a permanent layoff, a reduction-in-force, the permanent elimination of a position, the restructuring or reorganization of a business unit, division, department or other business segment, a termination by mutual consent or if the NEO declines to accept a new job position offered by the Company that requires the NEO to relocate further than 50 miles from the NEO’s current location:

•
Salary continuation payments equal to one times his annual base salary; provided that if the termination of employment occurs within two years of a Change in Control (as defined in the plan) or due to a layoff the NEO shall be entitled to receive an amount equal to two times his annual base salary;

•	An additional payment equal to a pro-rata portion of his bonus, provided that applicable performance conditions are met;

•	COBRA coverage for up to 12 months at the same premium as active employees;

•	Eligibility for outplacement services.

Termination of Mr. Michael’s Employment

Mr. Michael voluntarily terminated his employment with the Company, effective October 15, 2010.  Mr. Michael did not receive any severance payments or benefits in connection with his termination of employment.

Termination of Ms. Murtlow’s Employment

Ms. Murtlow’s employment with the Company terminated effective June 1, 2011.  In connection with this termination, Ms. Murtlow and the Company entered into a Separation Agreement and General Release pursuant to which Ms. Murtlow is entitled to receive the benefits described above under the AES Severance Plan. Pursuant to the terms of this agreement, Ms. Murtlow agreed not to compete with the Company for 12 months following the effective date of her termination and entered into a general release of claims in favor of the Company.

Offer of Employment to Ronald E. Talbot

On July 31, 2003 Mr. Talbot and IPL entered into an Offer of Employment letter.  Under the terms of Mr. Talbot’s offer letter, if Mr. Talbot’s employment is terminated by IPL (other than for cause or due to disability), or if Mr. Talbot resigns due to a material reduction in his responsibilities or authority due to a change in control of IPL, he would have been entitled to receive a severance payment in an amount equal to one times his annual base salary.  As discussed above, in the event of specified terminations of employment in connection with a change in control, Mr. Talbot is entitled to enhanced severance payments under the IPL Severance Plan.

2010 DIRECTOR COMPENSATION

The following table lists the individuals who served as our directors during 2010.  None of our Directors who are also employees of IPL or AES receive any additional payment for their services on the Board.

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Edward C. Hall, III	—		—	—	—	—	—	—
Richard Santoroski	—		—	—	—	—	—	—
Kenneth J. Uva	2,300	(1)	—	—	—	—	—	2,300
Kenneth J. Zagzebski	—		—	—	—	—	—	—
Ronald E. Talbot	—		—	—	—	—	—	—
William H. Henley	—		—	—	—	—	—	—

(1)     Mr. Uva’s employer, CT Corporation, is paid an annual fee of $2,300 in respect of Mr. Uva’s services as an independent director on our Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We participate in a property insurance program in which we buy insurance from AES Global Insurance Company, a wholly-owned subsidiary of AES. We are not self-insured on property insurance with the exception of a $5 million self-insured retention per occurrence. We do not carry insurance on transmission and distribution assets, which are considered to be outside the scope of property insurance. AES and other AES subsidiaries also participate in the AES global insurance program. We pay premiums for a policy that is written and administered by a third party insurance company. The premiums paid to this third party administrator by the participants are deposited into a trust fund owned by AES Global Insurance Company, but controlled by the third party administrator. This trust fund pays aggregate claims up to $30 million. Claims above the $30 million aggregate will be covered by separate insurance policies issued by a syndicate of third party carriers. These policies provide coverage of $1 billion per occurrence. The cost to us of coverage under this program was approximately $4.0 million, $3.9 million, and $3.6 million in 2010, 2009, and 2008, respectively, and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. As of June 30, 2011, December 31, 2010 and 2009, we had prepaid approximately $2.1 million, $1.7 million and $1.7 million, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

We are party to an agreement with Health and Welfare Benefit Plans LLC, an affiliate of AES, to participate in a group benefits program, including but not limited to, health, dental, vision and life benefits. Health and Welfare Benefit Plans LLC administers the financial aspects of the group insurance program, receives all premium payments from the participating affiliates, and makes all vendor payments. We believe that, though our insurance costs will likely continue to rise, cost savings can be realized through participation in this group benefits program with AES. The cost of coverage under this program was approximately $11.5 million, $21.0 million, $20.5 million and $21.0 million for the six months ended June 30, 2011 and the years ended December 31, 2010, 2009 and 2008, respectively, and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. For coverage under this plan we had prepaid approximately $2.7 million, $2.8 million and $0.5 million as of June 30, 2011 and December 31, 2010 and 2009, respectively, which is recorded in Prepayments and other current assets in the accompanying Consolidated Balance Sheets.

AES files federal and state income tax returns which consolidate IPALCO and its subsidiaries. Under a tax sharing agreement with AES, IPALCO is responsible for the income taxes associated with its own taxable income and records the provision for income taxes using a separate return method. IPALCO had a receivable balance under this agreement of $1.6 million, $6.0 million and $1.2 million as of June 30, 2011, December 31, 2010, and 2009, respectively.

During 2010, 2009, and 2008, some of IPL’s non-union employees received benefits under the AES Long-term Compensation Plan, a deferred compensation program, and this will continue in 2011. This type of plan is a common employee retention tool used in our industry. Benefits under this plan are granted in the form of performance units payable in cash and AES restricted stock units. In 2008, the plan also included options to purchase shares of AES common stock. All three of such components vest in thirds over a three year period and the terms of the AES restricted stock units also include a five year minimum holding period. In addition, the performance units payable in cash are subject to certain AES performance criteria. Total deferred compensation expense recorded during 2010, 2009 and 2008 was $1.7 million, $1.4 million and $3.0 million, respectively and was $0.6 million for the six months ended June 30, 2011, and was included in Other Operating Expenses on IPALCO’s Consolidated Statements of Income. The value of these benefits is being recognized over the 36 month vesting period and a portion is recorded as miscellaneous deferred credits with the remainder recorded as paid in capital on IPALCO’s Consolidated Balance Sheets in accordance with ASC 718 “Compensation - Stock Compensation.”

See also “The AES Retirement Savings Plan” included in Note 12, “Pension and Other Postretirement Benefits” to the 2010 Audited Consolidated Financial Statements of IPALCO for a description of benefits awarded to IPL employees by AES under the AES Retirement Savings Plan.

DESCRIPTION OF THE NOTES

In this Description of Notes, “IPALCO,” “the Company,” “we,” “us” and “our” refer only to IPALCO Enterprises, Inc., and any successor obligor on the notes, and not to any of its subsidiaries.  You can find the definitions of certain terms used in this description under “–Certain Definitions.”

We will issue the notes under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee.  The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following is a summary of the material provisions of the indenture.  Because this is a summary, it may not contain all the information that is important to you.  You should read the indenture in its entirety.  Copies of the indenture are available as described under “Where You Can Find More Information.”

Basic Terms of Notes

The notes

•
are secured by a pledge by us of all the outstanding common stock of Indianapolis Power & Light Company, subject to any requirement that the IURC and FERC consent to or approve the exercise of remedies by the collateral agent, as described below under the caption “–Collateral”;

•	are our secured senior obligations;

•	rank equally with all our other existing and future secured senior obligations (to the extent secured by the same collateral);

•	rank senior, to the extent of the value of the collateral, to any of our existing and future unsubordinated and unsecured obligations;

•	are senior to all our existing and future subordinated indebtedness;

•	rank junior to all Indebtedness and other liabilities of IPL and our other subsidiaries;

•	are issued in an original aggregate principal amount of $400 million;

•	mature on May 1 2018; and

•
bear interest commencing the date of issue at 5.00%, payable semiannually on each May 1 and November 1, commencing November 1, 2011, to holders of record on the April 15 or October 15 immediately preceding the interest payment date.

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Because we are a holding company, our rights and the rights of our creditors, including holders of the notes, in respect of claims on the assets of each of our subsidiaries upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of, each such subsidiary’s preferred stockholders and creditors (including trade creditors of and holders of debt issued by such subsidiary).  At June 30, 2011, our direct and indirect subsidiaries had total long-term debt, current liabilities and preferred stock of approximately $1.3 billion, all of which would be effectively senior to the notes.

Our ability to pay interest on the notes is dependent upon the receipt of dividends and other distributions from our direct and indirect subsidiaries, including IPL in particular.  The availability of distributions from our subsidiaries is subject to the satisfaction of various covenants and conditions contained in the applicable subsidiaries’ existing and future financing documents.

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities under the indenture governing the notes having the same terms as, and ranking equally with, the notes in all respects (except for the offering price and issue date), provided that such debt securities are fungible with the previously issued and outstanding debt securities for U.S. federal income tax purposes.

Collateral

The notes will be secured through a pledge by us of all the outstanding common stock of Indianapolis Power & Light Company and any proceeds thereof (the “Pledged Stock”), subject to any requirement that the IURC and FERC consent to or approve the exercise of remedies by the collateral agent as described below.  The lien on the Pledged Stock will be shared equally and ratably with our existing senior secured notes, and, subject to certain limitations, we may secure other Indebtedness equally and ratably with the notes.  As of June 30, 2011, we had $800 million aggregate principal amount of senior secured notes outstanding.

We will be able to vote, as we see fit in our sole discretion, the Pledged Stock, unless an Event of Default (as defined herein) has occurred and is continuing.

If we meet the conditions to our defeasance option or our covenant defeasance option with respect to the notes, as described below under the caption “–Defeasance and Discharge,” or the indenture is otherwise discharged, the lien on the Pledged Stock will terminate with respect to the notes.

If an Event of Default occurs and is continuing under the indenture, the collateral agent, on behalf of the holders of the notes in addition to any rights or remedies available to it under the pledge agreement, may take such action as it deems advisable to protect and enforce its right in the collateral, including the institution of foreclosure proceedings, subject to any requirement that the IURC and FERC consent to or approve the exercise of remedies by the collateral agent as described below.  Such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions with respect to the pledged stock will be controlled by holders of a majority of the aggregate principal amount of the then outstanding obligations which are equally and ratably secured by the pledged stock.  The proceeds received by the collateral agent from any foreclosure will be applied by the collateral agent, first, to pay the expenses of such foreclosure and fees and other amounts then payable to the collateral agent under the pledge agreement and, thereafter, to pay the notes on a pro rata basis based on the aggregate amount outstanding of the obligations that are equally and ratably secured by the Pledged Stock.  There can be no assurance that any proceeds from the foreclosure of the Pledged Stock will be sufficient to satisfy the amounts due under the notes.

Regulatory considerations may affect the ability of the collateral agent to exercise certain rights with respect to the Pledged Stock upon the occurrence of an Event of Default.  Because IPL is a regulated public utility, such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions with respect to the pledged stock may be limited and subject to regulatory approval.  IPL is subject to regulation at the state level by the IURC.  At the federal level, it is subject to regulation by FERC.  See “Business—Regulatory Matters.”  Regulation by the IURC and FERC includes regulation with respect to the change of control, transfer or ownership of utility property.  In particular, such foreclosure proceedings, the enforcement of the pledge agreement and the right to take other actions with respect to the pledged stock could require (1) FERC approval to the extent such actions resulted in a change in control or a transfer of the ownership of the pledged stock and (2) IURC approval to the extent such actions resulted in a transfer of the ownership of the Pledged Stock to another Indiana utility.  There can be no assurance that any such regulatory approval can be obtained on a timely basis, or at all.

The notes are not secured by any lien on, or other security interest in, any of our other properties or assets of our subsidiaries.  The security interest in the Pledged Stock will not alter the effective subordination of the notes to the creditors of our subsidiaries.

Optional Redemption

The notes will be redeemable prior to April 1, 2018 (one month prior to the maturity date), at any time in whole or from time to time in part, at our option at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes being redeemed; or

(2)
the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 40 basis points;

plus, for (1) or (2) above, whichever is applicable, accrued interest on such notes to the date of redemption.

At any time on or after April 1, 2018 the notes will be redeemable in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

Definitions

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means any Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBS Securities Inc (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The redemption price will be calculated by the Quotation Agent and we, the trustee and any paying agent for the notes will be entitled to rely on such calculation.

Notice of redemption must be given not less than 30 days nor more than 60 days prior to the date of redemption.  If fewer than all the notes are to be redeemed, selection of notes for redemption will be made by the trustee in any manner the trustee deems fair and appropriate.

Unless we default in payment of the redemption price from and after the redemption date, the notes or portions of them called for redemption will cease to bear interest, and the holders of the notes will have no right in respect to such notes except the right to receive the redemption price for them.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption or sinking fund payments for the notes.

Repurchase at the Option of Holders

If a Change of Control Triggering Event (as defined herein) occurs, unless we have exercised our right to redeem the notes as described above, holders of notes will have the right to require us to repurchase all or any part (no note of a principal amount of $2,000 or less will be repurchased in part) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes.  In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”).  Within 30 days following any Change of Control Triggering Event, we will be required to send a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice.  We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent, which shall initially be the trustee, an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted.

The definitions of Change of Control (defined herein) and Parent Company Change of Control (defined herein) include a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole.  Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.  Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another person may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following:  (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation), other than any transaction the result of which is a Parent Company Change of Control, the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder (as defined herein) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors of the Company.

“Change of Control Triggering Event” means the occurrence of a Ratings Event and either (a) a Change of Control, or (b) a Parent Company Change of Control.

“Continuing Directors” means, as of any date of determination, any member of the applicable Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by vote of the Board of Directors or by approval of the stockholders, or, if applicable, after receipt of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings Ltd.

“Moody’s” means Moody’s Investors Service, Inc.

“Parent Company Change of Control” means the occurrence of any of the following:  (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Company and its subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than the Parent Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Parent Company’s Voting Stock; or (3) the first day on which a majority of the members of the Parent Company’s Board of Directors are not Continuing Directors of the Parent Company.

“Parent Company” means The AES Corporation.

“Permitted Holder” means, at any time, The AES Corporation and its affiliates.  In addition, any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its affiliates, constitute an additional Permitted Holder.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P, and (b) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by us as a replacement Rating Agency for a former Rating Agency.

“Rating Event” means the rating on the notes is lowered by two of the three Rating Agencies on any day within the period commencing on the earlier of (a) the occurrence of a Change of Control or a Parent Company Change of Control and (b) public notice of the occurrence of a Change of Control or a Parent Company Change of Control or our intention to effect a Change of Control or the Parent Company’s intention to effect a Parent Company Change of Control and ending 60 days following the consummation of such Change of Control or Parent Company Change of Control (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” of any specified person means the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Ranking

Structural Subordination.  Substantially all of our operations are conducted through our subsidiaries.  Claims of creditors of our subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including holders of the notes.  The notes therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of our subsidiaries.  As of June 30, 2011, our direct and indirect subsidiaries had total long-term debt, current liabilities and preferred stock of approximately $1.3 billion, all of which would be effectively senior to the notes.  Moreover, the indenture does not impose any limitation on the incurrence by subsidiaries of additional liabilities or the issuance of additional preferred stock or minority interests.

The notes will rank equally in right of payment with all existing and future secured senior obligations (including our 7.25% Senior Secured Notes due 2016) and, to the extent of the value of the collateral, senior to any of our existing or future unsecured obligations and our subordinated obligations.

Moreover, as a holding company, we do not directly own any assets, other than our ownership interests in our subsidiaries.  None of our subsidiaries is obligated under the notes and none of our subsidiaries will guarantee the notes.  Our principal asset is our ownership interest in Indianapolis Power & Light Company.  IPL is a regulated public utility, and is subject to regulation at both the state and federal level.  At the state level, it is subject to regulation by the IURC.  At the federal level, it is subject to regulation by FERC.  See “Business—Regulatory Matters.”  Regulation by the IURC and FERC includes regulation with respect to the change of control, transfer or ownership of utility property.  Accordingly, if the trustee under the indenture or the holders of the notes institute proceedings against us with respect to the notes, the remedies available to them may be limited and may be subject to the approval by the IURC and FERC.

Covenants

Except as otherwise set forth under “–Defeasance and Discharge” below, for so long as any notes remain outstanding or any amount remains unpaid on any of the notes, we will comply with the terms of the covenants set forth below.

Payment of Principal and Interest

We will duly and punctually pay the principal of and interest on the notes in accordance with the terms of the notes and the indenture.

Merger, Consolidation, Sale, Lease or Conveyance

The indenture will provide that we will not (i)(a) consolidate with or merge with or into any other person, or permit any person to merge into or consolidate with us, or convey, transfer or lease our consolidated properties and assets substantially as an entirety (in one transaction or in a series of related transactions), (b) convey, transfer or lease our consolidated electric transmission and distribution assets and operations substantially as an entirety (in one transaction or in a series of related transactions), or (c) convey, transfer or lease all or substantially all of our consolidated electric generation assets and operations (in one transaction or a series of transactions), to any person or (ii) permit any of our subsidiaries to enter into any such transaction or series of transactions if it would result in the disposition of (x) our consolidated properties and assets substantially as an entirety, (y) our consolidated electric transmission and distribution assets and operations substantially as an entirety or (z) all or substantially all of our consolidated electric generation assets and operations unless, in each case:

•	we will be the surviving entity; or

•	the successor corporation or person that acquires all or substantially all of our assets:

°	will be an entity organized under the laws of the United States of America, one of its States or the District of Columbia; and

°
expressly assumes by supplemental indenture our obligations under the notes and the indenture, provided, however, that in the event following a conveyance, transfer or lease of our consolidated properties and assets substantially as an entirety or a conveyance, transfer or lease of all or substantially all of our consolidated electric generation assets and operations, we continue to own, directly or indirectly, our consolidated electric transmission and distribution assets and operations that we held immediately preceding such conveyance, transfer or lease substantially as an entirety, the notes and the indenture shall remain the obligations of us and shall not be assumed by the surviving person; and,

•	in each case, immediately after the merger, consolidation, sale, lease or conveyance, we, that person or the surviving entity will not be in default under the indenture.

In addition to the indenture limitations, regulatory approval would be required for such transactions.

Limitations on Liens

Liens on the Indianapolis Power & Light Company Stock.  We may not secure any Indebtedness of any person, other than IPALCO Indebtedness, by a Lien (as defined herein) upon any common stock of Indianapolis Power & Light Company.

Liens on Property or Assets other than the IPL Stock.  Neither we nor any Significant Subsidiary (as defined herein) may issue, assume or guarantee any Indebtedness secured by a Lien upon any property or assets (other than any capital stock of Indianapolis Power & Light Company or cash or cash equivalents) of us or such Significant Subsidiary, as applicable, without effectively providing that the outstanding notes (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with the notes) will be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness is so secured.

The foregoing limitation on Liens will not, however, apply to:

(1)	Liens in existence on the date of original issue of the notes;

(2)	any Lien created or arising over any property which is acquired, constructed or created by us or any of our Significant Subsidiaries, but only if:

(a)
such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation to that property or a guarantee given in respect of that property;

(b)	such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation; and

(c)	such Lien is confined solely to the property so acquired, constructed or created;

(3)	(a)
rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our benefit and/or a Significant Subsidiary or in connection with the issuance of letters of credit for our benefit and/or a Significant Subsidiary;

(b)	any Lien on accounts receivable securing our Indebtedness and/or a Significant Subsidiary incurred in connection with the financing of such accounts receivable;

(c)
any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (1) any mechanic’s, materialmen’s, carrier’s, workmen’s, vendors’ and other like Liens and (2) any Liens securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security;

(d)
any Lien upon specific items of inventory or other goods of us and/or a Significant Subsidiary and the proceeds thereof securing obligations of us and/or a Significant Subsidiary in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(e)
any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds, letters of credit not securing borrowings and other obligations of like nature incurred in the ordinary course of business;

(f)
any Lien created by us or a Significant Subsidiary under or in connection with or arising out of a Currency, Interest Rate or Commodity Agreement (as defined herein) or any transactions or arrangements entered into in connection with the hedging or management of risks relating to the electricity or natural gas distribution industry, including a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of Currency, Interest Rate or Commodity Agreements;

(g)	any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business; and

(h)
any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

(4)	Liens in favor of us or a subsidiary of ours;

(5)	(a)
Liens on any property or assets acquired from an entity which is merged with or into us or a Significant Subsidiary or any Liens on the property or assets of any entity existing at the time such entity becomes a subsidiary of ours and, in either case, is not created in anticipation of the transaction, unless the Lien was created to secure or provide for the payment of any part of the purchase price of that entity;

(b)
any Lien on any property or assets existing at the time of its acquisition and which is not created in anticipation of such acquisition, unless the Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets; and

(c)
any Lien created or outstanding on or over any asset of any entity which becomes a Significant Subsidiary on or after the date of the issuance of the notes, where the Lien is created prior to the date on which that entity becomes a Significant Subsidiary;

(6)	(a)
Liens required by any contract, statute or regulation in order to permit us or a Significant Subsidiary to perform any contract or subcontract made by it with or at the request of a governmental entity or any governmental department, agency or instrumentality, or to secure partial, progress, advance or any other payments by us or a Significant Subsidiary to such governmental unit under the provisions of any contract, statute or regulation;

(b)
any Lien securing industrial revenue, development, pollution control, solid waste disposal or similar bonds issued by or for our benefit or a Significant Subsidiary, provided that such industrial revenue, development, pollution control or similar bonds do not provide recourse generally to us and/or such Significant Subsidiary; and

(c)	any Lien securing taxes or assessments or other applicable governmental charges or levies;

(7)
any Lien which arises under any order of attachment, restraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising under such legal process is effectively stayed and the claims secured by that Lien are being contested in good faith and, if appropriate, by appropriate legal proceedings, and any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or expenses;

(8)
any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets);

(9)	any Lien created in connection with Project Finance Debt (as defined herein);

(10)	any Lien created by IPL or its subsidiaries securing Indebtedness of IPL or its subsidiaries;

(11)
any Lien created in connection with the securitization of some or all of the assets of IPL and the associated issuance of Indebtedness as authorized by applicable state or federal law in connection with the restructuring of jurisdictional electric or gas businesses; and

(12)
any Lien on stock created in connection with a mandatorily convertible or exchangeable stock or debt financing, provided that any such financing may not be secured by or otherwise involve the creation of a Lien on any capital stock of IPL or any successor entity to IPL.

Reports and Other Information

At any time that we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or do not otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Securities and Exchange Commission, the indenture requires us to make available to the trustee and to holders of the notes, without cost to any holder:

(1)	within 90 days after the end of each fiscal year, audited financial statements; and

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly unaudited financial statements.

Events of Default

An Event of Default with respect to the notes is defined in the indenture as being:

(1)	default for 30 days in the payment of any interest on the notes;

(2)	default in the payment of principal of or any premium on, the notes at maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

(3)
default in the performance, or breach, of any covenant or obligation in the indenture and continuance of the default or breach for a period of 30 days after written notice specifying the default is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes;

(4)
default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness, in each case for money borrowed, issued by us, or in the payment of principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for Borrowed Money, of us or any Significant Subsidiary if such Indebtedness for Borrowed Money is not Project Finance Debt and provides for recourse generally to us or any Significant Subsidiary, which default for payment of principal is in an aggregate principal amount exceeding $40 million when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days and the time for payment of such amount has not been expressly extended (until such time as such payment default is remedied, cured or waived);

(5)	a court having jurisdiction enters a decree or order for:

•	relief in respect of us or any of our Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect; or

•
appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of us or any of our Significant Subsidiaries or for all or substantially all of the property and assets of us or any of our Significant Subsidiaries; or

•	the winding up or liquidation of our affairs or any of our Significant Subsidiaries;

and, in either case, such decree or order remains unstayed and in effect for a period of 60 consecutive days;

(6)	we or any of our Significant Subsidiaries:

•
commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

•
consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of us or any of our Significant Subsidiaries or for all or substantially all of the property and assets of us or any of our Significant Subsidiaries; or

•	effects any general assignment for the benefit of creditors; or

(7)	the trustee fails to have a perfected security interest in the Pledged Stock of IPL for a period of 10 days.

If an Event of Default (other than an Event of Default specified in clause (5) or (6) with respect to us) occurs with respect to the notes and continues, then the trustee or the holders of at least 25% in principal amount of the notes then outstanding may, by written notice to us, and the trustee at the request of at least 25% in principal amount of the notes then outstanding will, declare the principal, premium, if any, and accrued interest on the outstanding notes to be immediately due and payable.  Upon a declaration of acceleration, the principal, premium, if any, and accrued interest shall be immediately due and payable.

If an Event of Default specified in clause (5) or (6) above occurs with respect to us, the principal, premium, if any, and accrued interest on the notes shall be immediately due and payable, without any declaration or other act on the part of the trustee or any holder.

The holders of at least a majority in principal amount of the notes may, by written notice to us and to the trustee, waive all past defaults with respect to the notes and rescind and annul a declaration of acceleration with respect to the notes and its consequences if:

•
all existing Events of Default applicable to the notes other than the nonpayment of the principal, premium, if any, and interest on the notes that have become due solely by that declaration of acceleration, have been cured or waived; and

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

No holder of the notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

•	such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the notes;

•
the holders of not less than 25% in principal amount of the notes shall have made written request to a responsible officer of the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

•	such holder or holders have offered the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding notes.

However, these limitations do not apply to the right of any holder of a note to receive payment of the principal, premium, if any, or interest on, that note or to bring suit for the enforcement of any payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires that certain of our officers certify, on or before a date not more than 120 days after the end of each fiscal year, that to the best of those officers’ knowledge, we have fulfilled all our obligations under the indenture.  We are also obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture provided, however, that a failure by us to deliver such notice of a default shall not constitute a default under the indenture, if we have remedied such default within any applicable cure period.

No Liability of Directors, Officers, Employees, Incorporators and Stockholders

No director, officer, employee, incorporator, member or stockholder of us, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations.  Each holder of notes by accepting a note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the notes.  This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

Amendments and Waivers

Amendments Without Consent of Holders.  We and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder:

(1)	to cure any ambiguity, defect or inconsistency in the indenture or the notes;

(2)	to comply with “–Merger, Consolidation, Sale, Lease or Conveyance;”

(3)	to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act;

(4)	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

(5)
to provide for any guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any guarantee of or lien securing the notes when such release, termination or discharge is permitted by the indenture;

(6)	to provide for or confirm the issuance of additional notes; or

(7)	to make any other change that does not materially and adversely affect the rights of any holder.

Amendments With Consent of Holders.  (a) Except as otherwise provided in “–Events of Default” or paragraph (b), we and the trustee may amend the indenture with respect to the notes with the written consent of the holders of a majority in principal amount of the outstanding notes and the holders of a majority in principal amount of the outstanding notes may waive future compliance by us with any provision of the indenture with respect to the notes.

(b)  Notwithstanding the provisions of paragraph (a), without the consent of each holder of notes, an amendment or waiver may not:

(1)	reduce the principal amount of or change the stated maturity of any installment of principal of the notes;

(2)	reduce the rate of or change the stated maturity of any interest payment on the notes;

(3)
reduce the amount payable upon the redemption of the notes, in respect of an optional redemption, change the times at which the notes may be redeemed or, once notice of redemption has been given, the time at which they must thereupon be redeemed;

(4)	make the notes payable in money other than that stated in the notes,

(5)
impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes, on or after the stated maturity thereof, or to institute suit for the enforcement of any such payment,

(6)	make any change in the percentage of the principal amount of the notes required for amendments or waivers; or

(7)	modify or change any provision of the indenture affecting the ranking of the notes in a manner adverse to the holders of the notes.

It is not necessary for holders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

Neither we nor any of our Subsidiaries or affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Defeasance and Discharge

The indenture provides that we are deemed to have paid and will be discharged from all obligations in respect of the notes on the 123rd day after the deposit referred to below has been made, and that the provisions of the indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things,

(1)
we have deposited with the trustee, in trust, money and/or U.S. Government Obligations (as defined herein) that, through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the notes, on the due date thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be, in accordance with the terms of the indenture;

(2)	we have delivered to the trustee either:

•
an opinion of counsel to the effect that holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of our option under this “Defeasance and Discharge” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law or related treasury regulations after the date of the indenture, or

•	a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel;

(3)
we have delivered to the trustee an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

(4)
immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound, and

(5)
if at that time any notes are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of a deposit, defeasance and discharge.

As more fully described in the indenture, the indenture also provides for defeasance of certain covenants.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., is the trustee under the indenture.  The Bank of New York Mellon Trust Company, N.A., is also currently the trustee with respect to the Indenture, dated as of November 14, 2001 between us and the trustee, the Indenture, dated as of April 15, 2008 between us and the trustee and the Mortgage and Deed of Trust, dated as of May 1, 1940 between Indianapolis Power & Light Company and the trustee, as supplemented, and with respect to certain debt issues of AES and IPL.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee.  In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.  No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties or in the exercise of its rights or powers thereunder.  The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.  The trustee is permitted to engage in other transactions with us and our affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

Form, Denomination and Registration of Notes

Except as set forth below, the notes will be issued in registered, global form (“Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Global Notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.  Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.  Beneficial interests in the Regulation S Global Notes may be may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).  Beneficial interests in the Global Notes may be exchanged for Notes in certificated form.  See “—Exchange of Global Notes for Certificated Notes.”

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience.  These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.  We take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold notes for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants.  The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations.  Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).  Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.  The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.  DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.  Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture.  Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes.  Consequently, neither we, the trustee, nor any agent of ours or the trustee’s has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date.  Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC.  Payments by the Participants and the Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us.  Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.  Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction.  However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case we fail to appoint a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

(2) we determine not to have the Notes represented by a Global Note and provide written notice thereof to the trustee; provided that in no event shall a Temporary Regulation S Global Note be exchanged for certificated Notes prior to the expiration of the distribution compliance period and the receipt of any required Regulation S Certification; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be in registered form, registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Governing Law

The indenture and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the indenture.  We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this section of the prospectus for which no definition is provided.

“Capitalized Lease Obligations” means all lease obligations of us and our subsidiaries which, under GAAP, are or will be required to be capitalized, in each case taken at the amount of the lease obligation accounted for as indebtedness in conformity with those principles.

“Currency, Interest Rate or Commodity Agreements” means an agreement or transaction involving any currency, interest rate or energy price or volumetric swap, cap or collar arrangement, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind for the hedging or management of foreign exchange, interest rate or energy price or volumetric risks, it being understood, for purposes of this definition, that the term “energy” will include, without limitation, coal, gas, oil and electricity.

“DTC” means The Depository Trust Company.

“Excluded Subsidiary” means any subsidiary of us:

(1)
in respect of which neither we nor any subsidiary of ours (other than another Excluded Subsidiary) has undertaken any legal obligation to give any guarantee for the benefit of the holders of any Indebtedness for Borrowed Money (other than to another member of the Group) other than in respect of any statutory obligation and the subsidiaries of which are all Excluded Subsidiaries; and

(2)
which has been designated as such by us by written notice to the trustee; provided that we may give written notice to the trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary whereupon it shall cease to be an Excluded Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Group” means IPALCO and its subsidiaries and “member of the Group” shall be construed accordingly.

“Indebtedness” means, with respect to us or any of our subsidiaries at any date of determination (without duplication):

(1)	all Indebtedness for Borrowed Money (excluding any credit which is available but undrawn);

(2)	all obligations in respect of letters of credit (including reimbursement obligations with respect to letters of credit);

(3)
all obligations to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title to the property or the completion of such services, except trade payables;

(4)	all Capitalized Lease Obligations;

(5)
all indebtedness of other persons secured by a mortgage, charge, lien, pledge or other security interest on any asset of us or any of our subsidiaries, whether or not such indebtedness is assumed; provided that the amount of such Indebtedness must be the lesser of:  (a) the fair market value of such asset at such date of determination and (b) the amount of the secured indebtedness;

(6)	all indebtedness of other persons of the types specified in the preceding clauses (1) through (5), to the extent such indebtedness is guaranteed by us or any of our subsidiaries; and

(7)	to the extent not otherwise included in this definition, net obligations under Currency, Interest Rate or Commodity Agreements.

The amount of Indebtedness at any date will be the outstanding balance at such date of all unconditional obligations as described above and, upon the occurrence of the contingency giving rise to the obligation, the maximum liability of any contingent obligations of the types specified in the preceding clauses (1) through (7) at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Indebtedness For Borrowed Money” means any indebtedness (whether being principal, premium, interest or other amounts) for:

•	money borrowed;

•	payment obligations under or in respect of any trade acceptance or trade acceptance credit; or

•
any notes, bonds, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash;

provided, however, in each case, that such term will exclude:

•	any indebtedness relating to any accounts receivable securitizations;

•	any Indebtedness of the type permitted to be secured by Liens pursuant to clause (13) under the caption “–Limitation on Liens” described above; and

•
any Preferred Securities which are issued and outstanding on the date of original issue of the notes or any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any such existing Preferred Securities, for amounts not exceeding the principal amount or liquidation preference of the Preferred Securities so extended, renewed or replaced.

“IPALCO Indebtedness” means any Indebtedness of the Company; provided that the aggregate outstanding principal amount of such Indebtedness that is secured by a Lien upon any common stock of Indianapolis Power & Light Company may not exceed $1 billion and that the proceeds of such secured Indebtedness may not be used to pay any dividend to the Parent Company.

“Lien” means any mortgage, lien, pledge, security interest or other encumbrance; provided, however, that the term “Lien” does not mean any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, restrictions on the use of property or defects in title.

“Preferred Securities” means, without duplication, any trust preferred or preferred securities or related debt or guaranties of us or any of our subsidiaries.

“Project Finance Debt” means:

•
any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset which is incurred by an Excluded Subsidiary; and

•
any Indebtedness to finance or refinance the ownership, acquisition, development, design, engineering, procurement, construction, servicing, management and/or operation of any project or asset in respect of which the person or persons to whom any such Indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment of that Indebtedness other than:  (i) recourse to such member of the Group for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from, or ownership interests or other investments in, such project or asset; and/or (ii) recourse to such member of the Group for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any encumbrance given by such member of the Group over such project or asset or the income, cash flow or other proceeds deriving from the project (or given by any shareholder or the like, or other investor in, the borrower or in the owner of such project or asset over its shares or the like in the capital of, or other investment in, the borrower or in the owner of such project or asset) to secure such Indebtedness, provided that the extent of such recourse to such member of the Group is limited solely to the amount of any recoveries made on any such enforcement; and/or (iii) recourse to such borrower generally, or directly or indirectly to a member of the Group, under any form of assurance, indemnity, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect of a payment obligation, or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against which such recourse is available.

“Significant Subsidiary” means, at any particular time, any subsidiary of ours whose gross assets or gross revenues (having regard to our direct and/or indirect beneficial interest in the shares, or the like, of that subsidiary) represent at least 25% of the consolidated gross assets or, as the case may be, consolidated gross revenues of us.

“Subsidiary” means, with respect to any person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees is at the time owned, directly or indirectly, by (1) such person, (2) such person and one or more subsidiaries of such person or (3) one or more subsidiaries of such person.

“U.S. Government Obligation” means any:

(1)
security which is:  (a) a direct obligation of the United States for the payment of which the full faith and credit of the United States is pledged or (b) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in the case of clause (a) or (b), is not callable or redeemable at the option of the issuer of the obligation, and

(2)
depositary receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any security specified in clause (1) above and held by such bank for the account of the holder of such depositary receipt or with respect to any specific payment of principal of or interest on any such security held by any such bank, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

THE EXCHANGE OFFER
General

We hereby offer to exchange a like principal amount of old notes for any or all outstanding old notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal.  We often refer to this offer as the “exchange offer.” You may tender some or all of your outstanding old notes pursuant to this exchange offer. As of the date of this prospectus, $400,000,000 aggregate principal amount of the old notes is outstanding. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions set forth hereunder.

Purpose and Effect of the Exchange Offer

In connection with the offering of the old notes, which was consummated on May 18, 2011, we entered into a registration rights agreement with the initial purchasers of the old notes, under which we agreed:

(1)
to file a registration statement with respect to an offer to exchange the old notes for a new issue of securities, with terms substantially the same as of the old notes but registered under the Securities Act;

(2)	to use our best efforts to cause the registration statement to be declared effective by the SEC on or prior to 210 days after the closing of the old notes offering; and

(3)	to use our best efforts to consummate the exchange offer and issue the new notes within 30 business days after the registration statement is declared effective.

The registration rights agreement provides that, in the event that the registration statement is not effective on or prior to the date that is 210 days after the closing date or consummate the exchange offer within 240 days, the interest rate for the notes will increase by a rate of 0.50% per annum from the effectiveness deadline until the exchange offer registration statement or the shelf registration statement is declared effective.  Once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction. Furthermore, each holder of old notes that wishes to exchange their old notes for new notes in this exchange offer will be required to make certain representations as set forth herein.

Terms of the Exchange Offer; Period for Tendering old notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer.  Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•
When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•
For each $2,000 principal amount of old notes (and $1,000 principal amount of old notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of new notes (and $1,000 principal amount of new notes in excess thereof). Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•
We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes.  We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•
The exchange offer expires at midnight, New York City time, on             , 2011; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open.  The term “expiration date” means             , 2011 or, if extended by us, the latest time and date to which the exchange offer is extended.

•
As of the date of this prospectus, $400,000,000 in aggregate principal amount of the old notes were outstanding.  The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•
We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below.  During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised.  Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•
We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.  In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•
We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes promptly.  If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.  Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service or other similar news service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•
Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resales of the New Notes.”

Important rules concerning the exchange offer

You should note that:

•
All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by IPALCO Enterprises, Inc. in its sole discretion, which determination shall be final and binding.

•
We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•
We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.  Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•
Neither IPALCO Enterprises, Inc., the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering old notes

What to submit and how

If you, as the registered holder of an old security, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to D.F. King & Co., Inc. at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1)	certificates for old notes must be received by the exchange agent along with the letter of transmittal or

(2)
a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or

(3)	you must comply with the guaranteed delivery procedures described below.

The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk.  If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used.  In all cases, sufficient time should be allowed to assure timely delivery.  No letters of transmittal or old notes should be sent to IPALCO Enterprises, Inc.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1)	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2)	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by IPALCO Enterprises, Inc., proper evidence satisfactory to IPALCO Enterprises, Inc. of its authority to so act must be submitted.

Acceptance of old notes for Exchange; Delivery of New notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after the expiration of the exchange offer.  See “Conditions to the Exchange Offer” below.  For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for old notes, or

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus.  Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer.  However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation.  The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “—Exchange Agent” on or prior to the expiration date.

If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes.  Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your securities.  A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

•	the tender is made through an eligible institution,

•
prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

o	the name and address of the holder of old notes;

o	the amount of old notes tendered;

o	the tender is being made by delivering that notice; and

o
guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

•
the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.”  Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn

•	the old notes to be withdrawn

•	the principal amount of the old notes to be withdrawn

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder

•
if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.

•
if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties.  Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering old notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition.  Our failure at any time to exercise the foregoing rights  shall not be considered a waiver by us of that right.  Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

D.F. King & Co., Inc. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

D.F. King & Co.
48 Wall Street, 22nd Floor
New York, NY 10005
Attn: Elton Bagley
Bank and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 488-8035

Facsimile Transmissions:

(212) 809-8838

To Confirm by Telephone
or for Information:
(212) 493-6996

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates.  We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders.  We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.  However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $210,000.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer.  We will capitalize the expenses of this exchange offer and amortize them over the life of the notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act.  The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of IPALCO Enterprises, Inc. or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1)	will not be able to rely on the interpretation of the staff of the SEC,

(2)	will not be able to tender its old notes in the exchange offer and

(3)
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

(1)	it is not our “affiliate”;

(2)	any new notes to be received by it were acquired in the ordinary course of its business; and

(3)
it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes under the exchange offer will remain subject to the restrictions on transfer of such old notes as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and otherwise set forth in the confidential offering memorandum distributed in connection with the private offering of the old notes.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are strongly urged to consult your financial, legal and tax advisors in making your own decision on what action to take.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders.  When a holder exchanges an old security for a new security in the exchange offer, the holder will have the same adjusted basis and holding period in the new security as in the old security immediately before the exchange.

Persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

We will not receive any proceeds from any sale of new notes by broker-dealers.

New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of those methods of resale,

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any resale may be made:

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act.  Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.  We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

Davis Polk & Wardwell LLP will opine for us on whether the new notes are valid and binding obligations of IPALCO Enterprises, Inc. and will rely on the opinion of Barnes & Thornburg LLP with respect to certain matters under the laws of the State of Indiana.

EXPERTS

The consolidated financial statements and related schedules of IPALCO Enterprises, Inc. and  subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report therein appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and related schedule of Indianapolis Power & Light Company and  subsidiary as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report therein appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.  For further information with respect to the company and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC.  The address of that site is at http://www.sec.gov.

If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.  In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act. Any such requests should be directed to us at: IPALCO Enterprises, Inc., One Monument Circle, Indianapolis, Indiana 46204, Phone: (317) 261-8261, Attention: Treasurer.

We also maintain an Internet site at http://www.iplpower.com.  Our website and the information contained therein or connected thereto shall not be deemed to be a part of this prospectus or the registration statement of which it forms a part.

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors of
IPALCO Enterprises, Inc.

We have audited the accompanying consolidated balance sheets of IPALCO Enterprises, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, common shareholder’s deficit, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedules of the Company listed in the Index on page F-1. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IPALCO Enterprises, Inc. and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
February 25, 2011

DEFINED TERMS
The following is a list of frequently used abbreviations or acronyms that may be found in the Financial Statements:
1995B Bonds	$40 Million City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds Adjustable Rate Tender Securities Series 1995B, Indianapolis Power & Light Company Project
2011 IPALCO Notes	$375 million of 8.625% (original coupon 7.625%) Senior Secured Notes due November 14, 2011
2016 IPALCO Notes	$400 million of 7.25% Senior Secured Notes due April 1, 2016
AES	The AES Corporation
ARO	Asset Retirement Obligations
ASC	Financial Accounting Standards Board Accounting Standards Codification
ASM	Ancillary Services Market
CAIR	Clean Air Interstate Rule
CAMR	Clean Air Mercury Rule
CCT	Clean Coal Technology
Defined Benefit Pension Plan	Employees’ Retirement Plan of Indianapolis Power & Light Company
DSM	Demand Side Management
ECCRA	Environmental Compliance Cost Recovery Adjustment
EPA	U.S. Environmental Protection Agency
FAC	Fuel Adjustment Charges
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FTRs	Financial Transmission Rights
GAAP	Generally accepted accounting principles in the United States
IBEW	International Brotherhood of Electrical Workers
IPALCO	IPALCO Enterprises, Inc.
IPL	Indianapolis Power & Light Company
IPL Funding	IPL Funding Corporation
IURC	Indiana Utility Regulatory Commission
kWh	Kilowatt hours
Midwest ISO	Midwest Independent Transmission System Operator, Inc.
NOV	Notice of Violation
NOx	Nitrogen Oxides
Pension Plans	Employees’ Retirement Plan of Indianapolis Power & Light Company and Supplemental Retirement Plan of Indianapolis Power & Light Company
Purchasers	Royal Bank of Scotland plc and Windmill Funding Corporation
Receivables Sale Agreement
Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009, among IPL, IPL Funding Corporation, as the Seller, Indianapolis Power & Light Company, as the Collection Agent, Royal Bank of Scotland plc, as the Agent, the Liquidity Providers and Windmill Funding Corporation

RFC	ReliabilityFirst Corporation
RSG	Revenue Sufficiency Guarantee
RSP	The AES Retirement Savings Plan
SFAS	Statement of Financial Accounting Standards
SO2	Sulfur Dioxides
Supplemental Retirement Plan	Supplemental Retirement Plan of Indianapolis Power & Light Company
S&P	Standard & Poors
Thrift Plan	Employees’ Thrift Plan of Indianapolis Power & Light Company
VEBA Trust	Voluntary Employee Beneficiary Association Trust
VERPs	Voluntary Early Retirement Programs

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Consolidated Statements of Income
For The Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(In Thousands)
UTILITY OPERATING REVENUES	$1,144,903	$1,068,081	$1,079,113

UTILITY OPERATING EXPENSES:
Operation:
Fuel	322,541	276,422	268,997
Other operating expenses	196,166	200,890	190,871
Power purchased	55,456	46,646	57,220
Maintenance	118,883	102,332	97,056
Depreciation and amortization	164,102	162,167	161,022
Taxes other than income taxes	39,378	35,732	40,934
Income taxes - net	75,939	73,935	81,120
Total utility operating expenses	972,465	898,124	897,220
UTILITY OPERATING INCOME	172,438	169,957	181,893

OTHER INCOME AND (DEDUCTIONS):
Allowance for equity funds used during construction	3,990	2,024	1,104
Miscellaneous income and (deductions) - net	(3,311)	(3,785)	(3,740)
Income tax benefit applicable to nonoperating income	25,410	26,103	32,847
Total other income and (deductions) - net	26,089	24,342	30,211

INTEREST AND OTHER CHARGES:
Interest on long-term debt	114,707	116,970	133,302
Other interest	2,136	1,391	1,579
Allowance for borrowed funds used during construction	(2,437)	(1,608)	(1,188)
Amortization of redemption premiums and expense on debt	4,174	3,778	3,746
Total interest and other charges-net	118,580	120,531	137,439

NET INCOME	79,947	73,768	74,665

LESS: PREFERRED DIVIDENDS OF SUBSIDIARY	3,213	3,213	3,213

NET INCOME APPLICABLE TO COMMON STOCK	$76,734	$70,555	$71,452

See notes to consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2010 and 2009

	December 31, 2010	December 31, 2009
	(In Thousands)
ASSETS
UTILITY PLANT:
Utility plant in service	$4,096,883	$4,020,492
Less accumulated depreciation	1,878,747	1,788,588
Utility plant in service – net	2,218,136	2,231,904
Construction work in progress	129,634	76,472
Spare parts inventory	12,737	12,309
Property held for future use	1,002	991
Utility plant – net	2,361,509	2,321,676

OTHER ASSETS:
Investment in long-term debt securities	41,669	42,000
Nonutility property – at cost, less accumulated depreciation	688	693
Other investments	6,419	7,992
Other assets – net	48,776	50,685

CURRENT ASSETS:
Cash and cash equivalents	31,796	48,022
Accounts receivable and unbilled revenue (less allowance for doubtful accounts of $2,218 and $2,143, respectively) (Note 10)	140,538	86,657
Fuel – at average cost	37,369	38,203
Materials and supplies – at average cost	51,524	49,925
Deferred tax asset – current	11,313	9,550
Regulatory assets	–	4,828
Prepayments and other current assets	18,366	8,717
Total current assets	290,906	245,902

DEFERRED DEBITS:
Regulatory assets	416,749	395,651
Miscellaneous	20,040	21,431
Total deferred debits	436,789	417,082
TOTAL	3,137,980	3,035,345

See notes to consolidated financial statements.

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common shareholder’s deficit:
Pain in Capital	10,811	9,820
Accumulated deficit	(15,344)	(18,878)
Accumulated other comprehensive loss	(197)	–
Total common shareholder’s deficit	(4,730)	(9,058)
Cumulative preferred stock of subsidiary	59,784	59,784
Long-term debt	1,332,353	1,706,695
Total capitalization	1,387,407	1,757,421

CURRENT LIABILITIES:
Short-term and current portion of long-term debt (Note 10)	425,000	–
Accounts payable	83,351	61,504
Accrued expenses	23,016	22,194
Accrued real estate and personal property taxes	16,812	23,631
Regulatory liabilities	8,862	13,863
Accrued interest	31,180	30,826
Customer deposits	20,772	18,816
Other current liabilities	10,286	9,498
Total current liabilities	619,279	180,332

DEFERRED CREDITS AND OTHER LONG–TERM LIABILITIES:
Regulatory liabilities	516,992	492,000
Accumulated deferred income taxes – net	373,244	374,953
Non-current income tax liability	4,757	8,618
Unamortized investment tax credit	11,433	13,153
Accrued pension and other postretirement benefits	199,288	185,815
Miscellaneous	25,580	23,053
Total deferred credits and other long-term liabilities	1,131,294	1,097,592
COMMITMENTS AND CONTINGENCIES (Note 13)
TOTAL	$3,137,980	$3,035,345

See notes to consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Consolidated Statements of Cash Flows
For The Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
	(In Thousands)
CASH FLOWS FROM OPERATIONS:
Net income	$79,947	$73,768	$74,665
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	163,337	159,706	154,452
Amortization of regulatory assets	6,777	7,726	11,598
Deferred income taxes and investment tax credit adjustments – net	(5,759)	(22,394)	(12,135)
Tender fees expensed as interest	–	–	13,852
Allowance for equity funds used during construction	(3,795)	(1,807)	(954)
Change in certain assets and liabilities:
Accounts receivable	(13,389)	219	(16,446)
Fuel, materials and supplies	(764)	(9,093)	(13,122)
Income taxes receivable or payable	(5,443)	(2,007)	8,071
Financial transmission rights	(1,214)	4,353	(3,745)
Accounts payable and accrued expenses	28,069	570	12,848
Accrued real estate and personal property taxes	(6,819)	(3,180)	6,534
Accrued interest	354	2,658	4,279
Pension and other postretirement benefit expenses	13,473	(48,855)	144,890
Short-term and long-term regulatory assets and liabilities	(32,484)	75,241	(209,737)
Other – net	6,611	4,794	8,771
Net cash provided by operating activities	228,901	241,699	183,821

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures – utility	(176,440)	(115,363)	(106,906)
Purchase of investments	–	(40,300)	(121,842)
Proceeds from sales and maturities of short-term investments	–	40,436	83,425
Grants under the American Recovery and Reinvestment Act of 2009	5,130	–	–
Other	(5,272)	(6,078)	(3,904)
Net cash used in investing activities	(176,582)	(121,305)	(149,227)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term debt borrowings	9,508	97,700	82,191
Short-term debt repayments	(40,000)	(150,391)	(30,500)
Long-term borrowings	40,000	171,850	394,105
Retirement of long-term debt and early tender premium	–	(131,850)	(388,852)
Dividends on common stock	(73,200)	(70,900)	(71,558)
Preferred dividends of subsidiary	(3,213)	(3,213)	(3,213)
Other	(1,640)	(2,077)	(8,001)
Net cash used in financing activities	(68,545)	(88,881)	(25,828)
Net change in cash and cash equivalents	(16,226)	31,513	8,766
Cash and cash equivalents at beginning of period	48,022	16,509	7,743
Cash and cash equivalents at end of period	$31,796	$48,022	$16,509
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$113,458	$115,297	$130,031
Income taxes	$61,650	$72,000	$51,583

 See notes to consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Consolidated Statements of Common Shareholder’s Deficit
and Noncontrolling Interest
For The Years Ended December 31, 2010, 2009 and 2008

	Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Common Shareholder’s Deficit	Cumulative Preferred Stock of Subsidiary
	(In Thousands)
2008
Beginning Balance	$6,778	$(18,016)	–	$(11,238)	$59,784
Comprehensive Income attributable to common stock:
Net income applicable to common stock		71,452		71,452
Total Comprehensive Income attributable to common stock				71,452
Adjustment for the adoption of SFAS 158, net of income taxes of $281		(411)		(411)
Distributions to AES		(71,558)		(71,558)
Contributions from AES	1,846			1,846
Balance at December 31, 2008	$8,624	$(18,533)	-	$(9,909)	$59,784
2009
Comprehensive Income attributable to common stock:
Net income applicable to common stock		70,555		70,555
Total Comprehensive Income attributable to common stock				70,555
Distributions to AES		(70,900)		(70,900)
Contributions from AES	1,196			1,196
Balance at December 31, 2009	$9,820	$(18,878)	-	$(9,058)	$59,784
2010
Comprehensive Income attributable to common stock:
Net income applicable to common stock		76,734		76,734
Unrealized loss on available for sale investment, net of income taxes of $134			(197)	(197)
Total Comprehensive Income attributable to common stock				76,537
Distributions to AES		(73,200)		(73,200)
Contributions from AES	991			991
Balance at December 31, 2010	$10,811	$(15,344)	$(197)	$(4,730)	$59,784

 See notes to consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2010, 2009 and 2008

1. ORGANIZATION

IPALCO Enterprises, Inc. (“IPALCO”) is a holding company incorporated under the laws of the state of Indiana. IPALCO is a wholly-owned subsidiary of The AES Corporation (“AES”), acquired by AES in March 2001. IPALCO owns all of the outstanding common stock of its subsidiaries. Substantially all of IPALCO’s business consists of the generation, transmission, distribution and sale of electric energy conducted through its principal subsidiary, Indianapolis Power & Light Company (“IPL”). IPL was incorporated under the laws of the state of Indiana in 1926. IPL has approximately 470,000 retail customers in the city of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas all within the state of Indiana, the most distant point being approximately forty miles from Indianapolis. IPL has an exclusive right to provide electric service to those customers. IPL owns and operates two primarily coal-fired generating plants, one combination coal and gas-fired plant and two combustion turbines at a separate site that are all used for generating electricity. IPL’s net electric generation capability for winter is 3,492 megawatts and net summer capability is 3,353 megawatts.

IPALCO’s other direct subsidiary is Mid-America Capital Resources, Inc. Mid-America is the holding company for IPALCO’s unregulated activities. Mid-America owns a 4.4% interest in EnerTech Capital Partners II L.P., a venture capital fund that invests in early stage and emerging growth companies in the energy technology, clean technology and related markets, with a recorded value of $3.5 million and $5.3 million as of December 31, 2010 and 2009, respectively. IPALCO’s regulated business is conducted through IPL. IPALCO has two business segments: utility and nonutility. The utility segment consists of the operations of IPL and everything else is included in the nonutility segment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

IPALCO’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and in conjunction with the rules and regulations of the Securities and Exchange Commission. The consolidated financial statements include the accounts of IPALCO, its regulated utility subsidiary, IPL, and its unregulated subsidiary, Mid-America. All intercompany items have been eliminated in consolidation. Certain costs for shared resources amongst IPL and IPALCO, such as labor and benefits, are allocated to each entity based on allocation methodologies that management believes to be reasonable. We have evaluated subsequent events through the date this report is issued.

All income of Mid-America, as well as nonoperating income of IPL, are included below UTILITY OPERATING INCOME in the accompanying consolidated statements of income.

Use of Management Estimates

The preparation of financial statements in conformity with GAAP requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation.

Regulation

The retail utility operations of IPL are subject to the jurisdiction of the Indiana Utility Regulatory Commission (“IURC”). IPL’s wholesale power transactions are subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”). These agencies regulate IPL’s utility business operations, tariffs, accounting, depreciation allowances, services, security issues and the sale and acquisition of utility properties. The financial statements of IPL are based on GAAP, including the provisions of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 980 “Regulated Operations,” which gives recognition to the ratemaking and accounting practices of these agencies. See also Note 7, “Regulatory Assets and Liabilities” for a discussion of specific regulatory assets and liabilities.

Revenues and Accounts Receivable

Revenues related to the sale of energy are generally recognized when service is rendered or energy is delivered to customers. However, the determination of the energy sales to individual customers is based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is accrued. In making its estimates of unbilled revenue, IPL uses complex models that consider various factors including daily generation volumes, known amounts of energy usage by certain customers, estimated line losses and estimated customer rates based on prior period billings. Given the use of these models, and that customers are billed on a monthly cycle, we believe it is unlikely that materially different results will occur in future periods when revenue is billed. As part of the estimation of unbilled revenues, IPL estimates line losses on a monthly basis. At December 31, 2010 and 2009, customer accounts receivable include unbilled energy revenues of $57.4 million and $48.7 million, respectively, on a base of annual revenue of $1.1 billion in each of 2010 and 2009. Our provision for doubtful accounts included in UTILITY OPERATING EXPENSES - Other operating expenses on the accompanying Consolidated Statements of Income was $4.0 million, $4.5 million and $4.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

IPL’s basic rates include a provision for fuel costs as established in IPL’s most recent rate proceeding, which last adjusted IPL’s rates in 1996. IPL is permitted to recover actual costs of purchased power and fuel consumed, subject to certain restrictions. This is accomplished through quarterly Fuel Adjustment Charge (“FAC”) proceedings, in which IPL estimates the amount of fuel and purchased power costs in future periods. Through these proceedings, IPL is also permitted to recover, in future rates, underestimated fuel and purchased power costs from prior periods, subject to certain restrictions, and therefore the over or underestimated costs are deferred or accrued and amortized into fuel expense in the same period that IPL’s rates are adjusted.

In addition, we are one of many transmission owners of the Midwest Independent Transmission System Operator, Inc. (“Midwest ISO”), a regional transmission organization which maintains functional control over the combined transmission systems of its members and manages one of the largest energy markets in the U.S. In the Midwest ISO market, IPL offers its generation and bids its demand into the market on an hourly basis. The Midwest ISO settles these hourly offers and bids based on locational marginal prices, which is pricing for energy at a given location based on a market clearing price that takes into account physical limitations, generation and demand throughout the Midwest ISO region. The Midwest ISO evaluates the market participants’ energy offers and demand bids to economically and reliably dispatch the entire Midwest ISO system on a five-minute basis. IPL accounts for these hourly offers and bids, on a net basis, in UTILITY OPERATING REVENUES when in a net selling position and in UTILITY OPERATING EXPENSES - Power Purchased when in a net purchasing position.

Contingencies

IPALCO accrues for loss contingencies when the amount of the loss is probable and estimable. IPL is subject to various environmental regulations, and is involved in certain legal proceedings. If IPL’s actual environmental and/or legal obligations are different from our estimates, the recognition of the actual amounts may have a material impact on our results of operations, financial condition, and cash flows; although that has not been the case during the periods covered by this report. As of December 31, 2010 and 2009, total loss contingencies accrued were $2.3 million and $2.0 million, respectively, which were included in Other Current Liabilities on the accompanying Consolidated Balance Sheets.

Concentrations of Risk

Substantially all of IPL’s customers are located within the Indianapolis area. In addition, approximately 66% of IPL’s full-time employees are covered by collective bargaining agreements in two bargaining units: a physical unit and a clerical-technical unit. IPL’s current contract with the physical unit expires on December 3, 2012 and the contract with the clerical-technical unit expires February 10, 2014. Additionally, IPL has long-term coal contracts with five suppliers, with about 45% of our existing coal under contract coming from one supplier. Substantially all of the coal is currently mined in the state of Indiana.

Allowance For Funds Used During Construction

In accordance with the Uniform System of Accounts prescribed by FERC, IPL capitalizes an allowance for the net cost of funds (interest on borrowed funds and a reasonable rate of return on equity funds) used for construction purposes during the period of construction with a corresponding credit to income. IPL capitalized amounts using pretax composite rates of 8.8%, 8.8%, and 8.7% during 2010, 2009, and 2008, respectively.

Utility Plant and Depreciation

Utility plant is stated at original cost as defined for regulatory purposes. The cost of additions to utility plant and replacements of retirement units of property are charged to plant accounts. Units of property replaced or abandoned in the ordinary course of business are retired from the plant accounts at cost; such amounts, less salvage, are charged to accumulated depreciation. Depreciation is computed by the straight-line method based on functional rates approved by the IURC and averaged 4.0%, 4.0%, and 3.9% during 2010, 2009 and 2008, respectively. Depreciation expense was $160.5 million, $156.9 million, and $151.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Derivatives

We have only limited involvement with derivative financial instruments and do not use them for trading purposes. IPALCO accounts for its derivatives in accordance with ASC 815 “Derivatives and Hedging.” IPL has one interest rate swap agreement, which is recognized on the audited Consolidated Balance Sheets at its estimated fair value as a liability of approximately $9.4 million and $8.2 million as of December 31, 2010 and 2009, respectively. IPL entered into this agreement as a means of managing the interest rate exposure on a $40 million unsecured variable-rate debt instrument. The swap was approved by the IURC as part of IPL’s 1994 financing order. In accordance with ASC 980, IPALCO recognized a regulatory asset equal to the value of the interest rate swap, which is adjusted as that fair value changes. The settlement amounts from the swap agreement are reported in the financial statements as a component of interest expense. Management uses standard market conventions, in accordance with ASC 820 “Fair Value Measurements and Disclosures,” to determine the fair value of the interest rate swap.

In addition, IPL has entered into contracts involving the physical delivery of energy and fuel. Because these contracts qualify for the normal purchases and normal sales scope exception in ASC 815, IPL has elected to account for them as accrual contracts, which are not adjusted for changes in fair value.

Fuel, Materials and Supplies

We maintain coal, fuel oil, materials and supplies inventories for use in the production of electricity. These inventories are accounted for at the lower of cost or market, using the average cost.

Emissions Allowances

IPL uses environmental air emissions allowances to meet standards set forth by the EPA related to emission of Sulfur Dioxide (“SO2”) and Nitrogen Oxide gases (“NOx”). The majority of IPL’s SO2 and NOx environmental air emissions allowances were granted to IPL by the EPA at no cost and are therefore recorded at a zero basis. IPL accounts for environmental air emissions allowances as intangible assets and records expenses for allowances using a First In First Out method. The total book value of SO2 and NOx emissions allowances, included in DEFERRED DEBITS - Miscellaneous on the accompanying Consolidated Balance Sheets, as of December 31, 2010 and 2009 was $0.0 million and $0.9 million, respectively.

Income Taxes

IPALCO includes any applicable interest and penalties related to income tax deficiencies or overpayments in the provision for income taxes in its Consolidated Statements of Income. The income tax provision includes gross interest income/(expense) of $0.7 million, ($0.1 million) and $2.0 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Deferred taxes are provided for all significant temporary differences between book and taxable income. The effects of income taxes are measured based on enacted laws and rates. Such differences include the use of accelerated depreciation methods for tax purposes, the use of different book and tax depreciable lives, rates and in-service dates and the accelerated tax amortization of pollution control facilities. Deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting basis of assets and liabilities. Those income taxes payable which are includable in allowable costs for ratemaking purposes in future years are recorded as regulatory assets with a corresponding deferred tax liability. Investment tax credits that reduced federal income taxes in the years they arose have been deferred and are being amortized to income over the useful lives of the properties in accordance with regulatory treatment. Contingent liabilities related to income taxes are recorded in accordance with ASC 740 “Income Taxes.”

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less at the date of acquisition to be cash equivalents.

Other Investments

IPALCO had total cost method investments of $3.6 million and $5.4 million as of December 31, 2010 and 2009, respectively, including a 4.4% investment in EnerTech. The book value of EnerTech was $3.5 million and $5.3 million as of December 31, 2010 and 2009, respectively. IPALCO’s cost method investments are included in OTHER ASSETS - Other investments on the accompanying Consolidated Balance Sheets.

We evaluate the recoverability of investments in unconsolidated subsidiaries and other investments when events or changes in circumstances indicate the carrying amount of the asset is other than temporarily impaired. An investment is considered impaired if the fair value of the investment is less than its carrying amount. Impairment losses are recognized when an impairment is considered to be other than temporary. Impairments are considered to be other than temporary when we do not expect to recover the investment’s carrying amount for a reasonable period of time. In making this determination, we consider several factors, including, but not limited to, the intent and ability to hold the investment, the severity of the impairment, the duration of the impairment and the entity’s historical and projected financial performance. Once an investment is considered other than temporarily impaired and an impairment loss is recognized, the carrying amount of the investment is not adjusted for any subsequent recoveries in fair value. In 2010 and 2009, we recorded impairments on our investment in EnerTech of $1.2 million and $1.8 million, respectively. In each case, the investment was deemed to be other than temporarily impaired. In making this determination, we considered, among other things, the amount and length of time of impairment of the individual investments held by EnerTech as well as the future outlook of such investments.

Repair and Maintenance Costs

Repair and maintenance costs are expensed as incurred.

Per Share Data

IPALCO is a wholly-owned subsidiary of AES and does not report earnings on a per-share basis.

New Accounting Pronouncements

Financial Accounting Standards Board Accounting Standards Codification 860

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 166 “Accounting for Transfers of Financial Assets,” which amends SFAS 140 and changed the accounting rules for certain sales of accounts receivable effective January 1, 2010, among other things. IPALCO has one such arrangement that was impacted by SFAS 166. As a result of the adoption of SFAS 166, now known as ASC 860, the accounts receivable sale arrangement between IPL, IPL Funding Corporation (“IPL Funding”) and third party purchasers is now treated as a collateralized borrowing for financial reporting purposes, rather than as a sale, as was previously the case. Please refer to Note 10, “Indebtedness,” included in our financial statements for more information.

3. INVESTMENT IN LONG-TERM DEBT SECURITIES

IPL’s investment in long-term debt securities consisted of available-for-sale debt securities with maturities greater than 10 years and primarily included $40.0 million of variable rate demand notes (see below).

Variable Rate Demand Notes

IPL’s investment in variable rate demand notes consisted of the $40 Million City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds Adjustable Rate Tender Securities Series 1995B, Indianapolis Power & Light Company Project (“1995B Bonds”). IPL received the proceeds from the original issuance of the 1995B Bonds and is liable for interest and principal on the 1995B Bonds, which mature on January 1, 2023. Interest on the 1995B Bonds varied weekly and was set through a remarketing process. IPL maintains a $40.6 million long-term liquidity facility supporting the 1995B Bonds. The liquidity facility expires in December 2015. IPL also entered into an interest rate swap agreement to hedge our interest rate exposure on the 1995B Bonds. The interest rate is synthetically fixed at 5.21% per annum through this interest rate swap agreement.

Beginning on May 6, 2009, as a result of downgrades in the bond insurer’s credit ratings, the swap counterparty exercised its right to pay interest to IPL at the alternative floating rate. As a result, IPL’s effective interest rate for the 1995B Bonds as of August 31, 2009, including the interest rate swap agreement, increased from 5.21% to approximately 12% per annum. In September 2009, in accordance with the terms of the 1995B Bonds, IPL converted the 1995B Bonds from tax-exempt weekly interest rate mode to commercial paper mode and directed the remarketing agent to no longer remarket the 1995B Bonds. In connection with this conversion all of the outstanding 1995B Bonds were tendered back to the trustee. In accordance with the terms of IPL’s committed liquidity facility, the trustee drew $40 million against this facility to fund the tender and the trustee is again holding the 1995B Bonds on IPL’s behalf. In accordance with the terms of the 1995B Bonds, these bonds do not bear interest while in commercial paper mode since they are being held by the trustee.

Because IPL’s committed liquidity facility does not expire until December 2015 and because management does not currently intend to retire or remarket the 1995B Bonds within the next 12 months, we have classified the associated 1995B Bonds as available-for-sale within long-term investments on our December 31, 2010 and 2009 balance sheets. IPL is liable for the interest and principal on the liquidity facility. IPL also continues to be liable to the swap counterparty for 5.21% interest rate and the swap counterparty continues to exercise its right to pay interest to IPL at the alternative floating rate. As of December 31, 2010, our effective interest rate on the 1995B Bonds, including the liquidity facility and interest rate swap agreement was approximately 6.92% per annum. All of the 1995B Bonds remain outstanding and IPL remains liable for payment of interest and principal thereon, even though 1995B Bonds are being held by the trustee on behalf of IPL.

4. REGULATORY MATTERS

General

IPL is subject to regulation by the IURC as to its services and facilities, the valuation of property, the construction, purchase, or lease of electric generating facilities, the classification of accounts, rates of depreciation, retail rates and charges, the issuance of securities (other than evidences of indebtedness payable less than twelve months after the date of issue), the acquisition and sale of some public utility properties or securities and certain other matters.

In addition, IPL is subject to the jurisdiction of the FERC with respect to short-term borrowing not regulated by the IURC, the sale of electricity at wholesale and the transmission of electric energy in interstate commerce, the classification of accounts, and the acquisition and sale of utility property in certain circumstances as provided by the Federal Power Act. As a regulated entity, IPL is required to use certain accounting methods prescribed by regulatory bodies which may differ from those accounting methods required to be used by unregulated entities.

IPL is also affected by the regulatory jurisdiction of the U.S. Environmental Protection Agency (“EPA”) at the federal level, and the Indiana Department of Environmental Management at the state level. Other significant regulatory agencies affecting IPL include, but are not limited to, North American Electric Reliability Corporation, the U.S. Department of Labor and the Indiana Occupational Safety and Health Administration.

FAC and Authorized Annual Jurisdictional Net Operating Income

IPL may apply to the IURC for a change in IPL’s fuel charge every three months to recover IPL’s estimated fuel costs, including the energy portion of purchased power costs, which may be above or below the levels included in IPL’s basic rates and charges. Independent of the IURC’s ability to review basic rates and charges, Indiana law requires electric utilities under the jurisdiction of the IURC to meet operating expense and income test requirements as a condition for approval of requested changes in the FAC. Additionally, customer refunds may result if a utility’s rolling twelve month operating income, determined at quarterly measurement dates, exceeds a utility’s authorized annual jurisdictional net operating income and there are not sufficient applicable cumulative net operating income deficiencies against which the excess rolling twelve month jurisdictional net operating income can be offset.

In IPL’s ten most recently approved FAC filings (FAC 81 through 90), the IURC found that IPL’s rolling annual jurisdictional retail electric net operating income was lower than the authorized annual jurisdictional net operating income. FAC 90 includes the twelve months ended October 31, 2010. In IPL’s FAC 76 through 80 filings, the IURC found that IPL’s rolling annual jurisdictional retail electric net operating income was greater than the authorized annual jurisdictional net operating income. Because IPL has a cumulative net operating income deficiency, it has not been required to make customer refunds in its FAC proceedings.

In December 2007, IPL received a letter from the staff of the IURC requesting information relevant to the IURC’s periodic review of IPL’s basic rates and charges and IPL subsequently provided information to the staff. Since IPL’s cumulative net operating income deficiency (described above) requires no customer refunds in the FAC process, the IURC staff was concerned that the higher than usual 2007 earnings may continue in the future. In an effort to allay staff’s concerns, in IPL’s IURC approved FAC 79 and 80, IPL provided voluntary credits to its retail customers totaling $30 million and $2 million, respectively. IPL recorded a $30 million deferred fuel regulatory liability in March 2008 and a $2 million deferred fuel regulatory liability in June 2008, with corresponding and respective reductions against revenues for these voluntary credits. All of these credits have been applied in the form of offsets against fuel charges that customers would have otherwise been billed during June 1, 2008 through February 28, 2009.

Over the past few years, IPL has received correspondence from the IURC on a few occasions expressing concern for IPL’s level of earnings and inquiring about IPL’s depreciation rates. In response, IPL provided additional information to the IURC relevant to IPL’s earnings as well as the results of a depreciation analysis that IPL conducted. In the fourth quarter of 2010, IPL received a letter from the IURC stating that they did not have any additional questions.

Purchased power costs below an established benchmark are presumed to be recoverable fuel costs. The current benchmark is based on natural gas prices. Purchased power costs over the benchmark not recovered from our customers have not had a material impact on our results of operations, financial condition, or cash flows to date.

Environmental Compliance Cost Recovery Adjustment

The IURC has approved the ratemaking treatment for expenditures applicable to qualified pollution control property to be recovered through an Environmental Compliance Cost Recovery Adjustment (“ECCRA”) when incurred to comply with environmental regulations. Clean Coal Technology (“CCT”) constitutes qualified pollution control property, which allows IPL to reduce SO2, NOx, and mercury emissions and to reduce fine particulate pollution in the atmosphere. The approved ratemaking treatment includes a return on the expenditures and recovery of depreciation and operation and maintenance expenses associated with these projects and grants IPL the authority to add the approved return on our environmental projects to its authorized annual jurisdictional net operating income in subsequent FAC proceedings. The approved ratemaking treatment also provides for the periodic review of IPL’s capital expenditures on these projects. IPL’s ECCRA also allows it to recover the cost of NOx emissions allowances, when purchased to comply with environmental regulations that restrict the amount of NOx it may emit from its generating units used to serve its retail customers. Such ECCRA filings are made on a semi-annual basis.

Please see Note 13, “Commitments and Contingencies - Environmental” for further discussion.

Tree Trimming Practices Investigation

In February 2009, an IPL customer sent a letter to The Indiana Office of Utility Consumer Counselor claiming IPL’s tree trimming practices were unreasonable and expressed concerns with language contained in IPL’s tariff that specifically addressed IPL’s tree trimming and tree removal rights. The Indiana Office of Utility Consumer Counselor forwarded the complaint to the IURC and in March 2009 the IURC initiated a docketed proceeding to investigate the matter. The same customer also separately filed an inverse condemnation lawsuit, purportedly as a class action, claiming that IPL’s trimming and/or removal of trees without compensation to landowners constituted unconstitutional taking of private property.

In April 2009, the IURC initiated a generic state-wide investigation into electric utility tree trimming practices and tariffs. In December 2009, the IURC issued a docket entry, pending a final order in the generic investigation, that suspended certain language in IPL’s tariff regarding its right to trim or remove trees. In January 2010, the IURC held a hearing in the generic proceeding. On November 30, 2010, the IURC entered an order in the investigation. The order permanently redacted the language in IPL’s tariff that was previously suspended. The order imposed requirements on the conduct of vegetation management, including requirements on providing advance customer notice and obtaining customer consent or additional easements if existing easements and rights of way are insufficient to permit pruning in accordance with the required industry standards or in the event that a tree would need to have more than 25% of its canopy removed. The order also directed that a rulemaking would be initiated to further address vegetation management practices.

In December 2010, notices of appeal and petitions for reconsideration, clarification and/or rehearing were filed by multiple parties, including IPL. In February 2011, the Indiana Court of Appeals remanded the matter to the IURC and dismissed IPL’s appeal without prejudice to allow the IURC to enter a final order. After that, IPL may appeal the final order. There has been very little activity in the civil suit during the IURC proceeding. It is not possible to predict the outcome of the IURC investigation, the related request for reconsideration or the civil suit but, conceivably, these proceedings could significantly increase our vegetation management costs and the costs of defending our vegetation management program in litigation which could have a material impact on our consolidated financial statements.

Midwest ISO

General

IPL is a member of the Midwest ISO. The Midwest ISO serves as the third-party operator of IPL’s transmission system and runs the day-ahead and real-time Energy Market and, beginning in January 2009, the Ancillary Services Market (“ASM”) for its members. Midwest ISO policies are developed through a stakeholder process in which IPL is an active participant. IPL focuses its participation in this process primarily on items that could impact its customers, results of operations, financial condition, and cash flows. Additionally, IPL attempts to influence Midwest ISO policy by filing comments with FERC.

Midwest ISO’s Energy and Ancillary Services Markets Tariff

As a member of the Midwest ISO, we must comply with the Midwest ISO Tariff. The tariff covers transmission revenues and costs, terms and conditions of the Energy Market that was launched in April 2005 and the ASM that was launched in January 2009. In the Midwest ISO Energy Market, we offer our generation and bid our demand into the market on an hourly basis. The Midwest ISO settles energy hourly offers and bids based on locational marginal prices, which is pricing for energy at a given location based on a market clearing price that takes into account physical limitations, generation and demand, throughout the Midwest ISO region. The Midwest ISO evaluates the market participants’ energy offers and demand bids optimizing for energy products to economically and reliably dispatch the entire Midwest ISO system. Ancillary services are services required to reliably deliver electric power, and include such things as operating reserves and frequency control. Traditionally, each utility was required to provide these services themselves or purchase them from a third party. With the launch of the ASM, the buying and selling of ancillary services are able to be integrated with the existing Energy Market, thus providing greater efficiency in the delivery of these services and lower costs. IPL has authority from the IURC to include all specifically identifiable ASM costs and revenues as recoverable fuel costs in our FAC filings and to defer the remaining costs as regulatory assets. IPL will seek to recover the deferred costs in its next basic rate case proceeding.

Midwest ISO Transmission Expansion Cost Sharing

Beginning in 2007, Midwest ISO transmission owners including IPL began to share the costs of transmission expansion projects with other transmission owners after such projects were approved by the Midwest ISO Board of Directors. Upon approval by the Midwest ISO Board of Directors the transmission owners must make a good faith effort to build the projects. Costs allocated to IPL for the projects of other transmission owners are collected by the Midwest ISO per their Tariff. We believe it is probable, but not certain, that IPL will ultimately be able to recover from its customers the money it pays to the Midwest ISO for its share of transmission expansion projects of other utilities, but such recovery is subject to IURC approval in IPL’s next basic rate case. Therefore, such costs to date have been deferred as long term regulatory assets. To date, such costs have not been material to IPL, however, given the magnitude of the costs anticipated to enable conformance with renewables mandates in the Midwest ISO footprint, it is probable that such costs will become material in the next few years. Our current estimates are that IPL’s share of such costs could be more than $50 million annually by 2020 and continue increasing after that.

Midwest ISO Real Time Revenue Sufficiency Guarantee

The Midwest ISO collects Revenue Sufficiency Guarantee (“RSG”) charges from market participants that cause additional generation to be dispatched when the costs of such generation are not recovered. Over the past two years, there have been disagreements between interested parties regarding the calculation methodology for RSG charges and how such charges should be allocated to the individual Midwest ISO participants. The Midwest ISO has changed their methodology multiple times. Per past FERC orders, in December 2008, the Midwest ISO filed with the FERC its proposed revisions and clarifications to the calculation of the RSG charges and had begun to use its new methodology in January 2009, including making resettlements of previous calculations. In the second quarter of 2009, the FERC withdrew its previous orders related to RSG charges and further directed Midwest ISO to cease the ongoing market resettlements and refund process and to reconcile the amounts paid and collected in order to return each market participant to the financial state it was in before the refund process began. This has the potential implication that IPL would no longer be entitled to refunds that were due to IPL under the previous order for periods between April 1, 2005 and November 4, 2007.

In July 2009, IPL filed a Request for Clarification or alternately a Request for Rehearing on this issue alone. In addition to our requests, other interested parties have expressed interest in a different model of allocating RSG charges. Another factor that affects how RSG charges impact IPL is our ability to recover such costs from our customers through our FAC and/or in a future basic rate case proceeding. Under the methodology currently in effect, RSG charges have little effect on IPL’s financial statements as the vast majority of such charges are considered to be fuel costs and are recoverable through IPL’s FAC, while the remainder are being deferred for future recovery in accordance with GAAP. However, the IURC’s orders in IPL’s FAC 77, 78 and 79 proceedings approved IPL’s FAC factor on an interim basis, subject to refund, pending the outcome of the FERC proceeding regarding RSG charges and any subsequent appeals therefrom. As a result, it is not possible to predict how these proceedings will ultimately impact IPL, but we do not believe they will have a material impact on our financial statements.

Demand-Side Management and IPL’s Smart Energy Project

In 2004, the IURC initiated an investigation to examine the overall effectiveness of Demand Side Management (“DSM”) programs throughout the State of Indiana and to consider any alternatives to improve DSM performance statewide. On December 9, 2009, the IURC issued a Generic DSM Order that found that electric utilities subject to its jurisdiction must meet an overall goal of annual cost-effective DSM programs that reduce retail kilowatt hours (“kWh”) sales (as compared to what sales would have been excluding the DSM programs) of 2% per year by 2019 (beginning in 2010 at 0.3% and growing to 2.0% in 2019, and subject to certain adjustments). The IURC also found that all jurisdictional electric utilities have to participate in five initial, statewide core DSM programs, which will be administered by a third party administrator. Consequently, our DSM spending, both capital and operating, will increase significantly going forward, which will likely reduce our retail energy sales and the associated gross margin.

Prior to the issuance of the Generic DSM Order, IPL filed a petition seeking relief for substantive DSM programs. IPL proposed a DSM plan to be considered in two phases. The first phase (Phase I) sought recovery for traditional-type DSM programs such as residential home weatherization and energy efficiency education programs. The IURC issued an Order in February 2010 that approved the programs included in IPL’s Phase I request. In addition to IPL’s recovery of the direct costs of the DSM program, the Order also included an opportunity for IPL to receive performance based incentives. The second phase (Phase II) sought recovery for “Advanced” DSM programs and was coincident with IPL’s application for a smart grid funding grant from the Department of Energy. The Advanced DSM programs included an Advanced Metering Infrastructure communication backbone as well as two-way meters and home area network devices for certain of IPL’s customers. In February 2010, the IURC issued an Order that approved IPL’s Phase II program, but denied IPL’s request to timely recover its expenditures. Instead, IPL would need to seek recovery of the costs incurred under its Phase II program during its next basic rate case proceeding.

In June 2010, IPL filed a petition with the IURC seeking authority for an additional DSM program and to recover the lost revenue resulting from decreased kWh consumption and kW demand beginning June 11, 2010 as a result of the implementation of all approved DSM programs. The IURC granted IPL’s request related to the additional DSM program, but denied the request to recover lost revenue. Additionally, in October 2010, IPL filed a petition with the IURC for approval of its plan to comply with the IURC’s Generic DSM Order, which petition includes estimated DSM spending of approximately $65 million from 2011 to 2013. It is not possible to predict at this time what the IURC’s response will be to this petition.

The American Recovery and Reinvestment Act of 2009 includes various provisions that fund the development of the electric power industry at the federal and state level. These provisions include, but are not limited to, improving energy efficiency and reliability; electricity delivery (including smart grid technology); energy research and development; renewable energy; and demand response management. In August 2009, IPL submitted an application for a smart grid investment grant for $20 million as part of its $48.9 million Smart Energy Project, which will provide its customers with tools to help them more efficiently use electricity and upgrade IPL’s electric delivery system infrastructure. IPL’s application was approved and the agreement with the U.S. Department of Energy was executed in April 2010. Under the grant, the U.S. Department of Energy is providing nontaxable reimbursements to IPL for up to $20 million of capitalized costs associated with IPL’s Smart Energy Project. These reimbursements are being accounted for as a reduction of the capitalized Smart Energy Project costs. Through December 31, 2010, we have received total grant reimbursements of $5.1 million.

The impacts of the additional DSM and Smart Energy Project spending on our financial statements will be partially mitigated by the following: (i) as described above, IPL will receive recovery of its spending on its Phase I programs, plus the potential for performance based incentives; (ii) IPL is utilizing a portion of the funds from the $20 million federal grant to offset part of the cost of implementing its Smart Energy Project; (iii) IPL’s petition to seek recovery (which we cannot assure will be successful) of any additional DSM program spending necessary to meet the IURC’s recently ordered energy savings goals described above, along with appropriate shareholder incentives; and (iv) the IURC approved IPL’s Smart Energy Project and found that it was reasonable, just and in the public interest. We believe this finding will be supportive of future cost recovery proposals before the IURC.

5. UTILITY PLANT IN SERVICE

The original cost of utility plant in service segregated by functional classifications, follows:

	As of December 31,
	2010	2009
	(In Thousands)
Production	2,509,755	2,479,056
Transmission	239,454	208,979
Distribution	1,184,433	1,160,106
General plant	163,241	172,351
Total utility plant in service	4,096,883	4,020,492

Substantially all of IPL’s property is subject to a $837.7 million direct first mortgage lien, as of December 31, 2010, securing IPL’s first mortgage bonds. Total utility plant in service includes $0.4 million and $2.8 million of property under capital leases as of December 31, 2010 and 2009, respectively. Total non-legal removal costs of utility plant in service at December 31, 2010 and 2009 were $522.6 million and $494.7 million, respectively and total legal removal costs of utility plant in service at December 31, 2010 and 2009 were $15.6 million and $14.7 million, respectively. Please see Note 8, “Asset Retirement Obligations” for further information.

IPL anticipates additional costs to comply with the federal CAIR/Proposed Transport Rule and the Indiana Clean Air Mercury Rule (“CAMR”) and it is IPL’s intent to seek recovery of any additional costs. The majority of the expenditures for construction projects designed to reduce SO2 and mercury emissions are recoverable from jurisdictional retail customers as part of IPL’s CCT projects, however, since jurisdictional retail rates are subject to regulatory approval, there can be no assurance that all costs will be recovered in rates.

6. FAIR VALUE MEASUREMENTS

Whenever possible, quoted prices in active markets are used to determine the fair value of our financial instruments. Our financial instruments are not held for trading or other speculative purposes. The estimated fair value of financial instruments has been determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash Equivalents

As of December 31, 2010 and 2009, our cash equivalents consisted of money market funds. The fair value of cash equivalents approximates their book value due to their short maturity, which was $12.7 million and $31.9 million as of December 31, 2010 and 2009, respectively.

Customer Deposits

Our customer deposits do not have defined maturity dates and therefore, fair value is estimated to be the amount payable on demand, which equaled book value. Customer deposits totaled $20.8 million and $18.8 million as of December 31, 2010 and 2009, respectively.

Pension Assets

As of December 31, 2010, IPL’s pension assets are recognized at fair value in the determination of our net accrued pension obligation in accordance with the guidelines established in ASC 715 and ASC 820, which is described below. For a complete discussion of the impact of recognizing pension assets at fair value, please refer to Note 12, “Pension and Other Postretirement Benefits.”

Indebtedness

The fair value of our outstanding fixed rate debt has been determined on the basis of the quoted market prices of the specific securities issued and outstanding. In certain circumstances, the market for such securities was inactive and therefore the valuation was adjusted to consider changes in market spreads for similar securities. Accordingly, the purpose of this disclosure is not to approximate the value on the basis of how the debt might be refinanced.

The following table shows the face value and the fair value of fixed rate and variable rate indebtedness for the periods ending:
	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Millions)
Production	1,632.7	1,719.8	1,632.7	1,664.9
Transmission	130.0	130.0	80.0	80.0
Distribution	1,762.7	1,849.8	1,712.7	1,744.9

Fair Value Hierarchy

ASC 820 defined and established a framework for measuring fair value and expands disclosures about fair value measurements for financial assets and liabilities that are adjusted to fair value on a recurring basis and/or financial assets and liabilities that are measured at fair value on a nonrecurring basis, which have been adjusted to fair value during the period. In accordance with ASC 820, we have categorized our financial assets and liabilities that are adjusted to fair value, based on the priority of the inputs to the valuation technique, following the three-level fair value hierarchy prescribed by ASC 820, as follows:

Level 1 - unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2 - inputs from quoted prices in markets where trading occurs infrequently or quoted prices of instruments with similar attributes in active markets.

Level 3 - unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

IPALCO had one financial asset measured at fair value on a nonrecurring basis, which has been adjusted to fair value during the periods covered by this report due to an impairment loss. In 2010 and 2009, we recorded impairments on our investment in EnerTech of $1.2 million, and $1.8 million, respectively, as the investment was deemed to be other than temporarily impaired. In making this determination, we considered, among other things, the amount and length of time of impairment of the individual investments held by EnerTech as well as the future outlook of such investments. Because the investment is not publicly traded and therefore does not have a quoted market price, the impairment loss was based on our best available estimate of the fair value of the investment, which included primarily unobservable estimates (Level 3).

As of December 31, 2010 and 2009 all (excluding pension assets - see Note 12, “Pension and Other Postretirement Benefits”) of IPALCO’s financial assets or liabilities measured at fair value on a recurring basis were considered Level 3, based on the fair value hierarchy. The following table presents those financial assets and liabilities:

	Fair Value Measurements using Level 3 at:
	December 31, 2010	December 31, 2009
	(In Thousands)
Financial assets:
Investments in debt securities	$41,669	$42,000
Financial transmission rights	2,158	944
Total financial assets measured at fair value	$43,827	$42,944

Financial liabilities:
Interest rate swap	$9,426	$8,179
Other derivative liabilities	193	198
Total financial liabilities measured at fair value	$9,619	$8,377

The following table sets forth a reconciliation of financial instruments classified as Level 3 in the fair value hierarchy (Note, amounts in this table indicate carrying values, which approximate fair values):

	Derivative Financial Instruments, net liability	Investment in Debt Securities	Total
	(In Thousands)
Balance at January 1, 2009	$(4,814)	$41,550	$36,736
Unrealized losses recognized in earnings	(32)	–	(32)
Unrealized gain recognized as a regulatory asset	(4,126)	–	(4,126)
Issuances and settlements, net	1,539	450	1,989
Balance at December 31, 2009	$(7,433)	$42,000	$34,567
Unrealized losses recognized in OCI	–	(331)	(331)
Unrealized losses recognized in earnings	(22)	–	(22)
Unrealized losses recognized as a regulatory liability	(2,015)	–	(2,015)
Issuances and settlements, net	2,009	–	2,009
Balance at December 31, 2010	$(7,461)	$41,669	$34,208

Valuation Techniques

Investments in debt securities

As of December 31, 2010, IPL’s investment in debt securities consisted of available-for-sale debt securities and included $1.7 million of auction rate securities and $40.0 million of variable rate demand notes. Due to the illiquid nature of the investments, we classified them as Level 3. The $40 million variable rate demand notes consisted of the 1995B Bonds, which IPL owns and is also liable for both the interest and principal payments. See Note 3, “Investments in Long-term Debt Securities” for further discussion of the 1995B Bonds. We have estimated the fair value of the 1995B Bonds based primarily upon qualitative factors such as IPL’s credit worthiness and concluded the fair value approximates their face value. We have classified them as Level 3 due to the lack of observable market inputs.

Financial Transmission Rights

In connection with IPL’s participation in the Midwest ISO, in the second quarter of each year IPL is granted financial instruments that can be converted into cash or Financial Transmission Rights (“FTRs”) based on IPL’s forecasted peak load for the period. FTRs are used in the Midwest ISO market to hedge IPL’s exposure to congestion charges, which result from constraints on the transmission system. IPL converts all of these financial instruments into FTRs. IPL’s FTRs are valued at the cleared auction prices for FTRs in the Midwest ISO’s annual auction. Because of the infrequent nature of this valuation, the fair value assigned to the FTRs is considered a Level 3 input under the fair value hierarchy required by ASC 820. An offsetting regulatory liability has been recorded as management believes that these revenues or costs will be flowed through to customers through the FAC. As such, there is no impact on our Consolidated Statements of Income.

Other Financial Instruments

We do not believe any of the other financial instruments which we held as of December 31, 2010 are material to our results of operations, financial condition, and cash flows either qualitatively or quantitatively. As described in Note 2, “Summary of Significant Accounting Polices - Derivatives,” IPL has one interest rate swap agreement, which is recognized on the audited Consolidated Balance Sheets at its estimated fair value as a liability. IPL entered into this agreement as a means of managing the interest rate exposure related to the 1995B Bonds. In accordance with ASC 980, IPL recognized a regulatory asset equal to the value of the interest rate swap, which is adjusted as that fair value changes. Therefore there is no impact to IPALCO’s audited Consolidated Statements of Income or Cash Flows for the changes in the fair value of the interest rate swap.

7. REGULATORY ASSETS AND LIABILITIES

Regulatory assets represent deferred costs or credits that have been included as allowable costs or credits for ratemaking purposes. IPL has recorded regulatory assets or liabilities relating to certain costs or credits as authorized by the IURC or established regulatory practices in accordance with ASC 980. IPL is amortizing non tax-related regulatory assets to expense over periods ranging from 1 to 35 years. Tax-related regulatory assets represent the net income tax costs to be considered in future regulatory proceedings generally as the tax-related amounts are paid.

The amounts of regulatory assets and regulatory liabilities at December 31 are as follows:

	2010	2009	Recovery Period
Regulatory Assets	(In Thousands)
Current:
Environmental project cost	$–	$2,693	Through 2011(1)
Demand-Side Management program costs	–	2,135	Through 2011(1)(2)
Total current regulatory assets	–	4,828

Long–term:
Unrecognized pension and other postretirement benefit plan costs	$235,371	$217,238	Various
Income taxes recoverable from customers	66,387	70,278	Various
Deferred Midwest ISO costs	71,048	62,829	To be determined(3)
Unamortized Petersburg unit 4 carrying charges and certain other costs	16,520	17,575	Through 2026(1)(2)
Unamortized reacquisition premium on debt	14,249	15,864	Over remaining life of debt
Unrealized loss on interest rate swap	9,426	8,179	Through 2023
Environmental project costs	3,491	3,646	Through 2021(1)
Demand–Side Management program costs	257	42	Various
Total long-term regulatory assets	416,749	395,651
Total regulatory assets	$416,749	$400,479

Regulatory Liabilities
Current:
Deferred fuel over–collection	$1,439	$12,390	Through 2011 (1)
FTR’s	2,158	944	Through 2011 (4)
Fuel related	405	382	Through 2011
NOx & CCT project credits	4,125	147	Through 2011 (4)
Demand–Side Management program costs	735	–	Through 2012
Total current regulatory liabilities	8,862	13,863	Through 2012
Long Term:
ARO and accrued asset removal costs	508,609	481,676	Not Applicable
Unamortized investment tax credit	7,790	9,192	Through 2012
Fuel related	593	1,132	Through 2013
Total long–term regulatory liabilities	516,992	492,000
Total regulatory liabilities	$525,854	$505,863

(1)	Recovered per specific rate orders

(2)	Recovered with a current return

(3)	Recovery is probable but timing not yet determined

(4)	Recovered (credited) per specific rate orders

Deferred Fuel

Deferred fuel costs are a component of current regulatory assets and are expected to be recovered through future FAC proceedings. IPL records deferred fuel in accordance with standards prescribed by the FERC. The deferred fuel adjustment is the result of variances between estimated fuel and purchased power costs in IPL’s FAC and actual fuel and purchased power costs. IPL is permitted to recover underestimated fuel and purchased power costs in future rates through the FAC proceedings and therefore the costs are deferred and amortized into fuel expense in the same period that IPL’s rates are adjusted. Deferred fuel was a liability of $1.4 million and $12.4 million as of December 31, 2010 and 2009, respectively. The deferred fuel liability decreased $11.0 million in 2010 as a result of IPL charging less for fuel to our jurisdictional customers during 2010 than our actual costs in order to return overbilled fuel costs from 2009.

Unrecognized Pension and Postretirement Benefit Plan Costs

In accordance with ASC 715 “Compensation - Retirement Benefits” and ASC 980, we recognize a regulatory asset equal to the unrecognized actuarial gains and losses and prior service costs. Pension expenses are recorded based on the benefit plan’s actuarially determined pension liability and associated level of annual expenses to be recognized. The other postretirement benefit plan’s deferred benefit cost is the excess of the other postretirement benefit liability over the amount previously recognized.

Deferred Income Taxes

This amount represents the portion of deferred income taxes that we believe will be recovered through future rates, based upon established regulatory practices, which permit the recovery of current taxes. Accordingly, this regulatory asset is offset by a deferred tax liability and is expected to be recovered, without interest, over the period underlying book-tax timing differences reverse and become current taxes.

Deferred Midwest ISO Costs

These consist of administrative costs for transmission services, transmission expansion cost sharing, and certain other operational and administrative costs from the Midwest ISO market. IPL received orders from the IURC that granted authority for IPL to defer such costs and seek recovery in a future basic rate case. See Note 4, “Regulatory Matters.”

Unrealized Loss on Interest Rate Swap

The interest rate swap on the 1995B Bonds is used to mitigate interest rate risk. The swap, which expires upon the maturity of the related note in 2023, was approved by the IURC as part of IPL’s 1994 financing order. The unrealized loss on the swap as of December 31, 2010 is considered in the determination of IPL’s cost of capital for rate making purposes as these amounts are realized through the periodic settlement payments under the swap. Should the swap be prudently terminated before its scheduled maturity date, the settlement of the swap would likely be recoverable in future rates.

Asset Retirement Obligation and Accrued Asset Removal Costs

In accordance with ASC 715 and ASC 980, IPL, a regulated utility, recognizes the cost of removal component of its depreciation reserve that does not have an associated legal retirement obligation as a deferred liability. This amount is net of the portion of legal Asset Retirement Obligations (“ARO”) costs that is currently being recovered in rates.

8. ASSET RETIREMENT OBLIGATIONS

ASC 420 “Exit or Disposal Cost Obligations” addresses financial accounting and reporting for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation. A legal obligation for purposes of ASC 420 is an obligation that a party is required to settle as a result of an existing law, statute, ordinance, written or oral contract or the doctrine of promissory estoppels. ARO liability is included in Miscellaneous on the accompanying Consolidated Balance Sheets.

IPL’s ARO relates primarily to environmental issues involving asbestos, ash ponds, landfills and miscellaneous contaminants associated with its generating plants, transmission system and distribution system. The following is a reconciliation of the ARO legal liability year end balances:

	2010	2009
	(In Millions)
Balance as of January 1	$14.7	$13.9
Accretion Expense	0.9	0.8
Balance as of December 31	$15.6	$14.7

As of December 31, 2010 and 2009, IPL did not have any assets that are legally restricted for settling its ARO liability.

9. SHAREHOLDER’S EQUITY

Capital Stock

IPALCO’s no par value common stock is pledged under AES’ Amended and Restated Credit and Reimbursement Agreement as well as AES’ Collateral Trust Agreement. There have been no changes to IPALCO’s capital stock balances during the three years ended December 31, 2010.

Dividend Restrictions

IPL’s mortgage and deed of trust and its amended articles of incorporation contain restrictions on IPL’s ability to issue certain securities or pay cash dividends. So long as any of the several series of bonds of IPL issued under its mortgage remains outstanding, and subject to certain exceptions, IPL is restricted in the declaration and payment of dividends, or other distribution on shares of its capital stock of any class, or in the purchase or redemption of such shares, to the aggregate of its net income, as defined in the mortgage, after December 31, 1939. The amount which these mortgage provisions would have permitted IPL to declare and pay as dividends at December 31, 2010, exceeded IPL’s retained earnings at that date. In addition, pursuant to IPL’s articles, no dividends may be paid or accrued and no other distribution may be made on IPL’s common stock unless dividends on all outstanding shares of IPL preferred stock have been paid or declared and set apart for payment.

IPL is also restricted in its ability to pay dividends if it is in default under the terms of its credit agreement, which could happen if IPL fails to comply with certain covenants. These covenants, among other things, require IPL to maintain a ratio of total debt to total capitalization not in excess of 0.65 to 1, in order to pay dividends. As of December 31, 2010 and as of the filing of this report, IPL was in compliance with all financial covenants and no event of default existed.

IPALCO is also restricted in its ability to pay dividends under the terms of its $375 million of 8.625% (original coupon 7.625%) Senior Secured Notes due November 14, 2008 (“2011 IPALCO Notes”) if it is not in compliance with certain financial covenants. These covenants require IPALCO to maintain a minimum ratio of earnings before taxes, interest, depreciation and amortization to interest expense of not less than 2.5 to 1.0, and a ratio of total debt to total adjusted capitalization not in excess of 0.67 to 1, in order to pay dividends. As of December 31, 2010 and as of the filing of this report, IPALCO was in compliance with all financial covenants and no event of default existed.

Cumulative Preferred Stock of Subsidiary

IPL has five separate series of cumulative preferred stock. Holders of preferred stock are entitled to receive dividends at rates per annum ranging from 4.0% to 5.65%. During each year ended December 31, 2010, 2009 and 2008, total preferred stock dividends declared were $3.2 million. Holders of preferred stock are entitled to two votes per share for IPL matters, and if four full quarterly dividends are in default on all shares of the preferred stock then outstanding, they are entitled to elect the smallest number of IPL directors to constitute a majority of IPL’s board of directors. Based on the preferred stockholders’ ability to elect a majority of IPL’s board of directors in this circumstance, the redemption of the preferred shares is considered to be not solely within the control of the issuer and the preferred stock was considered temporary equity and presented in the mezzanine level of the audited consolidated balance sheets in accordance with the relevant accounting guidance for non-controlling interests and redeemable securities. IPL has issued and outstanding 500,000 shares of 5.65% Preferred Stock, which are now redeemable at par value, subject to certain restrictions, in whole or in part. Additionally, IPL has 91,353 shares of preferred stock which are redeemable solely at the option of IPL and can be redeemed in whole or in part at any time at specific call prices.

At December 31, 2010, 2009 and 2008, preferred stock consisted of the following:

	December 31, 2010		December 31,
	Shares		2010	2009	2008
	Outstanding	Call Price	Par Value, plus premium, if applicable
			(In Thousands)
Cumulative $100 par value, authorized 2,000,000 shares
4% Series	47,611	$118.00	$5,410	$5,410	$5,410
4.2% Series	19,331	103.00	1,933	1,933	1,933
4.6% Series	2,481	103.00	248	248	248
4.8% Series	21,930	101.00	2,193	2,193	2,193
5.65% Series	500,000	100.00	50,000	50,000	50,000
Total cumulative preferred stock	591,353		$59,784	$59,784	$59,784

(1)	First Mortgage Bonds are issued to the city of Petersburg, Indiana, to secure the loan of proceeds from various tax-exempt instruments issued by the city.

(2)	First Mortgage Bonds are issued to the Indiana Finance Authority, to secure the loan of proceeds from the tax-exempt bonds issued by the Indiana Finance Authority.

(3)	Outstanding draw on a credit facility in order to purchase the 1995B Bonds. The facility was refinanced in December 2010. See below.

(4)	Notes are issued to the city of Petersburg, Indiana, by IPL to secure the loan of proceeds from various tax-exempt instruments issued by the city.

(5)	Please see, “Variable-Rate Unsecured Debt” below for detail regarding 1995B Bonds and the related swap agreement.

10. INDEBTEDNESS

Restrictions on Issuance of Debt

Before IPL can incur additional long-term debt, it must first have the approval of the IURC. The current IURC approved financing order grants IPL the authority to, among other things, issue up to $200 million in aggregate principal amount of long-term debt, refinance up to $277.4 million in existing indebtedness through December 31, 2013 and to have up to $250 million of long-term credit agreements and liquidity facilities outstanding at any one time. Before IPL can incur additional short-term debt, it must first have the approval of the FERC. The current FERC order authorizes IPL to issue up to $500 million of short-term indebtedness outstanding at any time through July 27, 2012. Also, IPL and IPALCO have restrictions on the amount of new debt they may issue due to contractual obligations of AES and financial covenant restrictions under existing debt obligations at IPL and IPALCO. Under such restrictions, IPL is generally allowed to fully draw the amounts available on its credit facility, refinance existing debt and issue new debt approved by the IURC and issue certain other indebtedness.

Credit Ratings

The applicable interest rates on the 2011 IPALCO Notes and IPL’s credit facility (as well as the amount of certain other fees on the credit facility) are dependent upon the credit ratings of IPALCO and IPL, respectively. In the event IPALCO’s or IPL’s credit ratings are downgraded or upgraded, the interest rates and certain other fees charged to IPALCO and IPL could increase, or decrease, respectively. However, the applicable interest rate on the 2011 IPALCO Notes cannot increase any further, but upgrades in IPALCO’s credit ratings would decrease the interest rate. Downgrades in the credit ratings of AES could result in IPL’s and/or IPALCO’s credit ratings being downgraded.

In August 2009, the corporate credit ratings of IPL and IPALCO were upgraded by Standard & Poors (“S&P”) from BB+ to BBB-, resulting in an investment grade rating. This upgrade led to a downgrade in IPL’s senior unsecured debt rating from BBB to BBB- as a result of S&P applying its criteria for investment grade ratings to IPL. Under this criterion the senior unsecured rating of an investment grade company typically cannot be higher than its corporate credit rating. At this same time, S&P also upgraded the credit rating of IPALCO’s senior secured notes from BB to BB+. Additionally in August 2009, Moody’s upgraded the credit rating of IPL’s senior secured debt from Baa1 to A3. This upgrade was due to a change in Moody’s methodology for notching the senior secured debt ratings of investment-grade regulated utilities. Moody’s notching practices widened as a result of their research which indicated that regulated utilities have defaulted at a lower rate and experienced lower loss given default rates than non-financial, non-utility corporate issuers.

We cannot predict whether our current credit ratings or the credit ratings of IPL will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. A security rating is not a recommendation to buy, sell or hold securities. The rating may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

Long-Term Debt

The following table presents our long-term indebtedness:

	,	December 31
Series	DUE	2010	2009
		(In Thousands)
IPL First Mortgage Bonds (see below)
6.30%	July 2013	$110,000	$$110,000
4.90%(2)	January 2016	30,000	30,000
4.90%(2)	January 2016	41,850	41,850
4.90%(2)	January 2016	60,000	60,000
5.40%(1)	August 2017	24,650	24,650
5.75%(1)	August 2021	40,000	40,000
4.55%(2)	December 2024	40,000	40,000
5.90%(1)	December 2024	20,000	20,000
5.95%(1)	December 2029	30,000	30,000
5.95%(2)	August 2030	17,350	17,350
6.60%	January 2034	100,000	100,000
6.05%	October 2036	158,800	158,800
6.60%	June 2037	165,000	165,000
Unamortized discount – net		(1,024)	(1,048)
Total IPL first mortgage bonds		836,626	836,602
IPL Unsecured Debt:
Variable(3)	December 2015	40,000	40,000
Variable(4)(5)	January 2023	40,000	40,000
6.375%(4)	November 2029	20,000	20,000
Total IPL unsecured debt		100,000	100,000

Total Long-term Debt – IPL		936,626	936,602
Long-term Debt - IPALCO:
8.625% Senior Secured Notes	November 2011	375,000	375,000
7.250% Senior Secured Notes	April 2016	400,000	400,000
Unamortized discount - net		(4,273)	(4,907)
Total Long		770,727	770,093
Total Consolidated IPALCO Long		1,707,353	1,706,695
Less: Current Portion of Long-term Debt		375,000	–
Net Consolidated IPALCO Long-term Debt		$1,332,353	$1,706,695

(1)	First Mortgage Bonds are issued to the city of Petersburg, Indiana, to secure the loan of proceeds from various tax-exempt instruments issued by the city.

(2)	First Mortgage Bonds are issued to the Indiana Finance Authority, to secure the loan of proceeds from the tax-exempt bonds issued by the Indiana Finance Authority.

(3)	Outstanding draw on a credit facility in order to purchase the 1995B Bonds. The facility was refinanced in December 2010. See below.

(4)	Notes are issued to the city of Petersburg, Indiana, by IPL to secure the loan of proceeds from various tax-exempt instruments issued by the city.

(5)	Please see, “Variable-Rate Unsecured Debt” below for detail regarding 1995B Bonds and the related swap agreement.

IPL First Mortgage Bonds

The mortgage and deed of trust of IPL, together with the supplemental indentures thereto, secure the first mortgage bonds issued by IPL. Pursuant to the terms of the mortgage, substantially all property owned by IPL is subject to an $837.7 million direct first mortgage lien, as of December 31, 2010. The IPL first mortgage bonds require net earnings as calculated thereunder be at least two and one-half times the annual interest requirements before additional bonds can be authenticated on the basis of property additions. IPL was in compliance with such requirements as of December 31, 2010.

In June 2009, the Indiana Finance Authority issued on behalf of IPL an aggregate principal amount of $131.9 million of 4.90% Environmental Facilities Refunding Revenue Bonds (Indianapolis Power & Light Company Project) due January 2016. These bonds were issued in three series: $41.9 million Series 2009A Bonds, $30 million Series 2009B Bonds, and $60 million 2009C Bonds. IPL issued $131.9 million aggregate principal amount of first mortgage bonds to the Indiana Finance Authority to secure the loan of proceeds from these series of bonds issued by the Indiana Finance Authority. Proceeds of these bonds were used to retire $131.9 million of existing IPL first mortgage bonds issued in the form of auction rate securities.

IPALCO’s Senior Secured Notes

IPALCO has outstanding $375 million of 8.625% and $400 million of 7.250% Senior Secured Notes due November 14, 2011, and April 1, 2016, respectively, which are secured by IPALCO’s pledge of all of the outstanding common stock of IPL. IPALCO’s Senior Secured Notes contain certain financial covenants based on debt to capital, with which IPALCO is in compliance.

IPALCO has classified its outstanding $375 million of 8.625% Senior Secured Notes due November 14, 2011 as short-term indebtedness and management plans to refinance the 2011 IPALCO Notes with long-term secured notes. Although there can be no assurance that we will be able to refinance these notes, we believe it is highly likely based primarily on the following: (i) the 2011 IPALCO Notes have traded above par throughout 2010, which indicates a strong market for IPALCO bonds when priced appropriately; (ii) our conversations with investment bankers currently indicate more than adequate demand for new IPALCO debt at our current credit rating, (iii) there is currently high demand for new debt of issuers comparable to IPALCO; (iv) we successfully refinanced the previous $375 million IPALCO senior secured note issuance in 2008, and (v) we have no reason to believe, at this time, that IPALCO’s performance or risk factors, which are evaluated by rating agencies and the credit markets will change dramatically in 2011. Should the capital markets not be accessible to IPALCO, management believes that other financing options are at its disposal to meet the needs of the maturity. These options could include a credit facility with a financial institution along with existing cash balances, cash generated from operating activities and borrowing capacity of $208.7 million under our existing $250.0 million committed revolving credit facilities.

Variable-Rate Unsecured Debt

IPL’s variable-rate unsecured debt consists of the 1995B Bonds and its line of credit agreement (see below). Pursuant to the terms of a Loan Agreement between IPL and the City of Petersburg, IPL is liable for interest and principal on the 1995B Bonds. Our December 31, 2010 and 2009 balance sheets reflect our obligation on the 1995B Bonds in long-term debt. The 1995B Bonds are currently being held by the trustee on IPL’s behalf. In accordance with the terms of the 1995B Bonds, they do not bear interest while in commercial paper mode since they are being held by the trustee, however IPL continues to be liable to a swap counterparty for 5.21% interest. As of the end of 2010, our total effective interest rate on the 1995B Bonds, including the liquidity facility draw and interest rate swap agreement was approximately 6.92% per annum. See Note 3, “Investments in Long-term Debt Securities” for further discussion.

Accounts Receivable Securitization

IPL formed IPL Funding in 1996 as a special-purpose entity to purchase receivables originated by IPL pursuant to a receivables purchase agreement between IPL and IPL Funding. IPL Funding also entered into a sale facility as defined in the Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009, among IPL, IPL Funding Corporation, as the Seller, Indianapolis Power & Light Company, as the Collection Agent, Royal Bank of Scotland plc, as the Agent, the Liquidity Providers and Windmill Funding Corporation (“Receivables Sale Agreement”), which matures May 24, 2011. The Liquidity Providers and Windmill Funding Corporation, collectively, are referred to as the “Purchasers”. Pursuant to the terms of the Receivables Sale Agreement, the Purchasers agree to purchase from IPL Funding, on a revolving basis, interests in the pool of receivables purchased from IPL up to the lesser of (1) an amount determined pursuant to the sale facility that takes into account certain eligibility requirements and reserves relating to the receivables, or (2) $50 million. As of December 31, 2010 and December 31, 2009 that amount was $50 million and $40.5 million, respectively. As collections reduce accounts receivable included in the pool, IPL Funding sells ownership interests in additional receivables acquired from IPL to return the ownership interests sold to the maximum amount permitted by the sale facility. IPL Funding is included in the Consolidated Financial Statements of IPALCO.

Prior to 2010, accounts receivable on IPALCO’s consolidated balance sheets were stated net of the amounts sold. Because the Purchasers bought an undivided percentage ownership interest in the pool of receivables, which is senior to IPL Funding’s retained interest, the adoption of the updates to ASC 860 requires the arrangement to be treated as a collateralized borrowing prospectively for financial reporting purposes, rather than as a sale, as was allowed under the previous accounting guidance. As such, we have included the $50 million of accounts receivable on our December 31, 2010 consolidated balance sheet to show the amount sold under this arrangement and have recorded a related short term debt obligation of $50 million. ASC 860 also requires specific disclosures for transfers of financial assets to the extent they are considered material to the financial statements. Taking into consideration the obligation to the Purchasers is now treated as debt on IPALCO’s consolidated balance sheet, the following discussion addresses those disclosures that management believes are material to the financial statements.

During the year ended December 31, 2010, IPL Funding’s total accounts receivable eligible for sale to the Purchasers increased from $40.5 million to $50 million. As such, the Purchasers purchased an additional $9.5 million ownership interest in the receivables from IPL Funding for $9.5 million. This $9.5 million cash receipt is reflected in the accompanying consolidated statement of cash flows under Cash Flows from Financing Activities as a short-term debt borrowing. The $40.5 million sold to the Purchasers as of December 31, 2009, that was reflected as a reduction of accounts receivable on the accompanying consolidated balance sheet, which was replaced with revolving sales of 2010 receivables to the Purchasers, did not result in any actual cash flows between IPL Funding and the Purchasers and therefore has no impact on the consolidated statement of cash flows.

IPL retains servicing responsibilities in its role as collection agent on the amounts due on the sold receivables. However, the Purchasers assume the risk of collection on the purchased receivables without recourse to IPL in the event of a loss. No servicing asset or liability is recorded since the servicing fee paid to IPL approximates a market rate. Per the terms of the purchase agreement, IPL Funding pays IPL $0.6 million annually in servicing fees which is financed by capital contributions from IPL to IPL Funding.

The total fees paid to the Purchasers recognized on the sales of receivables were $0.9 million and $0.6 million for the years ended December 31, 2010 and 2009, respectively. These amounts were included in Other operating expense on the Consolidated Statement of Income in 2009 and are included in Other interest beginning in 2010.

IPL and IPL Funding have indemnified the Purchasers on an after-tax basis for any and all damages, losses, claims, etc., arising out of the facility, subject to certain limitations defined in the Receivables Sale Agreement, in the event that there is a breach of representations and warranties made with respect to the purchased receivables and/or certain other circumstances as described in the Receivables Sale Agreement.

Under the sale facility, if IPL fails to maintain certain financial covenants including but not limited to interest coverage and debt-to-capital ratios, it would constitute a “termination event.” As of December 31, 2010, IPL was in compliance with such covenants.

In the event that IPL’s unsecured credit rating falls below BBB- at S&P or Baa3 at Moody’s Investors Service, the facility agent has the ability to (i) replace IPL as the collection agent; and (ii) declare a “lock-box” event. Under a lock-box event or a termination event, the facility agent has the ability to require all proceeds of purchased receivables of IPL to be directed to lock-box accounts within 45 days of notifying IPL. A termination event would also (i) give the facility agent the option to take control of the lock-box account, and (ii) give the Purchasers the option to discontinue the purchase of additional interests in receivables and cause all proceeds of the purchased interests to be used to reduce the Purchaser’s investment and to pay other amounts owed to the Purchasers and the facility agent. This would have the effect of reducing the operating capital available to IPL by the aggregate amount of such purchased interests in receivables ($50 million as of December 31, 2010).

Line of Credit

In December 2010, IPL entered into a $250 million unsecured revolving credit facilities credit agreement (the “Credit Agreement”) by and among IPL, the Lenders (see below), PNC Bank, National Association, in its capacity as administrative agent for the Lenders under this Agreement, PNC Capital Markets LLC, Sole Bookrunner and Sole Lead Arranger, Bank of America, N.A., as Syndication Agent, and Union Bank, N.A., as Documentation Agent. The Lenders include PNC Bank, National Association; Bank of America, N.A.; Union Bank, N.A.; JPMorgan Chase Bank, N.A.; U.S. Bank National Association; The Huntington National Bank; and Fifth Third Bank. The Credit Agreement includes two facilities: (i) a $209.4 million committed line of credit for letters of credit, working capital and general corporate purposes and (ii) a $40.6 million liquidity facility, which is dedicated for the sole purpose of providing liquidity for certain variable rate unsecured debt issued on behalf of IPL. The Credit Agreement matures on December 14, 2015 and bears interest at variable rates as defined in the Credit Agreement. Prior to execution, IPL and IPALCO had existing general banking relationships with the parties in this agreement. The newly executed Credit Agreement was entered into to replace IPL’s previously existing $150 million credit agreement. As of December 31, 2010 and 2009, IPL did not have any outstanding borrowings on the committed line of credit, but had $40 million of outstanding borrowings on the liquidity facility.

Debt Maturities

Maturities on long-term indebtedness subsequent to December 31, 2010, are as follows:

Year	Amount
(In Thousands)
2011	$375,000
2012	–
2013	110,000
2014	–
2015	40,000
Thereafter	1,187,650
Total	$1,712,650

11. INCOME TAXES

IPALCO follows a policy of comprehensive interperiod income tax allocation. Investment tax credits related to utility property have been deferred and are being amortized over the estimated useful lives of the related property.

AES files federal and state income tax returns which consolidate IPALCO and its subsidiaries. Under a tax sharing agreement with AES, IPALCO is responsible for the income taxes associated with its own taxable income and records the provision for income taxes as if IPALCO and its subsidiaries each filed separate income tax returns. IPALCO is no longer subject to U.S. or state income tax examinations for tax years through March 27, 2001, but is open for all subsequent periods.

The following is a reconciliation of the beginning and ending amounts of unrecognized tax benefits for the year ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
	(In Millions)
Unrecognized tax benefits at January 1	$7,947	$7,756	$21,582
Gross increases - current period tax positions	753	753	754
Gross decreases - prior period tax positions	(3,943)	(562)	(7,535)
Settlements	–	–	(7,045)
Unrecognized tax benefits at December 31	$4,757	$7,947	$7,756

The unrecognized tax benefits at December 31, 2010, represent tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the timing of the deductions will not affect the annual effective tax rate but would accelerate the tax payments to an earlier period.

Tax-related interest expense and income is reported as part of the provision for federal and state income taxes. Penalties, if incurred, would also be recognized as a component of tax expense. As of December 31, 2010 and 2009, IPALCO has recorded a liability for interest of $0.0 million and $0.7 million, respectively. The income tax provision includes interest expense/(income) of ($0.7 million), $0.1 million, and ($2.0 million) for the years ended December 31, 2010, 2009 and 2008, respectively.

Federal and state income taxes charged to income are as follows:

	2010	2009	2008
	(In Millions)
Charged to utility operating expense
Current income taxes:
Federal	$61,999	$74,472	$71,012
State	18,818	21,200	19,973
Total current income taxes	80,817	95,672	90,985
Deferred income taxes:
Federal	(4,697)	(17,794)	(8,428)
State	1,539	(1,884)	1,002
Total deferred income taxes	(3,158)	(19,678)	(7,426)
Net amortization of investment credit	(1,720)	(2,059)	(2,439)
Total charge to utility operating expenses	75,939	73,935	81,120
Charged to other income and deductions:
Current income taxes:
Federal	(19,239)	(20,267)	(25,606)
State	(5,291)	(5,370)	(6,829)
Total current income taxes	(24,530)	(25,637)	(32,435)
Deferred income taxes:
Federal	(692)	(368)	(326)
State	(188)	(98)	(86)
Total deferred income taxes	(880)	(466)	(412)
Net credit to other income and deductions	(25,410)	(26,103)	(31,847)
Total federal and state income tax provisions	$50,529	$47,832	$48,273

The provision for income taxes (including net investment tax credit adjustments) is different than the amount computed by applying the statutory tax rate to pretax income. The reasons for the difference, stated as a percentage of pretax income, are as follows:

	2010	2009	2008
Federal statutory tax rate	35.0%	35.0%	35.0%
State income tax, net of federal tax benefit	7.7	7.9	7.6
Amortization of investment tax credits	(1.4)	(1.7)	(2.0)
Preferred dividends of subsidiary	0.9	1.0	0.9
Depreciation flow through and amortization	0.5	1.8	2.8
Manufacturers’ Production Deduction (Sec. 199)	(3.4)	(2.7)	(2.5)
Change in tax reserves	(0.3)	0.0	(1.1)
Other – net	0.7	(0.9)	(0.4)
Effective tax rate	39.7%	40.4%	40.3%

Internal Revenue Code Section 199 permits taxpayers to claim a deduction from taxable income attributable to certain domestic production activities. IPL’s electric production activities qualify for this deduction. The deduction was equal to 6% of qualifying production activity income in 2008 and 2009 and increased to 9% of qualifying production activity income beginning in 2010 and thereafter. The tax benefit associated with the Internal Revenue Code Section 199 domestic production deduction for 2009 and 2008 was $2.8 million and $3.1 million, respectively. The benefit for 2010 is estimated to be $4.3 million.

The significant items comprising IPALCO’s net accumulated deferred tax liability recognized on the audited Consolidated Balance Sheets as of December 31, 2010 and 2009, are as follows:

	2010	2009
Deferred tax liabilities:
Relating to utility property, net	$503,599	$505,591
Regulatory assets recoverable through future rates	163,933	154,269
Other	5,586	5,227
Total deferred tax liabilities	673,118	665,087
Deferred tax assets:
Investment tax credit	4,633	5,467
Regulatory liabilities including ARO	214,945	204,193
Employee benefit plans	81,900	79,902
Other	9,709	10,122
Total deferred tax assets	311,187	299,684
Accumulated net deferred tax liability	361,931	365,403
Less: Net current deferred tax asset	(11,313)	(9,550)
Accumulated deferred income taxes – net	$373,244	$374,953

12. PENSION AND OTHER POSTRETIREMENT BENEFITS

Approximately 90% of IPL’s active employees are covered by the Employees’ Retirement Plan of Indianapolis Power & Light Company (“Defined Benefit Pension Plan”) as well as the Employees’ Thrift Plan of Indianapolis Power & Light Company (“Thrift Plan”). The Defined Benefit Pension Plan is a qualified defined benefit plan, while the Thrift Plan is a qualified defined contribution plan. The remaining 10% of active employees are covered by the AES Retirement Savings Plan. The AES Retirement Savings Plan (“RSP”) is a qualified defined contribution plan containing a profit sharing component. All non-union new hires are covered under the RSP, while International Brotherhood of Electrical Workers (“IBEW”) physical unit union new hires are covered under the Defined Benefit Pension Plan and Thrift Plan. Beginning in 2007, IBEW clerical-technical unit new hires are no longer covered under the Defined Benefit Pension Plan but do receive an annual lump sum company contribution into the Thrift Plan. This lump sum is in addition to the IPL match of participant contributions up to 5% of base compensation. The Defined Benefit Pension Plan is noncontributory and is funded through a trust. Benefits are based on each individual employee’s pension band and years of service as opposed to their compensation. Pension bands are based primarily on job duties and responsibilities.

Additionally, a small group of former officers and their surviving spouses are covered under a funded non-qualified Supplemental Retirement Plan of Indianapolis Power & Light Company (“Supplemental Retirement Plan”). The total number of participants in the plan as of December 31, 2010 is 28. The plan is closed to new participants.

IPL provides postretirement health care benefits to certain active or retired employees and the spouses of certain active or retired employees. Approximately 193 active employees and 112 retirees (including spouses) were receiving such benefits or entitled to future benefits as of December 31, 2010. The plan is unfunded.

	Pension benefits as of December 31,		Other postretirement benefits as of December 31,
	2010	2009	2010	2009
		(In Thousands)
Change in benefit obligation:
Projected benefit obligation at beginning Measurement Date (see below)	$548,779	$527,741	$5,082	$13,083
Adjustment due to adoption of ASC 715: Service cost and interest cost during gap period	–	–	–	–
Service cost	6,590	6,319	347	681
Interest cost	31,577	32,066	283	470
Plan Settlements	(359)	(454)	–	–
Actuarial (gain) loss	39,275	11,629	(53)	(4,524)
Amendments (primarily increases in pension bands)	11,223	–	(47)	(4,264)
Benefits paid	(29,677)	(28,522)	(621)	(365)
Projected benefit obligation at ending Measurement Date	607,408	548,779	4,991	5,081
Change in plan assets:
Fair value of plan assets at beginning Measurement Date	367,463	305,508	–	–
Actual return on plan assets	46,483	70,804	–	–
Employer contributions	28,701	20,127	621	365
Plan Settlements	(359)	(454)	–	–
Benefits paid	(29,677)	(28,522)	(621)	(365)
Fair value of plan assets at ending Measurement Date	412,611	367,463	–	–
Funded status	$(194,797)	$(181,316)	$(4,991)	$(5,081)
Amounts recognized in the statement of financial position under ASC 715:
Current liabilities	$–	$–	$(504)	$(586)
Noncurrent liabilities	(194,797)	(181,316)	(4,487)	(4,495)
Net amount recognized	$(194,797)	$(181,316)	$(4,991)	$(5,081)
Sources of change in regulatory assets(1):
Prior service cost (credit) arising during period	$11,223	$–	$(47)	$(4,264)
Net loss (gain) arising during period	22,042	(35,024)	(53)	(4,524)
Amortization of prior service (cost) credit	(3,476)	(3,523)	311	339
Recognition of gain (loss) due to settlement	(204)	(256)	–	–
Amortization of gain (loss)	(11,838)	(16,279)	176	102
Total recognized in regulatory assets(1)	$17,747	$(55,082)	$387	$(8,347)
Total amounts included in accumulated other comprehensive income (loss)	NA(1)	NA(1)	NA(1)	NA(1)
Amounts included in regulatory assets and liabilities(1)
Net loss (gain)	$207,945	$197,945	$(3,730)	$(3,853)
Prior service cost (credit)	34,996	27,249	(3,840)	(4,104)
Total amounts included in regulatory assets (liabilities)	$242,941	$225,194	$(7,570)	$(7,957)

(1)	Represents amounts included in regulatory assets (liabilities) yet to be recognized as components of net prepaid (accrued) benefit costs.

Effect of ASC 715

ASC 715 requires a portion of pension and other postretirement liabilities to be classified as current liabilities to the extent the following year’s expected benefit payments are in excess of the fair value of plan assets. As each Pension Plan has assets with fair values in excess of the following year’s expected benefit payments, no amounts have been classified as current. Therefore, the entire net amount recognized in IPALCO’s Consolidated Balance Sheets of $194.8 million is classified as a long-term liability. As there are no plan assets related to the other postretirement plan, the current other postretirement liability is equal to the following year’s expected other postretirement benefit payment of $0.5 million, resulting in a long-term other postretirement liability of $4.5 million.

Information for Pension Plans with a benefit obligation in excess of plan assets

	Pension benefits as of December 31,
	2010	2009
	(In Thousands)
Benefit obligation	$607,408	$548,779
Plan assets	412,612	367,463
Benefit obligation in excess of plan assets	$194,796	$181,316

IPL’s total benefit obligation in excess of plan assets was $194.8 million as of December 31, 2010 ($194.2 million Defined Benefit Pension Plan and $0.6 million Supplemental Retirement Plan).

Information for Pension Plans with an accumulated benefit obligation in excess of plan assets

	Pension benefits as of December 31,
	2010	2009
	(In Thousands)
Accumulated benefit obligation	$592,419	$535,452
Plan assets	412,612	367,463
Accumulated benefit obligation in excess of plan assets	$179,807	$167,989

IPL’s total accumulated benefit obligation in excess of plan assets was $179.8 million as of December 31, 2010 ($179.2 million Defined Benefit Pension Plan and $0.6 million Supplemental Retirement Plan).

Pension Benefits and Expense

The 2010 net actuarial loss of $22.0 million is comprised of two parts (net): (1) $17.2 million of pension asset actuarial gain is primarily due to the higher than expected return on assets, and (2) $39.2 million of pension liability actuarial loss is primarily due to a decrease in the discount rate that is used to value pension liabilities. The unrecognized net loss of $207.9 million in the Employees’ Retirement Plan of Indianapolis Power & Light Company and Supplemental Retirement Plan of Indianapolis Power & Light Company (“Pension Plans”) has arisen over time primarily due to the long-term declining trend in corporate bond rates, the lower than expected return on assets during the year 2008, and the adoption of new mortality tables which increased the expected benefit obligation due to the longer expected lives of participants, since ASC 715 was adopted. The unrecognized net loss, to the extent that it exceeds 10% of the greater of the benefit obligation or the assets, will be amortized and included as a component of net periodic benefit cost in future years. The amortization period is approximately 11 years based on estimated demographic data as of December 31, 2010. The projected benefit obligation of $607.4 million, less the fair value of assets of $412.6 million results in a funded status of ($194.8 million) at December 31, 2010.

	Pension benefits as of December 31,
	2010		2009		2008
	(In Thousands)
Components of net periodic benefit cost:
Service cost	6,590		6,319		5,248
Interest cost	31,577		32,066		30,293
Plan Settlements	204		256		546
Expected return on plan assets	(29,250)		(24,150)		(31,443)
Amortization of prior service cost	3,476		3,523		2,868
Recognized actuarial loss	11,838		16.279		1,366
Total pension cost	24,435		34,293		8,878
Less: amounts capitalized	2,321		2,469		747
Amount charged to expense	22,114		31,824		8,131
Rates relevant to each year’s expense calculation:
Discount rate - defined benefit pension plan	5.93%		6.26%		6.49%
Discount rate - supplemental retirement plan	5.27%/5.08	%(1)	6.31%/5.06	%(2)	6.49%/6.355%/7.18%(3)
Expected return on defined benefit pension plan assets	8.00%		8.00%		7.75%
Expected return on supplemental retirement plan assets	8.00%		8.00%		7.75%

(1)	5.27% for the period January 1, 2010 thru May 31, 2010, 5.08% for the settlement on May 31, 2010 and the period June 1, 2010 through December 31, 2010.

(2)	6.31% for the period January 1, 2009 thru November 30, 2009, 5.06% for the settlement on November 30, 2009 and the period December 1, 2009 thru December 31, 2009.

(3)
6.49% for the period January 1, 2008 thru January 31, 2008; 6.355% for the settlement on January 31, 2008 and the period February 1, 2008 thru July 31, 2008; and 7.18% for the settlement on July 31, 2008 and the period August 1, 2008 thru December 31, 2008.

Pension expense for the following year is determined as of the December 31st measurement date based on the fair value of the Pension Plans’ assets, the expected long-term rate of return on plan assets and a discount rate used to determine the projected benefit obligation. In establishing our expected long-term rate of return assumption, we consider historical returns, as well as, the expected future weighted-average returns for each asset class based on the target asset allocation. For 2010, pension expense was determined using an assumed long-term rate of return on plan assets of 8.0%. As of the December 31, 2010 measurement date, IPL decreased the discount rate from 5.93% to 5.38% for the Defined Benefit Pension Plan and increased the discount rate from 5.08% to 5.09% for the Supplemental Retirement Plan. The discount rate assumption affects the pension expense determined for 2011. Due to settlement accounting, the discount rate for the supplemental plan which was initially 5.27% for the period January 1, 2010 through May 31, 2010, was decreased to 5.08% on May 31, 2010. In addition, IPL decreased the expected long-term rate of return on plan assets from 8.0% to 7.75% effective January 1, 2011. The expected long-term rate of return assumption affects the pension expense determined for 2011. The effect on 2011 total pension expense of a 25 basis point increase and decrease in the assumed discount rate is ($1.4 million) and $1.3 million, respectively. The effect on 2011 total pension expense of a one percentage point increase and decrease in the expected long-term rate of return on plan assets is ($4.2 million) and $4.2 million, respectively.

Expected amortization

The estimated net loss and prior service cost for the Pension Plans that will be amortized from the regulatory asset into net periodic benefit cost over the 2011 plan year are $13.3 million and $4.3 million, respectively (Defined Benefit Pension Plan of $13.2 million and $4.3 million, respectively; and the Supplemental Retirement Plan of $0.1 million and $0.0 million, respectively).

Pension Assets

Fair Value Measurements

In December 2008, FASB issued FASB Staff Position No. 132(R)-1. “Employers’ Disclosure about Postretirement Benefit Plan Assets” which requires additional disclosures about assets held in employer’s defined benefit pension or other postretirement plans.

FSP 132(R)-1 replaces the requirement to disclose the percentage of the fair value of total plan assets with a requirement to disclose the fair value of each major asset category. FSP 132(R)-1 also requires disclosure of the level within the fair value hierarchy (i.e., Level 1, Level 2 and Level 3) in which each major category of plan assets falls, using the guidance in ASC 820.

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value:

Other than common/collective trusts and hedge funds, all Plan investments are actively traded on an open market and are categorized as Level 1 in the fair value hierarchy.

All of the Plan’s hedge funds report the net asset value (NAV) of the Plan’s interest based on the fair value of the hedge fund’s underlying investments as determined in accordance with the AICPA Accounting and Auditing Guide for Investment Companies.

Investments in hedge funds are valued utilizing the observable net asset values (NAVs) of the Plan’s interest as of year end, provided by the underlying hedge fund,  The Plan may redeem its ownership interests in hedge funds at NAV, with 65 days’ notice, on a quarterly basis.

The Plan’s investments in common/collective trusts are valued at the net asset value (NAV) of shares held by the Plan at year end.  The plan may redeem its shares of the common/collective trust funds at NAV daily.  These NAVs have been determined based on the market value of the underlying securities held by the common/collective trust funds.  The Plan’s investments in hedge funds have been recorded at fair value and are all categorized as Level 2 investments in the fair value hierarchy.

The primary long-term investment objective of managing pension assets is to achieve a total return equal to or greater than the weighted average targeted rate of return (see table below). Additional objectives include maintenance of sufficient income and liquidity to pay retirement benefits, as well as, a long-term annualized rate of return (net of relevant fees) that meets or exceeds the assumed targeted rate. In order to achieve these objectives, the plan seeks to achieve a long-term above-average total return consisting of capital appreciation and income. Though it is the intent to achieve an above-average return, that intent does not include taking extraordinary risks or engaging in investment activities not commonly considered prudent. In times when the securities markets demonstrate uncommon volatility and instability, it is the intent to place more emphasis on the preservation of principal. Please refer to the table below for more detailed information concerning the target allocations, allocation ranges, expected annual return, and expected standard deviation of the applicable pension asset categories. The expected long-term rate of return on pension assets is based on the assumption in the table below.

The investment management of the pension assets are managed with the following asset allocation guidelines:

	Lower Limit	Target Allocation	Upper Limit	Return(2)	Risk(3)
U.S. Large Cap Equities	20.0%	30.0%	40.0%	9.9%	15.0%
U.S. Mid Cap Equities	2.5%	5.0%	7.5%	10.8%	16.8%
U.S. Small Cap Equities	2.5%	5.0%	7.5%	11.6%	19.5%
International Equities	0.0%	10.0%	20.0%	9.5%	17.4%
Fixed Income – Core	20.0%	30.0%	40.0%	5.5%	3.9%
High Yield	5.0%	10.0%	15.0%	7.7%	9.6%
Real Estate Investment Trusts (1)	0.0%	5.0%	10.0%	10.0%	18.7%
Hedge Funds (1)	0.0%	5.0%	10.0%	9.6%	10.7%

(1)	Alternative investments (combined) not to exceed 10%

(2)	Expected long-term annual return

(3)	Expected standard deviation

The fair values of the pension plan assets at December 31, 2010, by asset category are as follows:

	Fair Value Measurements at December 31, 2010
	(In Thousands)
Asset Category	Total	Level 1	Level 2%
Cash and cash equivalents	$69,345	$69,345	–	17%
Equity securities:
U.S. small cap value	23,484	69,345	–	6%
U.S. small cap growth	213			–
U.S. small–mid cap growth	25,665	23,484	–	6%
U.S. mid cap core	346	213	–	–
U.S. large cap value (1)	38,936	25,665	–	9%
U.S. large cap growth (2)	41,344	346	–	10%
U.S. large cap core	42,251	22,256	16,680	10%
International developed markets (3)	36,163	21,623	19,721	9%
International emerging markets	728	42,251	–	–
Preferred Stock	10,665	36,163	–	3%
REIT – domestic		728	–
Fixed Income securities:	59	10,665	–	–
International developed markets	129		–	–
International emerging markets	32,621	59	–	8%
Government debt securities (4)	39,130	129	–	9%
High Yield	6,724	32,621	–	2%
Mortgage backed securities	4,537	39,130	–	1%
Asset backed securities	353	6,724	–	–
Collateralized mortgage obligations	23,884	4,537	–	6%
Corporate bonds (5)		353	–	6%
Other types of investments:
Equity long/short fund of funds hedge fund (6)	14,932	–	14,932	4%
Multi-strategy fund of funds hedge fund(7)	1,103	–	1,103	0%
TOTAL	$412,612	$360,176	$52,436	100%

(1)	This category includes 43% of low-cost equity index funds that track the Russell 1000 Value index.

(2)	This category includes 48% of low-cost equity index funds that track the Russell 1000 Value index.

(3)	This category represents equity securities of developed non-U.S. issuers across diverse industries.

(4)	This category includes U.S. Treasury and Government agency securities.

(5)	This category represents investment grade bonds of U.S. issuers from diverse industries.

(6)
This category includes fund of fund hedge funds that invest both long and short in primarily U.S. common stocks. Management of the hedge funds has the ability to shift investments from a net long position to a net short position.

(7)	This category invests in multiple strategies to diversify risks and reduce volatility. The fund is currently in full liquidation.

The fair values of the pension plan assets at December 31, 2009, by asset category are as follows:

	Fair Value Measurements at December 31, 2009
	(In Thousands)
Asset Category	Total	Level 1	Level 2%
Cash and cash equivalents	$15,697	15,697	–	4%
Equity securities:
U.S. small cap value	21,242	21,242	–	6%
U.S. small cap growth	178	178	–	–
U.S. small-mid cap growth	22,212	22,212	–	6%
U.S. mid cap core	276	276	–	–
U.S. large cap value (1)	32,634	18,183	14,451	9%
U.S. large cap growth (2)	35,323	18,410	16,913	10%
U.S. large cap core	55,217	55,217	–	15%
International developed markets (3)	29,609	29,609	–	8%
International emerging markets	5,254	5,254	–	1%
Preferred Stock	271	271	–	–
REIT – domestic	8,213	8,213	–	2%
Fixed Income securities:
International developed markets	237	237	–	–
International emerging markets	62	62	–	–
Government debt securities (4)	43,540	43,540	–	12%
High Yield	34,657	34,657	–	9%
Mortgage backed securities	9,817	9,817	–	3%
Asset backed securities	3,889	3,889	–	1%
Collateralized mortgage obligations	1,286	1,286	–	–
Corporate bonds (5)	32,002	32,002	–	9%
Other types of investments:
Equity long/short fund of funds hedge fund (6)	13,885	–	13,885	4%
Multi-strategy fund of funds hedge fund(7)	1,962	–	1,962	1%
TOTAL	$367,463	$320,252	$47,211	100%

(1)	This category includes 43% of low-cost equity index funds that track the Russell 1000 Value index.

(2)	This category includes 48% of low-cost equity index funds that track the Russell 1000 Value index.

(3)	This category represents equity securities of developed non-U.S. issuers across diverse industries.

(4)	This category includes U.S. Treasury and Government agency securities.

(5)	This category represents investment grade bonds of U.S. issuers from diverse industries.

(6)
This category includes fund of fund hedge funds that invest both long and short in primarily U.S. common stocks. Management of the hedge funds has the ability to shift investments from a net long position to a net short position.

(7)	This category invests in multiple strategies to diversify risks and reduce volatility. The fund is currently in full liquidation.

Other Postretirement Benefits and Expense

	Other postretirement benefits for years ended December 31,
	2010	2009		2008
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$347	$681		$1,115
Interest cost	283	470		645
Amortization of prior service cost	(311)	(339)		(55)
Amortization of net gain (loss)	(176)	(102)		(18)
Total pension cost	143	710		1,687
Less: amounts capitalized	14	51		142
Amount charged to expense	$129	659		$1,545
Discount rate - Other postretirement benefit plan	5.90%	5.79%/7.44	%(1)	6.64%
Expected return on Other postretirement benefit plan assets	NA	NA		NA

(1)	5.79% for the period January 1, 2009 through March 18, 2009, and 7.44% for the settlement on March 18, 2009 and the period March 19, 2009 through December 31, 2009.

As of the December 31, 2010 measurement date, IPL decreased the discount rate from 5.90% to 5.47%. The discount rate assumption affects the other postretirement expense determined for 2011. The effect on 2011 total other postretirement expense of a 25 basis point increase and decrease in the assumed discount rate is ($20 thousand) and $20 thousand, respectively.

Health Care Cost Trend Rates

For measurement purposes, we assumed an annual rate of increase in the per capita cost of covered medical care benefits of 7.27% for 2011, gradually declining to 4.5% in 2029 and remaining level thereafter. In addition, we assumed an annual rate of increase in the per capita cost of covered prescription drugs of 7.27% for 2011, gradually declining to 4.5% in 2029 and then remaining level.

Effect of Change in Health Care Cost Trend Rates

	2010	2009
	(In Thousands)
Effect on total service cost and interest cost components:
One-percentage point increase	$111	$237
One-percentage point decrease	$(90)	(193)
Effect on year-end benefit obligation:
One-percentage point increase	$700	609
One-percentage point decrease	$(581)	(506)

The Medicare Prescription Drug, Improvement and Modernization Act of 2003

The Medicare Prescription Drug Improvement and Modernization Act of 2003 includes Medicare drug coverage that became effective on January 1, 2006. Current covered retirees are only eligible for coverage until age 55 (First Voluntary Early Retirement Program) or age 62 (Second and Third Voluntary Early Retirement Program). Following the March, 2009 plan changes, no future retirees are eligible for post age-65 coverage. IPL does not expect to qualify for significant subsidies under the Medicare Prescription Drug Improvement and Modernization Act of 2003 and, as a result, no projected subsidy was included in the actuarial valuation of the benefit obligation.

The Patient Protection and Affordable Care Act  of 2010

Excise taxes are potentially payable in 2018 and beyond for any “high cost plan” under the Patient Protection and Affordable Care Act.  Significant uncertainties exist regarding the excise tax on high cost plans.  Because of these uncertainties, calculation of a precise liability for this tax is impossible at this time.  IPL discussed with the plan actuary the potential approaches to estimate the potential range of liabilities.  Based on the makeup of plan participants and benefits, IPL estimates the effect of the excise tax to be a 0% change in liability.

The Patient Protection and Affordable Care Act was signed into law March 23, 2010. The elimination of lifetime maximum benefit limits and the addition of dependent children up to age 26 is not expected to significantly affect retiree claims. As changes are made to comply with this legislation, the resulting changes in cost will be reflected at that time.

Expected amortization

The estimated net gain and prior service credit for the other postretirement plan that will be amortized from the regulatory liability into net periodic benefit cost over the 2011 plan year are $170,058 and $314,744, respectively.

Pension Funding

We contributed $28.7 million, $20.1 million, and $56.7 to the Pension Plans in 2010, 2009, and 2008, respectively. Funding for the qualified Defined Benefit Pension Plan is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under Employee Retirement Income Security Act of 1974, as amended by the Pension Protection Act of 2006, as well as targeted funding levels necessary to meet certain thresholds. Management does not currently expect any of the pension assets to revert back to IPL during 2011.

From a funding perspective, IPL’s funding target liability shortfall is estimated to be approximately $152 million as of January 1, 2011. The shortfall must be funded over seven years. In addition, IPL must also contribute the normal service cost earned by active participants during the plan year. The service cost is expected to be about $5.1 million in 2011. Then, each year thereafter, if the plan’s underfunding increases to more than the present value of the remaining annual installments, the excess is separately amortized over a new seven year period. IPL is required to fund approximately $37 million during 2011. However, IPL may decide to contribute more than $37 million to meet certain funding thresholds. IPL’s funding policy for the Pension Plans is to contribute annually no less than the minimum required by applicable law, nor more than the maximum amount that can be deducted for federal income tax purposes.

Benefit payments made from the Pension Plans for the years ended December 31, 2010 and 2009 were $29.7 million and $28.5 million respectively. Benefit payments made by IPL for other postretirement obligations were $0.6 million and $0.4 million respectively. Projected benefit payments are expected to be paid out of the respective plans as follows:

Year	Pension Benefits	Other Postretirement Benefits
	(In Thousands)
2011	$31,020	$503
2012	31,982	415
2013	33,176	367
2014	34,538	342
2015	35,973	247
2016 through 2020 (in total)	200,766	820

Voluntary Early Retirement Programs

In conjunction with the AES acquisition, IPL implemented three Voluntary Early Retirement Programs (“VERPs”) which offered eligible employees enhanced retirement benefits upon early retirement. Participation in the VERPs was accepted by 551 qualified employees, who elected actual retirement dates between March 1, 2001, and August 1, 2004. Additionally, we currently intend to provide postretirement medical and life insurance benefits to the retirees in the first VERP until age 55; at which time they will be eligible to receive similar benefits from the independent Voluntary Employee Beneficiary Association Trust (“VEBA Trust”). IPL reserves the right to modify or terminate any of the postretirement health care and life insurance benefits provided by IPL. IPL also provides postretirement medical and life insurance benefits to the retirees in the second and third VERPs from their retirement until age 62. The additional cost was initially estimated to be $7.5 million to be amortized over 8 years.

Due to plan changes effective January 1, 2007, an additional $2.7 million negative prior service cost base was created as of December 31, 2006. This prior service cost base reduces the unrecognized prior service cost for the second and third VERPs ($3.1 million as of December 31, 2006) to $0.4 million which is amortized over the remaining four years ($0.1 million per year). When those retirees reach age 62, they will be eligible for benefits from the VEBA Trust.

Due to plan changes effective January 1, 2008, an additional $0.2 million negative prior service cost base was created as of December 31, 2007. This prior service cost base reduces the unrecognized prior service cost for the second and third VERPs ($0.3 million as of December 31, 2007) to $0.1 million which is amortized over the remaining three years. When those retirees reach age 62, they will be eligible for benefits from the VEBA Trust.

Due to the plan changes effective January 1, 2009, an additional $0.2 million negative prior service cost base was created as of December 31, 2008. This prior service cost base eliminated the unrecognized prior service cost for the second and third VERPs ($0.1 million as of December 31, 2008). The remaining $0.1 million is amortized over 14 years.

Effective March 1, 2009, the plan was amended to eliminate post-65 coverage for participants retiring after December 31, 2009. This change created a $4.2 million negative prior service cost base. The $4.2 million is amortized over 14 years.

Due to the plan changes effective January 1, 2010, an additional $38 thousand negative prior service cost base was created as of December 31, 2009. This amount is amortized over 13 years.

Due to the plan changes effective January 1, 2011, an additional $47 thousand negative prior service cost base was created as of December 31, 2010. This amount is amortized over 12 years.

Defined Contribution Plans

All of IPL’s employees are covered by one of two defined contribution plans, the Thrift Plan or the RSP:

The Thrift Plan

Approximately 90% of IPL’s active employees are covered by the Thrift Plan. The Thrift Plan is a qualified defined contribution plan. All union new hires are covered under the Thrift Plan.

Participants elect to make contributions to the Thrift Plan based on a percentage of their base compensation. Each participant’s contribution is matched in amounts up to, but not exceeding, 4% of the participant’s base compensation, except for employees hired after October 20, 2000 who are members of the clerical-technical unit; and employees hired on or after December 19, 2005 who are members of the physical bargaining unit of the IBEW union, who are not eligible for postretirement health care benefits; whose contributions are matched up to 5% of their base compensation. Beginning in 2007, the IBEW clerical-technical union new hires, in addition to the IPL match, receive an annual lump sum company contribution into the Thrift Plan. Employer contributions to the Thrift Plan were $2.9 million, $2.9 million and $2.8 million for 2010, 2009 and 2008, respectively.

The AES Retirement Savings Plan

Approximately 10% of IPL’s active employees are covered by the RSP. The RSP is a qualified defined contribution plan containing a profit sharing component. All non-union new hires are covered under the RSP, while union new hires are covered under the Thrift Plan. Participants elect to make contributions to the RSP based on a percentage of their taxable compensation. Each participant’s contribution is matched in amounts up to, but not exceeding, 5% of the participant’s taxable compensation. In addition, the RSP has a profit sharing component whereby IPL contributes a percentage of each employee’s annual salary into the plan on a pre-tax basis. The profit sharing percentage is determined by the AES Board of Directors on an annual basis. Employer payroll-matching and profit sharing contributions (by IPL) relating to the RSP were $0.7 million, $2.3 million and $2.0 million for 2010, 2009 and 2008, respectively.

13. COMMITMENTS AND CONTINGENCIES

Legal Loss Contingencies

IPL is a defendant in a little less than one hundred pending lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in IPL power plants. IPL has been named as a “premises defendant” in that IPL did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by IPL. IPL has insurance which may cover some portions of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote policies applicable to the period of time during which much of the exposure has been alleged.

It is possible that material additional loss with regard to the asbestos lawsuits could be incurred. At this time, an estimate of additional loss cannot be made. IPL has settled a number of asbestos related lawsuits for amounts which, individually and in the aggregate, were not material to IPL or IPALCO’s results of operations, financial condition, or cash flows. Historically, settlements paid on IPL’s behalf have been comprised of proceeds from one or more insurers along with comparatively smaller contributions by IPL. We are unable to estimate the number of, the effect of, or losses or range of loss which are reasonably possible from the pending lawsuits or any additional asbestos suits. Furthermore, we are unable to estimate the portion of a settlement amount, if any, that may be paid from any insurance coverage for any known or unknown claims. Accordingly, there is no assurance that the pending or any additional suits will not have a material adverse effect on IPALCO’s results of operations, financial condition, or cash flows.

IPL has been, and will continue to be, subject to routine audits with respect to its compliance with applicable reliability standards. In March 2010, one of the FERC-certified reliability organizations responsible for developing and maintaining reliability standards, ReliabilityFirst Corporation (“RFC”), conducted a compliance audit of IPL’s operations. On July 6, 2010, RFC issued a Compliance Audit Report to IPL in which it alleged certain Possible Violations of reliability standards. IPL is in the process of implementing mitigation plans for each of the alleged violations and is currently in settlement discussions with RFC. While we are hopeful that we can settle all of the alleged violations, it is possible that a final determination that IPL violated one or more of these standards could subject IPL to civil fines imposed by FERC. It is not possible to predict what the impact will be to IPL at this stage, but it could be material.

In addition, IPALCO and IPL are involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management believes that the final outcome will not have a material adverse effect on IPALCO’s results of operations, financial condition, or cash flows. Amounts accrued or expensed for legal or environmental contingencies collectively during the periods covered by this report have not been material to IPALCO’s audited Consolidated Financial Statements.

Environmental Loss Contingencies

We are subject to various federal, state, regional and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. Violation of these laws, regulations or permits can result in substantial fines, other sanctions, permit revocation and/or facility shutdowns. We cannot assure that we have been or will be at all times in full compliance with such laws, regulations and permits.

New Source Review

In October 2009, IPL received a Notice of Violation (“NOV”) and Finding of Violation from the EPA pursuant to the CAA Section 113(a). The NOV alleges violations of the CAA at IPL’s three coal-fired electric generating facilities dating back to 1986. The alleged violations primarily pertain to the Prevention of Significant Deterioration and nonattainment New Source Review requirements under the CAA. Since receiving the letter, IPL management has met with the EPA staff and is currently in discussions with the EPA regarding possible resolutions of the NOV. At this time, we cannot predict the ultimate resolution of this matter. However, settlements and litigated outcomes of similar cases have required companies to pay civil penalties, install additional pollution control technology on coal-fired electric generating units, and invest in additional environmental projects. A similar outcome in this case could have a material impact on our business. We would seek recovery of any operating or capital expenditures related to air pollution control technology to reduce regulated air emissions; however, there can be no assurances that we would be successful in that regard.

Contractual Contingency

Under IPL’s $40 million interest rate hedge agreement, an event of default by either party, including, but not limited to, insolvency of either IPL, the counterparty, or the insurer of the hedge (Ambac Assurance Corporation), could result in the termination of the agreement and the payment of settlement amounts, as defined in the agreement, between the parties. No such conditions presently exist. The fair value of this hedge as of December 31, 2010 was a liability to IPL of approximately $9.4 million.

14. RELATED PARTY TRANSACTIONS

IPL participates in a property insurance program in which IPL buys insurance from AES Global Insurance Company, a wholly-owned subsidiary of AES. IPL is not self-insured on property insurance with the exception of a $5 million self-insured retention per occurrence. Except for IPL’s large substations, IPL does not carry insurance on transmission and distribution assets, which are considered to be outside the scope of property insurance. AES and other AES subsidiaries, including IPALCO also participate in the AES global insurance program. IPL pays premiums for a policy that is written and administered by a third party insurance company. The premiums paid to this third party administrator by the participants are deposited into a trust fund owned by AES Global Insurance Company, but controlled by the third party administrator. This trust fund pays aggregate claims up to $30 million. Claims above the $30 million aggregate will be covered by separate insurance policies issued by a syndicate of third party carriers. These policies provide coverage of $1 billion per occurrence. The cost to IPL of coverage under this program was approximately $4.0 million, $3.9 million, and $3.6 million in 2010, 2009, and 2008, respectively, and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. As of both December 31, 2010 and 2009, we had prepaid approximately $1.7 million, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

IPL participates in an agreement with Health and Welfare Benefit Plans LLC, an affiliate of AES, to participate in a group benefits program, including but not limited to, health, dental, vision and life benefits. Health and Welfare Benefit Plans LLC administers the financial aspects of the group insurance program, receives all premium payments from the participating affiliates, and makes all vendor payments. The cost of coverage under this program was approximately $21.0 million, $20.5 million, and $21.0 million in 2010, 2009 and 2008, respectively and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. As of December 31, 2010 and 2009 we had prepaid approximately $2.8 million and $0.5 million for coverage under this plan, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

AES files federal and state income tax returns which consolidate IPALCO and its subsidiaries. Under a tax sharing agreement with AES, IPALCO is responsible for the income taxes associated with its own taxable income and records the provision for income taxes using a separate return method. IPALCO had a receivable/(payable) balance under this agreement of $6.0 million and $1.2 million as of December 31, 2010, and 2009, respectively, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

Long-term Compensation Plan

During 2010, 2009 and 2008, many of IPL’s non-union employees received benefits under the AES Long-term Compensation Plan, a deferred compensation program. This type of plan is a common employee retention tool used in our industry. Benefits under this plan are granted in the form of performance units payable in cash and AES restricted stock units and options to purchase shares of AES common stock. In 2008, the plan also included options to purchase shares of AES common stock. All three of such components vest in thirds over a three year period and the terms of the AES restricted stock units also include a five year minimum holding period. In addition, the performance units payable in cash are subject to certain AES performance criteria. Total deferred compensation expense recorded during 2010, 2009 and 2008 was $1.7 million, $1.4 million and $3.0 million, respectively and was included in Other Operating Expenses on IPALCO’s Consolidated Statements of Income. The value of these benefits is being recognized over the 36 month vesting period and a portion is recorded as miscellaneous deferred credits with the remainder recorded as paid in capital on IPALCO’s Consolidated Balance Sheets in accordance with ASC 718 “Compensation - Stock Compensation.”

See also “The AES Retirement Savings Plan” included in Note 12, “Pension and Other Postretirement Benefits” to the audited Consolidated Financial Statements of IPALCO for a description of benefits awarded to IPL employees by AES under the RSP.

15. SEGMENT INFORMATION

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in assessing performance and deciding how to allocate resources. Substantially all of our business consists of the generation, transmission, distribution and sale of electric energy conducted through IPL which is a vertically integrated electric utility. IPALCO’s reportable business segments are utility and nonutility. The nonutility category primarily includes the 2011 IPALCO Notes and the 2016 IPALCO Notes; approximately $8.5 million and $6.3 million of nonutility cash and cash equivalents, as of December 31, 2010 and 2009 respectively; short-term and long-term nonutility investments (including the 4.4% ownership interest in EnerTech) of $6.2 million and $7.8 million at December 31, 2010 and 2009, respectively; and income taxes and interest related to those items. Nonutility assets represented less than 1% of IPALCO’s total assets as of December 31, 2010 and 2009. The accounting policies of the identified segments are consistent with those policies and procedures described in the summary of significant accounting policies. Intersegment sales, if any, are generally based on prices that reflect the current market conditions.

The following table provides information about IPALCO’S business segments (in millions):

	2010			2009			2008
	Electric	All Other	Total	Electric	All Other	Total	Electric	All Other	Total
Operating revenues	$1,145	–	$1,145	$1,068	–	$1,068	$1,079	–	$1,079
Depreciation and amortization	164	–	164	162	–	162	161	–	161
Income taxes	76	(25)	51	74	(26)	48	80	(32)	48
Net income	120	(40)	80	113	(39)	74	123	(48)	75
Property - net of depreciation	2,362	–	2,362	2,322	–	2,322	2,341	–	2,341
Capital expenditures	176	–	176	115	–	115	107	–	107

16. QUARTERLY RESULTS (UNAUDITED)

Operating results for the years ended December 31, 2010 and 2009, by quarter, are as follows:

	2010
	March 31	June 30	September 30	December 31
	(In Thousands)
Utility operating revenue	$288,037	$275,047	$305,675	$276,144
Utility operating income	49,605	38,038	52,262	32,533
Net income	26,748	14,273	29,842	9,084

	2009
	March 31	June 30	September 30	December 31
	(In Thousands)
Utility operating revenue	$289,728	$261,339	$265,902	$251,112
Utility operating income	48,750	35,673	46,456	39,078
Net income	24,104	11,620	23,026	15,018

The quarterly figures reflect seasonal and weather-related fluctuations that are normal to IPL’s operations.

Schedule I – Condensed Financial Information of Registrant

IPALCO ENTERPRISES, INC.
Schedule I - Condensed Financial Information of Registrant
Unconsolidated Balance Sheets
(In Thousands)

	December 31,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,915	$4,010
Net income tax receivable	–
Deferred tax asset – current	–
Prepayments and other current assets	76	53
Total current assets	4,991	4,063
OTHER ASSETS:
Investment in subsidiaries	765,751	760,239
Other investments	2,706	2,531
Deferred tax asset – long term	60	–
Deferred financing costs	5,731	7,135
Total other assets	774,248	769,905
TOTAL	$779,239	$773,968

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common shareholder's deficit:
Paid in capital	$10,811	$9,820
Accumulated deficit	(15,344)	(18,878)
Total common shareholder's deficit	(4,533)	(9,058)
Long term debt	395,727	770,093
Total capitalization	391,194	761,035
CURRENT LIABILITIES
Current portion of long-term debt	375,000
Accounts payable and accrued expenses	221	200
Accrued income taxes	1,427	711
Accrued interest	11,383	11,384
Total current liabilities	388,031	12,295
DEFERRED CREDITS AND OTHER LONG TERM LIABILITIES	14	638
TOTAL	$779,239	$773,968

See notes to Schedule I.

IPALCO ENTERPRISES, INC.
Schedule I - Condensed Financial Information of Registrant
Unconsolidated Statements of Income
(In Thousands)

	2010	2009	2008
Equity in earnings of subsidiaries	$116,062	$108,873	$119,920
Income tax benefit – net	24,872	25,481	31,801
Interest on long-term debt	(61,344)	(61,344)	(76,078)
Amortization of redemption premiums and expense on debt	(2,037)	(1,892)	(2,182)
Other –net	(819)	(563)	(2,009)
NET INCOME	$76,734	$70,555	$71,452

See notes to Schedule I.

IPALCO ENTERPRISES, INC.
Schedule I – Condensed Financial Information of Registrant
Unconsolidated Statements of Cash Flows
(In Thousands)

	2010	2009	2008
CASH FLOWS FROM OPERATIONS:
Net income	$76,734	$70,555	$71,452
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiaries	(116,062)	(108,873)	(119,903)
Cash dividends received from subsidiary companies	111,549	107,678	104,547
Amortization of debt issuance costs and discounts	2,037	1,892	2,182
Deferred income taxes – net	(669)	11	(305)
Tender fees expensed as interest	–	–	13,852
Change in certain assets and liabilities:
Income taxes receivable or payable	716	1,048	(589)
Accounts payable and accrued expenses	20	(9)	(212)
Accrued interest	–	–	3,238
Other – net	(147)	(258)	402
Net cash provided by operating activities	74,178	72,044	74,664

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	–	–	(6,770)
Proceeds from sales and maturities of short-term investments	–	–	7,870
Investment in subsidiaries	(73)	–	–
Net cash provided by (used in) investing activities	(73)	–	1,100

CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term borrowings	–	–	394,105
Retirement of long-term debt	–	–	(388,852)
Dividends on common stock	(73,200)	(70,900)	(71,558)
Other – net	–	–	(7,071)
Net cash used in financing activities	(73,200)	(70,900)	(73,376)
Net change in cash and cash equivalents	905	1,144	2,388
Cash and cash equivalents at beginning of period	4,010	2,866	478
Cash and cash equivalents at end of period	$4,915	$4,010	$2,866

See notes to Schedule I.

IPALCO ENTERPRISES, INC.
Schedule I – Condensed Financial Information of Registrant
Unconsolidated Statements of Common Shareholder’s Deficit
(In Thousands)

	Paid in Capital	Accumulated Deficit	Total
2008
Beginning Balance	$6,778	$(18,016)	$(11,238)
Comprehensive Income:
Net income applicable to common stock		71,452	71,452
Total Comprehensive Income			71,452
Adjustment for the adoption of SFAS 158, net of income taxes of $281 stock of subsidiary		(411)	(411)
Distributions to AES		(71,558)	(71,558)
Contributions from AES	1,846		1,846
Balance at December 31, 2008	$8,624	$(18,533)	$(9,909)
2009
Comprehensive Income:
Net income applicable to common stock		70,555	70,555
Total Comprehensive Income			70,555
Distributions to AES		(70,900)	(70,900)
Contributions from AES	1,196		1,196
Balance at December 31, 2009	$9,820	$(18,878)	$(9,058)
2010
Comprehensive Income:
Net income applicable to common stock		76,734	76,734
Total Comprehensive Income			76,734
Distributions to AES		(73,200)	(73,200)
Contributions from AES	991		991
Balance at December 31, 2010	$10,811	$(15,344)	$(4,533)

See notes to Schedule I.

IPALCO ENTERPRISES, INC.
Schedule I – Condensed Financial Information of Registrant
Notes to Schedule I

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting for Subsidiaries and Affiliates – IPALCO Enterprises, Inc. has accounted for the earnings of its subsidiaries on the equity method in the unconsolidated condensed financial information.

2. INDEBTEDNESS

The following table presents IPALCO’s long-term indebtedness:

		December 31,
Series	Due	2010	2009
		(In Thousands)
Long Term Debt
8.625% Senior Secured Notes	November 2011	$375,000	$375,000
7.250% Senior Secured Notes	April 2016	400,000	400,000
Unamortized discount – net		(4,273)	(4,907)
Total Long term Debt		770,727	770,093
Less: Current Portion of Long-term Debt		375,000	–
Net Long term Debt		$395,727	$770,093

Long-term Debt

IPALCO’s Senior Secured Notes

IPALCO has outstanding $375 million of 8.625% and $400 million of 7.250% Senior Secured Notes due November 14, 2011, and April 1, 2016, respectively, which are secured by IPALCO’s pledge of all of the outstanding common stock of IPL. IPALCO’s Senior Secured Notes contain certain financial covenants based on debt to capital, with which IPALCO is in compliance.

IPALCO has classified its outstanding $375 million of 8.625% Senior Secured Notes due November 14, 2011 as short-term and management is evaluating available options regarding its repayment. Management intends to refinance and believes that it has the ability to refinance IPALCO’s Senior Secured Notes due November 14, 2011; however there can be no assurance that IPALCO will refinance these Notes. This ability is based on the historical trading of IPALCO Senior Secured Notes and the existence of a viable market for bonds of IPALCO’s credit rating allowing IPALCO to access the capital to finance the maturity. Should the capital markets not be accessible to IPALCO, management believes that other financing options are at its disposal to meet the needs of the maturity, which could include a credit facility with a financial institution.

Debt Maturities

Maturities on indebtedness subsequent to December 31, 2010 are as follows:

Year	Amount
(In Thousands)
2011	$375,000
2012	–
2013	–
2014	–
2015	–
Thereafter	400,000
Total	$775,000

Schedule II – Valuation and Qualifying Accounts and Reserves

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Valuation and Qualifying Accounts and Reserves
Years ended December 31, 2010, 2009 and 2008
(In Thousands)

	Column B	Column C – Additions		Column D – Deductions	Column E
Column A -Description	Balance at Beginning of Period	Charged to Income	Charged to Other Accounts	Net Write-offs	Balance at End of Period
Year ended December 31, 2010
Accumulated Provisions Deducted from Assets – Doubtful Accounts	$2,143	$3,995	$–	$3,920	$2,218
Year ended December 31, 2009
Accumulated Provisions Deducted from Assets – Doubtful Accounts	$1,801	$4,506	$–	$4,164	$2,143
Year ended December 31, 2008
Accumulated Provisions Deducted from Assets – Doubtful Accounts	$1,882	$4,227	$–	$4,308	$1,801

DEFINED TERMS
The following is a list of frequently used abbreviations or acronyms that may be found in the IPALCO June 30, 2011 Form 10-Q:

1995B Bonds	$40 Million City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds Adjustable Rate Tender Securities Series 1995B, Indianapolis Power & Light Company Project
2010 Form 10-K	IPALCO’s Annual Report on Form 10-K for the year ended December 31, 2010
2011 IPALCO Notes	$375 million of 8.625% (original coupon 7.625%) Senior Secured Notes due November 14, 2011
2018 IPALCO Notes	$400 million Aggregate Principal Amount of 5.00% Senior Secured Notes due 2018
AES	The AES Corporation
ASC	Financial Accounting Standards Board Accounting Standards Codification
BTA	Best Technology Available
CAA	U.S. Clean Air Act
CPCN	Certificate of Public Convenience and Necessity
CSAPR	U.S. Cross-State Air Pollution Rule
CWA	U.S. Clean Water Act
EPA	U.S. Environmental Protection Agency
FASB	Financial Accounting Standards Board
FAC	Fuel Adjustment Clause
The Financial Statements	The Unaudited Condensed Consolidated Financial Statements of IPALCO in “Item 1. Financial Statements” included in Part I – Financial Information of this Form 10-Q
IPALCO	IPALCO Enterprises, Inc.
IPL	Indianapolis Power & Light Company
IURC	Indiana Utility Regulatory Commission
kWh	Kilowatt hours
MW	Megawatt
MACT	Maximum Achievable Control Technology
Mid-America	Mid-America Capital Resources, Inc.
Midwest ISO	Midwest Independent Transmission System Operator, Inc.
NOV	Notice of Violation and Finding of Violation
Pension Plans	Employees’ Retirement Plan of Indianapolis Power & Light Company and Supplemental Retirement Plan of Indianapolis Power & Light Company
RFC	ReliabilityFirst Corporation

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
For the Three Months and Six Months Ended June 30, 2011 and 2010

	Three Months Ended, June 30,		Six Months Ended, June 30,
	2011	2010	2011	2010
	(In Thousands)
UTILITY OPERATING REVENUES	$279,943	$275,047	$569,108	$563,084

UTILITY OPERATING EXPENSES:
Operation:
Fuel	83,607	77,475	162,755	156,248
Other operating expenses	51,176	49,106	101,532	97,631
Power purchased	15,296	13,324	40,339	26,117
Maintenance	28,868	31,273	61,398	54,956
Depreciation and amortization	41,497	41,146	82,328	81,729
Taxes other than income taxes	10,551	8,932	21,259	19,255
Income taxes – net	12,811	15,753	27,634	39,505
Total utility operating expenses	243,806	237,009	497,245	475,441
UTILITY OPERATING INCOME	36,137	38,038	71,863	87,643

OTHER INCOME AND (DEDUCTIONS):
Allowance for equity funds used during construction	843	856	2,236	1,534
Loss on early extinguishment of debt	(15,378)	-	(15,378)	-
Miscellaneous income and (deductions) – net	12,890	(1,237)	12,257	(1,415)
Income tax benefit applicable to nonoperating income	6,989	6,233	13,478	12,826
Total other income and (deductions) – net	5,344	5,852	12,593	12,945

INTEREST AND OTHER CHARGES:
Interest on long-term debt	27,914	28,663	56,776	57,388
Other interest	446	422	893	1,058
Allowance for borrowed funds used during construction	(553)	(512)	(1,485)	(964)
Amortization of redemption premiums and expense on debt	1,140	1,044	2,308	2,085
Total interest and other charges – net	28,947	29,617	58,492	59,567
NET INCOME	12,534	14,273	25,964	41,021

LESS: PREFERRED DIVIDENDS OF SUBSIDIARY	804	804	1,607	1,607

NET INCOME APPLICABLE TO COMMON STOCK	$11,730	$13,469	$24,357	$39,414

See notes to unaudited condensed consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
As of June 30, 2011 and December 31, 2010

	June 30, 2011	December 31, 2010
	(In Thousands)
ASSETS
UTILITY PLANT:
Utility plant in service	$4,151,979	$4,096,883
Less accumulated depreciation	1,924,975	1,878,747
Utility plant in service – net	2,227,004	2,218,136
Construction work in progress	161,940	129,634
Spare parts inventory	15,666	12,737
Property held for future use	1,002	1,002
Utility plant – net	2,405,612	2,361,509

OTHER ASSETS:
Investment in long-term debt securities	40,000	41,669
Nonutility property - at cost, less accumulated depreciation	541	688
Other investments	6,607	6,419
Other assets – net	47,148	48,776

CURRENT ASSETS:
Cash and cash equivalents	36,227	31,796
Accounts receivable and unbilled revenue (less allowance for doubtful accounts of $2,698 and $2,218, respectively)	126,959	140,538
Fuel - at average cost	51,406	37,369
Materials and supplies - at average cost	51,298	51,524
Deferred tax asset – current	10,985	11,313
Regulatory assets	7,736	-
Prepayments and other current assets	22,701	18,366
Total current assets	307,312	290,906

DEFERRED DEBITS:
Regulatory assets	398,876	416,749
Miscellaneous	24,502	20,040
Total deferred debits	423,378	436,789
TOTAL	$3,183,450	$3,137,980

See notes to unaudited condensed consolidated financial statements.

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common shareholder’s deficit:
Paid in capital	$11,194	$10,811
Accumulated deficit	(42,318)	(15,344)
Accumulated other comprehensive loss	–	(197)
Total common shareholder’s deficit	(31,124)	(4,730)
Cumulative preferred stock of subsidiary	59,784	59,784
Long-term debt	1,732,420	1,332,353
Total capitalization	1,761,080	1,387,407

CURRENT LIABILITIES:
Short-term and current portion of long-term debt	105,000	425,000
Accounts payable	94,064	83,351
Accrued expenses	20,642	23,016
Accrued real estate and personal property taxes	17,069	16,812
Regulatory liabilities	15,045	8,862
Accrued interest	29,873	31,180
Customer deposits	21,726	20,772
Other current liabilities	10,278	10,286
Total current liabilities	313,697	619,279

DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
Regulatory liabilities	529,434	516,992
Accumulated deferred income taxes – net	348,914	373,244
Non-current income tax liability	4,939	4,757
Unamortized investment tax credit	10,597	11,433
Accrued pension and other postretirement benefits	189,904	199,288
Miscellaneous	24,885	25,580
Total deferred credits and other long-term liabilities	1,108,673	1,131,294

COMMITMENTS AND CONTINGENCIES (Note 7)
TOTAL	$3,183,450	$3,137,980

See notes to unaudited condensed consolidated financial statements.

IPALCO ENTERPRISES, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2011 and 2010

	Six Months Ended, June 30,
	2011	2010
CASH FLOWS FROM OPERATIONS:
Net income	$25,964	$41,021
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	83,114	81,160
Amortization of regulatory assets	2,356	3,491
Deferred income taxes and investment tax credit adjustments – net	(12,770)	(11,781)
Loss on early extinguishment of debt	15,378	–
Allowance for equity funds used during construction	(2,149)	(1,428)
Gains on sales of assets	(13,357)	(116)
Change in certain assets and liabilities:
Accounts receivable	13,579	(6,796)
Fuel, materials and supplies	(13,811)	(256)
Income taxes receivable or payable	4,426	(4,540)
Financial transmission rights	(5,927)	(3,817)
Accounts payable and accrued expenses	9,139	9,708
Accrued real estate and personal property taxes	257	(6,609)
Accrued interest	(316)	200
Pension and other postretirement benefit expenses	(9,385)	(5,809)
Short-term and long-term regulatory assets and liabilities	518	2,563
Other – net	(3,099)	(1,649)
Net cash provided by operating activities	93,917	95,342

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures – utility	(109,187)	(61,982)
Proceeds from the sales of assets	15,468	52
Grants under the American Recovery and Reinvestment Act of 2009	4,624	–
Other	(6,498)	(2,215)
Net cash used in investing activities	(95,593)	(64,145)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term debt borrowings	108,000	9,508
Short-term debt repayments	(53,000)	–
Long-term borrowings, net of discount	399,708	–
Retirement of long-term debt and early tender premium	(389,422)	–
Dividends on common stock	(51,331)	(52,300)
Preferred dividends of subsidiary	(1,607)	(1,607)
Deferred financing costs paid	(5,651)	–
Other	(590)	(233)
Net cash provided by (used in) financing activities	6,107	(44,632)
Net change in cash and cash equivalents	4,431	(13,435)
Cash and cash equivalents at beginning of period	31,796	48,022
Cash and cash equivalents at end of period	$36,227	$34,587

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$57,281	$57,414
Income taxes	$22,500	$43,000

See notes to unaudited condensed consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Common Shareholder’s Deficit
and Noncontrolling Interest
for the Six Months ended June 30, 2011 and 2010

	Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Common Shareholder’s Deficit	Cumulative Preferred Stock of Subsidiary
	(In Thousands)
2010
Beginning Balance	$9,820	$(18,878)	$–	$(9,058)	$59,784
Comprehensive Income attributable to common stock:
Net income applicable to common stock		39,414		39,414
Unrealized loss on purchased power hedge (net of income taxes of $186)			(273)	(273)
Unrealized loss on available for sale investment (net of income tax benefit of $102)			(150)	(150)
Total Comprehensive Income attributable to common stock				38,991
Distributions to AES		(52,300)		(52,300)
Contributions from AES	484			484
Balance at June 30, 2010	$10,304	$(31,764)	$(423)	$(21,883)	$59,784
2011
Beginning Balance	$10,811	$(15,344)	$(197)	$(4,730)	$59,784
Comprehensive Income attributable to common stock:
Net income applicable to common stock		24,357		24,357
Gain on sale of available for sale investment (net of income tax expense of $134)			197	197
Total Comprehensive Income attributable to common stock				24,554
Distributions to AES		(51,331)		(51,331)
Contributions from AES	383			383
Balance at June 30, 2011	$11,194	$(42,318)	$–	$(31,124)	$59,784
See notes to unaudited condensed consolidated financial statements.

IPALCO ENTERPRISES, INC. and SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements

For a list of certain abbreviations or acronyms used in the Notes to Unaudited Condensed Consolidated Financial Statements, see “Item 1B. Defined Terms” included in Part I – Financial Information of the IPALCO June 30, 2011 Form 10-Q.

1. ORGANIZATION

IPALCO Enterprises, Inc. (“IPALCO”) is a holding company incorporated under the laws of the state of Indiana. IPALCO is a wholly-owned subsidiary of The AES Corporation (“AES”). IPALCO was acquired by AES in March 2001. IPALCO owns all of the outstanding common stock of its subsidiaries. Substantially all of IPALCO’s business consists of the generation, transmission, distribution and sale of electric energy conducted through its principal subsidiary, Indianapolis Power & Light Company (“IPL”). IPL was incorporated under the laws of the state of Indiana in 1926. IPL has approximately 470,000 retail customers in the city of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas all within the state of Indiana, the most distant point being approximately forty miles from Indianapolis. IPL has an exclusive right to provide electric service to those customers. IPL owns and operates two primarily coal-fired generating plants, one combination coal and gas-fired plant and two combustion turbines at a separate site that are all used for generating electricity. IPL’s net electric generation design capability for winter and summer is 3,492 Megawatts (“MW”) and 3,353 MW, respectively.

IPALCO’s other direct subsidiary is Mid-America Capital Resources, Inc. (“Mid-America”). Mid-America is the holding company for IPALCO’s unregulated activities. Mid-America owns a 4.4% interest in EnerTech Capital Partners II L.P., a venture capital fund that invests in early stage and emerging growth companies in the energy technology, clean technology and related markets, with a recorded value of $3.5 million as of both June 30, 2011 and December 31, 2010.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying Unaudited Condensed Consolidated Financial Statements (the “Financial Statements”) include the accounts of IPALCO, IPL and Mid-America. All significant intercompany amounts have been eliminated. The accompanying financial statements are unaudited; however, they have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States of America for annual fiscal reporting periods. In the opinion of management, all adjustments of a normal recurring nature necessary for fair presentation have been included. The electric utility business is affected by seasonal weather patterns throughout the year and, therefore, the operating revenues and associated operating expenses are not generated evenly by month during the year. These unaudited financial statements have been prepared in accordance with the accounting policies described in IPALCO’s Annual Report on Form 10-K for the year ended December 31, 2010 (“2010 Form 10-K”) and should be read in conjunction therewith. Certain prior period amounts have been reclassified to conform to current year presentation.

Use of Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions that management is required to make. Actual results may differ from those estimates.

New Accounting Pronouncements

Fair Value Measurement (Topic 820)

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update Topic 820 “Fair Value Measurement Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. Generally Accepted Accounting Principles and International Financial Reporting Standards.” The amendments in this

Update result in common fair value measurement and disclosure requirements under U.S. Generally Accepted Accounting Principles and International Financial Reporting Standards. Consequently, the amendments change the terminology used to describe many of the requirements under U.S. Generally Accepted Accounting Principles for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendments in this Update to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this Update are effective for IPALCO beginning January 1, 2012 and are currently not expected to have a material effect on IPALCO’s results of operations or financial position.

Comprehensive Income (Topic 220)

In June 2011, the FASB issued Accounting Standards Update Topic 220 “Presentation of Comprehensive Income.” Under the amendments in this Update, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in this Update are effective for IPALCO beginning January 1, 2012 and are currently not expected to have a material effect on IPALCO’s results of operations or financial position.

3. REGULATORY MATTERS

Environmental Compliance Cost Recovery Adjustment

On July 7, 2011, the IURC approved IPL’s modification of its Certificate of Public Convenience and Necessity for the construction cost estimates of the Petersburg Unit 4 Flue Gas Desulfurization Enhancements project as set forth in Cause No. 42170 ECR 16 S1. The modification was an $8.1 million increase of the project budget to $128.0 million. The order also made final the IURC’s interim approval of IPL’s environmental compliance cost recovery adjustment.

Tree Trimming Practices Investigation

On July 7, 2011, the IURC issued an order in Cause No. 43663 on reconsideration of the IURC’s November 30, 2010 order regarding the generic state-wide investigation into electric utility tree trimming practices and tariffs. This order on reconsideration clarified the customer notice requirements and relationship of the order to property rights and tariff requirements. It also clarified that in cases of emergency or public safety, utilities may, without customer consent, remove more than 25% of a tree or trim beyond existing easement or right of way boundaries to remedy the situation. The IURC is currently in the process of promulgating formal rules to implement the order. It is not possible to predict what the impact will be to IPL at this stage; however, it could be material.

4. FAIR VALUE MEASUREMENTS

Whenever possible, quoted prices in active markets are used to determine the fair value of our financial instruments. Our financial instruments are not held for trading or other speculative purposes. The estimated fair value of financial instruments has been determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash Equivalents

As of June 30, 2011 and December 31, 2010, our cash equivalents consisted of money market funds. The fair value of cash equivalents approximates their book value due to their short maturity, which was $15.0 million and $12.7 million as of June 30, 2011 and December 31, 2010, respectively.

Investment in Debt Securities

As of June 30, 2011 and December 31, 2010, our investment in debt securities consisted of available-for-sale debt securities of $40.0 million and $41.7 million, respectively. Auction rate securities with a recorded value of $1.7 million as of December 31, 2010 were liquidated during the first quarter of 2011 at their face amount of $2.0 million. Variable rate demand notes of $40.0 million at both periods consisted of the $40 Million City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds Adjustable Rate Tender Securities Series 1995B, Indianapolis Power & Light Company Project (“1995B Bonds”), which IPL owns and is also liable for both the interest and principal payments thereon. We have estimated the fair value of the 1995B Bonds based primarily upon qualitative factors, such as IPL’s credit worthiness, and concluded the fair value approximates their face value.

Customer Deposits

Our customer deposits do not have defined maturity dates and therefore, fair value is estimated to be the amount payable on demand, which equaled book value. Customer deposits totaled $21.7 million and $20.8 million as of June 30, 2011 and December 31, 2010, respectively.

Indebtedness

The fair value of our outstanding fixed rate debt has been determined on the basis of the quoted market prices of the specific securities issued and outstanding. In certain circumstances, the market for such securities was inactive and therefore the valuation was adjusted to consider changes in market spreads for similar securities. Accordingly, the purpose of this disclosure is not to approximate the value on the basis of how the debt might be refinanced.

The following table shows the face value and the fair value of fixed rate and variable rate indebtedness for the periods ending:

	June 30, 2011		December 31, 2010
	Face Value	Fair Value	Face Value	Fair Value
	(In Millions)
Fixed-rate	$1,657.7	$1,761.3	$1,632.7	$1,719.8
Variable-rate	185.0	185.0	130.0	130.0
Total indebtedness	$1,842.7	$1,946.3	$1,762.7	$1,849.8

The difference between the face value and the carrying value of this indebtedness represents unamortized discounts of $5.2 million and $5.3 million at June 30, 2011 and December 31, 2010, respectively.

Fair Value Hierarchy

FASB Accounting Standards Codification (“ASC”) 820 defined and established a framework for measuring fair value and expanded disclosures about fair value measurements for financial assets and liabilities that are adjusted to fair value on a recurring basis and/or financial assets and liabilities that are measured at fair value on a nonrecurring basis, which have been adjusted to fair value during the period. In accordance with ASC 820, we have categorized our financial assets and liabilities that are adjusted to fair value, based on the priority of the inputs to the valuation technique, following the three-level fair value hierarchy prescribed by ASC 820, as follows:

Level 1 - unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2 - inputs from quoted prices in markets where trading occurs infrequently or quoted prices of instruments with similar attributes in active markets.

Level 3 - unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

As of June 30, 2011 and December 31, 2010, all (excluding pension assets – see Note 5, “Pension and Other Postretirement Benefits”) of IPALCO’s financial assets or liabilities measured at fair value on a recurring basis were considered Level 3, based on the fair value hierarchy. The following table presents those financial assets and liabilities:

	Fair Value Measurements Using Level 3 at
	June 30, 2011	December 31, 2010
	(In Thousands)
Financial assets:
Investments in debt securities	$40,000	$41,669
Financial transmission rights	8,085	2,158
Total financial assets measured at fair value	$48,085	$43,827

Financial liabilities:
Interest rate swap	$10,030	$9,426
Other derivative liabilities	173	193
Total financial liabilities measured at fair value	$10,203	$9,619

The following tables present a reconciliation of financial instruments classified as Level 3 in the fair value hierarchy for the three and six months ended June 30, 2011:

	Three Months Ended June 30, 2011
	Derivative Financial Instruments, net Asset (Liability)	Investments in Debt Securities	Total
	(In Thousands)
Balance at April 1, 2011	$(8,667)	$40,000	$31,333
Unrealized gain recognized in earnings	23	–	23
Unrealized loss recognized as a regulatory liability	(1,838)	–	(1,838)
Unrealized loss recognized as a regulatory asset	(218)	–	(218)
Issuances	8,085	–	8,085
Settlements	497	–	497
Balance at June 30, 2011	$(2,118)	$40,000	$37,882

	Six Months Ended June 30, 2011
	Derivative Financial Instruments, net Asset (Liability)	Investments in Debt Securities	Total
	(In Thousands)
Balance at January 1, 2011	$(7,461)	$41,669	$34,208
Unrealized gain recognized in Other Comprehensive Income	–	331	331
Unrealized gain recognized in earnings	19	–	19
Unrealized loss recognized as a regulatory liability	(2,158)	–	(2,158)
Unrealized loss recognized as a regulatory asset	(1,594)	–	(1,594)
Issuances	8,085	–	8,085
Settlements	991	(2,000)	(1,009)
Balance at June 30, 2011	$(2,118)	$40,000	$37,882

5. INDEBTEDNESS

IPALCO’s Senior Secured Notes

In May 2011, IPALCO completed the sale of $400 million aggregate principal amount of 5.00% Senior Secured Notes due 2018 (“2018 IPALCO Notes”) pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The 2018 IPALCO Notes were issued pursuant to an Indenture dated May 18, 2011, by and between IPALCO and The Bank of New York Mellon Trust Company, N.A., as trustee. In connection with this issuance, IPALCO conducted a tender offer to repurchase for cash any and all of IPALCO’s then outstanding $375 million of 8.625% (original coupon 7.625%) Senior Secured Notes due November 14, 2011 (“2011 IPALCO Notes”). As a result, IPALCO no longer has indebtedness with an interest rate that changes due to changes in its credit ratings, although IPL’s credit facilities continue to have certain fees that can be affected by its credit ratings. Additionally, IPALCO no longer has any debt with financial ratio maintenance covenants; although its articles of incorporation continue to contain the same financial ratios restricting dividend payments and intercompany loans to AES as were included in the 2011 IPALCO Notes.

The 2018 IPALCO Notes were priced to the public at 99.927% of par. Net proceeds to IPALCO were $394.7 million after deducting underwriting costs and the discount. These costs and other related financing costs are being amortized through 2018 using the effective interest method. We used the net proceeds to repurchase all of the outstanding 2011 IPALCO Notes through the tender offer and to subsequently redeem all of the remaining 2011 IPALCO Notes not tendered. The proceeds were also used to pay the early tender premium of $14.4 million and other fees and expenses related to the tender offer and the redemption of the 2011 IPALCO Notes, as well as other fees and expenses related to the issuance of the 2018 IPALCO Notes. The total loss on early extinguishment of debt of $15.4 million was included as a separate line item within Other Income and Deductions in the accompanying Unaudited Condensed Consolidated Statements of Income.

The 2018 IPALCO Notes are secured by the Company’s pledge of all of the outstanding common stock of IPL. The lien on the pledged shares will be shared equally and ratably with IPALCO’s existing senior secured notes. IPALCO has entered into a Pledge Agreement Supplement with The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, dated May 18, 2011 to the Pledge Agreement between IPALCO and The Bank of New York Mellon Trust Company, N.A. as successor Collateral Agent dated November 14, 2001.

6. PENSION AND OTHER POSTRETIREMENT BENEFITS

The following tables present information relating to the Employees’ Retirement Plan of Indianapolis Power & Light Company and the Supplemental Retirement Plan of Indianapolis Power & Light Company (“Pension Plans”), which are combined and shown as Pension Benefits. The following tables also present information relating to Other Postretirement Benefits:

	Pension Benefits	Other Postretirement Benefits
	(In Thousands)
Net funded status of plans:
Net funded status at December 31, 2010, before tax adjustments	$(194,797)	$(4,991)
Net benefit cost components reflected in net funded status during first quarter:
Service cost	(1,809)	(94)
Interest cost	(7,957)	(65)
Expected return on assets	8,042	-
Employer contributions during quarter	5,646	12
Net funded status at March 31, 2011, before tax adjustments	$(190,875)	$(5,138)
Net benefit cost components reflected in net funded status during second quarter:
Service cost	(1,808)	(95)
Interest cost	(7,957)	(65)
Expected return on assets	8,042	-
Employer contributions during quarter	7,400	89
Net funded status at June 30, 2011, before tax adjustments	$(185,198)	$(5,209)

Regulatory assets (liabilities) related to pensions(1)(2):
Regulatory assets (liabilities) at December 31, 2010, before tax adjustments	$242,941	$(7,570)
Amount reclassified through net benefit cost:
Amortization of prior service credit/(cost)	(1,086)	79
Amortization of net actuarial (loss) gain	(3,326)	42
Regulatory assets (liabilities) at March 31, 2011, before tax adjustments	$238,529	$(7,449)
Amount reclassified through net benefits cost:
Amortization of prior service credit/(cost)	(1,087)	78
Amortization of net actuarial gain/(loss)	(3,327)	43
Regulatory assets (liabilities) at June 30, 2011, before tax adjustments	$234,115	$(7,328)

(1)
Amounts that would otherwise be charged/credited to Accumulated Other Comprehensive Income or Loss upon application of ASC 715, “Compensation – Retirement Benefits” are recorded as a regulatory asset or liability because IPL has historically recovered and currently recovers pension and other postretirement benefit expenses in rates. These are unrecognized amounts yet to be recognized as components of net periodic benefit costs.

(2)
The regulatory liability related to Other Postretirement Benefits is netted against the regulatory assets related to Pension Benefits on the accompanying Unaudited Condensed Consolidated Balance Sheets.

Pension Expense

The following table presents Net Periodic Benefit Cost information relating to the Pension Plans combined:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,808	$1,647	$3,617	$3,293
Interest cost	7,957	7,896	15,914	15,793
Expected return on plan assets	(8,042)	(7,313)	(16,084)	(14,627)
Settlement loss recognized(1)	–	204	–	204
Amortization of prior service cost	1,087	869	2,173	1,737
Amortization of actuarial loss	3,327	2,960	6,653	5,920
Net periodic benefit cost	$6,137	$6,263	$12,273	$12,320

(1)	Includes $204,000 settlement loss as a result of a lump sum distribution paid out of the Supplemental Pension Plan for the three months and six months ended June 30, 2010.

Other Postretirement Employee Benefits and Expense

The following table presents Net Periodic Benefit Cost information relating to other postretirement benefits:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$95	$87	$189	$179
Interest cost	65	70	130	141
Amortization of prior service credit	(78)	(78)	(157)	(156)
Amortization of actuarial gain	(43)	(44)	(85)	(88)
Net periodic benefit cost	$39	$35	$77	$76

7. COMMITMENTS AND CONTINGENCIES

Legal Loss Contingencies

IPL is a defendant in approximately fifty pending lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in IPL power plants. IPL has been named as a “premises defendant”, which means that IPL did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by IPL.

IPL has insurance which may cover some portions of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote policies applicable to the period of time during which much of the exposure has been alleged.

It is possible that material additional loss with regard to the asbestos lawsuits could be incurred. At this time, an estimate of additional loss cannot be made. IPL has settled a number of asbestos related lawsuits for amounts which, individually and in the aggregate, were not material to IPL’s or IPALCO’s results of operations, financial condition, or cash flows. Historically, settlements paid on IPL’s behalf have been comprised of proceeds from one or more insurers along with comparatively smaller contributions by IPL. Additionally, approximately 40 cases were dropped by plaintiffs in 2010 without requiring a settlement. We are unable to estimate the number of, the effect of, or losses or range of loss which are reasonably possible from the pending lawsuits or any additional asbestos suits. Furthermore, we are unable to estimate the portion of a settlement amount, if any, that may be paid from any insurance coverage for any known or unknown claims. Accordingly, there is no assurance that the pending or any additional suits will not have a material adverse effect on IPALCO’s results of operations, financial condition, or cash flows.

IPL has been, and will continue to be, subject to routine audits with respect to its compliance with applicable reliability standards. In March 2010, one of the FERC-certified reliability organizations responsible for developing and maintaining reliability standards, ReliabilityFirst Corporation (“RFC”), conducted a compliance audit of IPL’s operations. On July 6, 2010, RFC issued a Compliance Audit Report to IPL in which it alleged certain Possible Violations of reliability standards. IPL is in the process of implementing mitigation plans for each of the alleged violations and is currently in settlement discussions regarding a potential fine. At this time, we believe it is unlikely that any civil fines imposed in this matter will be material to IPALCO’s results of operations, financial condition, or cash flows.

In addition, IPALCO and IPL are involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management believes that the final outcome will not have a material adverse effect on IPALCO’s results of operations, financial condition, or cash flows. Amounts accrued or expensed for legal or environmental contingencies collectively during the periods covered by this report have not been material to the Financial Statements.

Environmental Loss Contingencies

We are subject to various federal, state, regional and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. Violation of these laws, regulations or permits can result in substantial fines, other sanctions, permit revocation and/or facility shutdowns. We cannot assure that we have been or will be at all times in full compliance with such laws, regulations and permits.

New Source Review

In October 2009, IPL received a Notice of Violation (“NOV”) and Finding of Violation from the U.S. Environmental Protection Agency (“EPA”) pursuant to the U.S. Clean Air Act (“CAA”) Section 113(a). The NOV alleges violations of the CAA at IPL’s three primarily coal-fired electric generating facilities dating back to 1986. The alleged violations primarily pertain to the Prevention of Significant Deterioration and nonattainment New Source Review requirements under the CAA. Since receiving the letter, IPL management has met with the EPA staff regarding possible resolutions of the NOV. At this time, we cannot predict the ultimate resolution of this matter. However, settlements and litigated outcomes of similar cases have required companies to pay civil penalties, install additional pollution control technology on coal-fired electric generating units, retire existing generating units, and invest in additional environmental projects. A similar outcome in this case could have a material impact on our business. We would seek recovery of any operating or capital expenditures related to air pollution control technology to reduce regulated air emissions; however, there can be no assurances that we would be successful in that regard.

Contractual Contingency

Under IPL’s $40 million interest rate hedge agreement, an event of default by either party, including, but not limited to, insolvency of either IPL, the counterparty, or the insurer of the hedge (Ambac Assurance Corporation), could result in the termination of the agreement and the payment of settlement amounts, as defined in the agreement, between the parties. No such conditions presently exist. The fair value of this hedge as of June 30, 2011 and December 31, 2010 was a liability to IPL of approximately $10.0 million and $9.4 million, respectively.

8.  SALE OF OATSVILLE COAL RESERVE

In June 2011, IPL completed the sale of coal rights and a small piece of land in Indiana (the “Oatsville Coal Reserve”) to Penn Virginia Operating Co., LLC for a sale price of $13.5 million. The property had a carrying value of $0.2 million included in Other Investments on the accompanying Unaudited Condensed Consolidated Balance Sheets at December 31, 2010. The total gain recognized on the sale of $13.3 million was included in Miscellaneous Income and (Deductions) - Net under Other Income and (Deductions) in the accompanying Unaudited Condensed Consolidated Statements of Income.

9.  INCOME TAXES

On May 10, 2011, the State of Indiana enacted House Bill 1004, which phases in over four years a 2% reduction to the state corporate income tax rate. While the statutory state income tax rate remains at 8.5% for 2011, the deferred tax balances were adjusted according to the anticipated reversal of temporary differences. The change in required deferred taxes on plant and plant-related temporary differences resulted in a reduction of the associated regulatory asset of $11.2 million. The change in required deferred taxes on non-property related temporary differences which are not probable to cause a reduction in future base customer rates resulted in a tax benefit of $1.1 million.

IPALCO’s effective combined state and federal income tax rates were 33.2% and 36.8%, respectively, for the three and six months ended June 30, 2011 as compared to 41.4% and 40.4%, respectively, for the three and six months ended June 30, 2010. The rate decrease was primarily the result of the $1.1 million state income tax benefit described above.

10. SEGMENT INFORMATION

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in assessing performance and deciding how to allocate resources. Substantially all of our business consists of the generation, transmission, distribution and sale of electric energy conducted through IPL which is a vertically integrated electric utility. IPALCO’s reportable business segments are utility and nonutility. The nonutility category primarily includes the IPALCO Notes; approximately $15.0 million and $8.5 million of nonutility cash and cash equivalents, as of June 30, 2011 and December 31, 2010, respectively; short-term and long-term nonutility investments (including the 4.4% ownership interest in EnerTech Capital Partners II L.P.) of $6.3 million and $6.2 million at June 30, 2011 and December 31, 2010, respectively; and income taxes and interest related to those items. Nonutility assets represented approximately 1% of IPALCO’s total assets as of June 30, 2011 and December 31, 2010. Net income for the utility segment was $53.7 million and $60.8 million for the six month periods ended June 30, 2011 and 2010, respectively, and $30.5 million and $24.7 million for the three month periods ended June 30, 2011 and 2010, respectively. The accounting policies of the identified segments are consistent with those policies and procedures described in the summary of significant accounting policies. Intersegment sales, if any, are generally based on prices that reflect the current market conditions.

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors of
Indianapolis Power & Light Company

We have audited the accompanying consolidated balance sheets of Indianapolis Power & Light Company and subsidiary (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of income, common shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule of the Company listed in the Index on page F-1. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Indianapolis Power & Light Company and subsidiary at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
February 25, 2011

DEFINED TERMS
The following is a list of frequently used abbreviations or acronyms that may be found in the financial statements. :
1995B Bonds	$40 Million City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds Adjustable Rate Tender Securities Series 1995B, Indianapolis Power & Light Company Project
2011 IPALCO Notes	$375 million of 8.625% (original coupon 7.625%) Senior Secured Notes due November 14, 2011
2016 IPALCO Notes	$400 million of 7.25% Senior Secured Notes due April 1, 2016
AES	The AES Corporation
ARO	Asset Retirement Obligations
ASC	Financial Accounting Standards Board Accounting Standards Codification
ASM	Ancillary Services Market
CAIR	Clean Air Interstate Rule
CAMR	Clean Air Mercury Rule
CCT	Clean Coal Technology
Defined Benefit Pension Plan	Employees’ Retirement Plan of Indianapolis Power & Light Company
DSM	Demand Side Management
ECCRA	Environmental Compliance Cost Recovery Adjustment
EPA	U.S. Environmental Protection Agency
FAC	Fuel Adjustment Charges
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FTRs	Financial Transmission Rights
GAAP	Generally accepted accounting principles in the United States
IBEW	International Brotherhood of Electrical Workers
IPALCO	IPALCO Enterprises, Inc.
IPL	Indianapolis Power & Light Company
IPL Funding	IPL Funding Corporation
IURC	Indiana Utility Regulatory Commission
kWh	Kilowatt hours
Midwest ISO	Midwest Independent Transmission System Operator, Inc.
NOV	Notice of Violation
NOx	Nitrogen Oxides
Pension Plans	Employees’ Retirement Plan of Indianapolis Power & Light Company and Supplemental Retirement Plan of Indianapolis Power & Light Company
Purchasers	Royal Bank of Scotland plc and Windmill Funding Corporation
Receivables Sale Agreement
Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009, among IPL, IPL Funding Corporation, as the Seller, Indianapolis Power & Light Company, as the Collection Agent, Royal Bank of Scotland plc, as the Agent, the Liquidity Providers and Windmill Funding Corporation

RFC	ReliabilityFirst Corporation
RSG	Revenue Sufficiency Guarantee
RSP	The AES Retirement Savings Plan
SFAS	Statement of Financial Accounting Standards
SO2	Sulfur Dioxides
Supplemental Retirement Plan	Supplemental Retirement Plan of Indianapolis Power & Light Company
S&P	Standard & Poors
Thrift Plan	Employees’ Thrift Plan of Indianapolis Power & Light Company
VEBA Trust	Voluntary Employee Beneficiary Association Trust
VERPs	Voluntary Early Retirement Programs

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Consolidated Statements of Income
For the Years Ended December 31, 2010, 2009 and 2008
(In Thousands)

	2010	2009	2008
OPERATING REVENUES	$1,144,903	$1,068,081	$1,079,113

OPERATING EXPENSES:
Operation:
Fuel	322,541	276,422	268,997
Other operating expenses	196,166	200,890	190,871
Power purchased	55,456	46,646	57,220
Maintenance	118,883	102,332	97,056
Depreciation and amortization	164,102	162,167	161,022
Taxes other than income taxes	39,378	35,732	40,934
Income taxes – net	75,939	73,935	81,120
Total operating expenses	972,465	898,124	897,220
OPERATING INCOME	172,438	169,957	181,893

OTHER INCOME AND (DEDUCTIONS):
Allowance for equity funds used during construction	3,990	2,024	1,104
Miscellaneous income and (deductions) – net	(1,693)	(1,477)	(1,810)
Income tax benefit (expense) applicable to nonoperating income	252	(98)	1,072
Total other income and (deductions) – net	2,549	449	366

INTEREST AND OTHER CHARGES:
Interest on long-term debt	53,363	55,626	57,223
Other interest	2,136	1,391	1,579
Allowance for borrowed funds used during construction	(2,437)	(1,608)	(1,188)
Amortization of redemption premium and expense on debt	2,137	1,886	1,564
Total interest and other charges – net	55,199	57,295	59,178
NET INCOME	119,788	113,111	123,081

PREFERRED DIVIDEND REQUIREMENTS	3,213	3,213	3,213

NET INCOME APPLICABLE TO COMMON STOCK	$116,575	$109,898	$119,868

See notes to consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Consolidated Balance Sheets
(In Thousands)

	December 31, 2010	December 31, 2009
ASSETS
UTILITY PLANT:
Utility plant in service	$4,096,883	$4,020,492
Less accumulated depreciation	1,878,747	1,788,588
Utility plant in service—net	2,218,136	2,231,904
Construction work in progress	129,634	76,472
Spare parts inventory	12,737	12,309
Property held for future use	1,002	991
Utility plant—net	2,361,509	2,321,676

OTHER ASSETS:
Investment in long term debt securities	41,669	42,000
Other—At cost, less accumulated depreciation	902	861
Other assets—net	42,571	42,861

CURRENT ASSETS:
Cash and cash equivalents	23,253	41,715
Accounts receivable and unbilled revenue (less allowance for doubtful accounts of $2,218 and $2,143, respectively) (Note 10)	140,538	86,585
Fuel—at average cost	37,369	38,203
Materials and supplies—at average cost	51,524	49,926
Deferred tax asset—current	11,291	10,233
Regulatory assets	-	4,828
Prepayments and other current assets	20,026	9,476
Total current assets	284,001	240,966

DEFERRED DEBITS:
Regulatory assets	416,749	395,651
Miscellaneous	14,310	14,291
Total deferred debits	431,059	409,942
TOTAL	$3,119,140	$3,015,445

See notes to consolidated financial statements.

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common shareholder’s equity:
Common stock	$324,537	$324,537
Paid in capital	12,579	11,610
Retained earnings	422,364	417,311
Accumulated other comprehensive loss	(197)	-
Total common shareholder’s equity	759,283	753,458
Cumulative preferred stock	59,784	59,784
Long-term debt	936,626	936,602
Total capitalization	1,755,693	1,749,844

CURRENT LIABILITIES:
Short-term debt (Note 10)	50,000	-
Accounts payable	83,358	61,495
Accrued expenses	22,848	22,029
Accrued real estate and personal property taxes	16,812	23,631
Regulatory liabilities	8,862	13,863
Accrued interest	19,763	19,409
Customer deposits	20,772	18,816
Other current liabilities	9,986	9,198
Total current liabilities	232,401	168,441

DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
Accumulated deferred income taxes—net	373,017	374,555
Non-current income tax liability	4,757	8,618
Regulatory liabilities	516,992	492,000
Unamortized investment tax credit	11,433	13,153
Accrued pension and other postretirement benefits	199,288	185,810
Miscellaneous	25,559	23,024
Total deferred credits and other long-term liabilities	1,131,046	1,097,160

COMMITMENTS AND CONTINGENCIES (Note 13)
TOTAL	$3,119,140	$3,015,445

See notes to consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Consolidated Statements of Cash Flows
(In Thousands)

	For the Years Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATIONS:
Net income	$119,788	$113,111	$123,081
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	161,300	157,814	152,251
Amortization of regulatory assets	6,777	7,726	11,598
Deferred income taxes and investment tax credit adjustments – net	(4,884)	(21,890)	(11,873)
Allowance for equity funds used during construction	(3,795)	(1,807)	(954)
Change in certain assets and liabilities:
Accounts receivable	(13,461)	266	(16,303)
Fuel, materials and supplies	(764)	(9,093)	(12,854)
Income taxes receivable or payable	(6,410)	(3,060)	8,583
Financial transmission rights	(1,214)	4,353	(3,745)
Accounts payable and accrued expenses	28,155	533	12,939
Accrued real estate and personal property taxes	(6,819)	(3,180)	6,534
Accrued interest	354	2,658	1,041
Pension and other postretirement benefit expenses	13,473	(48,860)	144,890
Short-term and long-term regulatory assets and liabilities	(32,475)	75,241	(209,737)
Other – net	5,703	4,301	8,206
Net cash provided by operating activities	265,728	278,113	213,657

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(176,440)	(115,363)	(106,906)
Purchase of long-term investments	–	(40,000)	(115,072)
Proceeds from sales and maturities of short-term investments	–	40,436	74,555
Proceeds from sales of assets	–	84	541
Grants under the American Recovery and Reinvestment Act of 2009	5,130	–	–
Other	(6,013)	(7,196)	(4,544)
Net cash used in investing activities	(177,323)	(122,039)	(151,426)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term debt borrowings	9,508	97,700	82,191
Short-term debt repayments	(40,000)	(150,391)	(30,500)
Long-term borrowings	40,000	171,850	–
Retirement of long-term debt	–	(131,850)	–
Dividends on common stock	(111,522)	(107,644)	(104,547)
Dividends on preferred stock	(3,213)	(3,213)	(3,213)
Other	(1,640)	(2,077)	(928)
Net cash used in financing activities	(106,867)	(125,625)	(56,997)
Net change in cash and cash equivalents	(18,462)	30,449	5,234
Cash and cash equivalents at beginning of period	41,715	11,266	6,032
Cash and cash equivalents at end of period	$23,253	$41,715	$11,266

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$52,114	$53,953	$57,184
Income taxes	$86,900	$98,750	$82,583

See notes to consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Consolidated Statements of Common Shareholder’s Equity
(In Thousands)

	Common Stock	Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
2008
Beginning Balance	$324,537	$8,636	$400,147	$–	$733,320
Comprehensive Income attributable to common stock:
Net income applicable to common stock			123,081		123,081
Total Comprehensive Income attributable to common stock					123,081

Adjustment for the adoption of SFAS 158, net of income taxes of $281			(411)		(411)
Cash dividends declared:
Common stock			(104,547)		(104,547)
Cumulative preferred stock			(3,213)		(3,213)
Contributions from IPALCO		1,803			1,803
Balance at December 31, 2008	$324,537	$10,439	$415,057	$–	$750,033
2009
Comprehensive Income attributable to common stock:
Net income applicable to common stock			113,111		113,111
Total Comprehensive Income attributable to common stock					113,111

Cash dividends declared:
Common stock			(107,644)		(107,644)
Cumulative preferred stock			(3,213)		(3,213)
Contributions from IPALCO		1,171			1,171
Balance at December 31, 2009	$324,537	$11,610	$417,311	$–	$753,458
2010
Comprehensive Income attributable to common stock:
Net income applicable to common stock			119,788		119,788
Unrealized loss on available for sale investment, net of income taxes of $134				(197)	(197)
Total Comprehensive Income attributable to common stock					119,591

Cash dividends declared:
Common stock			(111,522)		(111,522)
Cumulative preferred stock			(3,213)		(3,213)
Contributions from IPALCO		969			969
Balance at December 31, 2010	$324,537	$12,579	$422,364	$($197)	$759,283

See notes to consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2010, 2009, and 2008

1. ORGANIZATION

Indianapolis Power & Light Company (“IPL”) was incorporated under the laws of the state of Indiana in 1926. All of the outstanding common stock of IPL is owned by IPALCO Enterprises, Inc. (“IPALCO”). IPALCO is a wholly-owned subsidiary of The AES Corporation (“AES”). IPALCO was acquired by AES in March 2001. IPL is engaged primarily in generating, transmitting, distributing and selling electric energy to approximately 470,000 retail customers in the city of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas all within the state of Indiana, the most distant point being approximately forty miles from Indianapolis. IPL has an exclusive right to provide electric service to those customers. IPL owns and operates two primarily coal-fired generating plants, one combination coal and gas-fired plant and two combustion turbines at a separate site that are all used for generating electricity. IPL’s net electric generation capability for winter is 3,492 megawatts and net summer capability is 3,353 megawatts.

IPL Funding Corporation (“IPL Funding”) is a special-purpose entity and a wholly owned subsidiary of IPL and is included in the audited Consolidated Financial Statements of IPL. IPL formed IPL Funding in 1996 to sell, on a revolving basis, up to $50 million of the retail accounts receivable and related collections of IPL to third party purchasers in exchange for cash (see Accounts Receivable Securitization in Note 10, “Indebtedness”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

IPL’s consolidated financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States and in conjunction with the rules and regulations of the Securities and Exchange Commission. The consolidated financial statements include the accounts of IPL and its unregulated subsidiary, IPL Funding. All intercompany items have been eliminated in consolidation. Certain costs for shared resources amongst IPL and IP ALCO, such as labor and benefits, are allocated to each entity based on allocation methodologies that management believes to be reasonable. We have evaluated subsequent events through the date this report is issued.

Use of Management Estimates

The preparation of financial statements in conformity with GAAP requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year presentation.

Regulation

The retail utility operations of IPL are subject to the jurisdiction of the Indiana Utility Regulatory Commission (“IURC”). IPL’s wholesale power transactions are subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”). These agencies regulate IPL’s utility business operations, tariffs, accounting, depreciation allowances, services, security issues and the sale and acquisition of utility properties. The financial statements of IPL are based on GAAP, including the provisions of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 980 “Regulated Operations,” which gives recognition to the ratemaking and accounting practices of these agencies. See also Note 7, “Regulatory Assets and Liabilities” for a discussion of specific regulatory assets and liabilities.

Revenues and Accounts Receivable

Revenues related to the sale of energy are generally recognized when service is rendered or energy is delivered to customers. However, the determination of the energy sales to individual customers is based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is accrued. In making its estimates of unbilled revenue, IPL uses complex models that consider various factors including daily generation volumes, known amounts of energy usage by certain customers, estimated line losses and estimated customer rates based on prior period billings. Given the use of these models, and that customers are billed on a monthly cycle, we believe it is unlikely that materially different results will occur in future periods when revenue is billed. As part of the estimation of unbilled revenues, IPL estimates line losses on a monthly basis. At December 31, 2010 and 2009, customer accounts receivable include unbilled energy revenues of $57.4 million and $48.7 million, respectively, on a base of annual revenue of $1.1 billion in each of 2010 and 2009. Our provision for doubtful accounts included in OPERATING EXPENSES – Other operating expenses on the accompanying Consolidated Statements of Income was $4.0 million, $4.5 million and $4.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

IPL’s basic rates include a provision for fuel costs as established in IPL’s most recent rate proceeding, which last adjusted IPL’s rates in 1996. IPL is permitted to recover actual costs of purchased power and fuel consumed, subject to certain restrictions. This is accomplished through quarterly Fuel Adjustment Charge (“FAC”) proceedings, in which IPL estimates the amount of fuel and purchased power costs in future periods. Through these proceedings, IPL is also permitted to recover, in future rates, underestimated fuel and purchased power costs from prior periods, subject to certain restrictions, and therefore the over or underestimated costs are deferred or accrued and amortized into fuel expense in the same period that IPL’s rates are adjusted.

In addition, we are one of many transmission owners of the Midwest Independent Transmission System Operator, Inc. (“Midwest ISO”), a regional transmission organization which maintains functional control over the combined transmission systems of its members and manages one of the largest energy markets in the U.S. In the Midwest ISO market, IPL offers its generation and bids its demand into the market on an hourly basis. The Midwest ISO settles these hourly offers and bids based on locational marginal prices, which is pricing for energy at a given location based on a market clearing price that takes into account physical limitations, generation and demand throughout the Midwest ISO region. The Midwest ISO evaluates the market participants’ energy offers and demand bids to economically and reliably dispatch the entire Midwest ISO system on a five-minute basis. IPL accounts for these hourly offers and bids, on a net basis, in OPERATING REVENUES when in a net selling position and in OPERATING EXPENSES – Power Purchased when in a net purchasing position.

Contingencies

IPL accrues for loss contingencies when the amount of the loss is probable and estimable. IPL is subject to various environmental regulations, and is involved in certain legal proceedings. If IPL’s actual environmental and/or legal obligations are different from our estimates, the recognition of the actual amounts may have a material impact on our results of operations, financial condition, and cash flows; although that has not been the case during the periods covered by this report. As of December 31, 2010 and 2009, total loss contingencies accrued were $2.3 million and $2.0 million, respectively, which were included in Other Current Liabilities on the accompanying Consolidated Balance Sheets.

Concentrations of Risk

Substantially all of IPL’s customers are located within the Indianapolis area. In addition, approximately 66% of IPL’s full-time employees are covered by collective bargaining agreements in two bargaining units: a physical unit and a clerical-technical unit. IPL’s current contract with the physical unit expires on December 3, 2012 and the contract with the clerical-technical unit expires February 10, 2014. Additionally, IPL has long-term coal contracts with five suppliers, with about 45% of our existing coal under contract coming from one supplier. Substantially all of the coal is currently mined in the state of Indiana.

Allowance For Funds Used During Construction

In accordance with the Uniform System of Accounts prescribed by FERC, IPL capitalizes an allowance for the net cost of funds (interest on borrowed funds and a reasonable rate of return on equity funds) used for construction purposes during the period of construction with a corresponding credit to income. IPL capitalized amounts using pretax composite rates of 8.8%, 8.8%, and 8.7% during 2010, 2009, and 2008, respectively.

Utility Plant and Depreciation

Utility plant is stated at original cost as defined for regulatory purposes. The cost of additions to utility plant and replacements of retirement units of property are charged to plant accounts. Units of property replaced or abandoned in the ordinary course of business are retired from the plant accounts at cost; such amounts, less salvage, are charged to accumulated depreciation. Depreciation is computed by the straight-line method based on functional rates approved by the IURC and averaged 4.0%, 4.0%, and 3.9% during 2010, 2009 and 2008, respectively. Depreciation expense was $160.5 million, $156.9 million, and $151.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Derivatives

We have only limited involvement with derivative financial instruments and do not use them for trading purposes. IPL accounts for its derivatives in accordance with ASC 815 “Derivatives and Hedging.” IPL has one interest rate swap agreement, which is recognized on the audited Consolidated Balance Sheets at its estimated fair value as a liability of approximately $9.4 million and $8.2 million as of December 31, 2010 and 2009, respectively. IPL entered into this agreement as a means of managing the interest rate exposure on a $40 million unsecured variable-rate debt instrument. The swap was approved by the IURC as part of IPL’s 1994 financing order. In accordance with ASC 980, IPL recognized a regulatory asset equal to the value of the interest rate swap, which is adjusted as that fair value changes. The settlement amounts from the swap agreement are reported in the financial statements as a component of interest expense. Management uses standard market conventions, in accordance with ASC 820 “Fair Value Measurements and Disclosures,” to determine the fair value of the interest rate swap.

In addition, IPL has entered into contracts involving the physical delivery of energy and fuel. Because these contracts qualify for the normal purchases and normal sales scope exception in ASC 815, IPL has elected to account for them as accrual contracts, which are not adjusted for changes in fair value.

Fuel, Materials and Supplies

We maintain coal, fuel oil, materials and supplies inventories for use in the production of electricity. These inventories are accounted for at the lower of cost or market, using the average cost.

Emissions Allowances

IPL uses environmental air emissions allowances to meet standards set forth by the EPA related to emission of Sulfur Dioxide (“SO2“) and Nitrogen Oxide (“NOx”) gases. The majority of IPL’s SO2 and NOx environmental air emissions allowances were granted to IPL by the EPA at no cost and are therefore recorded at a zero basis. IPL accounts for environmental air emissions allowances as intangible assets and records expenses for allowances using a First In First Out method. The total book value of SO2 and NOx emissions allowances, included in DEFERRED DEBITS – Miscellaneous on the accompanying Consolidated Balance Sheets, as of December 31, 2010 and 2009 was $0.0 million and $0.9 million, respectively.

Income Taxes

IPL includes any applicable interest and penalties related to income tax deficiencies or overpayments in the provision for income taxes in its Consolidated Statements of Income. The income tax provision includes gross interest income/(expense) of $0.7 million, ($0.1 million) and $2.0 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Deferred taxes are provided for all significant temporary differences between book and taxable income. The effects of income taxes are measured based on enacted laws and rates. Such differences include the use of accelerated depreciation methods for tax purposes, the use of different book and tax depreciable lives, rates and in-service dates and the accelerated tax amortization of pollution control facilities. Deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting basis of assets and liabilities. Those income taxes payable which are includable in allowable costs for ratemaking purposes in future years are recorded as regulatory assets with a corresponding deferred tax liability. Investment tax credits that reduced federal income taxes in the years they arose have been deferred and are being amortized to income over the useful lives of the properties in accordance with regulatory treatment. Contingent liabilities related to income taxes are recorded in accordance with ASC 740 “Income Taxes.”

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less at the date of acquisition to be cash equivalents.

Other Investments

We evaluate the recoverability of investments in unconsolidated subsidiaries and other investments when events or changes in circumstances indicate the carrying amount of the asset is other than temporarily impaired. An investment is considered impaired if the fair value of the investment is less than its carrying amount. Impairment losses are recognized when an impairment is considered to be other than temporary. Impairments are considered to be other than temporary when we do not expect to recover the investment’s carrying amount for a reasonable period of time. In making this determination, we consider several factors, including, but not limited to, the intent and ability to hold the investment, the severity of the impairment, the duration of the impairment and the entity’s historical and projected financial performance. Once an investment is considered other than temporarily impaired and an impairment loss is recognized, the carrying amount of the investment is not adjusted for any subsequent recoveries in fair value.

Repair and Maintenance Costs

Repair and maintenance costs are expensed as incurred.

Per Share Data

IPL is a wholly-owned subsidiary of IPALCO and does not report earnings on a per-share basis.

New Accounting Pronouncements

Financial Accounting Standards Board Accounting Standards Codification 860

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 166 “Accounting for Transfers of Financial Assets,” which amends SFAS 140 and changed the accounting rules for certain sales of accounts receivable effective January 1, 2010, among other things. IPL has one such arrangement that was impacted by SFAS 166. As a result of the adoption of SFAS 166, now known as Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 860, the accounts receivable sale arrangement between IPL, IPL Funding Corporation (“IPL Funding”) and third party purchasers is now treated as a collateralized borrowing for financial reporting purposes, rather than as a sale, as was previously the case. Please refer to Note 10, “Indebtedness,” included in this Form 10-K for more information.

3. INVESTMENT IN LONG-TERM DEBT SECURITIES

IPL’s investment in long-term debt securities consisted of available-for-sale debt securities with maturities greater than 10 years and primarily included $40.0 million of variable rate demand notes (see below).

Variable Rate Demand Notes

IPL’s investment in variable rate demand notes consisted of the $40 Million City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds Adjustable Rate Tender Securities Series 1995B, Indianapolis Power & Light Company Project (“1995B Bonds”). IPL received the proceeds from the original issuance of the 1995B Bonds and is liable for interest and principal on the 1995B Bonds, which mature on January 1, 2023. Interest on the 1995B Bonds varied weekly and was set through a remarketing process. IPL maintains a $40.6 million long-term liquidity facility supporting the 1995B Bonds. The liquidity facility expires in December 2015. IPL also entered into an interest rate swap agreement to hedge our interest rate exposure on the 1995B Bonds. The interest rate is synthetically fixed at 5.21% per annum through this interest rate swap agreement.

Beginning on May 6, 2009, as a result of downgrades in the bond insurer’s credit ratings, the swap counterparty exercised its right to pay interest to IPL at the alternative floating rate. As a result, IPL’s effective interest rate for the 1995B Bonds as of August 31, 2009, including the interest rate swap agreement, increased from 5.21% to approximately 12% per annum.

In September 2009, in accordance with the terms of the 1995B Bonds, IPL converted the 1995B Bonds from tax-exempt weekly interest rate mode to commercial paper mode and directed the remarketing agent to no longer remarket the 1995B Bonds. In connection with this conversion all of the outstanding 1995B Bonds were tendered back to the trustee. In accordance with the terms of IPL’s committed liquidity facility, the trustee drew $40 million against this facility to fund the tender and the trustee is again holding the 1995B Bonds on IPL’s behalf. In accordance with the terms of the 1995B Bonds, these bonds do not bear interest while in commercial paper mode since they are being held by the trustee.

Because IPL’s committed liquidity facility does not expire until December 2015 and because management does not currently intend to retire or remarket the 1995B Bonds within the next 12 months, we have classified the associated 1995B Bonds as available-for-sale within long-term investments on our December 31, 2010 and 2009 balance sheets. IPL is liable for the interest and principal on the liquidity facility. IPL also continues to be liable to the swap counterparty for 5.21% interest rate and the swap counterparty continues to exercise its right to pay interest to IPL at the alternative floating rate. As of December 31, 2010, our effective interest rate on the 1995B Bonds, including the liquidity facility and interest rate swap agreement was approximately 6.92% per annum. All of the 1995B Bonds remain outstanding and IPL remains liable for payment of interest and principal thereon, even though 1995B Bonds are being held by the trustee on behalf of IPL.

4. REGULATORY MATTERS

General

IPL is subject to regulation by the IURC as to its services and facilities, the valuation of property, the construction, purchase, or lease of electric generating facilities, the classification of accounts, rates of depreciation, retail rates and charges, the issuance of securities (other than evidences of indebtedness payable less than twelve months after the date of issue), the acquisition and sale of some public utility properties or securities and certain other matters.

In addition, IPL is subject to the jurisdiction of the FERC with respect to short-term borrowing not regulated by the IURC, the sale of electricity at wholesale and the transmission of electric energy in interstate commerce, the classification of accounts, and the acquisition and sale of utility property in certain circumstances as provided by the Federal Power Act. As a regulated entity, IPL is required to use certain accounting methods prescribed by regulatory bodies which may differ from those accounting methods required to be used by unregulated entities.

IPL is also affected by the regulatory jurisdiction of the U.S. Environmental Protection Agency (“EPA”) at the federal level, and the Indiana Department of Environmental Management at the state level. Other significant regulatory agencies affecting IPL include, but are not limited to, North American Electric Reliability Corporation, the U.S. Department of Labor and the Indiana Occupational Safety and Health Administration.

FAC and Authorized Annual Jurisdictional Net Operating Income

IPL may apply to the IURC for a change in IPL’s fuel charge every three months to recover IPL’s estimated fuel costs, including the energy portion of purchased power costs, which may be above or below the levels included in IPL’s basic rates and charges. Independent of the IURC’s ability to review basic rates and charges, Indiana law requires electric utilities under the jurisdiction of the IURC to meet operating expense and income test requirements as a condition for approval of requested changes in the FAC. Additionally, customer refunds may result if a utility’s rolling twelve month operating income, determined at quarterly measurement dates, exceeds a utility’s authorized annual jurisdictional net operating income and there are not sufficient applicable cumulative net operating income deficiencies against which the excess rolling twelve month jurisdictional net operating income can be offset.

In IPL’s ten most recently approved FAC filings (FAC 81 through 90), the IURC found that IPL’s rolling annual jurisdictional retail electric net operating income was lower than the authorized annual jurisdictional net operating income. FAC 90 includes the twelve months ended October 31, 2010. In IPL’s FAC 76 through 80 filings, the IURC found that IPL’s rolling annual jurisdictional retail electric net operating income was greater than the authorized annual jurisdictional net operating income. Because IPL has a cumulative net operating income deficiency, it has not been required to make customer refunds in its FAC proceedings.

In December 2007, IPL received a letter from the staff of the IURC requesting information relevant to the IURC’s periodic review of IPL’s basic rates and charges and IPL subsequently provided information to the staff. Since IPL’s cumulative net operating income deficiency (described above) requires no customer refunds in the FAC process, the IURC staff was concerned that the higher than usual 2007 earnings may continue in the future. In an effort to allay staff’s concerns, in IPL’s IURC approved FAC 79 and 80, IPL provided voluntary credits to its retail customers totaling $30 million and $2 million, respectively. IPL recorded a $30 million deferred fuel regulatory liability in March 2008 and a $2 million deferred fuel regulatory liability in June 2008, with corresponding and respective reductions against revenues for these voluntary credits. All of these credits have been applied in the form of offsets against fuel charges that customers would have otherwise been billed during June 1, 2008 through February 28, 2009.

Over the past few years, IPL has received correspondence from the IURC on a few occasions expressing concern for IPL’s level of earnings and inquiring about IPL’s depreciation rates. In response, IPL provided additional information to the IURC relevant to IPL’s earnings as well as the results of a depreciation analysis that IPL conducted. In the fourth quarter of 2010, IPL received a letter from the IURC stating that they did not have any additional questions.

Purchased power costs below an established benchmark are presumed to be recoverable fuel costs. The current benchmark is based on natural gas prices. Purchased power costs over the benchmark not recovered from our customers have not had a material impact on our results of operations, financial condition, or cash flows to date.

Environmental Compliance Cost Recovery Adjustment

The IURC has approved the ratemaking treatment for expenditures applicable to qualified pollution control property to be recovered through an Environmental Compliance Cost Recovery Adjustment (“ECCRA”) when incurred to comply with environmental regulations. Clean Coal Technology (“CCT”) constitutes qualified pollution control property, which allows IPL to reduce SO2, NOx, and mercury emissions and to reduce fine particulate pollution in the atmosphere. The approved ratemaking treatment includes a return on the expenditures and recovery of depreciation and operation and maintenance expenses associated with these projects and grants IPL the authority to add the approved return on our environmental projects to its authorized annual jurisdictional net operating income in subsequent FAC proceedings. The approved ratemaking treatment also provides for the periodic review of IPL’s capital expenditures on these projects. IPL’s ECCRA also allows it to recover the cost of NOx emissions allowances, when purchased to comply with environmental regulations that restrict the amount of NOx it may emit from its generating units used to serve its retail customers. Such ECCRA filings are made on a semi-annual basis.

Please see Note 13, “Commitments and Contingencies – Environmental” for further discussion.

Tree Trimming Practices Investigation

In February 2009, an IPL customer sent a letter to The Indiana Office of Utility Consumer Counselor claiming IPL’s tree trimming practices were unreasonable and expressed concerns with language contained in IPL’s tariff that specifically addressed IPL’s tree trimming and tree removal rights. The Indiana Office of Utility Consumer Counselor forwarded the complaint to the IURC and in March 2009 the IURC initiated a docketed proceeding to investigate the matter. The same customer also separately filed an inverse condemnation lawsuit, purportedly as a class action, claiming that IPL’s trimming and/or removal of trees without compensation to landowners constituted unconstitutional taking of private property.

In April 2009, the IURC initiated a generic state-wide investigation into electric utility tree trimming practices and tariffs. In December 2009, the IURC issued a docket entry, pending a final order in the generic investigation, that suspended certain language in IPL’s tariff regarding its right to trim or remove trees. In January 2010, the IURC held a hearing in the generic proceeding. On November 30, 2010, the IURC entered an order in the investigation. The order permanently redacted the language in IPL’s tariff that was previously suspended. The order imposed requirements on the conduct of vegetation management, including requirements on providing advance customer notice and obtaining customer consent or additional easements if existing easements and rights of way are insufficient to permit pruning in accordance with the required industry standards or in the event that a tree would need to have more than 25% of its canopy removed. The order also directed that a rulemaking would be initiated to further address vegetation management practices.

In December 2010, notices of appeal and petitions for reconsideration, clarification and/or rehearing were filed by multiple parties, including IPL. In February 2011, the Indiana Court of Appeals remanded the matter to the IURC and dismissed IPL’s appeal without prejudice to allow the IURC to enter a final order. After that, IPL may appeal the final order. There has been very little activity in the civil suit during the IURC proceeding. It is not possible to predict the outcome of the

IURC investigation, the related request for reconsideration or the civil suit but, conceivably, these proceedings could significantly increase our vegetation management costs and the costs of defending our vegetation management program in litigation which could have a material impact on our consolidated financial statements.

Midwest ISO

General

IPL is a member of the Midwest ISO. The Midwest ISO serves as the third-party operator of IPL’s transmission system and runs the day-ahead and real-time Energy Market and, beginning in January 2009, the Ancillary Services Market (“ASM”) for its members. Midwest ISO policies are developed through a stakeholder process in which IPL is an active participant. IPL focuses its participation in this process primarily on items that could impact its customers, results of operations, financial condition, and cash flows. Additionally, IPL attempts to influence Midwest ISO policy by filing comments with FERC.

Midwest ISO’s Energy and Ancillary Services Markets Tariff

As a member of the Midwest ISO, we must comply with the Midwest ISO Tariff. The tariff covers transmission revenues and costs, terms and conditions of the Energy Market that was launched in April 2005 and the ASM that was launched in January 2009. In the Midwest ISO Energy Market, we offer our generation and bid our demand into the market on an hourly basis. The Midwest ISO settles energy hourly offers and bids based on locational marginal prices, which is pricing for energy at a given location based on a market clearing price that takes into account physical limitations, generation and demand, throughout the Midwest ISO region. The Midwest ISO evaluates the market participants’ energy offers and demand bids optimizing for energy products to economically and reliably dispatch the entire Midwest ISO system. Ancillary services are services required to reliably deliver electric power, and include such things as operating reserves and frequency control. Traditionally, each utility was required to provide these services themselves or purchase them from a third party. With the launch of the ASM, the buying and selling of ancillary services are able to be integrated with the existing Energy Market, thus providing greater efficiency in the delivery of these services and lower costs. IPL has authority from the IURC to include all specifically identifiable ASM costs and revenues as recoverable fuel costs in our FAC filings and to defer the remaining costs as regulatory assets. IPL will seek to recover the deferred costs in its next basic rate case proceeding.

Midwest ISO Transmission Expansion Cost Sharing

Beginning in 2007, Midwest ISO transmission owners including IPL began to share the costs of transmission expansion projects with other transmission owners after such projects were approved by the Midwest ISO Board of Directors. Upon approval by the Midwest ISO Board of Directors the transmission owners must make a good faith effort to build the projects. Costs allocated to IPL for the projects of other transmission owners are collected by the Midwest ISO per their Tariff. We believe it is probable, but not certain, that IPL will ultimately be able to recover from its customers the money it pays to the Midwest ISO for its share of transmission expansion projects of other utilities, but such recovery is subject to IURC approval in IPL’s next basic rate case. Therefore, such costs to date have been deferred as long term regulatory assets. To date, such costs have not been material to IPL, however, given the magnitude of the costs anticipated to enable conformance with renewables mandates in the Midwest ISO footprint, it is probable that such costs will become material in the next few years. Our current estimates are that IPL’s share of such costs could be more than $50 million annually by 2020 and continue increasing after that.

Midwest ISO Real Time Revenue Sufficiency Guarantee

The Midwest ISO collects Revenue Sufficiency Guarantee (“RSG”) charges from market participants that cause additional generation to be dispatched when the costs of such generation are not recovered. Over the past two years, there have been disagreements between interested parties regarding the calculation methodology for RSG charges and how such charges should be allocated to the individual Midwest ISO participants. The Midwest ISO has changed their methodology multiple times. Per past FERC orders, in December 2008, the Midwest ISO filed with the FERC its proposed revisions and clarifications to the calculation of the RSG charges and had begun to use its new methodology in January 2009, including making resettlements of previous calculations. In the second quarter of 2009, the FERC withdrew its previous orders related to RSG charges and further directed Midwest ISO to cease the ongoing market resettlements and refund process and to reconcile the amounts paid and collected in order to return each market participant to the financial state it was in before the refund process began. This has the potential implication that IPL would no longer be entitled to refunds that were due to IPL under the previous order for periods between April 1, 2005 and November 4, 2007.

In July 2009, IPL filed a Request for Clarification or alternately a Request for Rehearing on this issue alone. In addition to our requests, other interested parties have expressed interest in a different model of allocating RSG charges. Another factor that affects how RSG charges impact IPL is our ability to recover such costs from our customers through our FAC and/or in a future basic rate case proceeding. Under the methodology currently in effect, RSG charges have little effect on IPL’s financial statements as the vast majority of such charges are considered to be fuel costs and are recoverable through IPL’s FAC, while the remainder are being deferred for future recovery in accordance with GAAP. However, the IURC’s orders in IPL’s FAC 77, 78 and 79 proceedings approved IPL’s FAC factor on an interim basis, subject to refund, pending the outcome of the FERC proceeding regarding RSG charges and any subsequent appeals therefrom. As a result, it is not possible to predict how these proceedings will ultimately impact IPL, but we do not believe they will have a material impact on our financial statements.

Demand-Side Management and IPL’s Smart Energy Project

In 2004, the IURC initiated an investigation to examine the overall effectiveness of Demand Side Management (“DSM”) programs throughout the State of Indiana and to consider any alternatives to improve DSM performance statewide. On December 9, 2009, the IURC issued a Generic DSM Order that found that electric utilities subject to its jurisdiction must meet an overall goal of annual cost-effective DSM programs that reduce retail kilowatt hours  (“kWh”) sales (as compared to what sales would have been excluding the DSM programs) of 2% per year by 2019 (beginning in 2010 at 0.3% and growing to 2.0% in 2019, and subject to certain adjustments). The IURC also found that all jurisdictional electric utilities have to participate in five initial, statewide core DSM programs, which will be administered by a third party administrator. Consequently, our DSM spending, both capital and operating, will increase significantly going forward, which will likely reduce our retail energy sales and the associated gross margin.

Prior to the issuance of the Generic DSM Order, IPL filed a petition seeking relief for substantive DSM programs. IPL proposed a DSM plan to be considered in two phases. The first phase (Phase I) sought recovery for traditional-type DSM programs such as residential home weatherization and energy efficiency education programs. The IURC issued an Order in February 2010 that approved the programs included in IPL’s Phase I request. In addition to IPL’s recovery of the direct costs of the DSM program, the Order also included an opportunity for IPL to receive performance based incentives. The second phase (Phase II) sought recovery for “Advanced” DSM programs and was coincident with IPL’s application for a smart grid funding grant from the Department of Energy. The Advanced DSM programs included an Advanced Metering Infrastructure communication backbone as well as two-way meters and home area network devices for certain of IPL’s customers. In February 2010, the IURC issued an Order that approved IPL’s Phase II program, but denied IPL’s request to timely recover its expenditures. Instead, IPL would need to seek recovery of the costs incurred under its Phase II program during its next basic rate case proceeding.

In June 2010, IPL filed a petition with the IURC seeking authority for an additional DSM program and to recover the lost revenue resulting from decreased kWh consumption and kW demand beginning June 11, 2010 as a result of the implementation of all approved DSM programs. The IURC granted IPL’s request related to the additional DSM program, but denied the request to recover lost revenue. Additionally, in October 2010, IPL filed a petition with the IURC for approval of its plan to comply with the IURC’s Generic DSM Order, which petition includes estimated DSM spending of approximately $65 million from 2011 to 2013. It is not possible to predict at this time what the IURC’s response will be to this petition.

The American Recovery and Reinvestment Act of 2009 includes various provisions that fund the development of the electric power industry at the federal and state level. These provisions include, but are not limited to, improving energy efficiency and reliability; electricity delivery (including smart grid technology); energy research and development; renewable energy; and demand response management. In August 2009, IPL submitted an application for a smart grid investment grant for $20 million as part of its $48.9 million Smart Energy Project, which will provide its customers with tools to help them more efficiently use electricity and upgrade IPL’s electric delivery system infrastructure. IPL’s application was approved and the agreement with the U.S. Department of Energy was executed in April 2010. Under the grant, the U.S. Department of Energy is providing nontaxable reimbursements to IPL for up to $20 million of capitalized costs associated with IPL’s Smart Energy Project. These reimbursements are being accounted for as a reduction of the capitalized Smart Energy Project costs. Through December 31, 2010, we have received total grant reimbursements of $5.1 million.

The impacts of the additional DSM and Smart Energy Project spending on our financial statements will be partially mitigated by the following: (i) as described above, IPL will receive recovery of its spending on its Phase I programs, plus the potential for performance based incentives; (ii) IPL is utilizing a portion of the funds from the $20 million federal grant to offset part of the cost of implementing its Smart Energy Project; (iii) IPL’s petition to seek recovery (which we cannot assure will be successful) of any additional DSM program spending necessary to meet the IURC’s recently ordered energy savings goals described above, along with appropriate shareholder incentives; and (iv) the IURC approved IPL’s Smart Energy Project and found that it was reasonable, just and in the public interest. We believe this finding will be supportive of future cost recovery proposals before the IURC.

5. UTILITY PLANT IN SERVICE

The original cost of utility plant in service segregated by functional classifications, follows:

	As of December 31,
	2010	2009
	(In Thousands)
Production	$2,509,755	$2,479,056
Transmission	239,454	208,979
Distribution	1,184,433	1,160,106
General plant	163,241	172,351
Total utility plant in service	$4,096,883	$4,020,492

Substantially all of IPL’s property is subject to a $837.7 million direct first mortgage lien, as of December 31, 2010, securing IPL’s first mortgage bonds. Total utility plant in service includes $0.4 million and $2.8 million of property under capital leases as of December 31, 2010 and 2009, respectively. Total non-legal removal costs of utility plant in service at December 31, 2010 and 2009 were $522.6 million and $494.7 million, respectively and total legal removal costs of utility plant in service at December 31, 2010 and 2009 were $15.6 million and $14.7 million, respectively. Please see Note 8, “Asset Retirement Obligations” for further information.

IPL anticipates additional costs to comply with the federal CAIR/Proposed Transport Rule and the Indiana Clean Air Mercury Rule (“CAMR”) and it is IPL’s intent to seek recovery of any additional costs. The majority of the expenditures for construction projects designed to reduce SO2 and mercury emissions are recoverable from jurisdictional retail customers as part of IPL’s CCT projects, however, since jurisdictional retail rates are subject to regulatory approval, there can be no assurance that all costs will be recovered in rates.

6. FAIR VALUE MEASUREMENTS

Whenever possible, quoted prices in active markets are used to determine the fair value of our financial instruments. Our financial instruments are not held for trading or other speculative purposes. The estimated fair value of financial instruments has been determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash Equivalents

As of December 31, 2010 and 2009, our cash equivalents consisted of money market funds. The fair value of cash equivalents approximates their book value due to their short maturity, which was $5.9 million and $26.1 million as of December 31, 2010 and 2009, respectively.

Customer Deposits

Our customer deposits do not have defined maturity dates and therefore, fair value is estimated to be the amount payable on demand, which equaled book value. Customer deposits totaled $20.8 million and $18.8 million as of December 31, 2010 and 2009, respectively.

Pension Assets

As of December 31, 2010, IPL’s pension assets are recognized at fair value in the determination of our net accrued pension obligation in accordance with the guidelines established in ASC 715 and ASC 820, which is described below. For a complete discussion of the impact of recognizing pension assets at fair value, please refer to Note 12, “Pension and Other Postretirement Benefits.”

Indebtedness

The fair value of our outstanding fixed rate debt has been determined on the basis of the quoted market prices of the specific securities issued and outstanding. In certain circumstances, the market for such securities was inactive and therefore the valuation was adjusted to consider changes in market spreads for similar securities. Accordingly, the purpose of this disclosure is not to approximate the value on the basis of how the debt might be refinanced.

The following table shows the face value and the fair value of fixed rate and variable rate indebtedness for the periods ending:

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Millions)
Fixed-rate	$857.7	$906.0	$857.7	$873.9
Variable-rate	130.0	130.0	80.0	80.0
Total indebtedness	$987.7	$1,036.0	$937.7	$953.9

Fair Value Hierarchy

ASC 820 defined and established a framework for measuring fair value and expands disclosures about fair value measurements for financial assets and liabilities that are adjusted to fair value on a recurring basis and/or financial assets and liabilities that are measured at fair value on a nonrecurring basis, which have been adjusted to fair value during the period. In accordance with ASC 820, we have categorized our financial assets and liabilities that are adjusted to fair value,  based on the priority of the inputs to the valuation technique, following the three-level fair value hierarchy prescribed by ASC 820, as follows:

Level 1 - unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2 - inputs from quoted prices in markets where trading occurs infrequently or quoted prices of instruments with similar attributes in active markets.

Level 3 - unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

IPL did not have any financial assets or liabilities measured at fair value on a nonrecurring basis, which have been adjusted to fair value during the periods covered by this report. As of December 31, 2010 and 2009 all (excluding pension assets – see Note 12, “Pension and Other Postretirement Benefits”) of IPL’s financial assets or liabilities measured at fair value on a recurring basis were considered Level 3, based on the fair value hierarchy. The following table presents those financial assets and liabilities:

	Fair Value Measurements Using Level 3 at
	December 31, 2010	December 31, 2009
	(In Thousands)
Financial assets:
Investments in debt securities	$41,669	$42,000
Financial transmission rights	2,158	944
Total financial assets measured at fair value	$43,827	$42,944
Financial liabilities:
Interest rate swap	$9,426	$8,179
Other derivative liabilities	193	198
Total financial liabilities measured at fair value	$9,619	$8,377

The following table sets forth a reconciliation of financial instruments classified as Level 3 in the fair value hierarchy (Note, amounts in this table indicate carrying values, which approximate fair values):

	Derivative Financial Instruments, net Liability	Investments in Debt Securities	Total
	(In Thousands)
Balance at January 1, 2009	$(4,814)	$41,550	$36,736
Unrealized losses recognized in earnings	(32)	–	(32)
Unrealized gain recognized as a regulatory asset	(4,126)	–	(4,126)
Issuances and settlements, net	1,539	450	1,989
Balance at December 31, 2009	$(7,433)	$42,000	$34,567
Unrealized losses recognized in OCI	–	(331)	(331)
Unrealized losses recognized in earnings	(22)	–	(22)
Unrealized loss recognized as a regulatory liability	(2,015)	–	(2,015)
Issuances and settlements, net	2,009	–	2,009
Balance at December 31, 2010	$(7,461)	$41,669	$34,208

Valuation Techniques

Investments in debt securities

As of December 31, 2010, IPL’s investment in debt securities consisted of available-for-sale debt securities and included $1.7 million of auction rate securities and $40.0 million of variable rate demand notes. Due to the illiquid nature of the investments, we classified them as Level 3. The $40 million variable rate demand notes consisted of the 1995B Bonds, which IPL owns and is also liable for both the interest and principal payments. See Note 3, “Investments in Long-term Debt Securities” for further discussion of the 1995B Bonds. We have estimated the fair value of the 1995B Bonds based primarily upon qualitative factors such as IPL’s credit worthiness and concluded the fair value approximates their face value. We have classified them as Level 3 due to the lack of observable market inputs.

Financial Transmission Rights

In connection with IPL’s participation in the Midwest ISO, in the second quarter of each year IPL is granted financial instruments that can be converted into cash or Financial Transmission Rights (“FTRs”) based on IPL’s forecasted peak load for the period. FTRs are used in the Midwest ISO market to hedge IPL’s exposure to congestion charges, which result from constraints on the transmission system. IPL converts all of these financial instruments into FTRs. IPL’s FTRs are valued at the cleared auction prices for FTRs in the Midwest ISO’s annual auction. Because of the infrequent nature of this valuation, the fair value assigned to the FTRs is considered a Level 3 input under the fair value hierarchy required by ASC 820. An offsetting regulatory liability has been recorded as management believes that these revenues or costs will be flowed through to customers through the FAC. As such, there is no impact on our Consolidated Statements of Income.

Other Financial Instruments

We do not believe any of the other financial instruments which we held as of December 31, 2010 are material to our results of operations, financial condition, and cash flows either qualitatively or quantitatively. As described in Note 2, “Summary of Significant Accounting Polices – Derivatives,” IPL has one interest rate swap agreement, which is recognized on the audited Consolidated Balance Sheets at its estimated fair value as a liability. IPL entered into this agreement as a means of managing the interest rate exposure related to the 1995B Bonds. In accordance with ASC 980, IPL recognized a regulatory asset equal to the value of the interest rate swap, which is adjusted as that fair value changes. Therefore there is no impact to IPL’s audited Consolidated Statements of Income or Cash Flows for the changes in the fair value of the interest rate swap.

7. REGULATORY ASSETS AND LIABILITIES

Regulatory assets represent deferred costs or credits that have been included as allowable costs or credits for ratemaking purposes. IPL has recorded regulatory assets or liabilities relating to certain costs or credits as authorized by the IURC or established regulatory practices in accordance with ASC 980. IPL is amortizing non tax related regulatory assets to expense over periods ranging from 1 to 35 years. Tax-related regulatory assets represent the net income tax costs to be considered in future regulatory proceedings generally as the tax-related amounts are paid.

The amounts of regulatory assets and regulatory liabilities at December 31 are as follows:

	2010	2009	Recovery Period
	(In Thousands)
Regulatory Assets
Current:
Environmental project costs	$–	$2,693	Through 2011(1)
Demand-Side Management program costs	–	2,135	Through 2011(1)(2)
Total current regulatory assets	–	4,828
Long-term:
Unrecognized pension and other postretirement benefit plan costs	235,371	217,238	Various
Income taxes recoverable from customers	66,387	70,278	Various
Deferred Midwest ISO costs	71,048	62,829	To be determined(3)
Unamortized Petersburg unit 4 carrying charges and certain other costs	16,520	17,575	Through 2026(1)(2)
Unamortized reacquisition premium on debt	14,249	15,864	Over remaining life of debt
Unrealized loss on interest rate swap	9,426	8,179	Through 2023
Environmental project costs	3,491	3,646	Through 2021(1)
Demand-Side Management program costs	257	42	Various
Total long-term regulatory assets	416,749	395,651
Total regulatory assets	$416,749	$400,479
Regulatory Liabilities
Current:
Deferred fuel over-collection	$1,439	$12,390	Through 2011(1)
FTR’s	2,158	944	Through 2011(4)
Fuel related	405	382	Through 2011
NOx & CCT project credits	4,125	147	Through 2011(4)
Demand-Side Management program costs	735	–	Through 2012
Total current regulatory liabilities	8,862	13,863
Long-term:
ARO and accrued asset removal costs	508,609	481,676	Not Applicable
Unamortized investment tax credit	7,790	9,192	Through 2021
Fuel related	593	1,132	Through 2013
Total long-term regulatory liabilities	516,992	492,000
Total regulatory liabilities	$525,854	$505,863

(1)	Recovered per specific rate orders

(2)	Recovered with a current return

(3)	Recovery is probable but timing not yet determined

(4)	Recovered (credited) per specific rate orders

Deferred Fuel

Deferred fuel costs are a component of current regulatory assets and are expected to be recovered through future FAC proceedings. IPL records deferred fuel in accordance with standards prescribed by the FERC. The deferred fuel adjustment is the result of variances between estimated fuel and purchased power costs in IPL’s FAC and actual fuel and purchased power costs. IPL is permitted to recover underestimated fuel and purchased power costs in future rates through the FAC proceedings and therefore the costs are deferred and amortized into fuel expense in the same period that IPL’s rates are adjusted. Deferred fuel was a liability of $1.4 million and $12.4 million as of December 31, 2010 and 2009, respectively. The deferred fuel liability decreased $11.0 million in 2010 as a result of IPL charging less for fuel to our jurisdictional customers during 2010 than our actual costs in order to return overbilled fuel costs from 2009.

Unrecognized Pension and Postretirement Benefit Plan Costs

In accordance with ASC 715 “Compensation – Retirement Benefits” and ASC 980, we recognize a regulatory asset equal to the unrecognized actuarial gains and losses and prior service costs. Pension expenses are recorded based on the benefit plan’s actuarially determined pension liability and associated level of annual expenses to be recognized. The other postretirement benefit plan’s deferred benefit cost is the excess of the other postretirement benefit liability over the amount previously recognized.

Deferred Income Taxes

This amount represents the portion of deferred income taxes that we believe will be recovered through future rates, based upon established regulatory practices, which permit the recovery of current taxes. Accordingly, this regulatory asset is offset by a deferred tax liability and is expected to be recovered, without interest, over the period underlying book-tax timing differences reverse and become current taxes.

Deferred Midwest ISO Costs

These consist of administrative costs for transmission services, transmission expansion cost sharing, and certain other operational and administrative costs from the Midwest ISO market. IPL received orders from the IURC that granted authority for IPL to defer such costs and seek recovery in a future basic rate case. See Note 4, “Regulatory Matters.”

Unrealized Loss on Interest Rate Swap

The interest rate swap on the 1995B Bonds is used to mitigate interest rate risk. The swap, which expires upon the maturity of the related note in 2023, was approved by the IURC as part of IPL’s 1994 financing order. The unrealized loss on the swap as of December 31, 2010 is considered in the determination of IPL’s cost of capital for rate making purposes as these amounts are realized through the periodic settlement payments under the swap. Should the swap be prudently terminated before its scheduled maturity date, the settlement of the swap would likely be recoverable in future rates.

Asset Retirement Obligation and Accrued Asset Removal Costs

In accordance with ASC 715 and ASC 980, IPL, a regulated utility, recognizes the cost of removal component of its depreciation reserve that does not have an associated legal retirement obligation as a deferred liability. This amount is net of the portion of legal Asset Retirement Obligations (“ARO”) costs that is currently being recovered in rates.

8. ASSET RETIREMENT OBLIGATIONS

ASC 420 “Exit or Disposal Cost Obligations” addresses financial accounting and reporting for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation. A legal obligation for purposes of ASC 420 is an obligation that a party is required to settle as a result of an existing law, statute, ordinance, written or oral contract or the doctrine of promissory estoppels. ARO liability is included in Miscellaneous on the accompanying Consolidated Balance Sheets.

IPL’s ARO relates primarily to environmental issues involving asbestos, ash ponds, landfills and miscellaneous contaminants associated with its generating plants, transmission system and distribution system. The following is a reconciliation of the ARO legal liability year end balances:

	2010	2009
	(In Millions)
Balance as of January 1	$14.7	$13.9
Accretion Expense	0.9	0.8
Balance as of December 31	$15.6	$14.7

As of December 31, 2010 and 2009, IPL did not have any assets that are legally restricted for settling its ARO liability.

9. SHAREHOLDER’S EQUITY

Capital Stock

All of the outstanding common stock of IPL is owned by IPALCO. IPL’s common stock is pledged under IPALCO’s $375 million of 8.625% (original coupon 7.625%) Senior Secured Notes due November 14, 2011 (“2011 IPALCO Notes”) and $400 million of 7.25% Senior Secured Notes due April 1, 2016 (“2016 IPALCO Notes”). There have been no changes in the capital stock of IPL during the three years ended December 31, 2010.

Dividend Restrictions

IPL’s mortgage and deed of trust and its amended articles of incorporation contain restrictions on IPL’s ability to issue certain securities or pay cash dividends. So long as any of the several series of bonds of IPL issued under its mortgage remains outstanding, and subject to certain exceptions, IPL is restricted in the declaration and payment of dividends, or other distribution on shares of its capital stock of any class, or in the purchase or redemption of such shares, to the aggregate of its net income, as defined in the mortgage, after December 31, 1939. The amount which these mortgage provisions would have permitted IPL to declare and pay as dividends at December 31, 2010, exceeded IPL’s retained earnings at that date. In addition, pursuant to IPL’s articles, no dividends may be paid or accrued and no other distribution may be made on IPL’s common stock unless dividends on all outstanding shares of IPL preferred stock have been paid or declared and set apart for payment.

IPL is also restricted in its ability to pay dividends if it is in default under the terms of its credit agreement, which could happen if IPL fails to comply with certain covenants. These covenants, among other things, require IPL to maintain a ratio of total debt to total capitalization not in excess of 0.65 to 1, in order to pay dividends. As of December 31, 2010 and as of the filing of this report, IPL was in compliance with all financial covenants and no event of default existed.

Cumulative Preferred Stock

IPL has five separate series of cumulative preferred stock. Holders of preferred stock are entitled to receive dividends at rates per annum ranging from 4.0% to 5.65%. During each year ended December 31, 2010, 2009 and 2008, total preferred stock dividends declared were $3.2 million. Holders of preferred stock are entitled to two votes per share for IPL matters, and if four full quarterly dividends are in default on all shares of the preferred stock then outstanding, they are entitled to elect the smallest number of IPL directors to constitute a majority of IPL’s board of directors. Based on the preferred stockholders’ ability to elect a majority of IPL’s board of directors in this circumstance, the redemption of the preferred shares is considered to be not solely within the control of the issuer and the preferred stock was considered temporary equity and presented in the mezzanine level of the audited consolidated balance sheets in accordance with the relevant accounting guidance for non-controlling interests and redeemable securities. IPL has issued and outstanding 500,000 shares of 5.65% Preferred Stock, which are now redeemable at par value, subject to certain restrictions, in whole or in part. Additionally, IPL has 91,353 shares of preferred stock which are redeemable solely at the option of IPL and can be redeemed in whole or in part at any time at specific call prices.

At December 31, 2010, 2009 and 2008, preferred stock consisted of the following:

	December 31, 2010		December 31,
	Shares Outstanding	Call Price	2010	2009	2008
			Par Value, plus premium, if applicable
			(In Thousands)
Cumulative $100 par value, authorized 2,000,000 shares
4% Series	47,611	$118.00	$5,410	$5,410	$5,410
4.2% Series	19,331	103.00	1,933	1,933	1,933
4.6% Series	2,481	103.00	248	248	248
4.8% Series	21,930	101.00	2,193	2,193	2,193
5.65% Series	500,000	100.00	50,000	50,000	50,000
Total cumulative preferred stock	591,353		$59,784	$59,784	$59,784

10. INDEBTEDNESS

Restrictions on Issuance of Debt

Before IPL can incur additional long-term debt, it must first have the approval of the IURC. The current IURC approved financing order grants IPL the authority to, among other things, issue up to $200 million in aggregate principal amount of long-term debt, refinance up to $277.4 million in existing indebtedness through December 31, 2013 and to have up to $250 million of long-term credit agreements and liquidity facilities outstanding at any one time. Before IPL can incur additional short-term debt, it must first have the approval of the FERC. The current FERC order authorizes IPL to issue up to $500 million of short-term indebtedness outstanding at any time through July 27, 2012. Also, IPL has restrictions on the amount of new debt they may issue due to contractual obligations of AES and financial covenant restrictions under existing debt obligations at IPL. Under such restrictions, IPL is generally allowed to fully draw the amounts available on its credit facility, refinance existing debt and issue new debt approved by the IURC and issue certain other indebtedness.

Credit Ratings

In August 2009, the corporate credit rating of IPL was upgraded by Standard & Poors (“S&P”) from BB+ to BBB-, resulting in an investment grade rating. This upgrade led to a downgrade in IPL’s senior unsecured debt rating from BBB to BBB- as a result of S&P applying its criteria for investment grade ratings to IPL. Under this criterion the senior unsecured rating of an investment grade company typically cannot be higher than its corporate credit rating. Additionally in August 2009, Moody’s upgraded the credit rating of IPL’s senior secured debt from Baa1 to A3. This upgrade was due to a change in Moody’s methodology for notching the senior secured debt ratings of investment-grade regulated utilities. Moody’s notching practices widened as a result of their research which indicated that regulated utilities have defaulted at a lower rate and experienced lower loss given default rates than non-financial, non-utility corporate issuers.

We cannot predict whether our current credit ratings or the credit ratings of IPL will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. A security rating is not a recommendation to buy, sell or hold securities. The rating may be subject to revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

Long-Term Debt

The following table presents our long-term indebtedness:

		December 31,
Series	Due	2010	2009
		(In Thousands)
IPL First Mortgage Bonds (see below):
6.30%	July 2013	$110,000	$110,000
4.90%(2)	January 2016	30,000	30,000
4.90%(2)	January 2016	41,850	41,850
4.90%(2)	January 2016	60,000	60,000
5.40%(1)	August 2017	24,650	24,650
5.75%(1)	August 2021	40,000	40,000
4.55%(2)	December 2024	40,000	40,000
5.90%(1)	December 2024	20,000	20,000
5.95%(1)	December 2029	30,000	30,000
5.95%(2)	August 2030	17,350	17,350
6.60%	January 2034	100,000	100,000
6.05%	October 2036	158,800	158,800
6.60%	June 2037	165,000	165,000
Unamortized discount – net		(1,024)	(1,048)
Total IPL first mortgage bonds		836,626	836,602
IPL Unsecured Debt:
Variable(3)	December 2015	40,000	40,000
Variable(4)(5)	January 2023	40,000	40,000
6.375%(4)	November 2029	20,000	20,000
Total IPL unsecured debt		100,000	100,000
Net Consolidated IPL Long term Debt		$936,626	$936,602

(1)	First Mortgage Bonds are issued to the city of Petersburg, Indiana, to secure the loan of proceeds from various tax-exempt instruments issued by the city.

(2)	First Mortgage Bonds are issued to the Indiana Finance Authority, to secure the loan of proceeds from the tax-exempt bonds issued by the Indiana Finance Authority.

(3)	Outstanding draw on a credit facility in order to purchase the 1995B Bonds. The facility was refinanced in December 2010. See below.

(4)	Notes are issued to the city of Petersburg, Indiana, by IPL to secure the loan of proceeds from various tax-exempt instruments issued by the city.

(5)	Please see “Variable-Rate Unsecured Debt” below for detail regarding 1995B Bonds and the related swap agreement.

IPL First Mortgage Bonds

The mortgage and deed of trust of IPL, together with the supplemental indentures thereto, secure the first mortgage bonds issued by IPL. Pursuant to the terms of the mortgage, substantially all property owned by IPL is subject to an $837.7 million direct first mortgage lien, as of December 31, 2010. The IPL first mortgage bonds require net earnings as calculated thereunder be at least two and one-half times the annual interest requirements before additional bonds can be authenticated on the basis of property additions. IPL was in compliance with such requirements as of December 31, 2010.

In June 2009, the Indiana Finance Authority issued on behalf of IPL an aggregate principal amount of $131.9 million of 4.90% Environmental Facilities Refunding Revenue Bonds (Indianapolis Power & Light Company Project) due January 2016. These bonds were issued in three series: $41.9 million Series 2009A Bonds, $30 million Series 2009B Bonds, and $60 million 2009C Bonds. IPL issued $131.9 million aggregate principal amount of first mortgage bonds to the Indiana Finance Authority to secure the loan of proceeds from these series of bonds issued by the Indiana Finance Authority. Proceeds of these bonds were used to retire $131.9 million of existing IPL first mortgage bonds issued in the form of auction rate securities.

Variable-Rate Unsecured Debt

IPL’s variable-rate unsecured debt consists of the 1995B Bonds and its line of credit agreement (see below). Pursuant to the terms of a Loan Agreement between IPL and the City of Petersburg, IPL is liable for interest and principal on the 1995B Bonds. Our December 31, 2010 and 2009 balance sheets reflect our obligation on the 1995B Bonds in long-term debt. The 1995B Bonds are currently being held by the trustee on IPL’s behalf. In accordance with the terms of the 1995B Bonds, they do not bear interest while in commercial paper mode since they are being held by the trustee, however IPL continues to be liable to a swap counterparty for 5.21% interest. As of the end of 2010, our total effective interest rate on the 1995B Bonds, including the liquidity facility draw and interest rate swap agreement was approximately 6.92% per annum. See Note 3, “Investments in Long-term Debt Securities” for further discussion.

Accounts Receivable Securitization

IPL formed IPL Funding in 1996 as a special-purpose entity to purchase receivables originated by IPL pursuant to a receivables purchase agreement between IPL and IPL Funding. IPL Funding also entered into a sale facility as defined in the Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009, among IPL, IPL Funding Corporation, as the Seller, Indianapolis Power & Light Company, as the Collection Agent, Royal Bank of Scotland plc, as the Agent, the Liquidity Providers and Windmill Funding Corporation (“Receivables Sale Agreement”), which matures May 24, 2011. The Liquidity Providers and Windmill Funding Corporation, collectively, are referred to as the “Purchasers”. Pursuant to the terms of the Receivables Sale Agreement, the Purchasers agree to purchase from IPL Funding, on a revolving basis, interests in the pool of receivables purchased from IPL up to the lesser of (1) an amount determined pursuant to the sale facility that takes into account certain eligibility requirements and reserves relating to the receivables, or (2) $50 million. As of December 31, 2010 and December 31, 2009 that amount was $50 million and $40.5 million, respectively. As collections reduce accounts receivable included in the pool, IPL Funding sells ownership interests in additional receivables acquired from IPL to return the ownership interests sold to the maximum amount permitted by the sale facility. IPL Funding is included in the Consolidated Financial Statements of IPL.

Prior to 2010, accounts receivable on IPL’s consolidated balance sheets were stated net of the amounts sold. Because the Purchasers bought an undivided percentage ownership interest in the pool of receivables, which is senior to IPL Funding’s retained interest, the adoption of the updates to ASC 860 requires the arrangement to be treated as a collateralized borrowing prospectively for financial reporting purposes, rather than as a sale, as was allowed under the previous accounting guidance. As such, we have included the $50 million of accounts receivable on our December 31, 2010 consolidated balance sheet to show the amount sold under this arrangement and have recorded a related short term debt obligation of $50 million. ASC 860 also requires specific disclosures for transfers of financial assets to the extent they are considered material to the financial statements. Taking into consideration the obligation to the Purchasers is now treated as debt on IPL’s consolidated balance sheet, the following discussion addresses those disclosures that management believes are material to the financial statements.

During the year ended December 31, 2010, IPL Funding’s total accounts receivable eligible for sale to the Purchasers increased from $40.5 million to $50 million. As such, the Purchasers purchased an additional $9.5 million ownership interest in the receivables from IPL Funding for $9.5 million. This $9.5 million cash receipt is reflected in the accompanying consolidated statement of cash flows under Cash Flows from Financing Activities as a short-term debt borrowing. The $40.5 million sold to the Purchasers as of December 31, 2009, that was reflected as a reduction of accounts receivable on the accompanying consolidated balance sheet, which was replaced with revolving sales of 2010 receivables to the Purchasers, did not result in any actual cash flows between IPL Funding and the Purchasers and therefore has no impact on the consolidated statement of cash flows.

IPL retains servicing responsibilities in its role as collection agent on the amounts due on the sold receivables. However, the Purchasers assume the risk of collection on the purchased receivables without recourse to IPL in the event of a loss. No servicing asset or liability is recorded since the servicing fee paid to IPL approximates a market rate. Per the terms of the purchase agreement, IPL Funding pays IPL $0.6 million annually in servicing fees which is financed by capital contributions from IPL to IPL Funding.

The total fees paid to the Purchasers recognized on the sales of receivables were $0.9 million and $0.6 million for the years ended December 31, 2010 and 2009, respectively. These amounts were included in Other operating expense on the Consolidated Statement of Income in 2009 and are included in Other interest beginning in 2010.

IPL and IPL Funding have indemnified the Purchasers on an after-tax basis for any and all damages, losses, claims, etc., arising out of the facility, subject to certain limitations defined in the Receivables Sale Agreement, in the event that there is a breach of representations and warranties made with respect to the purchased receivables and/or certain other circumstances as described in the Receivables Sale Agreement.

Under the sale facility, if IPL fails to maintain certain financial covenants including but not limited to interest coverage and debt-to-capital ratios, it would constitute a “termination event.” As of December 31, 2010, IPL was in compliance with such covenants.

In the event that IPL’s unsecured credit rating falls below BBB- at S&P or Baa3 at Moody’s Investors Service, the facility agent has the ability to (i) replace IPL as the collection agent; and (ii) declare a “lock-box” event. Under a lock-box event or a termination event, the facility agent has the ability to require all proceeds of purchased receivables of IPL to be directed to lock box accounts within 45 days of notifying IPL. A termination event would also (i) give the facility agent the option to take control of the lock-box account, and (ii) give the Purchasers the option to discontinue the purchase of additional interests in receivables and cause all proceeds of the purchased interests to be used to reduce the Purchaser’s investment and to pay other amounts owed to the Purchasers and the facility agent. This would have the effect of reducing the operating capital available to IPL by the aggregate amount of such purchased interests in receivables ($50 million as of December 31, 2010).

Line of Credit

In December 2010, IPL entered into a $250 million unsecured revolving credit facilities credit agreement (the “Credit Agreement”) by and among IPL, the Lenders (see below), PNC Bank, National Association, in its capacity as administrative agent for the Lenders under this Agreement, PNC Capital Markets LLC, Sole Bookrunner and Sole Lead Arranger, Bank of America, N.A., as Syndication Agent, and Union Bank, N.A., as Documentation Agent. The Lenders include PNC Bank, National Association; Bank of America, N.A.; Union Bank, N.A.; JPMorgan Chase Bank, N.A.; U.S. Bank National Association; The Huntington National Bank; and Fifth Third Bank. The Credit Agreement includes two facilities: (i) a $209.4 million committed line of credit for letters of credit, working capital and general corporate purposes and (ii) a $40.6 million liquidity facility, which is dedicated for the sole purpose of providing liquidity for certain variable rate unsecured debt issued on behalf of IPL. The Credit Agreement matures on December 14, 2015 and bears interest at variable rates as defined in the Credit Agreement. Prior to execution, IPL had existing general banking relationships with the parties in this agreement. The newly executed Credit Agreement was entered into to replace IPL’s previously existing $150 million credit agreement. As of December 31, 2010 and 2009, IPL did not have any outstanding borrowings on the committed line of credit, but had $40 million of outstanding borrowings on the liquidity facility.

Debt Maturities

Maturities on long-term indebtedness subsequent to December 31, 2010, are as follows:

Year	Amount
(In Thousands)
2011	$–
2012	–
2013	110,000
2014	–
2015	40,000
Thereafter	787,650
Total	$937,650

11. INCOME TAXES

IPL follows a policy of comprehensive interperiod income tax allocation. Investment tax credits related to utility property have been deferred and are being amortized over the estimated useful lives of the related property.

AES files federal and state income tax returns which consolidate IPALCO and IPL. Under a tax sharing agreement with IPALCO, IPL is responsible for the income taxes associated with its own taxable income and records the provision for income taxes as if IPL filed separate income tax returns. IPL is no longer subject to U.S. or state income tax examinations for tax years through March 27, 2001, but is open for all subsequent periods.

The following is a reconciliation of the beginning and ending amounts of unrecognized tax benefits for the year ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
	(In Thousands)
Unrecognized tax benefits at January 1	$7,947	$7,756	$21,582
Gross increases – current period tax positions	753	753	754
Gross decreases – prior period tax positions	(3,943)	(562)	(7,535)
Settlements	–	–	(7,045)
Unrecognized tax benefits at December 31	$4,757	$7,947	$7,756

The unrecognized tax benefits at December 31, 2010, represent tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the timing of the deductions will not affect the annual effective tax rate but would accelerate the tax payments to an earlier period.

Tax-related interest expense and income is reported as part of the provision for federal and state income taxes. Penalties, if incurred, would also be recognized as a component of tax expense. As of December 31, 2010 and 2009, IPL has recorded a liability for interest of $0.0 million and $0.7 million, respectively. The income tax provision includes interest expense/(income) of ($0.7 million), $0.1 million, and ($2.0 million) for the years ended December 31, 2010, 2009 and 2008, respectively.

Federal and state income taxes charged to income are as follows:

	2010	2009	2008
	(In Thousands)
Charged to operating expenses:
Current income taxes:
Federal	$61,999	$74,472	$71,012
State	18,818	21,200	19,973
Total current income taxes	80,817	95,672	90,985
Deferred income taxes:
Federal	(4,697)	(17,794)	(8,428)
State	1,539	(1,884)	1,002
Total deferred income taxes	(3,158)	(19,678)	(7,426)
Net amortization of investment credit	(1,720)	(2,059)	(2,439)
Total charge to operating expenses	75,939	73,935	81,120
Charged to other income and deductions:
Current income taxes:
Federal	(286)	(34)	(875)
State	39	94	(48)
Total current income taxes	(247)	60	(923)
Deferred income taxes:
Federal	(1)	30	(118)
State	(4)	8	(31)
Total deferred income taxes	(5)	38	(149)
Net credit to other income and deductions	(252)	98	(1,072)
Total federal and state income tax provisions	$75,687	$74,033	$80,048

 The provision for income taxes (including net investment tax credit adjustments) is different than the amount computed by applying the statutory tax rate to pretax income. The reasons for the difference, stated as a percentage of pretax income, are as follows:

	2010	2009	2008
Federal statutory tax rate	35.0%	35.0%	35.0%
State income tax, net of federal tax benefit	6.8	6.9	6.7
Amortization of investment tax credits	(0.9)	(1.1)	(1.2)
Depreciation flow through and amortization	0.4	1.2	1.6
Manufacturers’ Production Deduction (Sec. 199)	(2.7)	(2.0)	(1.8)
Change in tax reserves	(0.2)	0.1	(0.7)
Other – net	0.3	(0.5)	(0.2)
Effective tax rate	38.7%	39.6%	39.4%

Internal Revenue Code Section 199 permits taxpayers to claim a deduction from taxable income attributable to certain domestic production activities. IPL’s electric production activities qualify for this deduction. The deduction was equal to 6% of qualifying production activity income in 2008 and 2009 and increased to 9% of qualifying production activity income beginning in 2010 and thereafter. The tax benefit associated with the Internal Revenue Code Section 199 domestic production deduction for 2008 and 2009 was $3.8 million and $3.4 million, respectively. The benefit for 2010 is estimated to be $5.3 million.

The significant items comprising IPL’s net accumulated deferred tax liability recognized on the audited Consolidated Balance Sheets as of December 31, 2010 and 2009, are as follows:

	2010	2009
	(In Thousands)
Deferred tax liabilities:
Relating to utility property, net	$503,599	$505,591
Regulatory assets recoverable through future rates	163,933	154,269
Other	5,264	4,147
Total deferred tax liabilities	672,796	664,007
Deferred tax assets:
Investment tax credit	4,633	5,467
Regulatory liabilities including ARO	214,945	204,194
Employee benefit plans	81,900	79,815
Other	9,592	10,209
Total deferred tax assets	311,070	299,685
Accumulated net deferred tax liability	361,726	364,322
Less: Net current deferred tax asset	(11,291)	(10,233)
Accumulated deferred income taxes – net	$373,017	$374,555

12. PENSION AND OTHER POSTRETIREMENT BENEFITS

Approximately 90% of IPL’s active employees are covered by the Employees’ Retirement Plan of Indianapolis Power & Light Company (“Defined Benefit Pension Plan”) as well as the Employees’ Thrift Plan of Indianapolis Power & Light Company (“Thrift Plan”). The Defined Benefit Pension Plan is a qualified defined benefit plan, while the Thrift Plan is a qualified defined contribution plan. The remaining 10% of active employees are covered by the AES Retirement Savings Plan. The AES Retirement Savings Plan (“RSP”) is a qualified defined contribution plan containing a profit sharing component. All non-union new hires are covered under the RSP, while International Brotherhood of Electrical Workers (“IBEW”) physical unit union new hires are covered under the Defined Benefit Pension Plan and Thrift Plan. Beginning in 2007, IBEW clerical-technical unit new hires are no longer covered under the Defined Benefit Pension Plan but do receive an annual lump sum company contribution into the Thrift Plan. This lump sum is in addition to the IPL match of participant contributions up to 5% of base compensation. The Defined Benefit Pension Plan is noncontributory and is funded through a trust. Benefits are based on each individual employee’s pension band and years of service as opposed to their compensation. Pension bands are based primarily on job duties and responsibilities.

Additionally, a small group of former officers and their surviving spouses are covered under a funded non-qualified Supplemental Retirement Plan of Indianapolis Power & Light Company (“Supplemental Retirement Plan”). The total number of participants in the plan as of December 31, 2010 is 28. The plan is closed to new participants.

IPL provides postretirement health care benefits to certain active or retired employees and the spouses of certain active or retired employees. Approximately 193 active employees and 112 retirees (including spouses) were receiving such benefits or entitled to future benefits as of December 31, 2010. The plan is unfunded.

	Pension benefits as of December 31,		Other postretirement benefits as of December 31,
	2010	2009	2010	2009
	(In Thousands)
Change in benefit obligation:
Projected benefit obligation at beginning Measurement Date (see below)	$548,779	$527,741	$5,082	$13,083
Adjustment due to adoption of ASC 715:		–		–
Service cost and interest cost during gap period	–		–
Service cost	6,590	6,319	347	681
Interest cost	31,577	32,066	283	470
Plan settlements	(359)	(454)	–	–
Actuarial (gain) loss	39,275	11,629	(53)	(4,524)
Amendments (primarily increases in pension bands)	11,223	–	(47)	(4,264)
Benefits paid	(29,677)	(28,522)	(621)	(365)
Projected benefit obligation at ending Measurement Date	607,408	548,779	4,991	5,081
Change in plan assets:
Fair value of plan assets at beginning Measurement Date	367,463	305,508	–	–
Actual return on plan assets	46,483	70,804	–	–
Employer contributions	28,701	20,127	621	365
Plan Settlements	(359)	(454)	–	–
Benefits paid	(29,677)	(28,522)	(621)	(365)
Fair value of plan assets at ending Measurement Date	412,611	367,463	–	–
Funded status	$(194,797)	$(181,316)	$(4,991)	$(5,081)
Amounts recognized in the statement of financial position under ASC 715:
Current liabilities	$–	$–	$(504)	$(586)
Noncurrent liabilities	(194,797)	(181,316)	(4,487)	(4,495)
Net amount recognized	(194,797)	(181,316)	(4,991)	(5,081)
Sources of change in regulatory assets(1):
Prior service cost (credit) arising during period	$11,223	$–	$(47)	$(4,264)
Net loss (gain) arising during period	22,042	(35,024)	(53)	(4,524)
Amortization of prior service (cost) credit	(3,476)	(3,523)	311	339
Recognition of gain (loss) due to settlement	(204)	(256)	–	–
Amortization of gain (loss)	(11,838)	(16,279)	176	102
Total recognized in regulatory assets(1)	$17,747	$(55,082)	$387	$(8,347)

Total amounts included in accumulated other comprehensive income (loss)	NA(1)	NA(1)	NA(1)	NA(1)
Amounts included in regulatory assets and liabilities(1):
Net loss (gain)	$207,945	$197,945	$(3,730)	$(3,853)
Prior service cost (credit)	34,996	27,249	(3,840)	(4,104)
Total amounts included in regulatory assets (liabilities)	$242,941	$225,194	$(7,570)	$(7,957)

(1)	Represents amounts included in regulatory assets (liabilities) yet to be recognized as components of net prepaid (accrued) benefit costs.

Effect of ASC 715

ASC 715 requires a portion of pension and other postretirement liabilities to be classified as current liabilities to the extent the following year’s expected benefit payments are in excess of the fair value of plan assets. As each Pension Plan has assets with fair values in excess of the following year’s expected benefit payments, no amounts have been classified as current. Therefore, the entire net amount recognized in IPL’s Consolidated Balance Sheets of $194.8 million is classified as a long-term liability. As there are no plan assets related to the other postretirement plan, the current other postretirement liability is equal to the following year’s expected other postretirement benefit payment of $0.5 million, resulting in a long-term other postretirement liability of $4.5 million.

Information for Pension Plans with a benefit obligation in excess of plan assets

	Pension benefits as of December 31,
	2010	2009
	(In Thousands)
Benefit obligation	$607,408	$548,779
Plan assets	412,612	367,463
Benefit obligation in excess of plan assets	$194,796	$181,316

IPL’s total benefit obligation in excess of plan assets was $194.8 million as of December 31, 2010 ($194.2 million Defined Benefit Pension Plan and $0.6 million Supplemental Retirement Plan).

Information for Pension Plans with an accumulated benefit obligation in excess of plan assets

	Pension benefits as of December 31,
	2010	2009
	(In Thousands)
Accumulated benefit obligation	$592,419	$535,452
Plan assets	412,612	367,463
Accumulated benefit obligation in excess of plan assets	$179,807	$167,989

IPL’s total accumulated benefit obligation in excess of plan assets was $179.8 million as of December 31, 2010 ($179.2 million Defined Benefit Pension Plan and $0.6 million Supplemental Retirement Plan).

Pension Benefits and Expense

The 2010 net actuarial loss of $22.0 million is comprised of two parts (net): (1) $17.2 million of pension asset actuarial gain is primarily due to the higher than expected return on assets, and (2) $39.2 million of pension liability actuarial loss is primarily due to a decrease in the discount rate that is used to value pension liabilities. The unrecognized net loss of $207.9 million in the Employees’ Retirement Plan of Indianapolis Power & Light Company and Supplemental Retirement Plan of Indianapolis Power & Light Company (“Pension Plans”) has arisen over time primarily due to the long-term declining trend in corporate bond rates, the lower than expected return on assets during the year 2008, and the adoption of new mortality tables which increased the expected benefit obligation due to the longer expected lives of participants, since ASC 715 was adopted. The unrecognized net loss, to the extent that it exceeds 10% of the greater of the benefit obligation or the assets, will be amortized and included as a component of net periodic benefit cost in future years. The amortization period is approximately 11 years based on estimated demographic data as of December 31, 2010. The projected benefit obligation of $607.4 million, less the fair value of assets of $412.6 million results in a funded status of ($194.8 million) at December 31, 2010.

	Pension benefits for years ended December 31,
	2010		2009		2008
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$6,590		$6,319		$5,248
Interest cost	31,577		32,066		30,293
Plan Settlements	204		256		546
Expected return on plan assets	(29,250)		(24,150)		(31,443)
Amortization of prior service cost	3,476		3,523		2,868
Recognized actuarial loss	11,838		16,279		1,366
Total pension cost	24,435		34,293		8,878
Less: amounts capitalized	2,321		2,469		747
Amount charged to expense	$22,114		$31,824		$8,131
Rates relevant to each year’s expense calculations:
Discount rate – defined benefit pension plan	5.93%		6.26%		6.49%
Discount rate – supplemental retirement plan	5.27%/5.08	%(1)	6.31%/5.06	%(2)	6.49%/6.355%/7.18	%(3)
Expected return on defined benefit pension plan assets	8.00%		8.00%		7.75%
Expected return on supplemental retirement plan assets	8.00%		8.00%		7.75%

(1)	5.27% for the period January 1, 2010 through May 31, 2010, 5.08% for the settlement on May 31, 2010 and the period June 1, 2010 through December 31, 2010.

(2)	6.31% for the period January 1, 2009 through November 30, 2009, 5.06% for the settlement on November 30, 2009 and the period December 1, 2009 through December 31, 2009.

(3)
6.49% for the period January 1, 2008 through January 31, 2008; 6.355% for the settlement on January 31, 2008 and the period February 1, 2008 through July 31, 2008; and 7.18% for the settlement on July 31, 2008 and the period August 1, 2008 through December 31, 2008.

Pension expense for the following year is determined as of the December 31st measurement date based on the fair value of the Pension Plans’ assets, the expected long-term rate of return on plan assets and a discount rate used to determine the projected benefit obligation. In establishing our expected long-term rate of return assumption, we consider historical returns, as well as, the expected future weighted-average returns for each asset class based on the target asset allocation. For 2010, pension expense was determined using an assumed long-term rate of return on plan assets of 8.0%. As of the December 31, 2010 measurement date, IPL decreased the discount rate from 5.93% to 5.38% for the Defined Benefit Pension Plan and increased the discount rate from 5.08% to 5.09% for the Supplemental Retirement Plan. The discount rate assumption affects the pension expense determined for 2011. Due to settlement accounting, the discount rate for the supplemental plan which was initially 5.27% for the period January 1, 2010 through May 31, 2010, was decreased to 5.08% on May 31, 2010. In addition, IPL decreased the expected long-term rate of return on plan assets from 8.0% to 7.75% effective January 1, 2011. The expected long-term rate of return assumption affects the pension expense determined for 2011. The effect on 2011 total pension expense of a 25 basis point increase and decrease in the assumed discount rate is ($1.4 million) and $1.3 million, respectively. The effect on 2011 total pension expense of a one percentage point increase and decrease in the expected long-term rate of return on plan assets is ($4.2 million) and $4.2 million, respectively.

Expected amortization

The estimated net loss and prior service cost for the Pension Plans that will be amortized from the regulatory asset into net periodic benefit cost over the 2011 plan year are $13.3 million and $4.3 million, respectively (Defined Benefit Pension Plan of $13.2 million and $4.3 million, respectively; and the Supplemental Retirement Plan of $0.1 million and $0.0 million, respectively).

Pension Assets

Fair Value Measurements

In December 2008, FASB issued FASB Staff Position No. 132(R)-1. “Employers’ Disclosure about Postretirement Benefit Plan Assets” which requires additional disclosures about assets held in employer’s defined benefit pension or other postretirement plans.

FSP 132(R)-1 replaces the requirement to disclose the percentage of the fair value of total plan assets with a requirement to disclose the fair value of each major asset category. FSP 132(R)-1 also requires disclosure of the level within the fair value hierarchy (i.e., Level 1, Level 2 and Level 3) in which each major category of plan assets falls, using the guidance in ASC 820.

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value:

•	Other than common/collective trusts and hedge funds, all Plan investments are actively traded on an open market and are categorized as Level 1 in the fair value hierarchy.

•
All of the Plan’s hedge funds report the net asset value (NAV) of the Plan’s interest based on the fair value of the hedge fund’s underlying investments as determined in accordance with the AICPA Accounting and Auditing Guide for Investment Companies.

•
Investments in hedge funds are valued utilizing the observable net asset values (NAVs) of the Plan’s interest as of year end, provided by the underlying hedge fund,  The Plan may redeem its ownership interests in hedge funds at NAV, with 65 days’ notice, on a quarterly basis.

•
The Plan’s investments in common/collective trusts are valued at the net asset value (NAV) of shares held by the Plan at year end.  The plan may redeem its shares of the common/collective trust funds at NAV daily.  These NAVs have been determined based on the market value of the underlying securities held by the common/collective trust funds.  The Plan’s investments in hedge funds have been recorded at fair value and are all categorized as Level 2 investments in the fair value hierarchy.

The primary long-term investment objective of managing pension assets is to achieve a total return equal to or greater than the weighted average targeted rate of return (see table below). Additional objectives include maintenance of sufficient income and liquidity to pay retirement benefits, as well as, a long-term annualized rate of return (net of relevant fees) that meets or exceeds the assumed targeted rate. In order to achieve these objectives, the plan seeks to achieve a long-term above-average total return consisting of capital appreciation and income. Though it is the intent to achieve an above-average return, that intent does not include taking extraordinary risks or engaging in investment activities not commonly considered prudent. In times when the securities markets demonstrate uncommon volatility and instability, it is the intent to place more emphasis on the preservation of principal. Please refer to the table below for more detailed information concerning the target allocations, allocation ranges, expected annual return, and expected standard deviation of the applicable pension asset categories. The expected long-term rate of return on pension assets is based on the assumption in the table below.

The investment management of the pension assets are managed with the following asset allocation guidelines:

	Lower Limit	Target Allocation	Upper Limit	Return (2)	Risk (3)
U.S. Large Cap Equities	20.0%	30.0%	40.0%	9.9%	15.0%
U.S. Mid Cap Equities	2.5%	5.0%	7.5%	10.8%	16.8%
U.S. Small Cap Equities	2.5%	5.0%	7.5%	11.6%	19.5%
International Equities	0.0%	10.0%	20.0%	9.5%	17.4%
Fixed Income – Core	20.0%	30.0%	40.0%	5.5%	3.9%
High Yield	5.0%	10.0%	15.0%	7.7%	9.6%
Real Estate Investment Trusts (1)	0.0%	5.0%	10.0%	10.0%	18.7%
Hedge Funds (1)	0.0%	5.0%	10.0%	9.6%	10.7%

(1)	Alternative investments (combined) not to exceed 10%

(2)	Expected long-term annual return

(3)	Expected standard deviation

The fair values of the pension plan assets at December 31, 2010, by asset category are as follows:

	Fair Value Measurements at December 31, 2010 (in thousands)
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)%
Cash and cash equivalents	$69,345	$69,345	$–	17%
Equity securities:
U.S. small cap value	23,484	23,484	–	6%
U.S. small cap growth	213	213	–	–
U.S. small-mid cap growth	25,665	25,665	–	6%
U.S. mid cap core	346	346	–	–
U.S. large cap value (1)	38,936	22,256	16,680	9%
U.S. large cap growth (2)	41,344	21,623	19,721	10%
U.S. large cap core	42,251	42,251	–	10%
International developed markets (3)	36,163	36,163	–	9%
Preferred stock	728	728	–	–
REIT – domestic	10,665	10,665	–	3%
Fixed income securities:
International developed markets	59	59	–	–
International emerging markets	129	129	–	–
Government debt securities (4)	32,621	32,621	–	8%
High yield	39,130	39,130	–	9%
Mortgage backed securities	6,724	6,724	–	2%
Asset backed securities	4,537	4,537	–	1%
Collateralized mortgage obligations	353	353	–	–
Corporate bonds (5)	23,884	23,884	–	6%
Other types of investments:
Equity long/short fund of funds hedge fund (6)	14,932	–	14,932	4%
Multi-strategy fund of funds hedge fund (7)	1,103	–	1,103	0%
Total	$412,612	$360,176	$52,436	100%

(1)	This category includes 43% of low-cost equity index funds that track the Russell 1000 Value index.

(2)	This category includes 48% of low-cost equity index funds that track the Russell 1000 Growth index.

(3)	This category represents equity securities of developed non-U.S. issuers across diverse industries.

(4)	This category includes U.S. Treasury and Government agency securities.

(5)	This category represents investment grade bonds of U.S. issuers from diverse industries.

(6)
This category includes fund of fund hedge funds that invest both long and short in primarily U.S. common stocks. Management of the hedge funds has the ability to shift investments from a net long position to a net short position.

(7)	This category invests in multiple strategies to diversify risks and reduce volatility. The fund is currently in full liquidation.

The fair values of the pension plan assets at December 31, 2009, by asset category are as follows:

	Fair Value Measurements at December 31, 2009 (in thousands)
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)%
Cash and cash equivalents	$15,697	$15,697	$–	4%
Equity securities:
U.S. small cap value	21,242	21,242	–	6%
U.S. small cap growth	178	178	–	–
U.S. small–mid cap growth	22,212	22,212	–	6%
U.S. mid cap core	276	276	–	–
U.S. large cap value (1)	32,634	18,183	14,451	9%
U.S. large cap growth (2)	35,323	18,410	16,913	10%
U.S. large cap core	55,217	55,217	–	15%
International developed markets (3)	29,609	29,609	–	8%
International emerging markets	5,254	5,254	–	1%
Preferred stock	271	271	–	–
REIT – domestic	8,213	8,213	–	2%
Fixed income securities:
International developed markets	237	237	–	–
International emerging markets	62	62	–	–
Government debt securities (4)	43,540	43,540	–	12%
High yield	34,657	34,657	–	9%
Mortgage backed securities	9,817	9,817	–	3%
Asset backed securities	3,889	3,889	–	1%
Collateralized mortgage obligations	1,286	1,286	–	–
Corporate bonds (5)	32,002	32,002	–	9%
Other types of investments:
Equity long/short fund of funds hedge fund (6)	13,885	–	13,885	4%
Multi–strategy fund of funds hedge fund (7)	1,962	–	1,962	1%
Total	$367,463	$320,252	$47,211	100%

(1)	This category includes 44% of low-cost equity index funds that track the Russell 1000 Value index

(2)	This category includes 48% of low-cost equity index funds that track the Russell 1000 Growth index

(3)	This category represents equity securities of developed non-U.S. issuers across diverse industries.

(4)	This category includes U.S. Treasury and Government agency securities

(5)	This category represents investment grade bonds of U.S. issuers from diverse industries.

(6)
This category includes fund of fund hedge funds that invest both long and short in primarily U.S. common stocks. Management of the hedge funds has the ability to shift investments from a net long position to a net short position.

(7)	This category invests in multiple strategies to diversify risks and reduce volatility. The fund is currently in full liquidation.

Other Postretirement Benefits and Expense

	Other postretirement benefits for years ended December 31,
	2010	2009		2008
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$347	$681		$1,115
Interest cost	283	470		645
Amortization of prior service cost	(311)	(339)		(55)
Amortization of net (gain) loss	(176)	(102)		(18)
Total pension cost	143	710		1,687
Less: amounts capitalized	14	51		142
Amount charged to expense	$129	$659		$1,545

Discount rate – Other postretirement benefit plan	5.90%	5.79%/7.44	% (1)	6.64%
Expected return on Other postretirement benefit plan assets	NA	NA		NA

(1)	5.79% for the period January 1, 2009 through March 18, 2009 and 7.44% for the settlement on March 18, 2009 and the period March 19, 2009 through December 31, 2009.

As of the December 31, 2010 measurement date, IPL decreased the discount rate from 5.90% to 5.47%. The discount rate assumption affects the other postretirement expense determined for 2011. The effect on 2011 total other postretirement expense of a 25 basis point increase and decrease in the assumed discount rate is ($20 thousand) and $20 thousand, respectively.

Health Care Cost Trend Rates

For measurement purposes, we assumed an annual rate of increase in the per capita cost of covered medical care benefits of 7.27% for 2011, gradually declining to 4.5% in 2029 and remaining level thereafter. In addition, we assumed an annual rate of increase in the per capita cost of covered prescription drugs of 7.27% for 2011, gradually declining to 4.5% in 2029 and then remaining level.

Effect of Change in Health Care Cost Trend Rates

	2010	2009
	(In Thousands)
Effect on total service cost and interest cost components:
One-percentage point increase	$111	$237
One-percentage point decrease	$(90)	$(193)
Effect on year-end benefit obligation:
One-percentage point increase	$700	$609
One-percentage point decrease	$(581)	$(506)

The Medicare Prescription Drug, Improvement and Modernization Act of 2003

The Medicare Prescription Drug Improvement and Modernization Act of 2003 includes Medicare drug coverage that became effective on January 1, 2006. Current covered retirees are only eligible for coverage until age 55 (First Voluntary Early Retirement Program) or age 62 (Second and Third Voluntary Early Retirement Program). Following the March, 2009 plan changes, no future retirees are eligible for post age-65 coverage. IPL does not expect to qualify for significant subsidies under the Medicare Prescription Drug Improvement and Modernization Act of 2003 and, as a result, no projected subsidy was included in the actuarial valuation of the benefit obligation.

The Patient Protection and Affordable Care Act of 2010

Excise taxes are potentially payable in 2018 and beyond for any "high cost plan" under the Patient Protection and Affordable Care Act.  Significant uncertainties exist regarding the excise tax on high cost plans.  Because of these uncertainties, calculation of a precise liability for this tax is impossible at this time.  IPL discussed with the plan actuary the potential approaches to estimate the potential range of liabilities.  Based on the makeup of plan participants and benefits, IPL estimates the effect of the excise tax to be a 0% change in liability.

The Patient Protection and Affordable Care Act was signed into law March 23, 2010. The elimination of lifetime maximum benefit limits and the addition of dependent children up to age 26 is not expected to significantly affect retiree claims. As changes are made to comply with this legislation, the resulting changes in cost will be reflected at that time.

Expected amortization

The estimated net gain and prior service credit for the other postretirement plan that will be amortized from the regulatory liability into net periodic benefit cost over the 2011 plan year are $170,058 and $314,744, respectively.

Pension Funding

We contributed $28.7 million, $20.1 million, and $56.7 to the Pension Plans in 2010, 2009, and 2008, respectively. Funding for the qualified Defined Benefit Pension Plan is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under Employee Retirement Income Security Act of 1974, as amended by the Pension Protection Act of 2006, as well as targeted funding levels necessary to meet certain thresholds. Management does not currently expect any of the pension assets to revert back to IPL during 2011.

From a funding perspective, IPL’s funding target liability shortfall is estimated to be approximately $152 million as of January 1, 2011. The shortfall must be funded over seven years. In addition, IPL must also contribute the normal service cost earned by active participants during the plan year. The service cost is expected to be about $5.1 million in 2011. Then, each year thereafter, if the plan’s underfunding increases to more than the present value of the remaining annual installments, the excess is separately amortized over a new seven year period. IPL is required to fund approximately $37 million during 2011. However, IPL may decide to contribute more than $37 million to meet certain funding thresholds. IPL’s funding policy for the Pension Plans is to contribute annually no less than the minimum required by applicable law, nor more than the maximum amount that can be deducted for federal income tax purposes.

Benefit payments made from the Pension Plans for the years ended December 31, 2010 and 2009 were $29.7 million and $28.5 million respectively. Benefit payments made by IPL for other postretirement obligations were $0.6 million and $0.4 million respectively. Projected benefit payments are expected to be paid out of the respective plans as follows:

Year	Pension Benefits	Other Postretirement Benefits
	(In Thousands)
2011	$31,020	$503
2012	31,982	415
2013	33,176	367
2014	34,538	342
2015	35,973	247
2016 through 2020 (in total)	200,766	820

Voluntary Early Retirement Programs

In conjunction with the AES acquisition, IPL implemented three Voluntary Early Retirement Programs (“VERPs”) which offered eligible employees enhanced retirement benefits upon early retirement. Participation in the VERPs was accepted by 551 qualified employees, who elected actual retirement dates between March 1, 2001, and August 1, 2004. Additionally, we currently intend to provide postretirement medical and life insurance benefits to the retirees in the first VERP until age 55; at which time they will be eligible to receive similar benefits from the independent Voluntary Employee Beneficiary Association Trust (“VEBA Trust”). IPL reserves the right to modify or terminate any of the postretirement health care and life insurance benefits provided by IPL. IPL also provides postretirement medical and life insurance benefits to the retirees in the second and third VERPs from their retirement until age 62. The additional cost was initially estimated to be $7.5 million to be amortized over 8 years.

Due to plan changes effective January 1, 2007, an additional $2.7 million negative prior service cost base was created as of December 31, 2006. This prior service cost base reduces the unrecognized prior service cost for the second and third VERPs ($3.1 million as of December 31, 2006) to $0.4 million which is amortized over the remaining four years ($0.1 million per year). When those retirees reach age 62, they will be eligible for benefits from the VEBA Trust.

Due to plan changes effective January 1, 2008, an additional $0.2 million negative prior service cost base was created as of December 31, 2007. This prior service cost base reduces the unrecognized prior service cost for the second and third VERPs ($0.3 million as of December 31, 2007) to $0.1 million which is amortized over the remaining three years. When those retirees reach age 62, they will be eligible for benefits from the VEBA Trust.

Due to the plan changes effective January 1, 2009, an additional $0.2 million negative prior service cost base was created as of December 31, 2008. This prior service cost base eliminated the unrecognized prior service cost for the second and third VERPs ($0.1 million as of December 31, 2008). The remaining $0.1 million is amortized over 14 years.

Effective March 1, 2009, the plan was amended to eliminate post-65 coverage for participants retiring after December 31, 2009. This change created a $4.2 million negative prior service cost base. The $4.2 million is amortized over 14 years.

Due to the plan changes effective January 1, 2010, an additional $38 thousand negative prior service cost base was created as of December 31, 2009. This amount is amortized over 13 years.

Due to the plan changes effective January 1, 2011, an additional $47 thousand negative prior service cost base was created as of December 31, 2010. This amount is amortized over 12 years.

Defined Contribution Plans

All of IPL’s employees are covered by one of two defined contribution plans, the Thrift Plan or the RSP:

The Thrift Plan

Approximately 90% of IPL’s active employees are covered by the Thrift Plan. The Thrift Plan is a qualified defined contribution plan. All union new hires are covered under the Thrift Plan.

Participants elect to make contributions to the Thrift Plan based on a percentage of their base compensation. Each participant’s contribution is matched in amounts up to, but not exceeding, 4% of the participant’s base compensation, except for employees hired after October 20, 2000 who are members of the clerical-technical unit; and employees hired on or after December 19, 2005 who are members of the physical bargaining unit of the IBEW union, who are not eligible for postretirement health care benefits; whose contributions are matched up to 5% of their base compensation. Beginning in 2007, the IBEW clerical-technical union new hires, in addition to the IPL match, receive an annual lump sum company contribution into the Thrift Plan. Employer contributions to the Thrift Plan were $2.9 million, $2.9 million and $2.8 million for 2010, 2009 and 2008, respectively.

The AES Retirement Savings Plan

Approximately 10% of IPL’s active employees are covered by the RSP. The RSP is a qualified defined contribution plan containing a profit sharing component. All non-union new hires are covered under the RSP, while union new hires are covered under the Thrift Plan. Participants elect to make contributions to the RSP based on a percentage of their taxable compensation. Each participant’s contribution is matched in amounts up to, but not exceeding, 5% of the participant’s taxable compensation. In addition, the RSP has a profit sharing component whereby IPL contributes a percentage of each employee’s annual salary into the plan on a pre-tax basis. The profit sharing percentage is determined by the AES Board of Directors on an annual basis. Employer payroll-matching and profit sharing contributions (by IPL) relating to the RSP were $0.7 million, $2.3 million and $2.0 million for 2010, 2009 and 2008, respectively.

13. COMMITMENTS AND CONTINGENCIES

Legal Loss Contingencies

IPL is a defendant in a little less than one hundred pending lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in IPL power plants. IPL has been named as a “premises defendant” in that IPL did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by IPL. IPL has insurance which may cover some portions of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote policies applicable to the period of time during which much of the exposure has been alleged.

It is possible that material additional loss with regard to the asbestos lawsuits could be incurred. At this time, an estimate of additional loss cannot be made. IPL has settled a number of asbestos related lawsuits for amounts which, individually and in the aggregate, were not material to IPL’s results of operations, financial condition, or cash flows. Historically, settlements paid on IPL’s behalf have been comprised of proceeds from one or more insurers along with comparatively smaller contributions by IPL. We are unable to estimate the number of, the effect of, or losses or range of loss which are reasonably possible from the pending lawsuits or any additional asbestos suits. Furthermore, we are unable to estimate the portion of a settlement amount, if any, that may be paid from any insurance coverage for any known or unknown claims. Accordingly, there is no assurance that the pending or any additional suits will not have a material adverse effect on IPL’s results of operations, financial condition, or cash flows.

IPL has been, and will continue to be, subject to routine audits with respect to its compliance with applicable reliability standards. In March 2010, one of the FERC-certified reliability organizations responsible for developing and maintaining reliability standards, ReliabilityFirst Corporation (“RFC”), conducted a compliance audit of IPL’s operations. On July 6, 2010, RFC issued a Compliance Audit Report to IPL in which it alleged certain Possible Violations of reliability standards. IPL is in the process of implementing mitigation plans for each of the alleged violations and is currently in settlement discussions with RFC. While we are hopeful that we can settle all of the alleged violations, it is possible that a final determination that IPL violated one or more of these standards could subject IPL to civil fines imposed by FERC. It is not possible to predict what the impact will be to IPL at this stage, but it could be material.

In addition, IPL is involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management believes that the final outcome will not have a material adverse effect on IPL’s results of operations, financial condition, or cash flows. Amounts accrued or expensed for legal or environmental contingencies collectively during the periods covered by this report have not been material to IPL’s audited Consolidated Financial Statements.

Environmental Loss Contingencies

We are subject to various federal, state, regional and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. Violation of these laws, regulations or permits can result in substantial fines, other sanctions, permit revocation and/or facility shutdowns. We cannot assure that we have been or will be at all times in full compliance with such laws, regulations and permits.

New Source Review

In October 2009, IPL received a Notice of Violation (“NOV”) and Finding of Violation from the EPA pursuant to the CAA Section 113(a). The NOV alleges violations of the CAA at IPL’s three coal-fired electric generating facilities dating back to 1986. The alleged violations primarily pertain to the Prevention of Significant Deterioration and nonattainment New Source Review requirements under the CAA. Since receiving the letter, IPL management has met with the EPA staff and is currently in discussions with the EPA regarding possible resolutions of the NOV. At this time, we cannot predict the ultimate resolution of this matter. However, settlements and litigated outcomes of similar cases have required companies to pay civil penalties, install additional pollution control technology on coal-fired electric generating units, and invest in additional environmental projects. A similar outcome in this case could have a material impact on our business. We would seek recovery of any operating or capital expenditures related to air pollution control technology to reduce regulated air emissions; however, there can be no assurances that we would be successful in that regard.

Contractual Contingency

Under IPL’s $40 million interest rate hedge agreement, an event of default by either party, including, but not limited to, insolvency of either IPL, the counterparty, or the insurer of the hedge (Ambac Assurance Corporation), could result in the termination of the agreement and the payment of settlement amounts, as defined in the agreement, between the parties. No such conditions presently exist. The fair value of this hedge as of December 31, 2010 was a liability to IPL of approximately $9.4 million.

14. RELATED PARTY TRANSACTIONS

IPL participates in a property insurance program in which IPL buys insurance from AES Global Insurance Company, a wholly owned subsidiary of AES. IPL is not self-insured on property insurance with the exception of a $5 million self-insured retention per occurrence. Except for IPL’s large substations, IPL does not carry insurance on transmission and distribution assets, which are considered to be outside the scope of property insurance. AES and other AES subsidiaries, including IPL also participate in the AES global insurance program. IPL pays premiums for a policy that is written and administered by a third party insurance company. The premiums paid to this third party administrator by the participants are deposited into a trust fund owned by AES Global Insurance Company, but controlled by the third party administrator. This trust fund pays aggregate claims up to $30 million. Claims above the $30 million aggregate will be covered by separate insurance policies issued by a syndicate of third party carriers. These policies provide coverage of $1 billion per occurrence. The cost to IPL of coverage under this program was approximately $4.0 million, $3.9 million, and $3.6 million in 2010, 2009, and 2008, respectively, and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. As of both December 31, 2010 and 2009, we had prepaid approximately $1.7 million, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

IPL participates in an agreement with Health and Welfare Benefit Plans LLC, an affiliate of AES, to participate in a group benefits program, including but not limited to, health, dental, vision and life benefits. Health and Welfare Benefit Plans LLC administers the financial aspects of the group insurance program, receives all premium payments from the participating affiliates, and makes all vendor payments. The cost of coverage under this program was approximately $21.0 million, $20.5 million, and $21.0 million in 2010, 2009 and 2008, respectively and is recorded in Other operating expenses on the accompanying Consolidated Statements of Income. As of December 31, 2010 and 2009 we had prepaid approximately $2.8 million and $0.5 million for coverage under this plan, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

AES files federal and state income tax returns which consolidate IPALCO and its subsidiaries, including IPL. Under a tax sharing agreement with IPALCO, IPL is responsible for the income taxes associated with its own taxable income and records the provision for income taxes using a separate return method. IPL had a receivable balance under this agreement of $7.7 million and $2.0 million as of December 31, 2010, and 2009, respectively, which is recorded in Prepayments and other current assets on the accompanying Consolidated Balance Sheets.

Long-term Compensation Plan

During 2010, 2009 and 2008, many of IPL’s non-union employees received benefits under the AES Long-term Compensation Plan, a deferred compensation program. This type of plan is a common employee retention tool used in our industry. Benefits under this plan are granted in the form of performance units payable in cash and AES restricted stock units and options to purchase shares of AES common stock. In 2008, the plan also included options to purchase shares of AES common stock. All three of such components vest in thirds over a three year period and the terms of the AES restricted stock units also include a five year minimum holding period. In addition, the performance units payable in cash are subject to certain AES performance criteria. Total deferred compensation expense recorded during 2010, 2009 and 2008 was $1.7 million, $1.4 million and $3.0 million, respectively and was included in Other Operating Expenses on IPL’s Consolidated Statements of Income. The value of these benefits is being recognized over the 36 month vesting period and a portion is recorded as miscellaneous deferred credits with the remainder recorded as paid in capital on IPL’s Consolidated Balance Sheets in accordance with ASC 718 “Compensation – Stock Compensation.”

See also “The AES Retirement Savings Plan” included in Note 12, “Pension and Other Postretirement Benefits” to the audited Consolidated Financial Statements of IPL for a description of benefits awarded to IPL employees by AES under the RSP.

15. SEGMENT INFORMATION

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in assessing performance and deciding how to allocate resources. All of IPL’s current business consists of the generation, transmission, distribution and sale of electric energy, and therefore IPL had only one reportable segment.

16. QUARTERLY RESULTS (UNAUDITED)

Operating results for the years ended December 31, 2010 and 2009, by quarter, are as follows:

	2010
	March 31	June 30	September 30	December 31
	(In Thousands)
Operating revenue	$288,037	$275,047	$305,675	$276,144
Operating income	49,605	38,038	52,262	32,533
Net income	36,160	24,681	39,455	19,492

	2009
	March 31	June 30	September 30	December 31
	(In Thousands)
Operating revenue	$289,728	$261,339	$265,902	$251,112
Operating income	48,750	35,673	46,456	39,078
Net income	34,040	22,181	32,665	24,225

The quarterly figures reflect seasonal and weather related fluctuations that are normal to IPL’s operations.

************

Schedule – Valuation and Qualifying Accounts and Reserves

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Valuation and Qualifying Accounts and Reserves
Years ended December 31, 2010, 2009 and 2008
(In Thousands)

	Column B	Column C – Additions		Column D – Deductions	Column E
Column A -Description	Balance at Beginning of Period	Charged to Income	Charged to Other Accounts	Net Write-offs	Balance at End of Period
Year ended December 31, 2010
Accumulated Provisions Deducted from Assets – Doubtful Accounts	$2,143	$3,995	$–	$3,920	$2,218
Year ended December 31, 2009
Accumulated Provisions Deducted from Assets – Doubtful Accounts	$1,801	$4,506	$–	$4,164	$2,143
Year ended December 31, 2008
Accumulated Provisions Deducted from Assets – Doubtful Accounts	$1,882	$4,227	$–	$4,308	$1,801

DEFINED TERMS
The following is a list of frequently used abbreviations or acronyms that may be found in the IPL June 30, 2011 condensed consolidated financial statements:
1995B Bonds	$40 Million City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds Adjustable Rate Tender Securities Series 1995B, Indianapolis Power & Light Company Project
ASC	Financial Accounting Standards Board Accounting Standards Codification
CAA	U.S. Clean Air Act
EPA	U.S. Environmental Protection Agency
FASB	Financial Accounting Standards Board
IPALCO	IPALCO Enterprises, Inc.
IPL	Indianapolis Power & Light Company
IPL Funding	IPL Funding Corporation
NOV	Notice of Violation and Finding of Violation
Pension Plans	Employees’ Retirement Plan of Indianapolis Power & Light Company and Supplemental Retirement Plan of Indianapolis Power & Light Company
RFC	ReliabilityFirst Corporation

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Unaudited Condensed Consolidated Statements of Income
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
OPERATING REVENUES	$279,943	$275,047	$569,108	$563,084

OPERATING EXPENSES:
Operation:
Fuel	83,607	77,475	162,755	156,248
Other operating expenses	51,176	49,106	101,532	97,631
Power purchased	15,296	13,324	40,339	26,117
Maintenance	28,868	31,273	61,398	54,956
Depreciation and amortization	41,497	41,146	82,328	81,729
Taxes other than income taxes	10,551	8,932	21,259	19,255
Income taxes – net	12,811	15,753	27,634	39,505
Total operating expenses	243,806	237,009	497,245	475,441
OPERATING INCOME	36,137	38,038	71,863	87,643

OTHER INCOME AND (DEDUCTIONS):
Allowance for equity funds used during construction	843	856	2,236	1,534
Miscellaneous income and (deductions) – net	13,055	(470)	12,596	(737)
Income taxes applicable to nonoperating income	(5,260)	29	(5,070)	278
Total other income and (deductions) – net	8,638	415	9,762	1,075

INTEREST AND OTHER CHARGES:
Interest on long-term debt	13,716	13,327	27,242	26,716
Other interest	446	422	893	1,058
Allowance for borrowed funds used during construction	(553)	(512)	(1,485)	(964)
Amortization of redemption premium and expense on debt	619	535	1,239	1,067
Total interest and other charges – net	14,228	13,772	27,889	27,877

NET INCOME	30,547	24,681	53,736	60,841

PREFERRED DIVIDEND REQUIREMENTS	804	804	1,607	1,607

NET INCOME APPLICABLE TO COMMON STOCK	$29,743	$23,877	$52,129	$59,234

See notes to unaudited condensed consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Unaudited Condensed Consolidated Balance Sheets
(In Thousands)

ASSETS	June 30, 2011	December 31, 2010
UTILITY PLANT:
Utility plant in service	$4,151,979	$4,096,883
Less accumulated depreciation	1,924,975	1,878,747
Utility plant in service -net	2,227,004	2,218,136
Construction work in progress	161,940	129,634
Spare parts inventory	15,666	12,737
Property held for future use	1,002	1,002
Utility plant -net	2,405,612	2,361,509

OTHER ASSETS:
Investment in long term debt securities	40,000	41,669
Other - At cost, less accumulated depreciation	798	902
Other assets - net	40,798	42,571

CURRENT ASSETS:
Cash and cash equivalents	21,220	23,253
Accounts receivable and unbilled revenue (less allowance for doubtful accounts of $2,698 and $2,218, respectively)	126,959	140,538
Fuel - at average cost	51,406	37,369
Materials and supplies - at average cost	51,298	51,524
Deferred tax asset - current	10,974	11,291
Regulatory assets	7,736	–
Prepayments and other current assets	21,141	20,026
Total current assets	290,734	284,001

DEFERRED DEBITS:
Regulatory assets	398,876	416,749
Miscellaneous	14,593	14,310
Total deferred debits	413,469	431,059
TOTAL	$3,150,613	$3,119,140
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common shareholder’s equity:
Common stock	$324,537	$324,537
Paid in capital	12,951	12,579
Retained earnings	400,490	422,364
Accumulated other comprehensive loss	–	(197)
Total common shareholder’s equity	737,978	759,283
Cumulative preferred stock	59,784	59,784
Long-term debt	936,639	936,626
Total capitalization	1,734,401	1,755,693

CURRENT LIABILITIES:
Short-term debt	105,000	50,000
Accounts payable	94,022	83,358
Accrued expenses	20,484	22,848
Accrued real estate and personal property taxes	17,069	16,812
Regulatory liabilities	15,045	8,862
Accrued income taxes	4,265
Accrued interest	20,168	19,763
Customer deposits	21,726	20,772
Other current liabilities	9,978	9,986
Total current liabilities	307,757	232,401

DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
Accumulated deferred income taxes - net	348,707	373,017
Non-current income tax liability	4,939	4,757
Regulatory liabilities	529,434	516,992
Unamortized investment tax credit	10,597	11,433
Accrued pension and other postretirement benefits	189,904	199,288
Miscellaneous	24,874	25,559
Total deferred credits and other long-term liabilities	1,108,455	1,131,046

COMMITMENTS AND CONTINGENCIES (Note 6)
TOTAL	$3,150,613	$3,119,140

See notes to unaudited condensed consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Unaudited Condensed Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATIONS:
Net income	$53,736	$60,841
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	82,044	80,141
Amortization of regulatory assets	2,356	3,491
Deferred income taxes and investment tax credit adjustments – net	(12,761)	(11,457)
Allowance for equity funds used during construction	(2,149)	(1,428)
Gains on sales of assets	(13,325)
Change in certain assets and liabilities:
Accounts receivable	13,579	(7,819)
Fuel, materials and supplies	(13,811)	(256)
Income taxes receivable or payable	11,964	(5,316)
Financial transmission rights	(5,927)
Accounts payable and accrued expenses	9,076	10,044
Accrued real estate and personal property taxes	257	(6,609)
Accrued interest	1,396	200
Pension and other postretirement benefit expenses	(9,385)	(5,809)
Short-term and long-term regulatory assets and liabilities	518	2,563
Other -net	(3,388)	(5,196)
Net cash provided by operating activities	114,180	113,390

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(109,187)	(61,982)
Proceeds from sales of assets	15,468	–
Grants under the American Recovery and Reinvestment Act of 2009	4,624	–
Other	(6,504)	(2,884)
Net cash used in investing activities	(95,599)	(64,866)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term debt borrowings	108,000	9,508
Short-term debt repayments	(53,000)	–
Dividends on common stock	(74,003)	(70,800)
Dividends on preferred stock	(1,607)	(1,607)
Other	(4)	(233)
Net cash used in financing activities	20,614	63,132
Net change in cash and cash equivalents	(2,033)	(14,608)
Cash and cash equivalents at beginning of period	23,253	41,715
Cash and cash equivalents at end of period	$21,220	$27,107

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amount capitalized)	$26,035	$26,742
Income taxes	$33,500	$56,000

See notes to unaudited condensed consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Unaudited Consolidated Statements of Common Shareholder’s Equity
(In Thousands)

	Common Stock	Paid in Capital	Retained Earnings	Comprehensive Loss		Total
2010
Beginning Balance	$324,537	$11,610	$417,311	$		$753,458
Comprehensive Income attributable to common stock:
Net income applicable to common stock			59,234			59,234
Unrealized loss on purchased power hedge (net of income taxes of $186)					(273)	(273)
Unrealized loss on available for sale investment (net of income tax benefit of $102)					(150)	(150)
Total Comprehensive Income attributable to common stock						58,811

Cash dividends declared on common stock			(70,800)			(70,800)
Contributions from IPALCO		472				472
Balance at June 30, 2010	$324,537	$12,082	$405,745		$(423)	$741,941
2011
Beginning Balance	$324,537	$12,579	$422,364		$(197)	$759,283
Comprehensive Income attributable to common stock:
Net income applicable to common stock			52,129			52,129
Gain on sale of available for sale investment (net of income tax expense of $134)					197	197
Total Comprehensive Income attributable to common stock						52,326

Cash dividends declared on common stock			(74,003)			(74,003)
Contributions from IPALCO		372				372
Balance at June 30, 2011	$324,537	$12,951	$400,490		$–	$737,978

See notes to unaudited condensed consolidated financial statements.

INDIANAPOLIS POWER & LIGHT COMPANY and SUBSIDIARY
Notes to Unaudited Condensed Consolidated Financial Statements

For a list of certain abbreviations or acronyms used in the Notes to Unaudited Condensed Consolidated Financial Statements, see “Defined Terms” included in the beginning of these footnotes.

1. ORGANIZATION

Indianapolis Power & Light Company (“IPL”) was incorporated under the laws of the state of Indiana in 1926. All of the outstanding common stock of IPL is owned by IPALCO Enterprises, Inc (“IPALCO”). IPALCO is a wholly-owned subsidiary of The AES Corporation. IPALCO was acquired by The AES Corporation in March 2001. IPL is engaged primarily in generating, transmitting, distributing and selling electric energy to approximately 470,000 retail customers in the city of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas all within the state of Indiana, the most distant point being approximately forty miles from Indianapolis. IPL has an exclusive right to provide electric service to those customers. IPL owns and operates two primarily coal-fired generating plants, one combination coal and gas-fired plant and two combustion turbines at a separate site that are all used for generating electricity. IPL’s net electric generation design capability for winter and summer is 3,492 Megawatts and 3,353 Megawatts, respectively.

IPL Funding Corporation (“IPL Funding”) is a special-purpose entity and a wholly owned subsidiary of IPL and is included in the Consolidated Financial Statements of IPL. IPL formed IPL Funding in 1996 to sell, on a revolving basis, up to $50 million of the retail accounts receivable and related collections of IPL to third party purchasers in exchange for cash.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying Unaudited Condensed Consolidated Financial Statements include the accounts of IPL and its unregulated subsidiary, IPL Funding. All significant intercompany amounts have been eliminated. The accompanying financial statements are unaudited; however, they have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States of America for annual fiscal reporting periods. In the opinion of management, all adjustments of a normal recurring nature necessary for fair presentation have been included. The electric utility business is affected by seasonal weather patterns throughout the year and, therefore, the operating revenues and associated operating expenses are not generated evenly by month during the year. These unaudited financial statements have been prepared in accordance with the accounting policies described in IPL’s consolidated financial statements included in IPALCQ’s Annual Report on Form 10-K for the year ended December 31, 2010 and should be read in conjunction therewith. Certain prior period amounts have been reclassified to conform to current year presentation. We have evaluated subsequent events through August 5, 2011, which is the same date this report is issued.

Use of Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions that management is required to make. Actual results may differ from those estimates.

New Accounting Pronouncements

Fair Value Measurement (Topic 820)

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update Topic 820 “Fair Value Measurement Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. Generally Accepted Accounting Principles and International Financial Reporting Standards.” The amendments in this Update result in common fair value measurement and disclosure requirements under U.S. Generally Accepted Accounting Principles and International Financial Reporting Standards. Consequently, the amendments change the terminology used to describe many of the requirements under U.S. Generally Accepted Accounting Principles for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the FASB does not intend for the amendments in this Update to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this Update are effective for IPL beginning January 1, 2012 and are currently not expected to have a material effect on IPL’s results of operations or financial position.

Comprehensive Income (Topic 220)

In June 2011, the FASB issued Accounting Standards Update Topic 220 “Presentation of Comprehensive Income.” Under the amendments in this Update, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in this Update are effective for IPL beginning January 1, 2012 and are currently not expected to have a material effect on IPL’s results of operations or financial position.

3. REGULATORY MATTERS

Environmental Compliance Cost Recovery Adjustment

On July 7, 2011, the IURC approved IPL’s modification of its Certificate of Public Convenience and Necessity for the construction cost estimates of the Petersburg Unit 4 Flue Gas Desulfurization Enhancements project as set forth in Cause No. 42170 ECR 16 S1. The modification was an $8.1 million increase of the project budget to $128.0 million. The order also made final the IURC’s interim approval of IPL’s environmental compliance cost recovery adjustment.

Tree Trimming Practices Investigation

On July 7, 2011, the IURC issued an order in Cause No. 43663 on reconsideration of the IURC’s November 30, 2010 order regarding the generic state-wide investigation into electric utility tree trimming practices and tariffs. This order on reconsideration clarified the customer notice requirements and relationship of the order to property rights and tariff requirements. It also clarified that in cases of emergency or public safety, utilities may, without customer consent, remove more than 25% of a tree or trim beyond existing easement or right of way boundaries to remedy the situation. The IURC is currently in the process of promulgating formal rules to implement the order. It is not possible to predict what the impact will be to IPL at this stage; however, it could be material.

4. FAIR VALUE MEASUREMENTS

Whenever possible, quoted prices in active markets are used to determine the fair value of our financial instruments. Our financial instruments are not held for trading or other speculative purposes. The estimated fair value of financial instruments has been determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash Equivalents

As of June 30, 2011 and December 31, 2010, our cash equivalents consisted of money market funds. The fair value of cash equivalents approximates their book value due to their short maturity, which was $0.5 million and $5.9 million as of June 30, 2011 and December 31, 2010, respectively.

Investment in Debt Securities

As of June 30, 2011 and December 31, 2010, our investment in debt securities consisted of available-for-sale debt securities of $40.0 million and $41.7 million, respectively. Auction rate securities with a recorded value of $1.7 million as of December 31, 2010 were liquidated during the first quarter of 2011 at their face amount of $2.0 million. Variable rate demand notes of $40.0 million at both periods consisted of the $40 Million City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds Adjustable Rate Tender Securities 1995B, Indianapolis Power & Light Company Project (“1995B Bonds”), which IPL owns and is also liable for both the interest and principal payments thereon. We have estimated the fair value of the 1995B Bonds based primarily upon qualitative factors, such as IPL’s credit worthiness, and concluded the fair value approximates their face value.

Customer Deposits

Our customer deposits do not have defined maturity dates and therefore, fair value is estimated to be the amount payable on demand, which equaled book value. Customer deposits totaled $21.7 million and $20.8 million as of June 30, 2011 and December 31, 2010, respectively.

Indebtedness

The fair value of our outstanding fixed rate debt has been determined on the basis of the quoted market prices of the specific securities issued and outstanding. In certain circumstances, the market for such securities was inactive and therefore the valuation was adjusted to consider changes in market spreads for similar securities. Accordingly, the purpose of this disclosure is not to approximate the value on the basis of how the debt might be refinanced.

The following table shows the face value and the fair value of fixed rate and variable rate indebtedness for the periods ending:

	June 30, 2011		December 31, 2010
	Face Value	Fair Value	Face Value	Fair Value
	(In Millions)
Fixed-rate	$857.7	$919.2	$857.7	$906.0
Variable-rate	185.0	185.0	130.0	130.0
Total indebtedness	$1,042.7	$1,104.2	$987.7	$1,036.0

The difference between the face value and the carrying value of this indebtedness represents unamortized discounts of $1.0 million at June 30, 2011 and December 31, 2010, respectively.

Fair Value Hierarchy

FASB Accounting Standards Codification (“ASC”) 820 defined and established a framework for measuring fair value and expanded disclosures about fair value measurements for financial assets and liabilities that are adjusted to fair value on a recurring basis and/or financial assets and liabilities that are measured at fair value on a nonrecurring basis, which have been adjusted to fair value during the period. In accordance with ASC 820, we have categorized our financial assets and liabilities that are adjusted to fair value, based on the priority of the inputs to the valuation technique, following the three-level fair value hierarchy prescribed by ASC 820, as follows:

Level 1 - unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2 - inputs from quoted prices in markets where trading occurs infrequently or quoted prices of instruments with similar attributes in active markets.

Level 3 - unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

As of June 30, 2011 and December 31, 2010, all (excluding pension assets – see Note 5, “Pension and Other Postretirement Benefits”) of IPL’s financial assets or liabilities measured at fair value on a recurring basis were considered Level 3, based on the fair value hierarchy. The following table presents those financial assets and liabilities:

	Fair Value Measurements Using Level 3 at
	June 30, 2011	December 31, 2010
	(In Thousands)
Financial assets:
Investments in debt securities	$40,000	$41,669
Financial transmission rights	8,085	2,158
Total financial assets measured at fair value	$48,085	$43,827

Financial liabilities:
Interest rate swap	$10,030	$9,426
Other derivative liabilities	173	193
Total financial liabilities measured at fair value	$10,203	$9,619

The following tables present a reconciliation of financial instruments classified as Level 3 in the fair value hierarchy for the three and six months ended June 30, 2011:

	Three Months Ended June 30, 2011
	Derivative Financial Instruments, net Asset (Liability)	Investments in Debt Securities	Total
	(In Thousands)
Balance at April 1, 2011	$(8,667)	$40,000	$31,333
Unrealized gain recognized in earnings	23	–	23
Unrealized loss recognized as a regulatory liability	(1,838)	–	(1,838)
Unrealized loss recognized as a regulatory asset	(218)	–	(218)
Issuances	8,085	–	8,085
Settlements	497	–	497
Balance at June 30, 2011	$(2,118)	$40,000	$37,882

	Six Months Ended June 30, 2011
	Derivative Financial Instruments, net Asset (Liability)	Investments in Debt Securities	Total
	(In Thousands)
Balance at January 1, 2011	$(7,461)	$41,669	$34,208
Unrealized gain recognized in Other Comprehensive Income	–	331	331
Unrealized gain recognized in earnings	19	–	19
Unrealized loss recognized as a regulatory liability	(2,158)	–	(2,158)
Unrealized loss recognized as a regulatory asset	(1,594)	–	(1,594)
Issuances	8,085	–	8,085
Settlements	991	(2,000)	(1,009)
Balance at June 30, 2011	$(2,118)	$40,000	$37,882

5. PENSION AND OTHER POSTRETIREMENT BENEFITS

The following tables present information relating to the Employees’ Retirement Plan of Indianapolis Power & Light Company and the Supplemental Retirement Plan of Indianapolis Power & Light Company (“Pension Plans”), which are combined and shown as Pension Benefits. The following tables also present information relating to Other Postretirement Benefits:

	Pension Benefits	Other Postretirement Benefits
	(In Thousands)
Net funded status of plans:
Net funded status at December 31, 2010, before tax adjustments	$(194,797)	$(4,991)
Net benefit cost components reflected in net funded status during first quarter:
Service cost	(1,809)	(94)
Interest cost	(7,957)	(65)
Expected return on assets	8,042	–
Employer contributions during quarter	5,646	12
Net funded status at March 31, 2011, before tax adjustments	$(190,875)	$(5,138)
Net benefit cost components reflected in net funded status during second quarter:
Service cost	(1,808)	(95)
Interest cost	(7,957)	(65)
Expected return on assets	8,042	–
Employer contributions during quarter	7,400	89
Net funded status at June 30, 2011, before tax adjustments	$(185,198)	$(5,209)

Regulatory assets (liabilities) related to pensions(1) (2):
Regulatory assets (liabilities) at December 31, 2010, before tax adjustments	$242,941	$(7,570)
Amount reclassified through net benefit cost:
Amortization of prior service credit/(cost)	(1,086)	79
Amortization of net actuarial (loss)/gain	(3,326)	42
Regulatory assets (liabilities) at March 31, 2011, before tax adjustments	$238,529	$(7,449)
Amount reclassified through net benefits cost:
Amortization of prior service credit/(cost)	(1,087)	78
Amortization of net actuarial gain/(loss)	(3,327)	43
Regulatory assets (liabilities) at June 30, 2011, before tax adjustments	$234,115	$(7,328)

(1)
Amounts that would otherwise be charged/credited to Accumulated Other Comprehensive Income or Loss upon application of ASC 715, “Compensation – Retirement Benefits” are recorded as a regulatory asset or liability because IPL has historically recovered and currently recovers pension and other postretirement benefit expenses in rates. These are unrecognized amounts yet to be recognized as components of net periodic benefit costs.

(2)
The regulatory liability related to Other Postretirement Benefits is netted against the regulatory assets related to Pension Benefits on the accompanying Unaudited Condensed Consolidated Balance Sheets.

Pension Expense

The following table presents Net Periodic Benefit Cost information relating to the Pension Plans combined:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,808	$1,647	$3,617	$3,293
Interest cost	7,957	7,896	15,914	15,793
Expected return on plan assets	(8,042)	(7,313)	(16,084)	(14,627)
Settlement loss recognized(1)	–	204	–	204
Amortization of prior service cost	1,087	869	2,173	1,737
Amortization of actuarial loss	3,327	2,960	6,653	5,920
Net periodic benefit cost	$6,137	$6,263	$12,273	$12,320

(1)	Includes $204,000 settlement loss as a result of a lump sum distribution paid out of the Supplemental Pension Plan for the three months and six months ended June 30, 2010.

Other Postretirement Employee Benefits and Expense

The following table presents Net Periodic Benefit Cost information relating to other postretirement benefits:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$95	$87	$189	$179
Interest cost	65	70	130	141
Amortization of prior service credit	(78)	(78)	(157)	(156)
Amortization of actuarial gain	(43)	(44)	(85)	(88)
Net periodic benefit cost	$39	$35	$77	$76

6. COMMITMENTS AND CONTINGENCIES

Legal Loss Contingencies

IPL is a defendant in approximately fifty pending lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in IPL power plants. IPL has been named as a “premises defendant”, which means that IPL did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by IPL. IPL has insurance which may cover some portions of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote policies applicable to the period of time during which much of the exposure has been alleged.

It is possible that material additional loss with regard to the asbestos lawsuits could be incurred. At this time, an estimate of additional loss cannot be made. IPL has settled a number of asbestos related lawsuits for amounts which, individually and in the aggregate, were not material to IPL’s results of operations, financial condition, or cash flows. Historically, settlements paid on IPL’s behalf have been comprised of proceeds from one or more insurers along with comparatively smaller contributions by IPL. Additionally, approximately 40 cases were dropped by plaintiffs in 2010 without requiring a settlement. We are unable to estimate the number of, the effect of, or losses or range of loss which are reasonably possible from the pending lawsuits or any additional asbestos suits. Furthermore, we are unable to estimate the portion of a settlement amount, if any, that may be paid from any insurance coverage for any known or unknown claims. Accordingly, there is no assurance that the pending or any additional suits will not have a material adverse effect on IPL’s results of operations, financial condition, or cash flows.

IPL has been, and will continue to be, subject to routine audits with respect to its compliance with applicable reliability standards. In March 2010, one of the FERC-certified reliability organizations responsible for developing and maintaining reliability standards, ReliabilityFirst Corporation (“RFC”), conducted a compliance audit of IPL’s operations. On July 6, 2010, RFC issued a Compliance Audit Report to IPL in which it alleged certain Possible Violations of reliability standards. IPL is in the process of implementing mitigation plans for each of the alleged violations and is currently in settlement discussions regarding a potential fine. At this time, we believe it is unlikely that any civil fines imposed in this matter will be material to IPL’s results of operations, financial condition, or cash flows.

In addition, IPL is involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management believes that the final outcome will not have a material adverse effect on IPL’s results of operations, financial condition, or cash flows. Amounts accrued or expensed for legal or environmental contingencies collectively during the periods covered by this report have not been material to IPL’s consolidated financial statements.

Environmental Loss Contingencies

We are subject to various federal, state, regional and local environmental protection and health and safety laws and regulations governing, among other things, the generation, storage, handling, use, disposal and transportation of hazardous materials; the emission and discharge of hazardous and other materials into the environment; and the health and safety of our employees. These laws and regulations often require a lengthy and complex process of obtaining and renewing permits and other governmental authorizations from federal, state and local agencies. Violation of these laws, regulations or permits can result in substantial fines, other sanctions, permit revocation and/or facility shutdowns. We cannot assure that we have been or will be at all times in full compliance with such laws, regulations and permits.

New Source Review

In October 2009, IPL received a Notice of Violation (“NOV”) and Finding of Violation from the U.S. Environmental Protection Agency (“EPA”) pursuant to the U.S. Clean Air Act (“CAA”) Section 113(a). The NOV alleges violations of the CAA at IPL’s three primarily coal-fired electric generating facilities dating back to 1986. The alleged violations primarily pertain to the Prevention of Significant Deterioration and nonattainment New Source Review requirements under the CAA. Since receiving the letter, IPL management has met with the EPA staff regarding possible resolutions of the NOV. At this time, we cannot predict the ultimate resolution of this matter. However, settlements and litigated outcomes of similar cases have required companies to pay civil penalties, install additional pollution control technology on coal-fired electric generating units, retire existing generating units, and invest in additional environmental projects. A similar outcome in this case could have a material impact on our business. We would seek recovery of any operating or capital expenditures related to air pollution control technology to reduce regulated air emissions; however, there can be no assurances that we would be successful in that regard.

Contractual Contingency

Under IPL’s $40 million interest rate hedge agreement, an event of default by either party, including, but not limited to, insolvency of either IPL, the counterparty, or the insurer of the hedge (Ambac Assurance Corporation), could result in the termination of the agreement and the payment of settlement amounts, as defined in the agreement, between the parties. No such conditions presently exist. The fair value of this hedge as of June 30, 2011 and December 31, 2010 was a liability to IPL of approximately $10.0 million and $9.4 million, respectively.

7.  SALE OF OATSVILLE COAL RESERVE

In June 2011, IPL completed the sale of coal rights and a small piece of land in Indiana (the “Oatsville Coal Reserve”) to Penn Virginia Operating Co., LLC for a sale price of $13.5 million. The property had a carrying value of $0.2 million included in Other Investments on the accompanying Unaudited Condensed Consolidated Balance Sheets at December 31, 2010. The total gain recognized on the sale of $13.3 million was included in Miscellaneous Income and (Deductions) – Net under Other Income and (Deductions) in the accompanying Unaudited Condensed Consolidated Statements of Income.

8. INCOME TAXES

On May 10, 2011, the State of Indiana enacted House Bill 1004, which phases in over four years a 2% reduction to the state corporate income tax rate. While the statutory state income tax rate remains at 8.5% for 2011, the deferred tax balances were adjusted according to the anticipated reversal of temporary differences. The change in required deferred taxes on plant and plant-related temporary differences resulted in a reduction of the associated regulatory asset of $11.2 million. The change in required deferred taxes on non-property related temporary differences which are not probable to cause a reduction in future base customer rates resulted in a tax benefit of $1.1 million.

IPL’s effective combined state and federal income tax rates were 37.2% and 37.8%, respectively, for the three and six months ended June 30, 2011 as compared to 38.9% and 39.2%, respectively, for the three and six months ended June 30, 2010. The rate decrease was primarily the result of the $1.1 million state income tax benefit described above.

IPALCO ENTERPRISES, INC.

Offer to Exchange

5.00% Senior Secured Notes due 2018
for
New 5.00% Senior Secured Notes due 2018

Until              , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PROSPECTUS

     , 2011

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law, as amended (the "IBCL"), authorizes every Indiana corporation to indemnify its directors and officers under certain circumstances against liability and expenses. A corporation may indemnify against liability incurred in a proceeding a director or an officer who is made a party to the proceeding because of the individual’s position as a director or an officer of the corporation if the individual’s conduct was in good faith and the individual reasonably believed, if conduct was in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the individual also must have had either reasonable cause to believe the individual’s conduct was lawful or no reasonable cause to believe the individual’s conduct was unlawful.

IBCL Chapter 37 also provides for a corporation’s “mandatory indemnification,” unless limited by the articles of incorporation, against reasonable expenses incurred by a director or an officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party by reason of the individual’s position as being or having been a director or officer of the corporation. A corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director or an officer who is a party to a proceeding if the individual furnishes the corporation with a written affirmation of the individual’s good faith belief that he or she met the indemnification standard of conduct described in the preceding paragraph; the individual furnishes the corporation with a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the required standard of conduct; and those making the decision to reimburse the director or officer determine that the facts then known would not preclude indemnification under IBCL Chapter 37.

IBCL Chapter 37 permits a corporation to grant indemnification rights in addition to those provided by statute, limited only by the fiduciary duties of the directors approving the indemnification and public policies of the State of Indiana.

 The Second Amended and Restated Articles of Incorporation of IPALCO Enterprises, Inc. provide that, to the extent not inconsistent with applicable law, IPALCO Enterprises, Inc. shall indemnify against all liability and reasonable expense a person who is a director, officer, employee or agent of IPALCO Enterprises, Inc. or who is or was serving at the request of IPALCO Enterprises, Inc. as a director, officer, employee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other organization or entity (an "Eligible Person") resulting from any pending, threatened or completed claim, action, suit or proceeding and all appeals thereof (whether brought by or in the right of IPALCO Enterprises, Inc. or any other corporation or otherwise), civil, criminal, administrative or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise, by reason of his or her being or having been an Eligible Person, or by reason of any action taken or not taken by him or her in his or her capacity as an Eligible Person, whether or not he or she continued in such capacity at the time such liability or expense shall have been incurred (a "Claim"), (i) if such Eligible Person is Wholly Successful with respect to the Claim, or (ii) if not Wholly Successful, then if such Eligible Person is determined to have acted in good faith in what he or she reasonably believed to be the best interests of IPALCO Enterprises, Inc. or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. For purposes of this indemnification provision, the term "Wholly Successful" means: (i) the termination of any Claim against an Eligible Person without any finding of liability or guilt against him or her; (ii) the approval by a court or agency, with knowledge of the above indemnity provisions, of a settlement of any Claim; or (iii) the expiration of a reasonable period of time after the threatened making of any Claim without commencement of an action, suit or proceeding and without any payment or promise made to induce a settlement.

IPALCO Enterprises, Inc.'s parent, The AES Corporation, has purchased and maintains directors' and officers' insurance which provides coverage for the directors of its subsidiaries, including IPALCO Enterprises, Inc.

The Registration Rights Agreement filed as Exhibit 4.6 to this Registration Statement provides for indemnification of directors and officers of IPALCO Enterprises, Inc. by the initial purchasers against certain liabilities.

Item 21.  Exhibits and Financial Statement Schedules

Exhibit No.	Document
3.1	Second Amended and Restated Articles of Incorporation
3.2	Amended and Restated By-Laws of IPALCO Enterprises, Inc.
4.1	Pledge Agreement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A. dated as of November 14, 2001
4.2
Mortgage and Deed of Trust, dated as of May 1, 1940, between IPL and The Bank of New York Mellon Trust Company, NA as successor in interest to American National Bank & Trust Company of Chicago, Trustee

4.3
The following supplemental indentures to the Mortgage and Deed of Trust referenced in 4.2 above:
Third Supplemental Indenture, dated as of April 1, 1949
Tenth Supplemental Indenture, dated as of October 1, 1960
Eighteenth Supplemental Indenture, dated as of February 15, 1974
Thirty-Seventh Supplemental Indenture, dated as of October 1, 1993
Forty-Second Supplemental Indenture, dated as of October 1, 1995
Forty-Fourth Supplemental Indenture, dated as of August 1, 2001
Forty-Fifth Supplemental Indenture, dated as of August 1, 2001
Forty-Sixth Supplemental Indenture, dated as of August 1, 2001
Forty-Seventh Supplemental Indenture, dated as of August 1, 2003
Forty-Eighth Supplemental Indenture, dated as of January 1, 2004
Fifty-Second Supplemental Indenture, dated as of September 1, 2006
Fifty-Third Supplemental Indenture, dated as of October 1, 2006
Fifty-Fourth Supplemental Indenture, dated as of June 1, 2007
Fifty-Fifth Supplemental Indenture, dated as of May 1, 2009
Fifty-Sixth Supplemental Indenture, dated as of May 1, 2009

Exhibit No.	Document
Fifty-Seventh Supplemental Indenture, dated as of May 1, 2009 Fifty-Eighth Supplemental Indenture, dated as of August 1, 2011 Fifty-Ninth Supplemental Indenture, dated as of August 1, 2011
4.4	Indenture between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., as successor Trustee, dated as of April 15, 2008 for the 7.25% Senior Secured Notes due 2016
4.5
Pledge Agreement Supplement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., as successor Collateral Agent, dated as of April 15, 2008 to the Pledge Agreement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, dated as of November 14, 2001

4.6
Registration Rights Agreement, dated as of May 18, 2011 between IPALCO Enterprises, Inc. and Merrill Lynch Pierce Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc. and RBS Securities Inc.

4.7
Pledge Agreement Supplement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., dated as of May 18, 2011 to the Pledge Agreement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., dated as of November 14, 2001

4.8	Indenture between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of May 18, 2011 for the 5.00% Senior Secured Notes due 2018
5	Opinion of Davis Polk & Wardwell LLP with respect to the new notes
10.1	Interconnection Agreement, dated as of April 1, 2008, between American Electric Power Service Corporation, as agent for Indiana Michigan Power Company, and IPL
10.2	Interconnection Agreement, dated as of December 2, 1968, between IPL and Southern Indiana Gas and Electric Company as modified through Modification Number 11
10.3	Interconnection Agreement dated December 1, 1981, between IPL and Hoosier Energy Rural Electric Cooperative, Inc., as modified through Modification 6
10.4	Tenth Supplemental Agreement to Interconnection Agreement between IPL and PSI Energy, Inc., dated as of June 26, 2002, amending and completely restating prior agreements
10.5	IPALCO 1999 Stock Incentive Plan
10.6
$250,000,000 Revolving Credit Facilities Credit Agreement by and among Indianapolis Power & Light Company, The Lenders Party Hereto, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, as Sole Bookrunner and Sole Lead Arranger, Bank of America, N.A., as Syndication Agent and Union Bank, N.A., as Documentation Agent, dated as of December 14, 2010

10.7
First Amendment, dated as of March 14, 2011 to $250,000,000 Revolving Credit Facilities Credit Agreement by and among Indianapolis Power & Light Company, The Lenders Party Hereto, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, as Sole Bookrunner and Sole Lead Arranger, Bank of America, N.A., as Syndication Agent and Union Bank, N.A., as Documentation Agent, dated as of December 14, 2010

12	Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of the Company
23.1	Consent of Davis Polk & Wardwell LLP (contained in the opinion filed as Exhibit 5)
23.2	Consent of Barnes & Thornburg LLP (contained in the opinion attached as Annex I to the opinion filed as Exhibit 5)
23.3	Consent of Ernst & Young LLP
24	Power of Attorney (included on signature page)
25	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee, on Form T-1
99.1	Form of Letter of Transmittal
99.2
Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009 among IPL Funding Corporation, as the Seller, Indianapolis Power & Light Company, as the Collection Agent, The Royal Bank of Scotland PLC, as the Agent, The Liquidity Providers from time to time Party Hereto, and Windmill Funding Corporation

99.3	First Amendment dated as of November 20, 2009 to the Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009
99.4	Second Amendment, dated as of May 25, 2010 to the Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009
99.5	Third Amendment dated as of April 27, 2011 to the Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009

Item 22.  Undertakings

(a)      The undersigned hereby undertakes:

(1)           To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)      The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)      The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IPALCO Enterprises, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 7, 2011.

IPALCO ENTERPRISES, INC.

By:	/s/ Kenneth J. Zagzebski
	Name:	Kenneth J. Zagzebski
	Title:	Principal Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Marsan and Connie R. Horwitz, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth J. Zagzebski	Principal Executive Officer and Director	October 7, 2011
Kenneth J. Zagzebski

/s/ Kelly M. Huntington	Principal Financial Officer	October 7, 2011
Kelly M. Huntington

/s/ Kurt Tornquist	Principal Accounting Officer	October 7, 2011
Kurt Tornquist

/s/ William H. Henley	Director	October 7, 2011
William H. Henley

/s/ Edward C. Hall, III	Director	October 7, 2011
Edward C. Hall, III

/s/ Richard Santoroski	Director	October 7, 2011
Richard Santoroski

EXHIBIT INDEX

Exhibit No.	Document
3.1	Second Amended and Restated Articles of Incorporation
3.2	Amended and Restated By-Laws of IPALCO Enterprises, Inc.
4.1	Pledge Agreement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A. dated as of November 14, 2001
4.2
Mortgage and Deed of Trust, dated as of May 1, 1940, between IPL and The Bank of New York Mellon Trust Company, NA as successor in interest to American National Bank & Trust Company of Chicago, Trustee

4.3
The following supplemental indentures to the Mortgage and Deed of Trust referenced in 4.2 above:
Third Supplemental Indenture, dated as of April 1, 1949
Tenth Supplemental Indenture, dated as of October 1, 1960
Eighteenth Supplemental Indenture, dated as of February 15, 1974
Thirty-Seventh Supplemental Indenture, dated as of October 1, 1993
Forty-Second Supplemental Indenture, dated as of October 1, 1995
Forty-Fourth Supplemental Indenture, dated as of August 1, 2001
Forty-Fifth Supplemental Indenture, dated as of August 1, 2001
Forty-Sixth Supplemental Indenture, dated as of August 1, 2001
Forty-Seventh Supplemental Indenture, dated as of August 1, 2003
Forty-Eighth Supplemental Indenture, dated as of January 1, 2004
Fifty-Second Supplemental Indenture, dated as of September 1, 2006
Fifty-Third Supplemental Indenture, dated as of October 1, 2006
Fifty-Fourth Supplemental Indenture, dated as of June 1, 2007
Fifty-Fifth Supplemental Indenture, dated as of May 1, 2009
Fifty-Sixth Supplemental Indenture, dated as of May 1, 2009

Fifty-Seventh Supplemental Indenture, dated as of May 1, 2009 Fifty-Eighth Supplemental Indenture, dated as of August 1, 2011 Fifty-Ninth Supplemental Indenture, dated as of August 1, 2011
4.4	Indenture between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., as successor Trustee, dated as of April 15, 2008 for the 7.25% Senior Secured Notes due 2016
4.5
Pledge Agreement Supplement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., as successor Collateral Agent, dated as of April 15, 2008 to the Pledge Agreement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, dated as of November 14, 2001

4.6
Registration Rights Agreement, dated as of May 18, 2011 between IPALCO Enterprises, Inc. and Merrill Lynch Pierce Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc. and RBS Securities Inc.

4.7
Pledge Agreement Supplement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., dated as of May 18, 2011 to the Pledge Agreement between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., dated as of November 14, 2001

4.8	Indenture between IPALCO Enterprises, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of May 18, 2011 for the 5.00% Senior Secured Notes due 2018
5	Opinion of Davis Polk & Wardwell LLP with respect to the new notes
10.1	Interconnection Agreement, dated as of April 1, 2008, between American Electric Power Service Corporation, as agent for Indiana Michigan Power Company, and IPL
10.2	Interconnection Agreement, dated as of December 2, 1968, between IPL and Southern Indiana Gas and Electric Company as modified through Modification Number 11

Exhibit No.	Document
10.3	Interconnection Agreement dated December 1, 1981, between IPL and Hoosier Energy Rural Electric Cooperative, Inc., as modified through Modification 6
10.4	Tenth Supplemental Agreement to Interconnection Agreement between IPL and PSI Energy, Inc., dated as of June 26, 2002, amending and completely restating prior agreements
10.5	IPALCO 1999 Stock Incentive Plan
10.6
$250,000,000 Revolving Credit Facilities Credit Agreement by and among Indianapolis Power & Light Company, The Lenders Party Hereto, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, as Sole Bookrunner and Sole Lead Arranger, Bank of America, N.A., as Syndication Agent and Union Bank, N.A., as Documentation Agent, dated as of December 14, 2010

10.7
First Amendment, dated as of March 14, 2011 to $250,000,000 Revolving Credit Facilities Credit Agreement by and among Indianapolis Power & Light Company, The Lenders Party Hereto, PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, as Sole Bookrunner and Sole Lead Arranger, Bank of America, N.A., as Syndication Agent and Union Bank, N.A., as Documentation Agent, dated as of December 14, 2010

12	Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of the Company
23.1	Consent of Davis Polk & Wardwell LLP (contained in the opinion filed as Exhibit 5)
23.2	Consent of Barnes & Thornburg LLP (contained in the opinion attached as Annex I to the opinion filed as Exhibit 5)
23.3	Consent of Ernst & Young LLP
24	Power of Attorney (included on signature page)
25	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee, on Form T-1
99.1	Form of Letter of Transmittal
99.2
Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009 among IPL Funding Corporation, as the Seller, Indianapolis Power & Light Company, as the Collection Agent, The Royal Bank of Scotland PLC, as the Agent, The Liquidity Providers from time to time Party Hereto, and Windmill Funding Corporation

99.3	First Amendment dated as of November 20, 2009 to the Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009
99.4	Second Amendment, dated as of May 25, 2010 to the Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009
99.5	Third Amendment dated as of April 27, 2011 to the Second Amended and Restated Receivables Sale Agreement, dated as of June 25, 2009